As filed with the Securities and Exchange Commission on January 5, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM F-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_________________

SPHERE 3D CORP.

(Exact name of registrant as specified in its charter)

_________________

Not Applicable
(Translation of registrant name into English)

_________________

Ontario, Canada	7374	98-1220792
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

895 Don Mills Road, Bldg. 2, Suite 900
Toronto, Ontario, Canada M3C 1W3
(858) 571-5555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

CCS Global Solutions, Inc.
500 Seventh Avenue, Office 12B101
New York, NY 10018
(917) 566-7046
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

M. Ali Panjwani, Esq. Eric M. Hellige, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100	Robby Chang Chief Executive Officer Gryphon Digital Mining, Inc. 5953 Mabel Rd, Unit 138 Las Vegas, NV 89110 (877) 646-3374	Margaret N. Rosenfeld Julie F. Rizzo K&L Gates LLP 4350 Lassiter at North Hills Avenue Suite 300 Raleigh, NC 27609 (919) 743-7300

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the accompanying joint proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares, no par value	122,664,336	N/A	$780.22	$0.07

____________

(1)      Represents the estimated maximum number of common shares of Sphere 3D Corp. (“Sphere 3D”) expected to be issued in connection with the transactions contemplated by the agreement and plan of merger, as amended (the “Amended Merger Agreement”), by and among Sphere 3D, Gryphon Digital Mining, Inc. (“Gryphon”) and Sphere GDM Corp., as described herein, calculated as the sum of: (a) 122,005,564 Sphere 3D common shares and (b) 658,772 Sphere 3D common shares, such amount representing the product of (i) 70% and (ii) $3.25, such amount being the volume-weighted average trading price of Sphere 3D common shares over the ten days prior to January 3, 2022, pursuant to Gryphon’s notice to Sphere 3D on that date of an additional financing, pursuant to the Amended Merger Agreement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions prior to the completion of the merger transaction described herein.

(2)      Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. Gryphon is a private company and no market exists for its equity securities. Gryphon has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Gryphon’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.0001 and the maximum number of shares of Gryphon capital stock that may be exchanged in the merger, or 23,406,587 shares of Gryphon capital stock (computed as of January 3, 2022, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of Gryphon capital stock issuable upon conversion of any securities convertible into or exercisable for shares of Gryphon capital stock).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 5, 2022

Sphere 3D Corp.

895 Don Mills Road, Bldg. 2, Suite 900
Toronto, Ontario, Canada M3C 1W3

, 2022

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

The board of directors of Sphere 3D Corp. (“Sphere 3D”) has unanimously adopted and approved an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Sphere 3D will acquire all of the issued and outstanding capital stock of Gryphon Digital Mining, Inc. (“Gryphon”) through a merger transaction (the “Merger”), in which Sphere GDM Corp., a Delaware corporation and a wholly-owned subsidiary of Sphere 3D (“Merger Sub”), will merge with and into Gryphon, with Gryphon surviving under the name Gryphon Digital Mining USA, Inc., as a wholly-owned direct subsidiary of Sphere 3D, and Sphere 3D will issue common shares in exchange for all of the issued and outstanding capital stock of Gryphon. If the issuance of the common shares of Sphere 3D pursuant to the Merger Agreement is approved by Sphere 3D’s shareholders and the Merger is completed, the Gryphon stockholders will be entitled to receive [            ] Sphere 3D common shares for each share of Gryphon capital stock that Gryphon stockholders hold as of the effective time of the Merger (the “Effective Time”) (subject to adjustment), which will result in the issuance by Sphere 3D of an aggregate of approximately [            ] common shares, or approximately [            ]% of the outstanding common shares of Sphere 3D after giving effect to the Merger. As a result, the issuance of common shares in the Merger will effect a change of control of Sphere 3D, as defined in Nasdaq Listing Rule 5635(b).

Sphere 3D is sending you the accompanying proxy statement/prospectus to notify you of a special meeting of shareholders being held to vote on:

(i)     the approval of the issuance of the common shares of Sphere 3D in the Merger and the change of control of Sphere 3D that will be effected as a result of such issuance (collectively, the “Merger Proposal”);

(ii)    the authorization of a change to the size of the board of directors, within the minimum and maximum number of directors prescribed under the Articles of Amalgamation of Sphere 3D (the “Articles”), to seven (7) directors, and the approval of the nominees of Sphere 3D and Gryphon to the board of directors of Sphere 3D effective upon the consummation of the Merger (the “Board of Directors Proposal”);

(iii)   the authorization of an amendment to the Articles of Sphere 3D to consolidate the Sphere 3D common shares on a one (1) new common share for up to five (5) old common shares basis, at the discretion of the board of directors in connection with the consummation of the Merger (the “Consolidation Proposal”);

(iv)   the authorization of an amendment to the Articles of Sphere 3D to change the name of Sphere 3D following consummation of the Merger to “Gryphon Digital Mining, Inc.” (the “Name Change Proposal”);

(v)    the authorization of the conversion into Sphere 3D common shares of the Sphere 3D Series H Preferred Shares (“Series H Preferred Shares”) that were issued or may be issued in connection with the agreement of Sphere 3D with Hertford Advisors Ltd. (“Hertford”), pursuant to which Sphere 3D assumed, among other rights, all of Hertford’s rights under a number of bitcoin mining machine purchase agreements (the “Hertford Transaction”), and the change of control of Sphere 3D that may be effected as a result of such conversions (collectively, the “Hertford Transaction Proposal”); and

(vi)   such other related matters and business as may properly come before the special meeting or any adjournments or postponements thereof;

and to ask you to vote at the special meeting in favor of the approval of such proposals.

Sphere 3D is an Ontario, Canada company incorporated under the Business Corporations Act (Ontario) and its common shares trade on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “ANY.”

For a discussion of risk factors that you should consider in evaluating the Merger Proposal and the other proposals on which you are being asked to vote, see “Risk Factors” beginning on page 18 of the enclosed proxy statement/prospectus.

The market price of Sphere 3D’s common shares will continue to fluctuate following the date of the shareholder vote on the Merger Proposal and the other proposals on which you are being asked to vote at the special meeting. Consequently, at the time of the shareholder vote, the value of the Merger consideration will not yet be determined. Based on the range of closing prices of Sphere 3D’s common shares on the Nasdaq during the period from June 2, 2021, the last trading day before public announcement of the execution of the Merger Agreement, through [            ], 2022, the last full trading day before the date of this proxy statement/prospectus, the Merger consideration represented a value ranging from a low of approximately $[            ] to a high of approximately $[            ] for each share of Gryphon capital stock.

The affirmative vote of a majority of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy, is required to approve the Merger Proposal, Board of Directors Proposal and the Hertford Transaction Proposal and the effectiveness of such proposals is conditioned upon the approval of each of the other proposals in this proxy statement/prospectus, except for the Name Change Proposal and the Adjournment Proposal.

The affirmative vote of not less than two-thirds (66⅔%) of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy is required to approve the Consolidation Proposal and the Name Change Proposal. The effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the other proposals in this proxy statement/prospectus, except for the Name Change Proposal and the Adjournment Proposal.

You will also have an opportunity to vote to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the other proposals to be voted on at the special meeting (the “Adjournment Proposal”).

The special meeting will be held at [            ], on [            ], 2022 at [            ] Eastern Time at [            ]. Notice of the special meeting and the related proxy statement are enclosed.

The board of directors unanimously recommends that you vote “FOR” the approval of the Merger Proposal, “FOR” the approval of the Board of Directors Proposal, “FOR” the approval of the Consolidation Proposal, “FOR” the approval of the Name Change Proposal, “FOR” the approval of the Hertford Transaction Proposal and “FOR” the approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. Sphere 3D has provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a shareholder of record (that is, if your stock is registered with Sphere 3D in your own name), then you may vote by: (i) signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; (ii) voting online by following the procedures provided on the proxy card; or (iii) attending the special meeting and voting in person.

If your shares are registered in the name of a broker, bank, dealer or other nominee, then you are the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You may also vote by: (i) signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; (ii) voting online by following the procedures provided on the proxy card; or (iii) attending the special meeting and voting in person. You are also invited to attend the special meeting, however since you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Sphere 3D intends to hold the special meeting in person. However, it is actively monitoring the circumstances surrounding the COVID-19 pandemic and is sensitive to the public health and travel concerns shareholders may have and the protocols that federal, state, provincial and local governments may impose. In the event it is not possible or advisable to hold the special meeting in-person, Sphere 3D will publicly announce a determination to hold a virtual special meeting by filing a notice of the change(s) to the special meeting, and in a press release that will be available at Sphere 3D’s website as soon as practicable before the special meeting. In the event the special meeting is conducted virtually, it will be held at the same time and on the same date as indicated above, via a live audio webcast. You or your proxyholder will be able to participate, vote and examine the list of shareholders at a virtual special meeting in the event that the special meeting is not held in-person.

Thank you in advance for your cooperation and continued support.

Sincerely,
/s/ Peter Tassiopoulos
CHIEF EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [            ], 2022 and is first being mailed to shareholders on or about [            ], 2022.

Sphere 3D Corp.
895 Don Mills Road, Bldg. 2, Suite 900
Toronto, Ontario, Canada M3C 1W3

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS [ ], 2022

To the Shareholders of Sphere 3D Corp.:

A special meeting of the shareholders of Sphere 3D Corp. (“Sphere 3D”), will be held at [            ], at [            ] Eastern Time on [            ], 2022 for the following purposes:

(1)    to consider and vote upon the proposal to approve (i) the issuance of common shares in a transaction pursuant to which Sphere GDM Corp., a Delaware corporation and a wholly-owned subsidiary of Sphere 3D (“Merger Sub”), will merge with and into Gryphon Digital Mining, Inc., a Delaware corporation (“Gryphon”), with Gryphon surviving under the name Gryphon Digital Mining USA, Inc., as a wholly-owned direct subsidiary of Sphere 3D, and Sphere 3D will issue common shares in exchange for all of the issued and outstanding capital stock of Gryphon (the “Merger”) and (ii) the change of control of Sphere 3D that will be effected as a result of such issuance and related matters (collectively, the “Merger Proposal”), each pursuant to an Agreement and Plan of Merger, as amended (the “Merger Agreement”), as more fully described in the attached proxy statement/prospectus (a copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus and a copy of Amendment No. 1 to the Merger Agreement is attached as Annex B to the accompanying proxy statement/prospectus) and in particular, under the heading “Proposal I — Board of Directors Proposal” in the accompanying proxy statement/prospectus;

(2)    to consider and vote upon the proposal to approve a change to the size of the Sphere 3D board of directors, within the minimum and maximum number of directors prescribed under the Articles of Sphere 3D, to seven (7) directors, and the approval of the nominees of Sphere 3D and Gryphon to the board of directors of Sphere 3D effective upon the consummation of the Merger, the details of which are contained under the heading “Proposal II — Board of Directors Proposal” in the accompanying proxy statement/prospectus;

(3)    to consider and vote upon the proposal to authorize, in connection with the consummation of the Merger, an amendment to the Articles of Sphere 3D to consolidate the outstanding common shares on a one (1) new common share for up to five (5) old common shares basis, at the discretion of the board of directors in connection with the consummation of the Merger, the details of which are contained under the heading “Proposal III — Consolidation Proposal” in the accompanying proxy statement/prospectus;

(4)    to consider and vote upon the proposal to authorize, in connection with the consummation of the Merger, an amendment of the Articles of Sphere 3D to change the name of Sphere 3D, the details of which are contained under the heading “Proposal IV — Name Change Proposal” in the accompanying proxy statement/prospectus;

(5)    to approve the conversion into Sphere 3D common shares of the Sphere 3D Series H Preferred Shares (“Series H Preferred Shares”) that were issued or may be issued in connection with the Hertford Transaction, and the change of control of Sphere 3D that may be effected as a result of such conversions, the details of which are contained under the heading Proposal V — Hertford Transaction Proposal” in the accompanying proxy statement/prospectus; and

(6)    to consider and vote upon any proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the other proposals to be voted on at the special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING.

The affirmative vote of a majority of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy is required to approve the Merger Proposal, the Board of Directors Proposal and the Hertford Transaction Proposal and the effectiveness of such proposals is conditioned upon the approval of each of the other proposals in this proxy statement/prospectus, except for the Name Change Proposal and the Adjournment Proposal

The affirmative vote of not less than two-thirds (66⅔%) of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy is required to approve the Consolidation Proposal and the Name Change Proposal. The effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the other proposals in this proxy statement/prospectus, except for the Name Change Proposal and the Adjournment Proposal.

Sphere 3D’s common shares are listed on the Nasdaq Capital Market and Sphere 3D is subject to the Nasdaq listing standards set forth in its Listing Rules. Although Sphere 3D is not required to obtain shareholder approval under Ontario law in connection with the Merger or the Hertford Transaction, it is required under Nasdaq Listing Rule 5635(a)(1) and Nasdaq Listing Rule 5635(b) to seek shareholder approval of the proposed issuance of common shares at the consummation of the Merger and upon conversion of the Series H Preferred Shares of Sphere 3D issued or to be issued in the Hertford Transaction.

Nasdaq Listing Rule 5635(a)(1) requires shareholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present or potential issuance of common shares (or securities convertible into or exercisable for common shares), other than a public offering for cash, the common shares to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding common shares prior to the issuance. In addition, Listing Rule 5635(b) requires shareholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding common shares or voting power and such ownership or voting power would be the largest ownership position of the issuer.

The total shares proposed to be issued to the Gryphon stockholders in the Merger will equal approximately [            ]% of Sphere 3D’s outstanding common shares at the consummation of the Merger. The maximum number of shares proposed to be issued to the Hertford stockholders upon conversion of the Series H Preferred Shares issued or that may be issued in the Hertford Transaction, assuming such shares were issued as of the date of this proxy statement/prospectus, will equal up to approximately [            ]% of Sphere 3D’s outstanding common shares on the date of issuance, or approximately [            ] of Sphere 3D’s common shares after giving effect to the Merger.

In addition, under Nasdaq Listing Rule 5635(d), prior shareholder approval is required for the issuance, other than in a public offering, of securities convertible into common shares at a price less than the greater of book or market value of the common shares if the securities are convertible into 20% or more of a company’s common shares. Because the common shares will be issued in exchange for all of the common equity interests of Gryphon, the deemed issuance price of the common shares may be less than the greater of the book or market value of Sphere 3D’s common shares immediately before the consummation of the Merger. If the Merger Proposal is approved, the issuance of Sphere 3D common shares will exceed 20% of Sphere 3D common shares currently outstanding. Because the issuance price may be below the greater of the book or market value of Sphere 3D’s common shares immediately prior to the consummation of the Merger, the Nasdaq Listing Rules may require that Sphere 3D obtain shareholder approval of the issuance of its common shares at the consummation of the Merger. Therefore, Sphere 3D is requesting shareholder approval for the issuance of common shares under the Nasdaq Listing Rules.

All shareholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. A postage-paid return envelope is enclosed for your convenience. You may vote by: (i) signing your proxy card and mailing it in the enclosed envelope; (ii) voting over the internet by following the procedures provided on the proxy card; or (iii) attending the special meeting and voting in person. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the special meeting, then you must obtain from the record holder a proxy issued in your name.

Sphere 3D’s board of directors has fixed the close of business on [            ], 2022 as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the special meeting will be available for inspection at Sphere 3D’s website, beginning on the earlier of ten days prior to the date of the special meeting or two business days after the date this notice is provided to shareholders and continuing through the special meeting, and any adjournments thereof. The list will also be available for inspection at the special meeting.

Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the Merger, the Merger Agreement and the other matters to be considered at the special meeting. Please read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety.

[ ], 2022	BY ORDER OF THE BOARD OF DIRECTORS
Peter Tassiopoulos, Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ ], 2022.

i

ANNEXES

Annex A	—	Agreement and Plan of Merger, dated as of June 3, 2021, among Sphere 3D Corp., Sphere GDM Corp. and Gryphon Digital Mining, Inc.
Annex B	—	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 29, 2021, among Sphere 3D Corp., Sphere GDM Corp. and Gryphon Digital Mining, Inc.
Annex C	—	Opinion of Financial Advisor dated June 3, 2021
Annex D	—	Opinion of Financial Advisor dated July 26, 2021
Annex E	—	Purchase Agreement dated July 31, 2021 between Sphere 3D Corp. and Hertford Advisors Ltd.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission by Sphere 3D Corp., a corporation existing under the laws of the Province of Ontario (“Sphere 3D”), constitutes a prospectus of Sphere 3D under Section 5 of the Securities Act of 1933, as amended, with respect to the common shares to be issued to stockholders of Gryphon Digital Mining, Inc., a Delaware corporation (“Gryphon”) pursuant to the Agreement and Plan of Merger, dated as of June 3, 2021 (as amended from time to time, the “Merger Agreement”), among Sphere 3D, Sphere GDM Corp., a Delaware corporation and a wholly-owned subsidiary of Sphere 3D (“Merger Sub”) and Gryphon. This proxy statement/prospectus also constitutes a proxy statement of Sphere 3D under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of shareholders of Sphere 3D.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2022. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance by Sphere 3D of common shares in connection with the Agreement and Plan of Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Sphere 3D and Merger Sub has been provided by Sphere 3D and information contained in this proxy statement/prospectus regarding Gryphon has been provided by Gryphon.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Sphere 3D, may have regarding the special meeting and the matters to be considered at the special meeting, as well as brief answers to those questions. You are urged to carefully read this proxy statement/prospectus and its annexes in their entirety because this section may not provide all of the information that is important to you with respect to the matters to be considered at the special meeting. Additional important information is contained in the annexes to this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     Sphere 3D has entered into the Merger Agreement with Gryphon and Merger Sub pursuant to which Merger Sub will be merged with and into Gryphon, with Gryphon continuing as the surviving corporation and a wholly-owned subsidiary of Sphere 3D, and Sphere 3D will issue common shares in exchange for all of the issued and outstanding capital stock of Gryphon (the “Merger”). A copy of the Merger Agreement and the amendment thereto are attached to this proxy statement/prospectus as Annexes A and B.

Sphere 3D is holding a special meeting of shareholders in order to obtain the shareholder approval necessary to approve the Merger and certain matters related thereto and to approve the Hertford Transaction Proposal. Sphere 3D’s common shares are listed on the Nasdaq Capital Market (“Nasdaq”) and Sphere 3D is subject to the Nasdaq listing standards set forth in its Listing Rules. Although Sphere 3D is not required to obtain shareholder approval under Ontario law in connection with the Merger or the Hertford Transaction, it is required under Nasdaq Listing Rule 5635(a)(1) and Listing Rule 5635(b) to seek shareholder approval of the issuance of common shares in connection with the Merger and the Hertford Transaction. At the special meeting, shareholders will be asked to approve (i) the issuance of common shares to the stockholders of Gryphon in connection with the Merger as contemplated by the Merger Agreement and the change of control of Sphere 3D that will be effected as a result of such issuance (the “Merger Proposal”) and certain related matters and (ii) the issuance by Sphere 3D of common shares upon the conversion of the Series H Preferred Shares of Sphere 3D issued or that may be issued in the Hertford Transaction and the change of control of Sphere 3D that may be effected as a result of such issuance (the “Hertford Transaction Proposal”). In addition, in connection with the consummation of the Merger, Sphere 3D shareholders will be asked to approve an amendment to the Articles of Sphere 3D to give effect to the Board of Directors Proposal, the Consolidation Proposal and the Name Change Proposal.

You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Sphere 3D as of the close of business on the record date for the determination of shareholders entitled to notice of the special meeting. This proxy statement/prospectus contains important information about the Merger Proposal and the Hertford Transaction Proposal and the special meeting of shareholders. You should read this proxy statement/prospectus and the information contained in this proxy statement/prospectus, including its annexes, carefully.

Sphere 3D and Gryphon encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting. For more specific information on how to vote, please see the questions and answers below.

Q:     What will happen in the Merger?

A:     If shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the Merger have been satisfied (or, to the extent legally permissible, waived), Merger Sub will merge with and into Gryphon, upon the terms and subject to the conditions set forth in the Merger Agreement and Sphere 3D will issue common shares in exchange for all of the issued and outstanding shares of Gryphon capital stock. Upon the completion of the Merger, the stockholders of Gryphon will become shareholders of Sphere 3D, the separate corporate existence of Merger Sub will cease and Gryphon will continue as the surviving corporation in the Merger, succeed to and assume all the rights and obligations of Merger Sub and be a wholly-owned subsidiary of Sphere 3D. In addition, if shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the Merger have been satisfied, (i) the size of the Sphere 3D board of directors will be increased to seven (7), (ii) an amendment to Sphere 3D’s Articles to consolidate the Sphere 3D common shares on a one (1) common share for up to five (5) old common shares basis, at the discretion of the Sphere 3D board of directors in connection with the consummation of the Merger, will be authorized, (iii) an amendment to Sphere 3D’s Articles to change the name of Sphere 3D following consummation of the Merger to “Gryphon Digital Mining, Inc.” will be authorized and (iv) the issuance of Sphere 3D common shares upon the conversion of the Series H Preferred Shares of Sphere 3D issued or that may be issued in the Hertford Transaction, and the change of control of Sphere 3D that may be effected as a result of such issuances, will be authorized.

Q:     Why is Sphere 3D proposing to complete the Merger?

A:     Sphere 3D’s board of directors considered a number of factors in approving the Merger Agreement. Among them, the board of directors considered the relative financial conditions, results of operations and prospects for growth of Gryphon and Sphere 3D and their respective operational and liquidity challenges and competitive strengths, the skill set of Gryphon’s management team, Gryphon’s access to additional hosting resources within the blockchain ecosystem, Gryphon management’s relationships in the industry and the ability of Gryphon management to execute Sphere 3D’s business plan. See “Proposal I: The Merger Proposal — Reasons for the Merger.”

Q:     What will Gryphon stockholders receive in the Merger?

A:     If the Merger is completed, each share of the capital stock of Gryphon that was issued and outstanding immediately prior to the Effective Time will be converted into the right to receive [            ] common shares of Sphere 3D (the “Exchange Ratio”), plus the right, if any, to receive an additional common share of Sphere 3D in lieu of any fractional common shares that would be issued to any holder of capital stock of Gryphon (collectively, the “Merger Consideration”); provided that the Exchange Ratio shall be appropriately adjusted to reflect (i) additional Sphere 3D common shares that may be issued in the Merger in the event of any financing by Gryphon prior to the consummation of the Merger pursuant to its right under the Merger Agreement to raise an additional $5.9 million through the sale of equity or equity linked securities, (ii) any other change to the number of shares of Gryphon common stock outstanding on a fully-diluted basis between the date of this proxy statement/prospectus and the consummation of the Merger and (iii) the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into the common stock of Gryphon or common shares of Sphere 3D or any reorganization, recapitalization, reclassification or other like change with respect to the common stock of Gryphon or common shares of Sphere 3D having a record date occurring on or after the date of the Merger Agreement and prior to the consummation of the Merger.

Following the completion of the Merger, it is expected that the former Gryphon stockholders will own, by virtue of the exchange of their shares of Gryphon capital stock for Sphere 3D common shares, approximately [            ]% of the total common shares of Sphere 3D (based on the number of shares of Sphere 3D outstanding as of the date of this proxy statement/prospectus). For more information on the calculation of the Exchange Ratio, please see “The Merger Agreement — Merger Consideration.”

Q:     What is the value of the Merger Consideration?

A:     The Sphere 3D common shares are traded on Nasdaq. Because Sphere 3D will issue a fixed number of common shares in exchange for each share of Gryphon capital stock, the value of the Merger Consideration that Gryphon stockholders will receive will depend on the price per share of Sphere 3D common shares at the time the Merger is completed. That price will not be known at the time of the special meeting and may be less or more than the current price or the price at the time of the special meeting. Based on the price of a Sphere 3D common share on Nasdaq of $[            ] on [            ], 2022, which may be more or less than the price at the closing of the Merger, the Merger Consideration per share of Gryphon capital stock is $[            ].

Q:     What will the holders of Gryphon warrants receive in the Merger?

A:     At the Effective Time, each outstanding warrant to purchase Gryphon common stock shall become exercisable to purchase common shares of Sphere 3D, on the same terms and conditions as were applicable to the warrant prior to the Merger, except that the number of shares subject to the warrant and the exercise price of the warrant will be adjusted based on the Exchange Ratio in order to preserve the economic value of such warrants and, if required by the applicable agreements governing the Gryphon warrants, Sphere 3D shall issue a warrant certificate to each holder of such Gryphon warrants confirming the assumption of obligations under the Gryphon warrants by Sphere 3D.

Q:     Do persons involved in the Merger have interests that may conflict with mine as a Sphere 3D shareholder?

A:     Yes. When considering the recommendations of the board of directors, you should be aware that certain Sphere 3D directors and executive officers may have interests in the Merger that are different from, or are in addition to, yours. These interests include:

•        Peter Tassiopoulos, the Chief Executive Officer and a director of Sphere 3D, will be issued (i) a stock bonus upon consummation of the Merger of a number of Sphere 3D common shares equal to 3.0% of the number of Sphere 3D common shares issued to Gryphon securityholders in the Merger, which is expected to equate to [            ] Sphere 3D common shares (the “Tassiopoulos Change of Control Payment”) and (ii) a stock bonus equal to 3.0% of the number of Sphere 3D common shares issued to Hertford and issuable upon the exercise of all Series H Preferred Shares issued to Hertford, which will equate to 3,015,000 Sphere 3D common shares in respect of the Sphere 3D securities previously issued to Hertford and may increase up to an aggregate of 9,015,000 Sphere 3D common shares if all additional Series H Preferred Shares issuable to Hertford are issued (the “Tassiopoulos Hertford Bonus”);

•        Sphere 3D’s nomination of two members to the post-merger company’s board of directors, being Patricia Trompeter and Duncan McEwan;

•        the continuation of options and other potential benefits as a result of the Merger;

•        change of control payments to be made to Mr. McEwan, a director of Sphere 3D, Mr. Mahadevan, a director of Sphere 3D, Mr. Kalbfleisch, the Chief Financial Officer of Sphere 3D and Mr. O’Daniel, the President of Sphere 3D (the “D&O Change of Control Payments”); and

•        the continued indemnification and directors’ and officers’ insurance coverage of current Sphere 3D directors and officers following the Merger.

For additional information on the Tassiopoulos Change of Control Payment, the Tassiopoulos Hertford Bonus and the D&O Change of Control Payments, see “Proposal I: The Merger Proposal — Interests of Directors, Executive Officers and Major Shareholders in the Merger” and “Compensation of Executive Officers and Directors — Employment, Severance and Change of Control Agreements.”

Q:     Are there any conditions to the closing of the Merger?

A:     Yes. Sphere 3D and Gryphon are not required to complete the Merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the approval of the Merger Proposal, the Board of Directors Proposal, the Consolidation Proposal and the Hertford Transaction Proposal by Sphere 3D’s shareholders and the satisfaction (or waiver, to the extent permitted by applicable law) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger. For a complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” and the full text of the Merger Agreement, and the amendment thereto, which are attached to this proxy statement/prospectus as Annexes A and B.

Q:     Is the Merger expected to be taxable to Sphere 3D shareholders?

A:     No.

Q:     When is the Merger expected to be completed?

A:     As of the date of this proxy statement/prospectus, the parties expect that the Merger will be completed in the first quarter of 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion of the Merger, which are summarized below. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before March 31, 2022, either Sphere 3D or Gryphon may terminate the Merger Agreement for any reason or no reason, in which event amounts payable by Gryphon under the promissory note pursuant to which Sphere 3D has loaned Gryphon a total of $12.5 million will be forgiven, Gryphon shall be entitled to receive certain amounts held for its benefit in escrow, as more fully described below, and each of Sphere 3D and Gryphon will have released each other from any and all actions, suits, charges, grievances and/or causes of action that either may have against the other relating to or arising out of or based upon the Merger Agreement. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Termination of the Merger Agreement.”

Q:     How will Sphere 3D be managed after the closing of the Merger?

A:     Sphere 3D’s board of directors currently consists of four members, and on closing of the Merger, the number of directors will be increased to seven (7). See “Directors and Officers — Directors and Officers Following the Merger” for more information.

Q:     What happens if the Merger is not completed?

A:     If the Merger Proposal is not approved by the shareholders or if the Merger is not completed for any other reason, Sphere 3D will remain a public company and its common shares will continue to be listed and traded on the Nasdaq Capital Market (assuming Sphere 3D meets all of Nasdaq’s continued listing standards). In addition, Sphere 3D’s management expects that the business will be operated in the same manner as it is currently being operated with a transition into cryptomining, and will need to recruit management with cryptomining experience should the current management choose not to remain at Sphere 3D or to supplement the current management of Sphere 3D. The existing Master Services Agreement between Sphere 3D and Gryphon will remain in place, and therefore Sphere 3D will continue to receive the benefits of such agreement, including the expertise of Gryphon’s management, for the period of time set forth in such agreement. A copy of this agreement has been filed as an exhibit to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part. Shareholders will continue to be subject to the same risks and opportunities to which they are currently subject. In addition, if the Merger Agreement is terminated by either party upon an event of default by either party prior to March 31, 2022, or for any reason in accordance with its terms after March 31, 2022, Gryphon will be entitled to certain termination benefits as described in under the heading “The Merger Agreement — Termination Fees and Expenses” for a more detailed discussion of the termination fees.

Q:     Are any of the proposals conditioned on one another?

A:     The closing of the Merger is conditioned on the approval of each of the proposals presented at the special meeting, except for the Name Change Proposal and the Adjournment Proposal. In addition, each of the other proposals (except for the Name Change Proposal and the Adjournment Proposal), is conditioned on the approval of all other proposals at the special meeting, except for the Name Change Proposal and the Adjournment Proposal. It is important to note that in the event that any proposal, other than the Name Change Proposal or the Adjournment Proposal, is not approved, then Sphere 3D will not consummate the Merger.

Q:     Am I entitled to exercise dissenters’ or similar rights under Ontario law as a result of the Merger?

A:     Under Ontario law, Sphere 3D shareholders will not be entitled to appraisal or dissenters’ rights in connection with the Merger.

Q:     Will Gryphon shareholders be able to trade Sphere 3D common shares that they receive pursuant to the Merger?

A:     Yes. The Sphere 3D common shares issued pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on the Nasdaq Capital Market under the symbol “ANY.” All Sphere 3D common shares that each Gryphon stockholder receives in the Merger will be freely transferable unless a shareholder is deemed an affiliate of Gryphon prior to the Merger or an affiliate of Sphere 3D following the Merger for purposes of U.S. federal securities laws or a control person under applicable Canadian securities laws.

Q:     What other proposals are being presented at the special meeting?

A:     Shareholders will be asked to vote on the following proposals:

(i)     to approve the issuance of the common shares in the Merger and the change of control of Sphere 3D that will be effected as a result of such issuance;

(ii)    to authorize an increase in the size of the board of directors, within the minimum and maximum number of directors prescribed under the Articles of Sphere 3D, to seven (7) directors and to approve the nominees of Sphere 3D and Gryphon to the Sphere 3D board of directors effective upon the consummation of the Merger;

(iii)   to authorize an amendment to the Articles of Sphere 3D to consolidate the Sphere 3D common shares on a one (1) new common shares for up to five (5) old common shares basis, at the discretion of the Sphere 3D board of directors in connection with the consummation of the Merger;

(iv)   to authorize an amendment to the Articles of Sphere 3D to change the name of Sphere 3D to “Gryphon Digital Mining, Inc.”;

(v)    to approve the Hertford Transaction Proposal; and

(vi)   to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals required to effect the consummation of the Merger.

Sphere 3D is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Sphere 3D board of directors may recommend.

Q:     When and where is the special meeting?

A:     The special meeting will be held at [            ] at [            ] Eastern Time, on [            ], 2022.

Q:     How does the board of directors recommend that I vote?

A:     Sphere 3D’s board of directors unanimously recommends that you vote your shares “FOR” each of the proposals to be voted on at the special meeting.

Q:     Who is entitled to vote at the special meeting?

A:     All shareholders of record as of the close of business on [            ], 2022, the record date for the determination of shareholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date, [            ] common shares of Sphere 3D were issued and outstanding.

Q:     How many votes do I have?

A:     You are entitled to one vote for each common share of Sphere 3D that you owned as of the close of business on the record date.

Q:     What vote is required to approve each proposal?

A:     Assuming that a quorum is present, approval of the Merger Proposal, the Board of Directors Proposal and the Hertford Transaction Proposal each require the affirmative vote of a majority of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy and the effectiveness of such proposals is conditioned upon the approval of each of the other shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal.

Assuming that a quorum is present, the Consolidation Proposal and the Name Change Proposal must be approved by the affirmative vote of not less than two-thirds (66⅔%) of the votes cast by the Sphere 3D shareholders present at the special meeting in person or by proxy in order to become effective, and the effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the other shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal.

Approval of the Adjournment Proposal requires, whether a quorum is present or not, the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting casting votes, excluding abstentions and broker non-votes. The Bylaws of Sphere 3D and the OBCA also authorize the chairman of the meeting to adjourn the special meeting. With respect the Adjournment Proposal, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of the proposal. If you “ABSTAIN” from voting on the Adjournment Proposal, your shares will not be deemed to have been cast and will not have an effect on the vote to approve the Adjournment Proposal.

Q:     Can I attend the special meeting? What do I need for admission?

A:     You are entitled to attend the special meeting if you were a shareholder of record or a beneficial owner of Sphere 3D common shares as of the close of business on [            ], 2022 or you hold a valid legal proxy for the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the special meeting. If you are a beneficial owner of Sphere 3D common shares, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned common shares of Sphere 3D as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:     How can I vote my shares in person at the special meeting?

A:     All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, as of the close of business on the record date are invited to attend the special meeting and vote their shares in person in the manner discussed below.

If your shares are registered directly in your name with Sphere 3D’s transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record as of the close of business on the record date for the determination of shareholders entitled to vote at the special meeting, you have the right to vote your shares in person at the special meeting.

If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the special meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement/prospectus and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee (that is, in “street name”) rather than directly in your own name with Sphere 3D’s transfer agent, you are considered a beneficial owner of your shares and this proxy statement/prospectus is being forwarded to you by your bank, broker or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. As the beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting, it is recommended that you submit your proxy or voting instructions in advance of the special meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:     How can I vote my shares without attending the special meeting?

A:     Whether you are a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a shareholder of record, you may submit a proxy to authorize how your shares are voted at the special meeting. Your proxy can be submitted by mail by completing, signing, and dating the proxy card you received with this proxy statement/prospectus and then mailing it in the enclosed prepaid envelope. Shareholders of record may also submit a proxy over the Internet or by telephone by following the instructions provided on the proxy card you received with this proxy statement/prospectus or may vote via facsimile by faxing the proxy card to the fax number provided on your proxy card. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the special meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker or other nominee that holds their shares giving them the right to vote the shares at the special meeting in order to vote in person at the special meeting.

Q:     What does it mean if I received more than one set of proxy materials?

A:     If you received more than one set of proxy materials, it means that you hold shares in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust, or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:     How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:     If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by Sphere 3D’s board of directors on those proposals if using the form of proxy included with the proxy materials and as the proxyholders may determine with respect to any other matter properly presented for a vote at the special meeting.

Q:     What is the deadline for voting my shares?

A:     If you are a shareholder of record, your proxy must be received by [            ] on [            ], 2022 in order for your shares to be voted at the special meeting. However, if you are a shareholder of record, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

Q:     What is a quorum?

A:     The presence at the special meeting, in person or by proxy, of the holders of not less than 25% of the outstanding shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:     How will abstentions be counted?

A:     Abstentions will not be considered as votes cast. Accordingly, abstentions will have no impact upon the any of the proposals to be voted upon.

Q:     Why is my vote important?

A:     If you do not submit a proxy or voting instruction form or vote in person at the special meeting, it will be more difficult for Sphere 3D to obtain the necessary quorum to hold the special meeting. If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, your shares will not be counted in determining the outcome of any of the proposals at the special meeting.

Q:     If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me if I do not submit voting instructions?

A:     No. It is not expected that your broker, bank or other nominee will have discretion to vote your shares on any of the matters listed in the notice of special meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee should not vote your common shares on any of the proposals at the special meeting. Please note, however, that if you properly submit voting instructions to your broker, bank or other nominee but do not indicate how you want your shares to be voted, your shares will be voted as recommended by Sphere 3D’s board of directors on those proposals and as the proxyholders may determine with respect to any other matter properly presented for a vote at the special meeting.

Q:     May I change my vote after I have submitted my proxy or voting instructions?

A:     Yes. If you are a shareholder of record, once you have submitted your proxy by mail, fax or telephone or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:

•        you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•        you may notify Sphere 3D’s Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting; or

•        you may vote in person at the special meeting.

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:     What happens if I transfer my shares of Sphere 3D after the record date?

A:     If you transfer your shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (so long as such shares remain outstanding on the date of the special meeting).

Q:     What do I need to do now?

A:     You are urged to read this proxy statement/prospectus carefully, including its annexes and the documents referred to in this proxy statement/prospectus, and then mail your completed, dated and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet, by telephone or by fax in accordance with the instructions included with this proxy statement/prospectus and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

Q:     Who is paying for this proxy solicitation?

A:     Sphere 3D will pay the costs of printing and mailing this proxy statement/prospectus to shareholders and all other costs incurred in connection with the solicitation of proxies for the special meeting. In addition to the mailed proxy materials, Sphere 3D’s directors, officers and other employees may also solicit proxies or votes in person, in writing, by telephone, e-mail or other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. Sphere 3D will also reimburse banks, brokers, nominees and other record holders for their reasonable expenses in forwarding proxy materials to beneficial owners of shares.

Q:     Where can I find more information about Sphere 3D and Gryphon?

A:     More information about Sphere 3D and Gryphon is available from various sources described under “Where You Can Find More Information.” Additional information about Sphere 3D may be obtained from its Internet website at www.sphere3d.com and at the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov, and additional information about Gryphon may be obtained from its Internet website at www.gryphondigitalmining.com. Sphere 3D and Gryphon have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites, and information accessible through them, are not part of this proxy statement/prospectus.

Q:     Who can help answer my questions?

A:     If you have any questions or need further assistance in voting your shares, or if you need additional copies of this proxy statement/prospectus or the proxy card, please contact Investor Relations at Sphere 3D Corp., 895 Don Mills Road, Bldg. 2, Suite 900, Toronto, Ontario, Canada M3C 1W3, or by calling (858) 571-5555.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger Proposal, the Merger Agreement, and the other matters being considered at the special meeting. For additional information, see “Where You Can Find More Information” on page 205. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page 66)

Sphere 3D Corp.

Sphere 3D was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, Sphere 3D completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, Sphere 3D changed its name to “Sphere 3D Corp.” Sphere 3D historically focused on providing solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. Sphere 3D provides enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. These solutions can be deployed through a public, private or hybrid cloud and are delivered both directly and through resellers and augmented through Sphere 3D’s professional services capabilities and offerings. Sphere 3D has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”), dedicated to helping customers achieve their IT goals. On October 14, 2021, Sphere 3D entered into a definitive agreement to sell its SnapServer® product line and associated assets. The sale of Sphere 3D’s SnapServer® product line and associated assets closed on October 14, 2021.

In April 2021, Sphere 3D sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through Sphere 3D’s wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock.

In August 2021, MEOA consummated its initial public offering (the “IPO”) and issued units which were comprised of one share of Class A common stock and one redeemable warrant. Also in August 2021, and simultaneously with the consummation of the IPO, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination. On October 18, 2021, the securities comprising the units begin separate trading, the Class A common stock and warrants are listed on the NASDAQ Capital Market under the symbols “MEOA” and “MEOAW,” respectively.

Sphere 3D has commenced planning and has entered into a series of agreements that will enable it to enter the cryptocurrency mining industry, including entering into the Hertford Agreement, the Master Services Agreement between Sphere 3D and Gryphon and the Sub-License and Delegation Agreement. For more information, see “Information about Sphere 3D — Cryptocurrency Mining Business.”

Sphere 3D’s common shares are listed for trading on Nasdaq under the symbol “ANY”. Its registered office is located at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3, telephone: (858) 571-5555.

See “Information About Sphere 3D” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Sphere 3D” for important business and financial information regarding Sphere 3D.

Sphere GDM Corp.

Merger Sub was formed in the State of Delaware on June 1, 2021 and is a wholly-owned subsidiary of Sphere 3D. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the Merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o Sphere 3D, 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3, and its telephone number is (858) 571-5555.

Gryphon Digital Mining, Inc.

Founded in October 2020, Gryphon is a bitcoin mining company based in Las Vegas, Nevada. Gryphon commenced its mining operations in September 2021. Gryphon’s mission is to create the world’s leading net carbon negative bitcoin miner. Gryphon’s revenue model is to mine and hold bitcoin, then sell only the bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion.

Gryphon is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Gryphon are located at 5953 Mabel Road, Unit 138, Las Vegas, NV 89110, and its telephone number is (877) 646-3374.

See “Information About Gryphon” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Gryphon” for important business and financial information regarding Gryphon.

The Merger (See Pages 71 and 94)

The Merger Agreement provides for the merger of Merger Sub with and into Gryphon, with Gryphon continuing as the surviving corporation and a wholly-owned subsidiary of Sphere 3D.

The Merger will be completed and become effective at such time as the certificate of merger for the Merger is filed with the Secretary of State of the State of Delaware (or at such time as agreed to between Sphere 3D and Gryphon and specified in such certificate of merger in accordance with applicable law). Unless another date and time are agreed to by Sphere 3D and Gryphon, completion of the Merger will occur no earlier than the second business day following the day on which the last of the conditions described under “— Conditions to Completion of the Merger” is to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this proxy statement/prospectus, the parties expect that the Merger will be completed in the first quarter of 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion of the Merger, which are summarized below. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before March 31, 2022, either Sphere 3D or Gryphon may terminate the Merger Agreement for any reason or no reason, in which event amounts payable by Gryphon under the promissory note pursuant to which Sphere 3D has loaned Gryphon a total of $12.5 million will be forgiven, Gryphon shall be entitled to receive certain amounts held for its benefit in escrow, as more fully described below, and each of Sphere 3D and Gryphon will have released each other from any and all actions, suits, charges, grievances and/or causes of action that either may have against the other relating to or arising out of or based upon the Merger Agreement. See “— Conditions to Completion of the Merger” and “— Termination of the Merger Agreement.”

A copy of the Merger Agreement, and the amendment thereto, are attached as Annexes A and B to this proxy statement/prospectus. You should read the Merger Agreement carefully because it is the legal document that governs the Merger.

Special Meeting of Shareholders (See Page 67)

Meeting.    The special meeting will be held at [            ] Eastern Time, on [            ], 2022 at [            ] (unless it is adjourned or postponed to a later date). At the special meeting, shareholders will be asked to consider and vote on the Merger Proposal, each of the other five proposals set forth herein and, at the election of the chairman of the special meeting, the Adjournment Proposal. Under Sphere 3D’s Articles, the business to be conducted at the special meeting will be limited to the proposals set forth in the notice to shareholders provided with this proxy statement/prospectus.

Record Date; Voting Power.    The record date for the special meeting is [            ], 2022. Only shareholders of record at the close of business on [            ], 2022 will be entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. As of the close of business on the record date of [            ], 2022, there were [            ] common shares outstanding and entitled to vote at the special meeting. Each holder of common shares is entitled to one vote for each share owned as of the record date. On the record date, the directors, executive officers, and their affiliates held an aggregate of [            ] common shares, or [            ]% of the total outstanding common shares. Collectively, the directors, executive officers, and their affiliates hold [            ]% of the common shares necessary to approve the proposals described in this proxy statement/prospectus, and it is expected that such persons will vote FOR each such proposal.

Quorum.    A quorum of shareholders is required to carry on the business of the special meeting. Sphere 3D’s bylaws provide that the presence at the special meeting, in person or by proxy, of the holders of not less than 25% of the outstanding shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Any abstentions will be counted in determining whether a quorum is present at the special meeting. In the event that a quorum is not represented in person or by proxy at the special meeting, the holders of common shares present in person or represented by proxy at the special meeting and entitled to vote thereat, or the chairman of the special meeting, may adjourn the meeting until a quorum is represented in person or by proxy, without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

Required Vote.    The affirmative vote of a majority of votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy, is required to approve the Merger Proposal, the Board of Directors Proposal and the Hertford Transaction Proposal, and the effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the other shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal.

The affirmative vote of not less than two-thirds (66⅔%) of the votes cast by the Sphere 3D shareholders present at the special meeting in person or by proxy is required to approve the Consolidation Proposal and the Name Change Proposal, and the effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the other shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal

The approval of the Adjournment Proposal requires (i) if a quorum exists, that the number of shares voted in favor of Adjournment Proposal are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the common shares represented at the special meeting or the decision of the chairman of the meeting to adjourn the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, your votes will not be deemed to have been cast and will therefore not have an effect on adoption of the Adjournment Proposal.

Share Ownership of and Voting by Directors and Executive Officers.    At the close of business on the record date for the special meeting, Sphere 3D’s directors and executive officers and their affiliates beneficially owned [            ] common shares (inclusive of shares issuable upon exercise of stock options within 60 days of the record date) and had the right to vote [            ] common shares at the special meeting, which represents approximately [            ]% of the common shares entitled to vote at the special meeting. It is expected that Sphere 3D executive officers and directors will vote their shares “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

What Gryphon Stockholders Will Receive in the Merger (See Page 95)

If the Merger is completed, each share of the capital stock of Gryphon that was issued and outstanding immediately prior to the Effective Time will be converted into the right to receive [            ] common shares of Sphere 3D, plus the right, if any, to receive one whole common share of Sphere 3D for any fractional shares of Sphere 3D that such Gryphon stockholder would be entitled to receive; provided that the Exchange Ratio shall be appropriately adjusted to reflect (i) additional Sphere 3D common shares that may be issued in the Merger in the event of any financing prior to the consummation of the Merger by Gryphon pursuant to its right under the Merger Agreement to raise an additional $5.9 million through the sale of equity or equity linked securities, (ii) any other change to the number of shares of Gryphon common stock outstanding on a fully-diluted basis between the date of this proxy statement/prospectus and the consummation of the Merger and (iii) the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into the common stock of Gryphon or common shares of Sphere 3D or any reorganization, recapitalization, reclassification or other like change with respect to the common stock of Gryphon or common shares of Sphere 3D having a record date occurring on or after the date of the Merger Agreement and prior to the consummation of the Merger.

Treatment of Gryphon Warrants (See Page 95)

At the Effective Time, each outstanding warrant to purchase Gryphon common stock shall become exercisable into common shares of Sphere 3D, on the same terms and conditions as were applicable to the warrant prior to the Merger, except that the number of shares subject to the warrant and the exercise price of the warrant will be adjusted based on the Exchange Ratio in order to preserve the economic value of such warrants and, if required by the applicable agreement governing the Gryphon warrants, Sphere 3D shall issue a warrant certificate to each holder of such Gryphon warrants confirming the assumption of obligations under the Gryphon warrants by Sphere 3D.

Ownership of Sphere 3D Common Shares After the Merger (See Page 86)

Based on the number of common shares of Sphere 3D and Gryphon capital stock outstanding as of the date of this proxy statement/prospectus, immediately following the completion of Merger, the former Gryphon stockholders immediately prior to the Merger are expected to own approximately [            ]% of Sphere 3D’s outstanding common shares and Sphere 3D shareholders immediately prior to the Merger are expected to own approximately [            ]% of Sphere 3D’s outstanding common shares (on a fully-diluted basis but excluding shares reserved under equity plans).

Interests of Directors and Executive Officers in the Merger (See Page 87)

Certain Sphere 3D directors and executive officers may have interests in the Merger that are different from, or are in addition to, yours. These interests include:

•        Peter Tassiopoulos, the Chief Executive Officer of Sphere 3D, will be entitled to the Tassiopoulos Change of Control Payment and the Tassiopoulos Hertford Bonus;

•        Sphere 3D’s nomination of two members to the post-merger company’s board of directors, being Patricia Trompeter and Duncan McEwan;

•        the continuation of options and other potential benefits as a result of the Merger;

•        Mr. McEwan, Mr. Vivekanand, Mr. Kalbfleisch and Mr. O’Daniel, each of whom is a director or executive officer of Sphere 3D, will be entitled to the D&O Change of Control Payments; and

•        the continued indemnification and directors’ and officers’ insurance coverage of current Sphere 3D directors and officers following the Merger.

Dissenters’ Rights Available to Shareholders (See Page 93)

Under Ontario law, Sphere 3D shareholders will not be entitled to appraisal or dissenters’ rights in connection with the Merger.

Conditions to Completion of the Merger (See Page 95)

Mutual Conditions to Completion

The obligation of each of Sphere 3D, Gryphon and Merger Sub to complete the Merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        Receipt of all required shareholder approvals;

•        Receipt of all required governmental approvals

•        The continued effectiveness of the registration statement;

•        Proxy statement/prospectus;

•        No injunctions; and

•        Approval of the Nasdaq Listing Application submitted in connection with the Merger and approval of Sphere 3D’s common shares for listing on Nasdaq.

Additional Conditions to Completion for the Benefit of Gryphon

In addition, the obligation of Gryphon to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        Truth and accuracy of representations and warranties of Sphere 3D;

•        Performance of obligations of Sphere 3D;

•        No Sphere 3D Material Adverse Effect;

•        Sphere 3D receipt of third-party consents; and

•        Gryphon receipt of Sphere 3D Officers’ Certificate.

Additional Conditions to Completion for the Benefit of Sphere 3D and Merger Sub

In addition, the obligation of Sphere 3D and Merger Sub to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        Truth and accuracy of representations and warranties of Gryphon;

•        Performance of obligations of Gryphon;

•        No Gryphon Material Adverse Effect;

•        Gryphon receipt of third-party consents;

•        Resignation of Gryphon and Gryphon subsidiary directors;

•        Dissenting shares not to exceed 10% of Gryphon outstanding common stock;

•        Gryphon preferred stock conversion; and

•        Sphere 3D receipt of Gryphon Officers’ Certificate.

Regulatory Approvals (See Page 88)

The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws and Canadian securities laws.

No Solicitation of Competing Transactions (See Page 100)

Subject to certain exceptions, both Sphere 3D and Gryphon have agreed not to (i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement); (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Sphere 3D or Gryphon, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or (iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Termination of the Merger Agreement (See Page 103)

Prior to March 31, 2022, the Merger Agreement may be terminated by either Sphere 3D or Gryphon as a result of any breach by the other party of or failure by the other party to perform any representation, warranty, covenant or agreement set forth in the Merger Agreement; provided that prior to any such termination, the terminating party shall have provided the breaching party 30 days’ prior written notice of such breach of or failure to perform the Merger Agreement, and the breaching party shall have failed to cure such breach or failure to perform during such 30-day period. Notwithstanding the foregoing, if by February 15, 2022 Sphere 3D fails to issue and deliver 850,000 Sphere 3D common shares (or $2,500,000 in cash, if such issuance of such shares would negatively impact the ability of the Registration Statement of which this proxy statement/prospectus forms a part to be declared effective under the Securities Act or would negatively impact the ability of Sphere 3D to comply with the Nasdaq listing covenants) (the “Escrow Amount”) into an escrow account designated by Sphere 3D and Gryphon, as more fully described in the Merger Agreement, Gryphon may immediately terminate the Merger Agreement by notifying Sphere 3D in writing. The Merger Agreement may also be terminated at any time on or after March 31, 2022 and prior to the completion of the Merger, whether before or after shareholders or either Sphere 3D or Gryphon shall have approved the Merger, by either Sphere 3D or Gryphon, for any reason whatsoever or no reason, by notification to the other party in writing of such termination.

If the Merger Agreement is validly terminated, the Merger Agreement will terminate (except that the (i) confidentiality, (ii) effect of termination, (iii) fees and expenses and (iv) miscellaneous sections of the Merger Agreement shall survive such termination), and there will be no other liability on the part of either party to the other except as described under “Termination Fees and Expenses.”

Termination Fees and Expenses (See Page 103)

All fees and expenses incurred by Sphere 3D or Gryphon in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Sphere 3D and Gryphon shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of this proxy statement/prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

Upon termination of the Merger Agreement, the obligations of Gryphon under the promissory note pursuant to which Sphere 3D has loaned Gryphon a total of $12.5 million shall be forgiven by Sphere 3D and Gryphon shall be entitled to receive the Escrow Amount. In addition, pursuant to the terms of the Merger Agreement, upon termination of the Merger Agreement by either party, each party shall have released the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon or arising out of the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 88)

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue of 1986, as amended (the “Code”) and that Section 367(a)(1) of the Code will not apply to cause the transaction to result in gain recognition by Gryphon stockholders that exchange their shares of Gryphon common stock for the Merger Consideration (other than any such Gryphon stockholder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Sphere 3D following the transaction that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).

If the Merger qualifies for such intended tax treatment, and assuming that, in the case of any holder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Sphere 3D following the transaction, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, a U.S. Holder (as defined in the section entitled “Certain Material U.S. Federal Income Tax Considerations”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holder’s shares of Gryphon common stock for common shares of Sphere 3D in the Merger.

For a more complete discussion of the material U.S. federal income tax considerations of the Merger applicable to U.S. Holders of shares of Gryphon common stock, please review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of U.S. federal income tax considerations of the Merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax considerations of the Merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws. Holders of Gryphon common stock should consult their tax advisor to determine the tax consequences of the Merger to them.

Anticipated Accounting Treatment (See Page 92)

The Merger will be treated by Sphere 3D as a “reverse merger” under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. For accounting purposes, Gryphon is considered to be acquiring Sphere 3D in the Merger.

Transaction Expenses (See Page 92)

Sphere 3D estimates that its total Merger expenses will be approximately $[            ], which includes legal fees in the amount of approximately $[            ], accounting fees in the amount of approximately             , printing fees in the amount of approximately $[            ], transfer agent fees in the amount of approximately $[            ], filing fees in the amount of approximately $[            ] and certain other de minimus expenses. Except for the transfer agent fees, none of these expenses are contingent on approval of the Merger Proposal and consummation of the Merger.

Gryphon estimates that its total Merger expenses will be approximately $[            ], which includes legal fees in the amount of approximately $[            ], accounting fees in the amount of approximately $[            ] and certain other de minimus expenses. None of these expenses are contingent on approval and consummation of the Merger.

Summary of Risk Factors

Below is a summary of the principal risks related to the proposals in this proxy statement/prospectus, the Merger and Sphere 3D’s and Gryphon’s business and industry. You should carefully read this proxy statement/prospectus and especially consider the factors discussed more fully in “Risk Factors” in connection with your consideration of the Merger, before deciding whether to vote for approval of each of the shareholder proposals in this proxy statement/prospectus. The principal risks related to the shareholder proposals in this proxy statement/prospectus, the Merger and Sphere 3D and Gryphon’s business and industry that may affect your investment following the Merger include:

•        the market value of Gryphon may be difficult to determine, the market value of Sphere 3D and Gryphon may change between the date of this proxy statement/prospectus and the date that the Merger is completed and the fairness opinion obtained by Sphere 3D will not reflect subsequent changes;

•        the conditions upon which the Merger is subject may not be satisfied;

•        there could be a negative impact on Sphere 3D’s business, financial condition, results of operations or stock price if the Merger is not completed;

•        Sphere 3D and Gryphon have and will incur substantial transaction-related costs in connection with the Merger;

•        there may be adverse tax implications for Sphere 3D and its shareholders or Gryphon and its stockholders;

•        the expected benefits of the Merger may not be realized, the market for Sphere 3D’s securities may not be sustained and future results and growth following the Merger may differ materially from past results and current expectations;

•        there may be conflicts of interest between current Sphere 3D shareholders and post-Merger Sphere 3D shareholders;

•        Sphere 3D may be unable to continue to list its securities on Nasdaq or to satisfy Nasdaq listing requirements in the future;

•        Sphere 3D’s and Gryphon’s board of directors, management and key employees may change, and Sphere 3D may have difficulties hiring and retaining directors, management and key employees;

•        there may be substantial costs and obligations resulting from the Merger and from being a public company;

•        the ownership of current Sphere 3D shareholders and Gryphon stockholders could be diluted;

•        Sphere 3D’s officers and directors may take actions to increase the likelihood of approval of the Merger Proposal and the other proposals presented in this proxy statement/prospectus that could have a depressive effect on the price of Sphere 3D common shares;

•        Sphere 3D could be required to take write-downs or write-offs, restructuring and impairment or other charges following the consummation of the Merger including goodwill;

•        Sphere 3D may incur a loss if the Merger is not completed, and Gryphon is unable to repay the loans made by Sphere 3D to Gryphon;

•        Sphere 3D’s cash and other sources of liquidity may be insufficient, and Sphere 3D may be unable to successfully raise additional capital necessary to meet expected increases in working capital needs;

•        Sphere 3D, or cryptocurrencies integral to Sphere 3D’s business, may be subject to cybersecurity attacks;

•        Sphere 3D may be unable to achieve or maintain profitability after the consummation of the Merger;

•        Sphere 3D faces strong competition, and if it is unable to anticipate technological changes, develop new and enhanced products or protect its intellectual property rights, its business may suffer;

•        Gryphon’s business is dependent on a small number of digital asset mining equipment suppliers;

•        Gryphon may be unable to raise the capital needed to continue operations;

•        mining machines rely on components and raw materials that may be subject to price fluctuations or shortages or delays, including ASIC chips that have been subject to an ongoing significant shortage;

•        Sphere 3D may be unable to identify complementary assets, products or businesses for acquisition and to successfully integrate them;

•        Sphere 3D may need to implement further cost reduction efforts;

•        Gryphon could inadvertently violate the Investment Company Act of 1940;

•        potential regulatory changes or interpretations could require Gryphon to register as a money services business, and other potential regulatory changes or interpretations of Gryphon’s activities could require licensing or other registration of Gryphon as a money transmitter under state law;

•        Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations;

•        Gryphon relies on hosting arrangements such as those with Core Scientific, Inc. and Coinmint, LLC to conduct its business, and the availability of such hosting arrangements is uncertain and competitive and may be affected by regulatory changes;

•        Gryphon may be affected by price fluctuations in the wholesale and retail power markets;

•        the development, acceptance and use of Bitcoin, digital asset networks and other digital assets could slow or stop;

•        banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in bitcoin-related activities or that accept bitcoin as payment;

•        geopolitical and economic events could have a negative impact on the supply and demand for bitcoin;

•        the value of bitcoin may be subject to pricing risk and has historically been subject to wide swings;

•        mining data centers at which Gryphon maintains its mining equipment may experience damages;

•        There is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Regulatory changes or actions may alter the nature of an investment in Gryphon or restrict the use of digital assets, such as cryptocurrencies;

•        it may be illegal, now or in the future, to acquire, own, hold, sell or use cryptocurrencies, to participate in blockchains or utilize similar cryptocurrency assets in one or more countries;

•        there is a lack of liquid markets, and manipulation of blockchain/cryptocurrency-based assets is possible;

•        Gryphon’s bitcoin may be subject to loss, theft or restriction on access;

•        interactions with a blockchain may expose Gryphon to specially designated nationals or blocked persons or violation of provisions of law that did not contemplate distributed ledger technology;

•        there is uncertainty regarding accounting for digital asset transactions and taxation of Gryphon’s businesses;

•        there is potential for technological obsolescence, vulnerability of the global supply chain to bitcoin hardware disruption, and difficulty in obtaining new hardware;

•        the rewards received from mining efforts may be reduced;

•        Gryphon may not realize the benefits of forks of the cryptocurrency network;

•        a malicious actor or botnet could obtain control in excess of 50% of the processing power active on the Bitcoin network, which could result in such actor or botnet manipulating the blockchain;

•        the bitcoin reward for solving blocks and transaction fees could decrease, which could result in Gryphon not having an adequate incentive to continue mining and may cease mining operations;

•        a decrease in transaction fees could decrease demand for bitcoin and prevent expansion;

•        the market price of Sphere 3D common shares is volatile;

•        Sphere 3D could lose “foreign private issuer” status or be treated as a Passive Foreign Investment Company; and

•        future sales of common shares by directors, officers and other shareholders could have a negative effect on the prevailing market price for Sphere 3D common shares.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the Merger Proposal present the material risks directly related to the Merger and the integration of the two companies to the extent presently known. Also included are the material risks associated with each of the businesses of Sphere 3D and Gryphon presently known, because these risks will also affect Sphere 3D following the closing of the Merger. The risks below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 56. The risks and uncertainties described in this proxy statement/prospectus are not the only ones that Sphere 3D and Gryphon face. Additional risks and uncertainties not presently known to Gryphon or Sphere 3D or that Gryphon or Sphere 3D currently consider immaterial may also impair Gryphon’s business operations or the business operations of Sphere 3D after the Merger. If any of the risks actually occur, business and financial results of both companies could be harmed or the trading price of Sphere 3D’s common shares could decline. You should also read and consider the other information in this proxy statement/prospectus, including the annexes. See “Where You Can Find More Information.”

Risks Related to the Merger Proposal

The Exchange Ratio will not be adjusted in the event of any change in Sphere 3D’s share price.

In the Merger, each Gryphon share of capital stock will be converted into the right to receive [            ] common shares of Sphere 3D (subject to adjustment as described herein). This Exchange Ratio will not be adjusted for changes in the market price of Sphere 3D’s common shares. Changes in the price of Sphere 3D’s common shares prior to completion of the Merger will affect the value of the consideration that Gryphon stockholders will receive on the date of the Merger. Share price changes may result from a variety of factors (many of which are beyond the control of Sphere 3D), including the following:

•        Changes in Sphere 3D’s business, operations, finances and prospects, or the market assessments thereof;

•        Market assessments of the likelihood that the Merger will be completed, including related considerations regarding regulatory approvals of the Merger; and

•        General market and economic conditions.

The price of Sphere 3D’s common shares at the closing of the Merger may vary from the price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus, and on the date of the special meeting. As a result, the market value represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Sphere 3D’s common shares on Nasdaq during the period from June 2, 2021, the last trading day before public announcement of execution of the Merger Agreement, through [            ], 2022, the last trading date before the date of this proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $[            ] to a high of $[            ] for each Gryphon share.

Because the Merger will be completed after the date of the special meeting, at the time of the special meeting, shareholders will not know the exact market value of the Sphere 3D common shares that Gryphon stockholders will receive upon completion of the Merger.

If the price of Sphere 3D’s common shares increases between the time of the special meeting and the closing of the Merger, Gryphon stockholders will receive Sphere 3D common shares that have a market value that is greater than the market value of such shares at the time of the special meeting. If the price of Sphere 3D’s common shares decreases between the time of the special meeting and the Effective Time, Gryphon stockholders will receive Sphere 3D common shares at closing that have a market value that is less than the market value of such shares at the time of the special meeting. Therefore, because the Exchange Ratio will not be adjusted based on the market value of shares of Sphere 3D common shares, shareholders cannot be sure at the time of the special meeting of the market value of the consideration that will be paid to Gryphon stockholders upon completion of the Merger.

The Merger is subject to a number of conditions.

The Merger Agreement contains a number of conditions that must be fulfilled (or waived by the parties) to complete the Merger. These include, among other customary conditions, conditions relating to the approval of the Merger Proposal by Sphere 3D’s shareholders and of the Merger by Gryphon’s stockholders. The required satisfaction (or waiver) of these conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause Sphere 3D not to realize some or all of the benefits that the parties expect Sphere 3D to achieve. Further, there can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed.

Failure to complete the Merger could negatively impact Sphere 3D’s business, financial condition, results of operations or stock price.

Completion of the Merger is conditioned upon the satisfaction of certain closing conditions, including the approval of the each of the shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal, by Sphere 3D shareholders, as set forth in the Merger Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the Merger is not consummated for these or any other reason, Sphere 3D’s ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

•        Sphere 3D may be required, under certain circumstances, to forgive the promissory note pursuant to which Sphere 3D has loaned Gryphon a total of $12.5 million and to issue and deliver 850,000 Sphere 3D common shares (or $2,500,000 in cash, if such issuance of such shares would negatively impact the ability of the Registration Statement of which this proxy statement/prospectus forms a part to be declared effective under the Securities Act or would negatively impact the ability of Sphere 3D to comply with the Nasdaq listing covenants);

•        Sphere 3D will be required to pay a portion of the substantial fees and expenses that it incurred related to the Merger, such as legal, accounting, printing and fees and expenses of other professionals retained in connection with the Merger, even if the Merger is not completed and, except in certain circumstances, Sphere 3D may not be able to recover such fees and expenses from Gryphon;

•        under the Merger Agreement, Sphere 3D is subject to certain restrictions on the conduct of its business prior to completing the Merger, which restrictions could adversely affect its ability to realize certain of its business strategies, including its ability to enter into additional acquisitions or other strategic transactions while the Merger is pending;

•        matters relating to the Merger may require substantial commitments of time and resources by Sphere 3D’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Sphere 3D;

•        the market price of Sphere 3D common shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

•        Sphere 3D may experience negative reactions to the termination of the Merger from customers, clients, business partners, lenders and employees; and

•        Sphere 3D would not realize any of the anticipated benefits of having completed the Merger.

In addition, any delay in the consummation of the Merger, or any uncertainty about the consummation of the Merger, may adversely affect Sphere 3D’s future business, growth, revenue, liquidity and results of operations.

Gryphon is not a publicly-traded company, making it difficult to determine the fair market value of Gryphon.

The outstanding capital stock of Gryphon is privately held and is not currently traded on any public market, which makes it difficult to determine the fair market value of Gryphon. There can be no assurance that the Merger Consideration to be issued to Gryphon stockholders will not be more than the actual value of Gryphon.

Sphere 3D and Gryphon have incurred and expect to continue to incur substantial transaction-related costs in connection with the Merger.

Sphere 3D and Gryphon have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the Merger. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred, which may be higher than expected and could have a material adverse effect on the new business’s financial condition and operating results.

The fairness opinion obtained by Sphere 3D from its independent financial advisor will not reflect subsequent changes.

In connection with the proposed Merger, PGP Capital Advisors, LLC, the independent financial advisor to the board of directors of Sphere 3D, delivered to the board of directors an opinion dated June 3, 2021 to the effect that as of that date, and based upon and subject to the various considerations set forth in the opinion, the Merger Consideration to be paid by Sphere 3D pursuant to the Merger Agreement was fair, from a financial point of view, to Sphere 3D. The opinion does not reflect changes that may occur or that have occurred after the date of the opinion, including changes to the operations and prospects of Sphere 3D or Gryphon, changes in the market prices of the common shares of Sphere 3D, changes in general market or economic conditions, Gryphon’s ability to service the debt on its mining machine orders, Sphere 3D’s loan to Gryphon to pay for mining machines or regulatory or other factors. Any such changes, or changes of other factors on which the opinion is based, may materially alter or affect the relative values of Sphere 3D and Gryphon and the value of the Merger Consideration payable to Gryphon stockholders.

The Merger may be a taxable event for Gryphon stockholders if it does not qualify as a “reorganization” for U.S. federal income tax purposes or if the Merger does not satisfy the requirements of Section 367(a)(1) of the Code.

The U.S. federal income tax considerations of the Merger applicable to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) will depend on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Although the Merger (i) is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) accordingly it is intended that the Merger does not result in gain being recognized by U.S. Holders of Gryphon common stock under Section 367(a) of the Code (other than with respect to any such holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding common shares of Sphere 3D immediately after the Merger) there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS. If the Merger were to fail to qualify as a reorganization or if any requirement for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code were not satisfied, a U.S. Holder would recognize gain or loss for U.S. federal income tax purposes on each share of Gryphon common stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the Merger Consideration received in exchange for such surrendered share upon completion of the Merger and (2) the holder’s basis in the share of Gryphon common stock surrendered. If the transaction does qualify as a reorganization but does not satisfy the requirements of Section 367(a)(1) of the Code, U.S. Holders will be required to recognize the full amount of any gain, but not loss, on their exchange of their shares of Gryphon common stock for Merger Consideration. Any gain or loss recognized would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Gryphon common stock exceeds one year at the Effective Time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

The closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify for the intended tax treatment, and neither Gryphon nor Sphere 3D intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Neither Gryphon nor Sphere 3D nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. For a more complete discussion of the material U.S. federal income tax considerations of the Merger, please review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” below.

The Merger could result in Sphere 3D being treated as a U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation organized under Canadian law is not treated as a U.S. corporation and, therefore, is treated as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation that acquires the stock of a U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances. If Sphere 3D were treated as a U.S. corporation for U.S. federal income tax purposes, among other consequences, it would generally be subject to U.S. federal income tax on its worldwide income, and its dividends would be treated as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code, Sphere 3D is expected to be treated as a Canadian tax resident for Canadian tax purposes. Consequently, if Sphere 3D were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Canadian taxes and dividends paid by Sphere 3D to its shareholders could be subject to both U.S. and Canadian withholding taxes.

Sphere 3D does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Sphere 3D intends to take this position on its tax returns. Sphere 3D has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Merger is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. The rules for determining whether a non-U.S. corporation is treated as a U.S. corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. Sphere 3D’s intended position is not free from doubt. Further, the application of such rules must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For more information about the application of Section 7874 of the Code to the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Code Section 7874 may limit the ability of Gryphon to use certain tax attributes following the Merger, increase Sphere 3D’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to Sphere 3D and Sphere 3D’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation and after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Merger, Sphere 3D and certain of Sphere 3D’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Sphere 3D include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

As more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger,” based on the terms of the Merger and certain factual assumptions, Sphere 3D is not currently intended to be subject to these rules under Section 7874 of the Code after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether Sphere 3D is subject to the above rules or that such a challenge would not be sustained by a court.

However, even if Sphere 3D is not subject to the above adverse consequences under Section 7874, Sphere 3D may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Sphere 3D were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Treasury regulations under Section 7874 would exclude certain shares of Sphere 3D attributable to the Merger for purposes of determining whether Section 7874 applies to that subsequent acquisition, making it more likely that Section 7874 will apply to such subsequent acquisition. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the application of Section 7874 of the Code to the Merger. Investors in Sphere 3D should consult their own advisors regarding the application of Section 7874 of the Code to the Merger.

Risks Relating to the Merger

The expected benefits of the Merger may not be realized.

To be successful after the Merger, Sphere 3D will need to combine and integrate the operations of Gryphon and Sphere 3D. Integration will require substantial management attention and resources and could detract attention and resources from the day-to-day business of Sphere 3D. Sphere 3D could encounter difficulties in the integration process, such as:

•        the inability to successfully combine Gryphon’s business in a manner that permits Sphere 3D to achieve, on a timely basis, or at all, the anticipated benefits of the Merger;

•        complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating different assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders, and other constituencies;

•        the loss of key employees, customers, suppliers, vendors and partners;

•        insufficient capital and liquidity to achieve the business plan;

•        the inability of the combined company to meet its cost expectations

•        performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger; and

•        potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

If Sphere 3D cannot integrate Gryphon’s business successfully with its own, Sphere 3D may fail to realize the expected benefits of the Merger. In addition, there is no assurance that all of the goals and anticipated benefits of the Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that neither Sphere 3D nor Gryphon’s controls. These factors include such things as the reactions of third parties with whom contracts are entered into and with which business is undertaken and the reactions of investors and analysts.

In addition, Gryphon and Sphere 3D have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees, and other constituencies or Sphere 3D ability to achieve the anticipated benefits of the Merger, or could reduce each company’s operating results or otherwise adversely affect Sphere 3D business and financial results following the Merger.

A market for Sphere 3D’s securities may not be sustained, which would adversely affect the liquidity and price of its securities.

Following the Merger, the price of Sphere 3D’s securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for Sphere 3D’s securities following the Merger may not be sustained.

Future results following the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for purposes of presenting the historical consolidated financial statements of Sphere 3D with the historical financial statements of Gryphon, as adjusted to give effect to the Merger, and is not necessarily indicative of the financial condition or results of operations of the business following the Merger. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition and results of operations following the Merger. Any change in Sphere 3D’s financial condition or results of operations may cause significant variations in the price of its common shares. See “Unaudited Pro Forma Condensed Combined Financial Statements” for more information.

Sphere 3D may not realize anticipated growth opportunities.

Sphere 3D expects that it will realize growth opportunities and other financial and operating benefits as a result of the Merger; however, it cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved.

Following the consummation of the Merger, Gryphon’s existing stockholders will, assuming no conversion of the outstanding Series H Preferred Shares, or until such conversion, control Sphere 3D, and their interests may conflict with yours in the future.

Immediately following the Closing of the anticipated Merger, Gryphon’s existing stockholders will own a majority of the outstanding Sphere 3D common shares, assuming that the shares issuable upon the conversion of the Series H Preferred Shares in connection with the Hertford Transaction are not issued prior to such time. Each Sphere 3D common share initially entitles its holders to one vote on all matters presented to shareholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the majority of directors of Sphere 3D and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the articles and by-laws and other significant corporate transactions of Sphere 3D for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of Sphere 3D, which may reduce the value of an investment in the Sphere 3D common shares. So long as Gryphon’s existing stockholders continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of Sphere 3D. After giving effect to the issuance of Sphere 3D common shares to Hertford in connection with the possible conversion of the Series H Preferred Shares owned by Hertford, Gryphon will have less influence and ability to control the decisions of Sphere 3D.

Nasdaq may not continue to list Sphere 3D’s securities on its exchange, and if they do continue to be listed, Sphere 3D may be unable to satisfy Nasdaq listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

As a result of the proposed Merger, Sphere 3D intends to re-apply for listing of its shares and warrants on the Nasdaq Capital Market. While Sphere 3D will apply to have its shares and warrants listed on Nasdaq upon consummation of the Merger, it must meet Nasdaq’s initial listing requirements. Sphere 3D may be unable to meet those requirements. Even if its securities are listed on Nasdaq following the Merger, Sphere 3D may be unable to maintain the listing of its securities in the future.

If Sphere 3D fails to meet the initial listing requirements and Nasdaq does not list the securities of Sphere 3D on its exchange, or if Sphere 3D is delisted, there could be significant material adverse consequences to Sphere 3D, including:

•        a limited availability of market quotations for Sphere 3D securities;

•        a limited amount of news and analyst coverage for Sphere 3D; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

The Merger will result in changes to Sphere 3D’s board of directors and management that may affect the strategy and operations of the combined company as compared to that of Gryphon and Sphere 3D as they currently exist.

If the Merger is completed, the composition of Sphere 3D’s board of directors and management team will change. Upon completion of the Merger, the Sphere 3D board of directors will be comprised of seven (7) members. Sphere 3D’s board of directors currently consists of four (4) members, and on closing of the Merger, certain members of the Sphere 3D board of directors are anticipated to resign and additional board members designated by Gryphon will be appointed to the Sphere 3D board of directors.

There is no assurance that the newly-constituted board of directors and new management of Sphere 3D will function effectively as a team or be able to execute Sphere 3D’s business plan and operations to maximize profitability, and that there will not be any adverse effect on Sphere 3D’s business as a result.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations following the Merger.

The combined company will be dependent on the experience and industry knowledge of Gryphon and Sphere 3D officers and other key employees to execute its business plans. Sphere 3D’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees of both Sphere 3D and Gryphon as well as upon the ability of Sphere 3D’s new management to execute operationally after the Merger. Gryphon’s and Sphere 3D’s current and prospective employees may experience uncertainty about their roles within Sphere 3D following the Merger or other concerns regarding its operations following the Merger, any of which may have an adverse effect on Sphere 3D’s ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that Gryphon and Sphere 3D will be able to attract or retain key management personnel and other key employees until the Merger is consummated or following the Merger to the same extent that Gryphon and Sphere 3D have previously been able to attract or retain such employees.

Sphere 3D will continue to incur substantial costs and obligations as a result of being a public company.

As a publicly-traded company, Sphere 3D will continue to incur significant legal, accounting and other expenses that Gryphon was not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. Sphere 3D expects these rules and regulations will increase its legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

Following the Merger, Sphere 3D may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in Sphere 3D and may depress the market price of its common shares.

Sphere 3D may issue additional shares or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants without shareholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

•        Sphere 3D’s existing shareholders’ proportionate ownership interest will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share may be diminished; and

•        the market price of Sphere 3D shares may decline.

If Sphere 3D’s performance following the Merger does not meet market expectations, the price of its securities may decline.

If Sphere 3D’s performance following the Merger does not meet market expectations, the price of Sphere 3D common shares may decline. The market value of Sphere 3D common shares at the time of the Merger may vary significantly from the price of its common shares on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which its shareholders vote on the Merger. Because the number of Sphere 3D common shares issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of its common shares, the value of Sphere 3D common shares issued in the Merger may be higher or lower than the values of its shares on earlier dates.

In addition, following the Merger, fluctuations in the price of Sphere 3D common shares could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for the equity interests of Gryphon, and trading in its common stock has not been active. Accordingly, the valuation ascribed to Gryphon and

Sphere 3D common shares in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for Sphere 3D common shares develops and continues, the trading price of its shares following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in Sphere 3D common shares and its common shares may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of Sphere 3D common shares following the Merger may include:

•        actual or anticipated fluctuations in Sphere 3D’s financial results or the financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about its operating results;

•        success of competitors;

•        its operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Sphere 3D or the lithium-ion battery recycling industry and market in general;

•        operating and share price performance of other companies that investors deem comparable to Sphere 3D;

•        its ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving Sphere 3D;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of its shares available for public sale;

•        any significant change in its board or management;

•        sales of substantial amounts of shares by its directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Sphere 3D common shares irrespective of its operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Sphere 3D’s securities, may not be predictable. A loss of investor confidence in the market for technology, bitcoin mining or sustainability-related stocks or the stocks of other companies that investors perceive to be similar to Sphere 3D could depress its share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Sphere 3D common shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The market price of Sphere 3D’s common shares may be affected by factors different from those affecting the Sphere 3D’s common shares or Gryphon’s common stock prior to consummation of the Merger.

Sphere 3D’s historical business differs from that of Gryphon. Accordingly, the results of operations of the combined company and the market price of Sphere 3D’s common shares may be affected by factors different from those that previously affected the independent results of operations and the market price of the common stock of Gryphon and the common shares of Sphere 3D.

Gryphon stockholders and Sphere 3D shareholders will experience immediate dilution due to the issuance of Sphere 3D common shares upon the closing of the Merger.

If Sphere 3D shareholders approve the Merger Proposal and the other proposals described herein and the parties consummate the Merger, Sphere 3D is expected to issue an aggregate of [            ] Sphere 3D common shares upon the closing of the Merger. It is anticipated that, upon completion of the Merger and assuming no conversion of the

Series H Preferred Shares into Sphere 3D common shares in connection with the Hertford Transaction, (i) Sphere 3D’s existing public shareholders, including its independent directors, will own approximately [            ]% of the outstanding Sphere 3D common shares and (ii) Gryphon’s existing shareholders will own approximately [            ]% of the outstanding Sphere 3D common shares. The expected number of Sphere 3D common shares to be issued by Sphere 3D and the ownership percentages set forth above are subject to adjustment in accordance with the terms of the Merger Agreement.

It is anticipated that, upon completion of the Merger and assuming all conditions to the Hertford Transaction are satisfied and all Series H Preferred Shares issuable in the Hertford transaction are issued and converted in connection with the Hertford Proposal, (i) Sphere 3D’s existing public shareholders, including its independent directors, will own approximately [            ]% of the outstanding Sphere 3D common shares, (ii) Gryphon’s existing shareholders will own approximately [            ]% of the outstanding Sphere 3D common shares and (iii) Hertford will own approximately [            ]% of the outstanding Sphere 3D common shares. The expected number of Sphere 3D common shares to be issued by Sphere 3D and the ownership percentages set forth above are subject to adjustment in accordance with the terms of the Merger Agreement and in accordance the terms of the Series H Preferred Shares.

Directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Sphere 3D’s public shareholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require Sphere 3D to agree to amend the Merger Agreement, to consent to certain actions taken by Gryphon or to waive rights to which Sphere 3D is entitled to under the Merger Agreement. These events could arise because of changes in Gryphon’s business, a request by Gryphon to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Gryphon’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at Sphere 3D’s discretion, acting through its board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public shareholders and what he or she may believe is best for him or herself in determining whether or not to take the requested action or waive its rights. As of the date of this proxy statement/prospectus, Sphere 3D does not believe there will be any requests, actions or waivers that its directors and officers would be likely to make after shareholder approval of the Merger Proposal has been obtained. While certain changes could be made without further shareholder approval, Sphere 3D will circulate a new or amended proxy statement/prospectus and resolicit its shareholders if changes to the terms of the Merger and other related transactions that would have a material impact on its shareholders are required prior to the vote on the Merger Proposal.

Sphere 3D expects to incur significant, non-recurring costs in connection with consummating the Merger and related transactions.

Sphere 3D expects to incur significant, non-recurring costs in connection with consummating the Merger and other related transactions. Sphere 3D will pay all fees, expenses and costs it incurs or incurred on its behalf in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). Sphere 3D currently estimates that transaction expenses will be approximately $[            ] million.

Actions taken by Sphere 3D’s officers and directors to increase the likelihood of approval of the Merger Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of Sphere 3D common shares.

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding Sphere 3D or its securities, Sphere 3D’s directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire common shares or vote their shares in favor of the Merger Proposal. As of the date of this proxy statement/prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by such persons for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved. Entering into any such arrangements may have a depressive effect on the price of Sphere 3D’s common shares. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Sphere 3D’s and Gryphon’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Sphere 3D’s and Gryphon’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Gryphon’s and Sphere 3D’s ability to successfully effect the Merger and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Gryphon, all of whom Sphere 3D expects to stay with Sphere 3D following the Merger. The loss of such key personnel following the Merger could adversely affect the operations and profitability of Sphere 3D’s business.

Sphere 3D’s and Gryphon’s ability to recognize certain benefits of the Merger and successfully operate Sphere 3D’s business following the Merger will depend upon the efforts of certain key personnel of Gryphon. Although Sphere 3D and Gryphon expect all of such key personnel to remain with Sphere 3D following the Merger, the unexpected loss of key personnel may adversely affect the operations and profitability of Sphere 3D and would require Sphere 3D to recruit a new leadership team. In addition, Sphere 3D’s future success depends in part on its ability to identify and retain key personnel to succeed senior management in an expedient matter. Furthermore, while Sphere 3D has closely scrutinized the skills, abilities and qualifications of the key Gryphon personnel that will be employed by Sphere 3D, Sphere 3D’s assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities Sphere 3D expects or those necessary to manage a public company, the operations and profitability of Sphere 3D’s business may be negatively impacted.

Following the Merger, Sphere 3D’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its common shares.

The trading market for Sphere 3D common shares will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of Sphere 3D, its share price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover Sphere 3D, their projections may vary widely and may not accurately predict the results it actually achieves. Sphere 3D’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on Sphere 3D downgrades its shares or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Sphere 3D or fails to publish reports on it regularly, its share price or trading volume could decline.

Subsequent to the consummation of the Merger, Sphere 3D may be required to take write-downs or write-offs, restructuring and impairment or other charges, including goodwill, that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Sphere 3D has conducted a due diligence examination of Gryphon and its subsidiaries, Sphere 3D cannot assure you that this examination revealed all material issues that may be present in Gryphon’s business, or that factors outside of Sphere 3D’s and Gryphon’s control will not later arise. As a result, Sphere 3D may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Sphere 3D’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Sphere 3D’s liquidity, the fact that it may report charges of this nature could contribute to negative market perceptions about Sphere 3D or its securities. In addition, charges of this nature may cause Sphere 3D to be unable to obtain future financing on favorable terms or at all.

If the Merger is not completed, and Gryphon is unable to repay the loan made to it by Sphere 3D, Sphere 3D may incur a loss.

On July 6, 2021, Sphere 3D entered into a promissory note (the “Gryphon Note”) and security agreement with Gryphon (the “Security Agreement”), pursuant to which Sphere 3D loaned Gryphon $2.7 million in exchange for the Gryphon Note bearing interest at 9.5% per annum. On August 30, 2021, Sphere 3D entered into Amendment No. 1 to the Gryphon Note and Security Agreement, pursuant to which Sphere 3D loaned Gryphon an additional $3,650,000. On September 29, 2021, Sphere 3D entered into Amendment No. 2 to the Gryphon Note and Security Agreement pursuant to which Sphere 3D loaned Gryphon an additional $3,650,000 and amended the repayment schedule whereby the principal and accrued interest shall be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024. To provide additional financing for Gryphon for operations prior to the consummation of the Merger, Sphere 3D loaned an additional $2.5 million to Gryphon on January 3, 2022, which loan increased the principal amount of the Gryphon Note to $12.5 million, and extended the initial date for the repayment of the Gryphon Note to a date subsequent to the consummation of the Merger. As Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Gryphon under the Gryphon Note will be forgiven if the Merger is not consummated, Sphere 3D also released all of the collateral pledged by Gryphon to secure the Gryphon Note.

Sphere 3D may be subject to securities litigation, which is expensive and could divert management attention.

Following the Merger, Sphere 3D’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Sphere 3D may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject Sphere 3D to significant liabilities.

Gryphon’s operations may be restricted during the pendency of the Merger pursuant to terms of the Merger Agreement.

Prior to the consummation of the Merger, Gryphon is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without the consent of Sphere 3D. As a result, Gryphon may be unable, during the pendency of the Merger, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Risks Related to Sphere 3D’s Business.

Sphere 3D may be unable to successfully integrate its recent and future acquisitions, which could adversely affect Sphere 3D’s business, financial condition, results of operations and prospects.

The operation and management of this acquisition and other recent acquisitions, or any of Sphere 3D’s future acquisitions, may adversely affect Sphere 3D’s existing income and operations or Sphere 3D may not be able to effectively manage any growth resulting from these transactions. Sphere 3D’s success will depend, in part, on the extent to which Sphere 3D is able to merge these functions, eliminate the unnecessary duplication of other functions and otherwise integrate these companies (and any additional businesses with which Sphere 3D may combine in the future) into a cohesive, efficient enterprise. This integration process may entail significant costs and delays. Sphere 3D’s failure to integrate the operations of these companies successfully could adversely affect Sphere 3D’s business, financial condition, results of operations and prospects. To the extent that any acquisition results in additional goodwill, it will reduce Sphere 3D’s tangible net worth, which might adversely affect Sphere 3D’s business, financial condition, results of operations and prospects, as well as Sphere 3D’s credit capacity.

The extent to which the coronavirus, or COVID-19, outbreak and measures taken in response thereto impact Sphere 3D’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

Global health concerns relating to the coronavirus outbreak have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. Risks related to consumers and businesses lowering or changing spending, which impact domestic and international spend. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures have not only negatively impacted consumer spending and business spending habits, they have also adversely impacted and may further impact Sphere 3D’s workforce and operations and the operations of its customers, suppliers and business partners. These measures may remain in place for a significant period of time and they are likely to continue to adversely affect Sphere 3D’s business, results of operations and financial condition.

The spread of the coronavirus has caused Sphere 3D to modify its business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and it may take further actions as may be required by government authorities that it determines are in the best interests of its employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities.

The extent to which the coronavirus outbreak impacts Sphere 3D’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the coronavirus outbreak has subsided, Sphere 3D may continue to experience materially adverse impacts to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of the coronavirus and a global pandemic, and, as a result, the ultimate impact of the coronavirus outbreak or a similar health epidemic is highly uncertain and subject to change. Sphere 3D does not yet know the full extent of the impacts on its business, its operations or the global economy as a whole. However, the effects could have a material impact on Sphere 3D’s results of operations, and Sphere 3D will continue to monitor the coronavirus situation closely.

Sphere 3D’s cash and other sources of liquidity may not be sufficient to fund its operations beyond June 30, 2022. Sphere 3D may not be successful in raising additional capital necessary to meet expected increases in working capital needs. If Sphere 3D raises additional funding through sales of equity or equity-based securities, your shares will be diluted. If Sphere 3D needs additional funding for operations and it is unable to raise it, Sphere 3D may be forced to liquidate assets and/or curtail or cease operations or seek bankruptcy protection or be subject to an involuntary bankruptcy petition.

Management has projected that cash on hand may not be sufficient to allow Sphere 3D to continue operations beyond June 30, 2022 if it is unable to raise additional funding for operations. Sphere 3D expects its working capital needs to increase in the future as it continues to expand and enhance its operations. Sphere 3D’s ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of its current business and successful implementation of its key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond Sphere 3D’s control. No assurance can be given that Sphere 3D will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on Sphere 3D’s future financing and operating activities. If Sphere 3D requires additional capital and is unsuccessful in raising that capital, it may not be able to continue its business operations and advance its growth initiatives, which could adversely impact Sphere 3D’s business, financial condition and results of operations.

Significant changes from Sphere 3D’s current forecasts, including but not limited to: (i) failure to comply with the financial covenants in its credit facility; (ii) shortfalls from projected sales levels; (iii) unexpected increases in product costs; (iv) increases in operating costs; (v) changes in the historical timing of collecting accounts receivable; and (vi) inability to maintain compliance with the requirements of the Nasdaq and/or inability to maintain listing with the Nasdaq could have a material adverse impact on Sphere 3D’s ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or Sphere 3D is unable to generate sufficient cash from operations or financing sources, Sphere 3D may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on Sphere 3D’s business, results of operations, financial position and liquidity.

If Sphere 3D raises additional funds by selling additional shares, or securities convertible into shares, the ownership interest of Sphere 3D’s existing shareholders will be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets.

Sphere 3D urges you to review the additional information about its liquidity and capital resources in “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Sphere 3D.” If Sphere 3D’s business ceases to continue as a going concern due to lack of available capital or otherwise, it could have a material adverse effect on Sphere 3D’s business, results of operations, financial position, and liquidity.

A cybersecurity breach into Sphere 3D’s products when used by its customers could adversely affect its ability to conduct its business, harm its reputation, expose it to significant liability or otherwise damage its financial results.

A cybersecurity breach into a system Sphere 3D has sold to a customer could negatively affect its reputation as a trusted provider of storage and data protection products by adversely impacting the market’s perception of the security of Sphere 3D’s products and services. Many of Sphere 3D’s customers and partners store sensitive data on Sphere 3D’s products, and a cybersecurity breach related to Sphere 3D’s products could harm Sphere 3D’s reputation and potentially expose Sphere 3D to significant liability.

Sphere 3D also maintains sensitive data related to its employees, partners and customers, including intellectual property, proprietary business information and personally identifiable information on its own systems. Sphere 3D employs sophisticated security measures; however, it may face threats across its infrastructure including unauthorized access, security breaches and other system disruptions.

It is critical to Sphere 3D’s business that its employees’, partners’ and customers’ sensitive information remains secure, and that its customers perceive that this information is secure. A cybersecurity breach could result in unauthorized access to, loss of, or unauthorized disclosure of such information. A cybersecurity breach could expose Sphere 3D to litigation, indemnity obligations, government investigations and other possible liabilities. Additionally, a cyber-attack, whether actual or perceived, could result in negative publicity that could harm Sphere 3D’s reputation and reduce its customers’ confidence in the effectiveness of its solutions, which could materially and adversely affect Sphere 3D’s business and results of operations. A breach of its security systems could also expose Sphere 3D to increased costs, including remediation costs, disruption of operations or increased cybersecurity protection costs that may have a material adverse effect on Sphere 3D’s business. Although Sphere 3D maintains technology errors and omissions liability insurance, its insurance may not cover potential claims of these types or may not be adequate to indemnify it for inability that may be imposed. Any imposition or liability or litigation costs that are not covered by insurance or in excess of Sphere 3D’s insurance coverage could harm Sphere 3D’s business.

Sphere 3D faces a selling cycle of variable length to secure new purchase agreements for its products and services, and design wins may not result in purchase orders or new customer relationships.

Sphere 3D faces a selling cycle of variable lengths to secure new purchase agreements. Even if Sphere 3D succeeds in developing a relationship with a potential new customer and/or obtaining design wins, it may not be successful in securing new sales for its products or services, or new customers. In addition, Sphere 3D cannot accurately predict the timing of entering into purchase agreements with new customers due to the complex purchase decision processes of some large institutional customers, such as healthcare providers or school districts, which often involve high-level management or board of directors approvals. Consequently, Sphere 3D has only a limited ability to predict the timing of specific new customer relationships.

Sphere 3D has a history of net losses. It may not achieve or maintain profitability.

Sphere 3D has limited non-recurring revenues derived from operations. Sphere 3D’s near-term focus has been in actively developing reference accounts and building its sales, marketing and support capabilities. HVE ConneXions, LLC (“HVE”) and UCX ConneXions Inc. (“UCX”), which Sphere 3D acquired in January 2017, also have a history of net losses. Sphere 3D expects to continue to incur net losses and it may not achieve or maintain profitability. Sphere 3D expects continued losses during 2021 and as a result of these and other factors, it may not be able to achieve, sustain or increase profitability in the near future.

Sphere 3D is subject to many risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, technology, and market acceptance issues. There is no assurance that Sphere 3D will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of Sphere 3D’s stage of operations.

Sphere 3D’s plans for growth will place significant demands upon its resources. If Sphere 3D is unsuccessful in achieving its plan for growth, its business could be harmed.

Sphere 3D is actively pursuing a plan to market its products domestically and internationally. The plan will place significant demands upon managerial, financial and human resources. Sphere 3D’s ability to manage future growth will depend in large part upon several factors, including its ability to rapidly:

•        build or leverage, as applicable, a network of channel partners to create an expanding presence in the evolving marketplace for Sphere 3D’s products and services;

•        build or leverage, as applicable, a sales team to keep end-users and channel partners informed regarding the technical features, issues and key selling points of Sphere 3D’s products and services;

•        attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

•        develop support capacity for end-users as sales increase, so that Sphere 3D can provide post-sales support without diverting resources from product development efforts; and

•        expand Sphere 3D’s internal management and financial controls significantly, so that Sphere 3D can maintain control over its operations and provide support to other functional areas as the number of personnel and size increases.

Sphere 3D’s inability to achieve any of these objectives could harm its business, financial condition and results of operations.

Sphere 3D’s market is competitive and dynamic. New competing products and services could be introduced at any time that could result in reduced profit margins and loss of market share.

The technology industry is very dynamic, with new technology and services being introduced by a range of players, from larger established companies to start-ups, on a frequent basis. Sphere 3D’s competitors may announce new products, services, or enhancements that better meet the needs of end-users or changing industry standards. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on Sphere 3D’s business, financial condition and results of operations. Furthermore, the worldwide storage market is intensely competitive. A number of manufacturers of disk-based storage solutions compete for a limited number of customers. Barriers to entry are relatively low in these markets, and some of Sphere 3D’s competitors in this market have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in manufacturing, marketing and distributing products. Ongoing pricing pressure could result in significant price erosion, reduced profit margins and loss of market share, any of which could have a material adverse effect on Sphere 3D’s business, results of operations, financial position and liquidity.

Sphere 3D’s success depends on its ability to anticipate technological changes and develop new and enhanced products.

The markets for Sphere 3D’s products are characterized by rapidly-changing technology, evolving industry standards and increasingly-sophisticated customer requirements. The introduction of products embodying new technology and the emergence of new industry standards can negatively impact the marketability of Sphere 3D’s existing products and can exert price pressures on existing products. It is critical to Sphere 3D’s success that it is able to anticipate and react quickly to changes in technology or in industry standards and to successfully develop, introduce, manufacture and achieve market acceptance of new, enhanced and competitive products on a timely basis and cost-effective basis. Sphere 3D invests resources towards continued innovation; however, there can be no assurance that it will successfully develop new products or enhance and improve its existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not negatively impact Sphere 3D. Sphere 3D’s inability to develop products that are competitive in technology and price and that meet end-user needs could have a material adverse effect on its business, financial condition or results of operations.

Development schedules for technology products are inherently uncertain. Sphere 3D may not meet its product development schedules, and development costs could exceed budgeted amounts. Sphere 3D’s business, results of operations, financial position and liquidity may be materially and adversely affected if the products or product enhancements that Sphere 3D develops are delayed or not delivered due to developmental problems, quality issues or component shortage problems, or if Sphere 3D’s products or product enhancements do not achieve market acceptance or are unreliable. Sphere 3D or its competitors will continue to introduce products embodying new technologies, such as new sequential or random access mass storage devices. In addition, new industry standards may emerge. Such events could render Sphere 3D’s existing products obsolete or not marketable, which would have a material adverse effect on its business, results of operations, financial position and liquidity.

Sphere 3D’s products, including its Bitcoin mining machines, may contain defects in components or design, and its warranty reserves may not adequately cover its warranty obligations for these products.

Although Sphere 3D employs a testing and quality assurance program, its products, including its Bitcoin mining machines, may contain defects or errors. Defects and errors in Sphere 3D’s products could materially and adversely affect its reputation, result in significant costs, delay planned release dates and impair its ability to sell its products in the future. The costs incurred in correcting any product defects or errors may be substantial and could adversely affect Sphere 3D’s operating margins.

Sphere 3D also established reserves for the estimated liability associated with product warranties. However, Sphere 3D could experience unforeseen circumstances where these or future reserves may not adequately cover its warranty obligations. For example, the failure or inadequate performance of product components that Sphere 3D purchases could increase its warranty obligations beyond these reserves.

The failure to attract, hire, retain and motivate key personnel could have a significant adverse impact on Sphere 3D’s operations.

Sphere 3D’s success depends on the retention and maintenance of key personnel, including members of senior management and its technical, sales and marketing teams. Achieving this objective may be difficult due to many factors, including competition for such highly skilled personnel; fluctuations in global economic and industry conditions; changes in Sphere 3D’s management or leadership; competitors’ hiring practices; and the effectiveness of Sphere 3D’s compensation programs. The loss of any of these key persons could have a material adverse effect on Sphere 3D’s business, financial condition or results of operations.

Sphere 3D’s success is also dependent on continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, sales, marketing and finance personnel. Any such new hire may require a significant transition period prior to making a meaningful contribution. Competition for qualified employees is particularly intense in the technology industry, and Sphere 3D has in the past experienced difficulty recruiting qualified employees. Sphere 3D’s failure to attract and to retain the necessary qualified personnel could seriously harm Sphere 3D’s operating results and financial condition. Competition for such personnel can be intense, and no assurance can be provided that Sphere 3D will be able to attract or retain highly qualified technical and managerial personnel in the future, which may have a material adverse effect on Sphere 3D’s future growth and profitability. Sphere 3D does not have key person insurance.

Sphere 3D’s financial results may fluctuate substantially for many reasons, and past results should not be relied on as indications of future performance.

Sphere 3D’s revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to:

•        varying size, timing and contractual terms of orders for Sphere 3D’s products, which may delay the recognition of revenue;

•        competitive conditions in the industry, including strategic initiatives by Sphere 3D or its competitors, new products or services, product or service announcements and changes in pricing policy by Sphere 3D or its competitors;

•        market acceptance of Sphere 3D’s products and services;

•        Sphere 3D’s ability to maintain existing relationships and to create new relationships with channel partners;

•        the discretionary nature of purchase and budget cycles of Sphere 3D’s customers and end-users;

•        the length and variability of the sales cycles for Sphere 3D’s products;

•        general weakening of the economy resulting in a decrease in the overall demand for Sphere 3D’s products and services or otherwise affecting the capital investment levels of businesses with respect to Sphere 3D’s products or services;

•        timing of product development and new product initiatives;

•        changes in customer mix;

•        increases in the cost of, or limitations on, the availability of materials;

•        fluctuations in average selling prices;

•        changes in product mix; and

•        increases in costs and expenses associated with the introduction of new products.

Further, the markets that Sphere 3D serves are volatile and subject to market shifts that Sphere 3D may be unable to anticipate. A slowdown in the demand for workstations, mid-range computer systems, networks and servers could have a significant adverse effect on the demand for Sphere 3D’s products in any given period. In the past, Sphere 3D has experienced delays in the receipt of purchase orders and, on occasion, anticipated purchase orders have been rescheduled or have not materialized due to changes in customer requirements. Sphere 3D’s customers may cancel or delay purchase orders for a variety of reasons, including, but not limited to, the rescheduling of new product introductions, changes in Sphere 3D’s customers’ inventory practices or forecasted demand, general economic conditions affecting Sphere 3D’s customers’ markets, changes in Sphere 3D’s pricing or the pricing of Sphere 3D’s competitors, new product announcements by Sphere 3D or others, quality or reliability problems related to Sphere 3D’s products, or selection of competitive products as alternate sources of supply.

Thus, there can be no assurance that Sphere 3D will be able to reach profitability on a quarterly or annual basis. Sphere 3D believes that its revenue and operating results will continue to fluctuate, and that period-to-period comparisons are not necessarily indications of future performance. Sphere 3D’s revenue and operating results may fail to meet the expectations of public market analysts or investors, which could have a material adverse effect on the price of Sphere 3D’s common shares. In addition, portions of Sphere 3D’s expenses are fixed and difficult to reduce if Sphere 3D’s revenues do not meet its expectations. These fixed expenses magnify the adverse effect of any revenue shortfall.

Sphere 3D’s plans for implementing its business strategy and achieving profitability are based upon the experience, judgment and assumptions of its key management personnel, and available information concerning the communications and technology industries. If management’s assumptions prove to be incorrect, it could have a material adverse effect on Sphere 3D’s business, financial condition or results of operations.

Sphere 3D relies on indirect sales channels to market and sell its branded products. Therefore, the loss of, or deterioration in, Sphere 3D’s relationship with one or more of its distributors or resellers could negatively affect its operating results.

Sphere 3D has relationships with third party resellers, system integrators and enterprise application providers that facilitate its ability to sell and implement its products. These business relationships are important to extend the geographic reach and customer penetration of Sphere 3D’s sales force and ensure that Sphere 3D’s products are compatible with customer network infrastructures and with third party products.

Sphere 3D believes that its success depends, in part, on its ability to develop and maintain strategic relationships with resellers, independent software vendors, system integrators, and enterprise application providers. Should any of these third parties go out of business, or choose not to work with Sphere 3D, it may be forced to increase the development of those capabilities internally, incurring significant expense and adversely affecting operating margins. Any of these third parties may develop relationships with other companies, including those that develop and sell products that compete with Sphere 3D’s. Sphere 3D could lose sales opportunities if it fails to work effectively with these parties or they choose not to work with it. Most of Sphere 3D’s distributors and resellers also carry competing product lines that they may promote over its products. A distributor or reseller might not continue to purchase Sphere 3D’s products or market them effectively, and each determines the type and amount of products that it will purchase from Sphere 3D and the pricing of the products that it sells to end user customers. Further, the long-term success of any of Sphere 3D’s distributors or resellers is difficult to predict, and Sphere 3D has no purchase commitments or long-term orders from any of them to assure Sphere 3D of any baseline sales through these channels. Therefore, the loss of, or deterioration in, Sphere 3D’s relationship with one or more of its distributors or resellers could negatively affect its operating results. Sphere 3D’s operating results could also be adversely affected by a number of factors, including, but not limited to:

•        change in competitive strategy that adversely affects a distributor’s or reseller’s willingness or ability to stock and distribute Sphere 3D’s products;

•        the reduction, delay or cancellation of orders or the return of a significant amount of Sphere 3D’s products;

•        the loss of one or more of Sphere 3D’s distributors or resellers; and

•        any financial difficulties of Sphere 3D’s distributors or resellers that result in their inability to pay amounts owed to Sphere 3D.

If Sphere 3D’s suppliers fail to meet its manufacturing needs, it would delay its production and its product shipments to customers and this could negatively affect its operations.

Some of Sphere 3D’s products have a large number of components and subassemblies produced by outside suppliers. Sphere 3D depends greatly on these suppliers for items that are essential to the manufacturing of its products, including disk drives and chassis. Sphere 3D works closely with its regional, national and international suppliers, which are carefully selected based on their ability to provide quality parts and components that meet both its technical specifications and volume requirements. For certain items, Sphere 3D qualifies only a single source, which magnifies the risk of shortages and decreases its ability to negotiate with that supplier on the basis of price. From time to time, Sphere 3D has in the past been unable to obtain as many drives as have needed due to drive shortages or quality issues from certain of its suppliers. If these suppliers fail to meet Sphere 3D’s manufacturing needs, it would delay its production and its product shipments to customers could negatively affect its operations.

Sphere 3D is subject to laws, regulations and similar requirements, changes to which may adversely affect its business and operations.

Sphere 3D is subject to laws, regulations and similar requirements that affect its business and operations, including, but not limited to, the areas of commerce, intellectual property, income and other taxes, labor, environmental, health and safety, and its compliance in these areas may be costly. While Sphere 3D has implemented policies and procedures to comply with laws and regulations, there can be no assurance that its employees, contractors, suppliers or agents will not violate such laws and regulations or its policies. Any such violation or alleged violation could materially and adversely affect Sphere 3D’s business. Any changes or potential changes to laws, regulations or similar requirements, or Sphere 3D’s ability to respond to these changes, may significantly increase Sphere 3D’s costs to maintain compliance or result in Sphere 3D’s decision to limit its business or products, which could materially harm Sphere 3D’s business, results of operations and future prospects.

Sphere 3D has made a number of acquisitions in the past and it may make acquisitions in the future. Sphere 3D’s ability to identify complementary assets, products or businesses for acquisition and successfully integrate them could affect its business, financial condition and operating results.

In the future, in addition to its acquisition of Gryphon, Sphere 3D may continue to pursue acquisitions of assets, products or businesses that it believes are complementary to its existing business, including the business of Gryphon and/or to enhance its market position or expand its product portfolio. There is a risk that Sphere 3D will not be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisition, or successfully integrate any acquired product or business into Sphere 3D’s operations. Sphere 3D is likely to face competition for acquisition candidates from other parties including those that have substantially greater available resources. Acquisitions may involve a number of other risks, including:

•        diversion of management’s attention;

•        disruption to Sphere 3D’s ongoing business;

•        failure to retain key acquired personnel;

•        difficulties in integrating acquired operations, technologies, products or personnel;

•        unanticipated expenses, events or circumstances;

•        assumption of disclosed and undisclosed liabilities; and

•        inappropriate valuation of the acquired in-process research and development, or the entire acquired business.

If Sphere 3D does not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on its business, results of operations and financial condition. Problems with an acquired business could have a material adverse effect on Sphere 3D’s performance or its business as a whole. In addition, if Sphere 3D proceeds with an acquisition, its available cash may be used to complete the transaction, diminishing its liquidity and capital resources, or shares may be issued which could cause significant dilution to existing shareholders.

Sphere 3D has implemented cost reduction efforts; however, these efforts may need to be modified, and if Sphere 3D needs to implement additional cost reduction efforts it could materially harm its business.

Sphere 3D has implemented certain cost reduction efforts. There can be no assurance that these cost reduction efforts will be successful. As a result, Sphere 3D may need to implement further cost reduction efforts across its operations, such as further reductions in the cost of its workforce and/or suspending or curtailing planned programs, either of which could materially harm its business, results of operations and future prospects.

Sphere 3D’s ability to compete depends in part on its ability to protect its intellectual property rights.

Sphere 3D’s success depends in part on its ability to protect its rights in its intellectual property. Sphere 3D relies on various intellectual property protections, including copyright, trade-mark and trade secret laws and contractual provisions, to preserve its intellectual property rights. Sphere 3D has filed a number of patent applications and has historically protected its intellectual property through trade secrets and copyrights. As Sphere 3D’s technology is evolving and rapidly changing, current intellectual property rights may not adequately protect Sphere 3D.

Intellectual property rights may not prevent competitors from developing products that are substantially equivalent or superior to Sphere 3D’s products. Competitors may independently develop similar products, duplicate Sphere 3D’s products or, if patents are issued to Sphere 3D, design around these patents. To the extent that Sphere 3D has or obtains patents, such patents may not afford meaningful protection for its technology and products. Others may challenge Sphere 3D’s patents and, as a result, Sphere 3D’s patents could be narrowed, invalidated or declared unenforceable. The patents that are material to Sphere 3D’s business began expiring in November 2015. In addition, Sphere 3D’s current or future patent applications may not result in the issuance of patents in the U.S. or foreign countries.

Although Sphere 3D believes it has a proprietary platform for its technologies and products, it may in the future become subject to claims for infringement of intellectual property rights owned by others. Further, to protect Sphere 3D’s own intellectual property rights, Sphere 3D may in the future bring claims for infringement against others.

Sphere 3D’s commercial success depends, in part, upon not infringing intellectual property rights owned by others. Although Sphere 3D believes that it has a proprietary platform for its technologies and products, it cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require Sphere 3D to alter its technology, obtain licenses or cease certain activities. Sphere 3D may become subject to claims by third parties that its technology infringes on their intellectual property rights. While Sphere 3D provides its customers with a qualified indemnity against the infringement of third party intellectual property rights, it may become subject to these claims either directly or through indemnities against these claims that it routinely provides to its end-users and channel partners.

Further, Sphere 3D’s customers may use its products in ways that may infringe the intellectual property rights of third parties and/or require a license from third parties. Although Sphere 3D’s customers are contractually obligated to use Sphere 3D’s products only in a manner that does not infringe third party intellectual property rights, Sphere 3D cannot guarantee that such third parties will not seek remedies against Sphere 3D for providing products that may enable Sphere 3D’s customers to infringe the intellectual property rights of others.

In addition, Sphere 3D may receive in the future, claims from third parties asserting infringement, claims based on indemnities provided by Sphere 3D, and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of third party proprietary or other rights, or to establish Sphere 3D’s proprietary or other rights. Furthermore, despite precautions, it may be possible for third parties to obtain and use Sphere 3D’s intellectual property without Sphere 3D’s authorization. Policing unauthorized use of intellectual property is difficult, and some foreign laws do not protect proprietary rights to the same extent as the laws of Canada or the U.S. To protect its intellectual property, Sphere 3D may become involved in litigation. In addition, other companies may initiate similar proceedings against Sphere 3D. The patent position of information technology firms is highly uncertain, involves complex legal and factual questions, and continues to be the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under information technology patents.

Some of Sphere 3D’s competitors have, or are affiliated with companies having, substantially greater resources than Sphere 3D and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than Sphere 3D. Regardless of their merit, any such claims could:

•        divert the attention of Sphere 3D’s management, cause significant delays, materially disrupt the conduct of its business or materially adversely affect its revenue, financial condition and results of operations;

•        be time consuming to evaluate and defend;

•        result in costly litigation and substantial expenses;

•        cause product shipment delays or stoppages;

•        subject Sphere 3D to significant liabilities;

•        require Sphere 3D to enter into costly royalty or licensing agreements;

•        require Sphere 3D to modify or stop using the infringing technology; or

•        result in costs or other consequences that have a material adverse effect on Sphere 3D’s business, results of operations and financial condition.

Certain of Sphere 3D’s directors, officers and management could be in a position of conflict of interest.

Certain directors, officers and members of management of Sphere 3D may also serve as directors and/or officers of other companies. Sphere 3D may contract with such directors, officers, members of management and such other companies or with affiliated parties or other companies in which such directors, officers or members of management own or control. These persons may obtain compensation and other benefits in transactions relating to Sphere 3D. Consequently, there exists the possibility for such directors, officers and members of management to be in a position of conflict. Any decision made by any of such directors, officers and members of management involving Sphere 3D are being made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Sphere 3D.

Risks Related to Gryphon’s Business

Gryphon is an early-stage company and has not yet generated any profits.

Gryphon was formed in October 2020 and has a limited history upon which an evaluation of Gryphon’s performance and future prospects can be made. Gryphon began mining operations in September 2021, and had no previous existing operations. Gryphon’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as Gryphon reacts to developments in its market, managing its growth, its ability to manage operations and the entry of competitors into the market. Gryphon has had limited revenues generated since the machines were operational in September 2021. Gryphon has had limited operations to date, and there is no assurance that it can successfully execute their business plan.

While Gryphon has raised limited capital through private placements to date, there is no guarantee that it will continue to be able to do so, or to service its debt obligations, in the future. In addition, Gryphon has engaged in financings following the execution of the Merger Agreement totaling approximately $12.1 million. Pursuant to the terms of the Merger Agreement, Gryphon may only raise an additional $5.9 million until the Merger is either consummated or terminated.

There is no assurance that Gryphon will be able to raise sufficient capital in the markets and there is no assurance that Gryphon will be able to raise the capital needed to continue operations. There is no assurance that Gryphon will be able to generate any profits.

Any valuation at this stage is difficult to assess.

Gryphon’s valuation is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. Gryphon began its operations in September 2021, and has limited operating experience and performance history, making valuation difficult.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as Gryphon’s.

Mining bitcoin requires massive amounts of electrical power, and electricity costs are expected to account for a significant portion of Gryphon’s overall costs. The availability and cost of electricity will restrict the geographic locations of Gryphon’s mining activities. Any shortage of electricity supply or increase in electricity costs in any location where Gryphon plans to operate may negatively impact the viability and the expected economic return for bitcoin mining activities in that location.

Further, Gryphon’s business model can only be successful and Gryphon’s mining operations can only be profitable if the costs, including electrical power costs, associated with bitcoin mining are lower than the price of bitcoin itself. As a result, any equipment Gryphon deploys can only be successful if Gryphon can obtain access to sufficient electrical power on a cost-effective basis through hosting arrangements with mining data centers. Gryphon’s deployment of new mining equipment requires Gryphon to find sites where that is the case. Even if Gryphon’s electrical power costs do not increase, significant fluctuations in, and any prolonged periods of, low bitcoin prices may also cause Gryphon’s electrical supply to no longer be cost-effective.

Furthermore, if cryptocurrency mining becomes more widespread, government scrutiny related to restrictions on cryptocurrency mining facilities and their energy consumption may significantly increase. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could set the public opinion against allowing the use of electricity for bitcoin mining activities. This, in turn, could lead to governmental measures restricting or prohibiting the use of electricity for bitcoin mining activities. Any such development in the jurisdictions where Gryphon plans to operate could increase our compliance burdens and have a material adverse effect on Gryphon’s business, prospects, financial condition, and operating results.

Additionally, the mining data centers at which Gryphon maintains its mining equipment could be materially adversely affected by power outages and similar disruptions. Given the power requirements for Gryphon’s mining equipment, it would not be feasible to run this equipment on back-up power generators in the event of a government restriction on electricity or a power outage. If Gryphon is unable to receive adequate power supply and is forced to reduce its operations due to the availability or cost of electrical power, it would have a material adverse effect on Gryphon’s business, prospects, financial condition, and operating results.

Gryphon relies on hosting arrangements such as that with Core Scientific, Inc. and Coinmint, LLC to conduct its business, and the availability of such hosting arrangements is uncertain and competitive and may be affected by changes in regulation in one or more countries.

If Gryphon is unable to successfully enter into definitive hosting agreements with mining data centers on favorable terms or those counterparties fail to perform their obligations under such agreements, Gryphon may be forced to look for alternative mining data centers to host its mining equipment.

In May 2021, China’s State Council issued a statement signaling its intent to restrict cryptocurrency mining and trading activities, resulting in provincial governments taking proactive measurements to prohibit cryptocurrency mining. On September 24, 2021, China’s central bank and its National Development and Reform Commission issued a nation-wide ban on cryptocurrency mining and declaring all financial transactions involving cryptocurrencies illegal. As a result, mining data centers previously operating in China have been forced to shut down and owners of crypto mining equipment located in China have been attempting to relocate the equipment to mining data centers in other jurisdictions, with a particular focus on locations within the United States. Combined with the increase in the price of bitcoin in 2021, the influx of crypto miners from China has created conditions of great demand for mining data centers and limited supply. Due to these conditions, there is no assurance that Gryphon will be able to procure alternative hosting agreements on acceptable terms in a timely manner or at all.

Significant competition for suitable mining data centers is expected to continue, and other government regulators, including local permitting officials, may potentially restrict the ability of potential mining data centers to begin or continue operations in certain locations. They can also restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision of electricity to mining operations. While Gryphon is not aware of the existence of any such restrictions in Georgia, New York and North Carolina, the jurisdictions in which the mining data centers that Gryphon is currently contemplating maintaining its machines at are located, new ordinances and other regulations at the federal, state and local levels can be introduced at any time and can be triggered by certain adverse weather conditions or natural disasters, among other reasons.

Gryphon may be affected by price fluctuations in the wholesale and retail power markets.

Market prices for power, generation capacity and ancillary services, are unpredictable. Depending upon the effectiveness of any price risk management activity undertaken by Gryphon, including but not limited to attempts to secure hosting services contracts at fixed fees, an increase in market prices for power, generation capacity, and ancillary services may adversely affect Gryphon’s business, prospects, financial condition, and operating results. Long- and short-term power prices may fluctuate substantially due to a variety of factors outside of Gryphon’s control, including, but not limited to:

•        increases and decreases in generation capacity;

•        changes in power transmission or fuel transportation capacity constraints or inefficiencies;

•        volatile weather conditions, particularly unusually hot or mild summers or unusually cold or warm winters;

•        technological shifts resulting in changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools, expansion and technological advancements in power storage capability and the development of new fuels or new technologies for the production or storage of power;

•        federal and state power, market and environmental regulation and legislation; and

•        changes in capacity prices and capacity markets.

If Gryphon is unable to secure power supply at prices or on terms acceptable to it, it would have a material adverse effect on Gryphon’s business, prospects, financial condition, and operating results.

Gryphon’s loss of any of its management or advisory team, its inability to execute an effective succession plan, or its inability to attract and retain qualified personnel, could adversely affect Gryphon’s business.

Gryphon’s success and future growth will depend to a significant degree on the skills and services of its management and advisors, including Robby Chang, Gryphon’s Chief Executive Officer, and Dan Tolhurst, Gryphon’s President. Gryphon will need to continue to grow its management in order to alleviate pressure on its existing team and in order to continue to develop its business. If Gryphon’s management, including any new hires that Gryphon may make, fails to work together effectively and to execute Gryphon’s plans and strategies on a timely basis, Gryphon’s business could be harmed. Furthermore, if Gryphon fails to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt its business.

The loss of key members of management or advisory team could inhibit Gryphon’s growth prospects. Gryphon’s future success also depends in large part on its ability to attract, retain and motivate key management and operating personnel. As Gryphon continues to develop and expand its operations, it may require personnel with different skills and experiences, and who have a sound understanding of Gryphon’s business and the Bitcoin network industry. The market for highly qualified personnel in this industry is very competitive and Gryphon may be unable to attract such personnel. If Gryphon is unable to attract such personnel, its business could be harmed.

As cryptocurrencies may be determined to be investment securities, Gryphon may inadvertently violate the Investment Company Act of 1940 and incur large losses as a result and potentially be required to register as an investment company or terminate operations and Gryphon may incur third-party liabilities.

Gryphon believes that it is not engaged in the business of investing, reinvesting, or trading in securities, and it does not hold itself out as being engaged in those activities. However, under the Investment Company Act of 1940 (the “Investment Company Act”), a company may be deemed an investment company under section 3(a)(1)(C) thereof if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

As a result of Gryphon’s investments and its mining activities, including investments in which it does not have a controlling interest, the investment securities Gryphon holds could exceed 40% of Gryphon’s total assets, exclusive of cash items and, accordingly, Gryphon could determine that it has become an inadvertent investment company. The Bitcoin Gryphon that owns, acquires or mines may be deemed an investment security by the SEC, although Gryphon does not believe any of the Bitcoin is owns, acquires or mines are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. As of the date of this proxy statement/prospectus, Gryphon does not believe it is an inadvertent investment company. Gryphon may take actions to cause the investment securities held by it to be less than 40% of its total assets, which may include acquiring assets with Gryphon’s cash and Bitcoin on hand or liquidating Gryphon’s investment securities or Bitcoin or seeking a no-action letter from the SEC if Gryphon is unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to Gryphon, Gryphon would have to keep within the 40% limit for at least three years after it ceases being an inadvertent investment company. This may limit Gryphon’s ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on Gryphon’s earnings. In any event, Gryphon does not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of Gryphon’s operations, and Gryphon would be very constrained in the kind of business it could do as a registered investment company. Further, Gryphon would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in Gryphon incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct Gryphon’s operations.

If regulatory changes or interpretations of Gryphon’s activities require its registration as a money services business under the regulations promulgated by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act, Gryphon may be required to register and comply with such regulations. If regulatory changes or interpretations of Gryphon’s activities require the licensing or other registration of Gryphon as a money transmitter (or equivalent designation) under state law in any state in which Gryphon operates, Gryphon may be required to seek licensure or otherwise register and comply with such state law. In the event of any such requirement, to the extent Gryphon decides to continue, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to Gryphon. Gryphon may also decide to cease its operations. Any termination of certain operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

To the extent that Gryphon’s activities cause it to be deemed a money service business under the regulations promulgated by the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”) under the authority of the U.S. Bank Secrecy Act, Gryphon may be required to comply with FinCEN regulations, including those that would mandate Gryphon to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that Gryphon’s activities cause Gryphon to be deemed a money transmitter or equivalent designation under state law in any state in which Gryphon operates, Gryphon may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York Department of Financial Services has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity.” Gryphon will continue to monitor for developments in New York legislation, guidance and regulations.

Such additional federal or state regulatory obligations may cause Gryphon to incur extraordinary expenses, possibly affecting Gryphon’s business in a material and adverse manner. Furthermore, Gryphon and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to money service businesses and money transmitters. If Gryphon is deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, Gryphon may act to dissolve and liquidate Gryphon. Any such action may adversely affect an investment in Gryphon.

There is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Regulatory changes or actions in one or more countries may alter the nature of an investment in Gryphon or restrict the use of digital assets, such as cryptocurrencies, in a manner that adversely affects Gryphon’s business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently, with certain governments deeming cryptocurrencies illegal, and others allowing their use and trade without restriction. In some jurisdictions, such as in the U.S., digital assets, like cryptocurrencies, are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.

Bitcoin is the oldest and most well-known form of cryptocurrency. Bitcoin and other forms of cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force (“FATF”) and the Internal Revenue Service (“IRS”) consider a cryptocurrency as currency or an asset or property. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency.

If regulatory changes or interpretations require the regulation of Bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, the Exchange Act and the 1940 Act or similar laws of other jurisdictions and interpretations by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities, Gryphon may be required to register and comply with such regulations, including at a state or local level. To the extent that Gryphon decides to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to Gryphon. Gryphon may also decide to cease certain operations and change Gryphon’s business model. Any disruption of Gryphon’s operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to Gryphon.

Current and future legislation and SEC-rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which Bitcoin or other cryptocurrencies are viewed or treated for classification and clearing purposes. In particular, Bitcoin and other cryptocurrencies may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions unless another exemption is available, including transacting in Bitcoin or cryptocurrency among owners and require registration of trading platforms as “exchanges”.

Gryphon cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin and other cryptocurrencies under the law. If Gryphon fails to comply with such additional regulatory and registration requirements, Gryphon may seek to cease certain of its operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its business model at all, which could have a material adverse effect on its business, prospects or operations and potentially the value of any cryptocurrencies Gryphon plans to hold or expect to acquire for its own account.

Gryphon’s business is dependent on a small number of digital asset mining equipment suppliers.

Gryphon’s business is dependent upon digital asset mining equipment suppliers providing an adequate supply of new generation digital asset mining machines at economical prices to customers intending to purchase its hosting and other solutions. The growth in Gryphon’s business is directly related to increased demand for hosting services and digital assets such as Bitcoin which is dependent in large part on the availability of new generation mining machines offered for sale at a price conducive to profitable digital asset mining, as well as the trading price of digital assets such as Bitcoin. The market price and availability of new mining machines fluctuates with the price of Bitcoin and can be volatile. Higher Bitcoin prices increase the demand for mining equipment and increases the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that digital asset mining equipment suppliers will be able to keep pace with any surge in demand for mining equipment. Further, manufacturing mining machine purchase contracts are not favorable to purchasers and Gryphon may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If Gryphon and its customers are not able to obtain a sufficient number of digital asset mining machines at favorable prices, its growth expectations, liquidity, financial condition and results of operations will be negatively impacted.

Mining machines rely on components and raw materials that may be subject to price fluctuations or shortages, including ASIC chips that have been subject to an ongoing significant shortage.

In order to build and sustain Gryphon’s self-mining operations it will depend on third parties to provide it with ASIC chips and other critical components for its mining equipment, which may be subject to price fluctuations or shortages. For example, the ASIC chip is the key component of a mining machine as it determines the efficiency of the device. The production of ASIC chips typically requires highly sophisticated silicon wafers, which currently only a small number of fabrication facilities, or wafer foundries, in the world are capable of producing. Gryphon believes that the current microchip shortage that the entire industry is experiencing leads to price fluctuations and disruption in the supply of key miner components. Specifically, the ASIC chips have recently been subject to a significant price increases and shortages.

There is also a risk that a manufacturer or seller of ASIC chips or other necessary mining equipment may adjust the prices according to Bitcoin, other cryptocurrency prices or otherwise, so the cost of new machines could become unpredictable and extremely high. As a result, at times, Gryphon may be forced to obtain mining machines and other hardware at premium prices, to the extent they are even available. Such events could have a material adverse effect on Gryphon’s business, prospects, financial condition, and operating results.

The open-source structure of the Bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Bitcoin network and an investment in Gryphon.

The Bitcoin network operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open-source project, Bitcoin is not represented by an official organization or authority. As the Bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the Bitcoin network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the Bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the Bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which Gryphon is mining on may adversely affect an investment in Gryphon.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in Gryphon.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets, including Bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of Bitcoin as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of Bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

•        continued worldwide growth in the adoption and use of Bitcoin as a medium to exchange;

•        governmental and quasi-governmental regulation of Bitcoin and its use, or restrictions on or regulation of access to and operation of the Bitcoin network or similar cryptocurrency systems;

•        changes in consumer demographics and public tastes and preferences;

•        the maintenance and development of the open-source software protocol of the network;

•        the increased consolidation of contributors to the Bitcoin blockchain through mining pools;

•        the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•        the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

•        general economic conditions and the regulatory environment relating to cryptocurrencies; and

•        negative consumer sentiment and perception of Bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s business strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations as well as potentially negative effect on the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for Gryphon’s own account, which would harm investors.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin-related activities or that accept Bitcoin as payment, including financial institutions of investors in Gryphon’s common stock.

A number of companies that engage in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with Bitcoin may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. Gryphon also may be unable to obtain or maintain these services for Gryphon’s business. The difficulty that many businesses that provide Bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of Bitcoin as a payment system and harming public perception of Bitcoin, and could decrease their usefulness and harm their public perception in the future.

The usefulness of Bitcoin as a payment system and the public perception of Bitcoin could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock exchanges and commodities derivatives exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect Gryphon’s relationships with financial institutions and impede Gryphon’s ability to convert Bitcoin to fiat currencies. Such factors could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and harm investors.

Gryphon faces risks of Internet disruptions, which could have an adverse effect on the price of Bitcoin.

A disruption of the Internet may affect the use of Bitcoin. Generally, Bitcoin and Gryphon’s business of mining Bitcoin is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of Bitcoin and Gryphon’s ability to mine Bitcoin.

The impact of geopolitical and economic events on the supply and demand for Bitcoin is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could increase the price of Bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of Gryphon’s inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturns may discourage investment in Bitcoin as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, Bitcoin, which is relatively new, is subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to Gryphon. Political or economic crises may motivate large-scale acquisitions or sales of Bitcoin either globally or locally. Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

The development of other cryptocurrencies and/or digital currencies may adversely affect the value of Bitcoin.

To the extent that other cryptocurrencies are introduced into the market, gain traction and are supported by the deployment of significant resources, the success of any such cryptocurrency could lead to a decrease in demand and the potential exclusion of existing cryptocurrencies, such as Bitcoin.

In addition, central banks in some countries have started to introduce digital forms of legal tender. Whether or not they incorporate blockchain or similar technology, central bank digital currencies as legal tender in the issuing jurisdiction could have an advantage in competing with, or replacing, Bitcoin and other cryptocurrencies as a medium of exchange or store of value. As a result, the value of Bitcoin could decrease, which could have a material adverse effect on Gryphon’s business, prospects, financial condition, and operating results.

Gryphon may not be able to compete with other companies, some of whom have greater resources and experience.

Gryphon may not be able to compete successfully against present or future competitors. Gryphon does not have the resources to compete with larger providers of similar services at this time. The Bitcoin industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than Gryphon does. With the limited resources Gryphon has available, Gryphon may experience great difficulties in expanding and improving its network of computers to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively-priced energy, could result in Gryphon’s inability to secure acquisitions and partnerships that Gryphon may need to expand Gryphon’s business in the future. This competition from other entities with greater resources, experience and reputations may result in Gryphon’s failure to maintain or expand its business, as Gryphon may never be able to successfully execute its business plan. If Gryphon is unable to expand and remain competitive, its business could be negatively affected.

The mining data centers at which Gryphon maintains its mining equipment may experience damages, including damages that are not covered by insurance.

The mining data centers at which Gryphon maintains its mining equipment in Georgia, New York, and North Carolina are, and any future mining data centers at which Gryphon maintains its mining equipment will be, subject to a variety of risks relating to physical condition and operation, including:

•        the presence of construction or repair defects or other structural or building damage;

•        any non-compliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

•        any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

•        claims by employees and others for injuries sustained at Gryphon’s properties.

For example, the mining data centers at which Gryphon maintains its mining equipment could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the facilities where Gryphon’s mining equipment are located. The security and other measures Gryphon takes to protect against these risks may not be sufficient. Any property insurance Gryphon obtained in the future may not be adequate to cover the losses Gryphon suffers as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mining data centers at which Gryphon maintains its mining equipment, such mining data centers may not be adequately repaired in a timely manner or at all and Gryphon may lose some or all of the future revenues anticipated to be derived from Gryphon’s equipment located at such mining data centers.

Acceptance and/or widespread use of Bitcoin is uncertain.

Currently, there is a relatively limited use of any Bitcoin in the retail and commercial marketplace. Banks and other established financial institutions may refuse to process funds for Bitcoin transactions, process wire transfers to or from Bitcoin exchanges, Bitcoin-related companies or service providers, or maintain accounts for persons or entities transacting in Bitcoin. Conversely, a significant portion of Bitcoin demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines Bitcoin’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for Bitcoin as a medium of exchange and payment method may always be low.

The relative lack of acceptance of Bitcoin in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of Bitcoin Gryphon mines or otherwise acquires or holds for its own account.

The decentralized nature of cryptocurrency systems may lead to slow or inadequate responses to crises, which may negatively affect Gryphon’s business.

The decentralized nature of the governance of cryptocurrency systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many cryptocurrency systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of the Bitcoin blockchain leads to ineffective decision making that slows development and growth of the Bitcoin network protocol, Gryphon’s business may be adversely affected.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, ether, or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which would adversely affect Gryphon.

As Bitcoin has grown in both popularity and market size, governments around the world have reacted differently to Bitcoin; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Until recently, little or no regulatory attention has been directed toward Bitcoin and the Bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As Bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the Bitcoin network, Bitcoin users and the Bitcoin exchange market.

One or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptocurrency assets or to exchange for fiat currency. In many nations, particularly in China and Russia, it is illegal to accept payment in Bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of Bitcoin. Such restrictions may adversely affect Gryphon as the large-scale use of Bitcoin as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

There is a lack of liquid markets, and possible manipulation of blockchain/cryptocurrency-based assets.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of cryptocurrency assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect Gryphon. Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

Gryphon’s operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in Bitcoin.

Gryphon competes with other users and/or companies that are mining Bitcoin and other potential financial vehicles, including securities backed by or linked to Bitcoin through entities similar to Gryphon. Market and financial conditions, and other conditions beyond Gryphon’s control, may make it more attractive to invest in other financial vehicles, or to invest in Bitcoin directly. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to Gryphon and impact Gryphon’s ability to successfully pursue its strategy or operate at all, or to establish or maintain a public market for Gryphon’s securities. Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account, and harm investors.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Gryphon’s business utilizes presently existent digital ledgers and blockchains and Gryphon could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect Gryphon and Gryphon’s exposure to various blockchain technologies and prevent Gryphon from realizing the anticipated profits from its investments. Such circumstances could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s strategy at all, which could have a material adverse effect on its business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for Gryphon’s own account, and harm investors.

Gryphon’s Bitcoin may be subject to loss, theft or restriction on access.

There is a risk that some or all of Gryphon’s Bitcoin could be lost or stolen. Cryptocurrencies are stored in cryptocurrency sites commonly referred to as “wallets” by holders of cryptocurrencies which may be accessed to exchange a holder’s cryptocurrency assets. Access to Gryphon’s Bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which Gryphon maintains a hosted hot wallet. A hot wallet refers to any cryptocurrency wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions and Gryphon may experience lag time in its ability to respond to market fluctuations in the price of Gryphon’s Bitcoin assets. Gryphon expects to hold all of its Bitcoin in a combination of insured institutional custody services and multisignature cold storage wallets, and maintain secure backups to reduce the risk of malfeasance, but the risk of loss of Gryphon’s Bitcoin assets cannot be wholly eliminated. Gryphon utilizes hot wallets on exchanges to liquidate daily mining rewards. Amounts held in hot wallets are limited to one day’s worth of revenue, to mitigate risk of loss. Any restrictions on access to Gryphon’s hot wallet accounts due to cybercrime or other reasons could limit Gryphon’s ability to convert Bitcoin to cash, potentially resulting in liquidity issues.

Hackers or malicious actors may launch attacks to steal, compromise or secure Bitcoin, such as by attacking the Bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. As Gryphon increases in size, it may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect Gryphon’s operations and, consequently, Gryphon’s investments and profitability. The loss or destruction of a private key required to access Gryphon’s digital wallets may be irreversible and Gryphon may be denied access for all time to its Bitcoin holdings or the holdings of others held in those compromised wallets. Gryphon’s loss of access to its private keys or a data loss relating to Gryphon’s digital wallets could adversely affect Gryphon’s investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. Gryphon will publish the public key relating to digital wallets in use when Gryphon verifies the receipt of transfers and disseminate such information into the network, but Gryphon will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, Gryphon will be unable to access its Bitcoin rewards and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store Gryphon’s Bitcoin could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its new strategy at all, which could have a material adverse effect on Gryphon business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent Bitcoin transactions could adversely affect Gryphon’s investments and assets. Cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. In theory, Bitcoin transactions may be reversible with the control or consent of a majority of processing power on the Bitcoin network, however, Gryphon does not now, nor is it feasible that Gryphon could in the future, possess sufficient processing power to effect such a reversal. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a cryptocurrency or a theft thereof generally will not be reversible and Gryphon may not have sufficient recourse to recover its losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, Gryphon’s cryptocurrency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Further, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen cryptocurrency. In the event of a loss, Gryphon would be reliant on existing private investigative entities to investigate any such loss of Gryphon’s Bitcoin assets. These third-party service providers rely on data analysis and compliance of Internet service providers with traditional court orders to reveal information such as the IP addresses of any attackers who may have targeted Gryphon. To the extent that Gryphon is unable to recover its losses from such action, error or theft, such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations of and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

Gryphon’s interactions with a blockchain may expose Gryphon to specially designated nationals or blocked persons or cause Gryphon to violate provisions of law that did not contemplate distributed ledger technology.

The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires Gryphon to comply with its sanction program and not conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, Gryphon may inadvertently and without Gryphon’s knowledge engage in transactions with persons named on OFAC’s specially designated nationals list. Gryphon’s policy prohibits any transactions with such specially designated national individuals, but Gryphon may not be adequately capable of determining the ultimate identity of the individual with whom Gryphon transacts with respect to selling Bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because Gryphon’s business requires it to download and retain one or more blockchains to effectuate Gryphon’s ongoing business, it is possible that such digital ledgers contain prohibited depictions without Gryphon’s knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, Gryphon may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm Gryphon’s reputation.

Cryptocurrencies including Bitcoin face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of Gryphon’s business. Many cryptocurrency networks, including the Bitcoin network, face significant scaling challenges. For example, cryptocurrencies are limited with respect to how many transactions can occur per second. Participants in the cryptocurrency ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptocurrency and, specifically, Bitcoin transactions will be effective, or how long they will take to become effective, which could adversely affect Gryphon’s business.

The price of Bitcoin may be affected by the sale of Bitcoin by other vehicles investing in Bitcoin or tracking Bitcoin markets.

The global market for Bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which Bitcoin is mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in Bitcoin or tracking Bitcoin markets form and come to represent a significant proportion of the demand for Bitcoin, large redemptions of the securities of those vehicles and the subsequent sale of Bitcoin by such vehicles could negatively affect Bitcoin prices and therefore affect the value of the Bitcoin inventory Gryphon holds. Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

Since there has been limited precedent set for financial accounting or taxation of digital assets other than digital securities, it is unclear how Gryphon will be required to account for digital asset transactions and the taxation of Gryphon’s businesses.

There is currently no authoritative literature under accounting principles generally accepted in the United States which specifically addresses the accounting for digital assets, including digital currencies. Therefore, by analogy, Gryphon intends to record digital assets similar to financial instruments under ASC 825, Financial Instruments, because the economic nature of these digital assets is most closely related to a financial instrument such as an investment in a foreign currency.

Gryphon believes that it will recognize revenue when it is realized or realizable and earned. Gryphon’s material revenue stream is expected to be related to the mining of digital currencies. Gryphon will derive revenue by providing transaction verification services within the digital currency network of Bitcoin, commonly termed “cryptocurrency mining.” In consideration for these services, Gryphon expects to receive digital currency in the form of Bitcoins. Bitcoins are generally recorded as revenue, using the spot price of the prominent exchange at the time of daily reward. The Bitcoins are recorded on the balance sheet at their cost basis and are reviewed for impairment annually. Gains or losses on sale of Bitcoins are recorded in the statement of operations. Expenses associated with running the cryptocurrency mining business, such as equipment depreciation, rent and electricity cost are recorded as cost of revenues.

A change in regulatory or financial accounting standards or interpretation by the U.S. Internal Revenue Service (“IRS”) or accounting standards of the SEC could result in changes in Gryphon’s accounting treatment, taxation and the necessity to restate Gryphon’s financial statements. Such a restatement could negatively impact Gryphon’s business, prospects, financial condition and results of operation.

There are risks related to technological obsolescence, the vulnerability of the global supply chain to Bitcoin hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on Gryphon’s business.

Gryphon’s mining operations can only be successful and ultimately profitable if the costs of mining Bitcoin, including hardware and electricity costs, associated with mining Bitcoin are lower than the price of a Bitcoin. As Gryphon’s mining facility operates, Gryphon’s miners experience ordinary wear and tear, and may also face more significant malfunctions caused by a number of extraneous factors beyond Gryphon’s control. The physical degradation of Gryphon’s miners will require Gryphon to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, Gryphon may be required to acquire newer models of miners to remain competitive in the market.

Also, because Gryphon expects to depreciate all new miners, Gryphon’s reported operating results will be negatively affected. Further, the global supply chain for Bitcoin miners is presently heavily dependent on China, which has been severely affected by the emergence of the COVID-19 coronavirus global pandemic. The global reliance on China as a main supplier of Bitcoin miners has been called into question in the wake of the COVID-19 pandemic and China’s ban on cryptocurrency mining and trading in 2021. Should similar outbreaks or other disruptions to the China-based global supply chain for Bitcoin hardware occur, Gryphon may not be able to obtain adequate replacement parts for Gryphon’s existing miners or to obtain additional miners from the manufacturer on a timely basis. Such events could have a material adverse effect on Gryphon’s ability to pursue Gryphon’s new strategy, which could have a material adverse effect on Gryphon’s business.

Gryphon may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect Gryphon’s business.

Competitive conditions within the Bitcoin industry require that Gryphon use sophisticated technology in the operation of Gryphon’s business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies Gryphon currently utilizes, and Gryphon may have to manage transitions to these new technologies to remain competitive. Gryphon may not be successful, generally or relative to Gryphon’s competitors in the Bitcoin industry, in timely implementing new technology into Gryphon’s systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into Gryphon’s operations, Gryphon may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that Gryphon will recognize, in a timely manner or at all, the benefits that Gryphon may expect as a result of implementing new technology into its operations. As a result, Gryphon’s business and operations may suffer.

The Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin value may not adjust to compensate Gryphon for the reduction in the rewards Gryphon receives from its mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin, the reward was initially set at 50 Bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for Bitcoin happened on May 11, 2020 at block 630,000 and the reward reduced to 6.25. The next halving will likely occur in 2024. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million, which is expected around 2140. While Bitcoin price has had a history of price fluctuations around the halving of its rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of Bitcoin or a proportionate decrease in mining difficulty does not follow these anticipated halving events, the revenue Gryphon earns from its Bitcoin mining operations would see a corresponding decrease, which would have a material adverse effect on Gryphon’s business and operations.

Gryphon’s future success will depend upon the value of Bitcoin; the value of Bitcoin may be subject to pricing risk and has historically been subject to wide swings.

Gryphon’s operating results depend on the value of Bitcoin because it is the only cryptocurrency that Gryphon mines. Specifically, Gryphon’s revenues from its Bitcoin mining operations are based on two factors: (1) the number of Bitcoin rewards Gryphon successfully mines and (2) the value of Bitcoin. In addition, Gryphon’s operating results are directly impacted by changes in the value of Bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in Gryphon’s statement of operations (i.e., Gryphon will be marking Bitcoin to fair value each quarter). This means that Gryphon’s operating results will be subject to swings based upon increases or decreases in the value of Bitcoin. Further, Gryphon’s current application-specific integrated circuit, or ASIC, machines (which Gryphon refers to as “miners”) are principally utilized for mining Bitcoin and cannot mine other cryptocurrencies, such as ether, that are not mined utilizing the “SHA-256 algorithm.” If other cryptocurrencies were to achieve acceptance at the expense of Bitcoin causing the value of Bitcoin to decline, or if Bitcoin were to switch its proof of work algorithm from SHA-256 to another algorithm for which Gryphon’s miners are not specialized, or the value of Bitcoin were to decline for other reasons, particularly if such decline were significant or over an extended period of time, Gryphon’s operating results would be adversely affected, and there could be a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue Gryphon’s new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations, and harm investors.

Bitcoin market prices, which have historically been volatile and are impacted by a variety of factors (including those discussed below), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of Bitcoin, inflating and making its market prices more volatile or creating “bubble” type risks for Bitcoin.

Gryphon may not be able to realize the benefits of forks. Forks in a digital asset network may occur in the future which may affect the value of Bitcoin held by Gryphon.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transactions to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptocurrency, blockchains with the greatest amount of hashing power contributed by miners or validators, or blockchains with the longest chain. A fork in the Bitcoin network could adversely affect Gryphon’s ability to operate.

Gryphon may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect Gryphon’s business. If Gryphon holds Bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that Gryphon would be expected to hold an equivalent amount of the old and new assets following the fork. However, Gryphon may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, Gryphon may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to Gryphon’s holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new cryptocurrency exceed the benefits of owning the new cryptocurrency. Additionally, laws, regulations or other factors may prevent Gryphon from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of Bitcoin mining algorithms transitioning to proof of stake validation and other mining related risks, which could make Gryphon less competitive and ultimately adversely affect Gryphon’s business.

Proof of stake is an alternative method in validating Bitcoin transactions. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. Gryphon, as a result of its efforts to optimize and improve the efficiency of its Bitcoin mining operations, may be exposed to the risk in the future of losing the benefit of Gryphon’s capital investments and the competitive advantage Gryphon hopes to gain from this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. Such events could have a material adverse effect on Gryphon’s ability to continue as a going concern or to pursue its new strategy at all, which could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the Bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in Gryphon.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the Bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in Gryphon.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period may have exceeded, the threshold of 50% of the processing power on the Bitcoin network. To the extent that GHash.io did exceed 50% of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40% of the processing power on the Bitcoin network.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in Gryphon.

Cryptocurrencies, including those maintained by or for Gryphon, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptocurrency codes, including Bitcoin codes, may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite Gryphon’s efforts and processes to prevent breaches, Gryphon’s devices, as well as Gryphon’s miners, computer systems and those of third parties that Gryphon uses in its operations, are vulnerable to cybersecurity risks, including cyberattacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with Gryphon’s miners and computer systems or those of third parties that Gryphon uses in its operations. Such events could have a material adverse effect Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

If the Bitcoin reward for solving blocks and transaction fees, is not sufficiently high, Gryphon may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to Gryphon’s failure to achieve profitability.

As the number of Bitcoin rewards awarded for solving a block in a blockchain decreases, Gryphon’s ability to achieve profitability worsens. Decreased use and demand for Bitcoin rewards may adversely affect Gryphon’s incentive to expend processing power to solve blocks. If the award of Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, Gryphon or other miners may not have an adequate incentive to continue mining and may cease mining operations. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Bitcoin network more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects Gryphon’s activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on Gryphon’s business, prospects or operations and potentially the value of any Bitcoin that Gryphon mines or otherwise acquires or holds for its own account.

Transaction fees may decrease demand for Bitcoin and prevent expansion that could adversely impact an investment in Gryphon.

As the number of Bitcoins awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the Bitcoin network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the Bitcoin network, the Bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for Bitcoin transactions become too high, the marketplace may be reluctant to accept Bitcoin as a means of payment and existing users may be motivated to switch from Bitcoin to another cryptocurrency or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Bitcoin and prevent the expansion of the Bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin that could adversely impact Gryphon’s business. Decreased use and demand for Bitcoins that Gryphon has accumulated may adversely affect their value and may adversely impact an investment in Gryphon.

Gryphon’s business, results of operations, and financial condition may be impacted by the recent coronavirus (COVID-19) outbreak.

With respect to the ongoing and evolving coronavirus (COVID-19) outbreak, which was designated as a pandemic by the World Health Organization on March 11, 2020, the outbreak has caused substantial disruption in international and U.S. economies and markets. The outbreak has potential to have an adverse impact on the digital mining industry and, if repercussions of the outbreak are prolonged, could have a significant adverse impact on Gryphon’s business, which could be material. Gryphon’s management cannot at this point estimate the impact of the outbreak on Gryphon’s business and no provision for this outbreak is reflected in the accompanying financial statements.

Risks Related to the Ownership of Sphere 3D Common Shares

The market price of Sphere 3D common shares is volatile.

The market price for Sphere 3D common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Sphere 3D’s control, including the following:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the market prices and trading volumes of technology stocks;

•        changes in operating performance and stock market valuations of other technology companies generally, or those in Sphere 3D’s industry in particular;

•        future capital raising activities;

•        sales of common shares by holders thereof or by Sphere 3D;

•        failure of securities analysts to maintain coverage of Sphere 3D, changes in financial estimates by securities analysts who follow Sphere 3D, or Sphere 3D’s failure to meet these estimates or the expectations of investors;

•        the financial projections Sphere 3D may provide to the public, any changes in those projections or Sphere 3D’s failure to meet those projections;

•        market acceptance of Sphere 3D’s products and technologies;

•        announcements by Sphere 3D or its competitors of new products or services;

•        the public’s reaction to Sphere 3D’s press releases, other public announcements and filings with the SEC and the applicable Canadian securities regulatory authorities;

•        rumors and market speculation involving Sphere 3D or other companies in Sphere 3D’s industry;

•        actual or anticipated changes in Sphere 3D’s operating results or fluctuations in Sphere 3D’s operating results;

•        actual or anticipated developments in Sphere 3D’s business, Sphere 3D’s competitors’ businesses or the competitive landscape generally;

•        litigation involving Sphere 3D, Sphere 3D’s industry or both, or investigations by regulators into Sphere 3D’s operations or those of Sphere 3D’s competitors;

•        developments or disputes concerning Sphere 3D’s intellectual property or other proprietary rights;

•        announced or completed acquisitions of businesses or technologies by Sphere 3D or its competitors;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to Sphere 3D and its business;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in Sphere 3D’s executive officers and other key personnel or board of directors;

•        general economic conditions and slow or negative growth of Sphere 3D’s markets;

•        release of transfer restrictions on certain outstanding common shares; and

•        news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in Sphere 3D’s industry or target markets.

Financial markets may experience price and volume fluctuations that affect the market prices of equity securities of companies and that are unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of Sphere 3D common shares may decline even if Sphere 3D’s operating results, underlying asset values or prospects have not changed. As well, certain institutional investors may base their investment decisions on consideration of Sphere 3D’s governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in Sphere 3D common shares by those institutions, which could adversely affect the trading price of Sphere 3D common shares. There can be no assurance that fluctuations in price and volume will not occur due to these and other factors.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. Sphere 3D may in the future be a target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention from day-to-day operations and consume resources, such as cash. In addition, the resolution of those matters may require Sphere 3D to issue additional common shares, which could potentially result in dilution to Sphere 3D’s existing shareholders. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect Sphere 3D’s cash position.

Sphere 3D must comply with the financial reporting requirements of a public company, as well as other requirements associated with being listed on NASDAQ.

Sphere 3D is subject to reporting and other obligations under applicable Canadian securities laws, SEC rules and the rules of the NASDAQ Capital Market. These reporting and other obligations, including National Instrument 52-102 — Continuous Disclosure Obligations and National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings, place significant demands on Sphere 3D’s management, administrative, operational and accounting resources. Moreover, any failure to maintain effective internal controls could cause Sphere 3D to fail to meet Sphere 3D’s reporting obligations or result in material misstatements in Sphere 3D’s consolidated financial statements. If Sphere 3D cannot provide reliable financial reports or prevent fraud, Sphere 3D’s reputation and operating results could be materially harmed, which could also cause investors to lose confidence in Sphere 3D’s reported financial information, which could result in a lower trading price of Sphere 3D common shares.

Management does not expect that Sphere 3D’s disclosure controls and procedures and internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that its objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within a company are detected. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of some persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error, or fraud may occur and not be detected.

Sphere 3D could lose its “foreign private issuer” status in the future, which could result in significant additional regulatory costs and expenses to Sphere 3D.

In order to maintain Sphere 3D’s current status as a “foreign private issuer” (as defined in Rule 405 under the United States Securities Act of 1933), where more than 50% of Sphere 3D’s outstanding voting securities are directly or indirectly owned by residents of the United States, Sphere 3D must not have any of the following: (i) a majority of Sphere 3D’s executive officers or directors being U.S. citizens or residents, (ii) more than 50% of Sphere 3D’s assets being located in the United States, or (iii) Sphere 3D’s business being principally administered in the United States. If Sphere 3D were to lose its foreign private issuer status:

•        Sphere 3D would no longer be exempt from certain of the provisions of U.S. securities laws, such as Regulation FD and the Section 16 short swing profit rules;

•        Sphere 3D would be required to commence reporting on forms required of U.S. companies, such as Forms l0-K, 10-Q and 8-K, rather than the forms currently available to Sphere 3D, such as Forms 20-F and 6-K;

•        Sphere 3D would be subject to additional restrictions on offers and sales of securities outside the United States, including in Canada;

•        Sphere 3D might lose the ability to rely upon exemptions from the NASDAQ corporate governance requirements that are available to foreign private issuers; and

•        if Sphere 3D engages in capital raising activities after losing Sphere 3D’s foreign private issuer status, there is a higher likelihood that investors may require Sphere 3D to file resale registration statements with the SEC as a condition to any such financing.

Sphere 3D may be treated as a Passive Foreign Investment Company.

There is also an ongoing risk that Sphere 3D may be treated as a Passive Foreign Investment Company (“PFIC”), for U.S. federal income tax purposes. A non-U.S. corporation generally will be considered to be a PFIC for any taxable year in which 75% or more of its gross income is passive income, or 50% or more of the value, determined on the basis of a quarterly average, of its gross assets are considered “passive assets” (generally, assets that generate passive income). Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Cash is a passive asset for PFIC purposes, even if held as working capital. This determination is highly factual, and will depend upon, among other things, Sphere 3D’s market valuation and future financial performance. Based on the composition of Sphere 3D’s income and assets, Sphere 3D believes that it was not be a PFIC for its tax years ended December 31, 2020 and 2019, and based on current business plans and financial expectations, Sphere 3D expects that it will not be a PFIC for its tax year ending December 31, 2021 and for the foreseeable future. This conclusion is a factual determination, however, that is made annually and thus may be subject to change. Because PFIC status is determined based on the composition of Sphere 3D’s income and assets annually and generally cannot be determined until the end of the taxable year, there can be no assurance that Sphere 3D will not be a PFIC for the current taxable year or any future taxable year.

If Sphere 3D were to be classified as a PFIC for any future taxable year, a U.S. Holder (defined below in “Certain Material U.S. Federal Income Tax Considerations”) will generally be subject to additional taxes and interest charges on the gain from a sale of common shares of Sphere 3D, and upon receipt of an “excess distribution” with respect to the common shares of Sphere 3D. In general, a U.S. Holder would receive an “excess distribution” if the amount of any distribution for U.S. federal income tax purposes in respect of the common shares of Sphere 3D were more than 125 percent of the average distributions made with respect to such common shares within the three preceding taxable years (or shorter period if such U.S. Holder held the shares for a shorter period). A U.S. Holder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a “qualified electing fund” election or a “mark-to-market” election. However, there is no assurance that Sphere 3D would provide information that would enable a U.S. Holder to make a qualified electing fund election. U.S. owners of common shares of Sphere 3D should consult their own U.S. tax advisors regarding the potential application of the PFIC rules. See the section entitled “Material United States and Canadian Income Tax Considerations — Material U.S. Federal Income Taxation Considerations — Passive Foreign Investment Company Consequences” below.

Future sales of common shares by directors, officers and other shareholders could adversely affect the prevailing market price for Sphere 3D common shares.

Subject to compliance with applicable securities laws, officers, directors and other shareholders and their respective affiliates may sell some or all of their common shares in the future. No prediction can be made as to the effect, if any, such future sales will have on the market price of Sphere 3D common shares prevailing from time to time. However, the future sale of a substantial number of Sphere 3D common shares by Sphere 3D’s officers, directors and other shareholders and their respective affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for Sphere 3D common shares.

Sphere 3D may issue an unlimited number of common shares. Future sales of common shares will dilute your shares.

Sphere 3D’s Articles permit the issuance of an unlimited number of common shares, and shareholders will have no pre-emptive rights in connection with such further issuances. The directors of Sphere 3D have the discretion to determine the price and the terms of issue of further issuances of common shares in accordance with applicable laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents to which Gryphon and Sphere 3D refer herein contain forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction, or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in such statements. Such forward-looking statements include but are not limited to statements and information regarding:

•        the expectation that the Merger will be completed;

•        the expected benefits and synergies of the Merger;

•        the expected financial condition, results of operations, earnings outlook and prospects of Sphere 3D, Gryphon and the combined company, including any projections of sales, earnings, revenue, margins or other financial items;

•        the terms of any amendments to change of control agreements which may be entered into among members of Sphere 3D management and Gryphon;

•        the ability of the new management team after the Merger to execute Sphere 3D’s business plan;

•        expectations regarding the market for Sphere 3D’s products and industry growth;

•        Sphere 3D’s beliefs regarding the potential opportunities in cryptocurrency and blockchain technology as part of its product and services offerings;

•        Sphere 3D’s business strategies and goals;

•        any statements regarding the plans, strategies and objectives of management for future operations;

•        any statements regarding future economic conditions or performance;

•        all assumptions, expectations, predictions, intentions or beliefs about future events;

•        changes in applicable laws, regulations or permits affecting Sphere 3D or Gryphon operations or the industries in which each operates, including regulation regarding power generation, cryptocurrency usage and/or bitcoin mining;

•        fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

•        the economics of bitcoin mining including as to variables or factors affecting the cost, efficiency and profitability of mining;

•        the availability delivery schedule and cost of equipment necessary to maintain and grow business and operations, including mining equipment; and

•        general economic conditions.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this proxy statement/prospectus. These important factors also include those set forth under the section entitled “Risk Factors.”

Readers are cautioned that any forward-looking statement speaks only as of the date of this proxy statement/prospectus, and it should not be assumed that the statements remain accurate as of any future date. Neither Sphere 3D nor Gryphon undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Gryphon and Sphere 3D caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.

Readers should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by Gryphon or Sphere 3D or persons acting on behalf of either party.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the Merger for newly-issued shares of Sphere 3D in the Merger, pursuant to the Merger Agreement between the companies. Gryphon was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Gryphon’s security holders will own over [            ]% of Sphere 3D, (ii) Gryphon directors will hold a majority of the board seats in the combined company, and (iii) Gryphon management will hold the majority of key positions in the management of the combined company, immediately following the closing of the Merger.

In the unaudited pro forma condensed combined financial statements, the Merger will be recorded as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States, or “U.S. GAAP”. The Merger will be accounted for as a reverse acquisition under the accounting guidance and Gryphon, as the accounting acquirer, will record the assets acquired and assumed liabilities of Sphere 3D at their fair values as of the acquisition date. Sphere 3D and Gryphon have determined a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Merger as if it took place on September 30, 2021 and combines the historical balance sheets of Sphere 3D and Gryphon as of such date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 gives effect to the Merger as if it took place as of January 1, 2020, and combines the historical results of Sphere 3D and Gryphon for each period. The historical financial statements of Sphere 3D and Gryphon have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, at the date hereof are expected to have a continuing impact on the combined companies’ results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised by Sphere 3D between entering the Merger Agreement and closing of the Merger; the amount of cash used in operations between the signing of the Merger Agreement and the closing of the Merger; the timing of closing of the Merger; changes in the fair value of Sphere 3D common stock; and other changes in the Sphere 3D assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sphere 3D and Gryphon been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Sphere 3D and Gryphon historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations incorporated or included elsewhere in this proxy statement/prospectus.

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)
As of September 30, 2021

	Historical		Pro Forma
	Gryphon	Sphere 3D	Pro Forma Adjustments	Notes	Pro Forma Results

Assets
Current Assets:
Cash and cash equivalents	$5,586	$100,521	$—		$106,107
Accounts receivable, net	136	226	—		362
Inventories	—	501	—		501
Notes receivable	—	2,140	(2,140)	3.e	—
Other current assets	149	1,686			1,835
Total current assets	5,871	105,074	(2,140)		108,805
Notes receivable	—	11,386	(7,954)	3.e	3,432
Investment in special purpose acquisition company	—	5,420	—		5,420
Investment	—	2,100	—		2,100
Mining equipment, net	3,630	—	—		3,630
Goodwill and intangible assets, net	—	14,571	(1,385)	3.e	13,186
Other assets	24,671	85,300	—		109,971
Total assets	$34,172	$223,851	$(11,479)		$246,544

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$618	$2,552	$705	3.f	$3,875
Accrued payroll and employee compensation	—	295	—		295
Deferred revenue	—	387	—		387
Notes payable, current portion	2,046	—	(2,046)	3.e	—
Other current liabilities	—	5	—		5
Total current liabilities	2,664	3,239	(1,341)		4,562
Deferred revenue, long-term	—	94	—		94
Notes payable – long-term	7,954	—	(7,954)	3.e	—
Convertible notes payable, net	5,017	—	(5,017)	3.g	—
Other non-current liabilities	—	1,046	—		1,046
Total liabilities	15,635	4,379	(14,312)		5,702
Shareholders’ equity:
Common shares – Sphere 3D (new)	—	—	533,991	2	533,991
			5,219	3.g	5,219
			11,639	3.i	11,639
Preferred shares – Sphere 3D	—	957	(957)		—
Common shares – Sphere 3D	—	425,860	(425,860)		—
Common stock – Gryphon	2	—	—		2
Additional paid-in-capital	32,968	—	—		32,968
Subscription receivable	(28)	—	—		(28)
Accumulated other comprehensive loss	—	(1,787)	1,787		—
Accumulated deficit	(14,405)	(205,558)	205,558		(14,405)
Transaction expense of the Merger	—	—	(328,544)	3.a	(328,544)
Shareholders’ equity	18,537	219,472	2,833		240,842
Total liabilities and shareholders’ equity	$34,172	$223,851	$(11,479)		$246,544

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)
For the Nine Months Ended September 30, 2021

	Historical		Pro Forma
	Gryphon	Sphere 3D	Pro Forma Adjustments	Notes	Pro Forma Results

Revenue	$136	$2,875	$—		$3,011
Cost of revenue	35	1,568	—		1,603
Gross profit	101	1,307	—		1,408

Operating expenses:
Sales and marketing	—	998	—		998
Research and development	—	803	—		803
General and administrative	13,708	6,868	(513)	3.b	20,063
	13,708	8,669	(513)		21,864
Loss from operations	(13,607)	(7,362)	513		(20,456)

Other income (expense):
Interest expense	(299)	(516)	94	3.c	(519)
			202	3.h
Other income (expense), net	(497)	225	(94)	3.c	62
			428	3.h
(Loss) income before income taxes	(14,403)	(7,653)	1,143		(20,913)
Provision for income taxes	—	—	—		—
Net (loss) income	(14,403)	(7,653)	1,143		(20,913)
Dividends on preferred shares	—	530	—		530
Net (loss) income available to common shareholders	$(14,403)	$(8,183)	$1,143		$(21,443)

Net loss per share:
Basic and diluted	$(1.09)	$(0.41)			$(0.15)
Shares used in computing net loss per share:
Basic and diluted	13,240,749	20,004,425		3.d	145,670,153

Sphere 3D Corp.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)
For the Year Ended December 31, 2020

	Historical		Pro Forma
	Gryphon Inception – December 31	Sphere 3D	Pro Forma Adjustments	Notes	Pro Forma Results

Revenue	$—	$4,848	$—		$4,848
Cost of revenue	—	2,599	—		2,599
Gross profit	—	2,249	—		2,249

Operating expenses:
Sales and marketing	—	1,255	—		1,255
Research and development	—	1,202	—		1,202
General and administrative	2	5,471	—		5,473
Impairment of acquired intangible assets	—	286	—		286
	2	8,214	—		8,216
Loss from operations	(2)	(5,965)	—		(5,967)

Transaction Expense of the Merger	—	—	(328,544)	3.a.	(328,544)

Other income (expense):
Interest expense	—	(728)	—		(728)
Other income (expense), net	—	918	—		918
(Loss) income before income taxes	(2)	(5,775)	(328,544)		(334,321)
Provision for income taxes	—	4	—		4
Net (loss) income	$(2)	$(5,779)	$(328,544)		$(334,325)

Net loss per share:
Basic and diluted	$(0.00)	$(0.98)			$(2.55)
Shares used in computing net loss per share:
Basic and diluted	7,387,000	5,884,555		3.d.	131,206,933

SPHERE 3D CORP.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Expressed in U.S. Dollars)
(Unaudited)

1.      BASIS OF PRESENTATION

After completion of the Merger, the consolidated financial statements of the consolidated entity will be prepared and presented in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information includes (all financial information is prepared in accordance with U.S. GAAP):

(a)     The unaudited pro forma condensed combined balance sheet as at September 30, 2021, combines (i) the unaudited consolidated balance sheet of Gryphon as at September 30, 2021, as derived from information included in this proxy statement/prospectus and (ii) the unaudited condensed consolidated balance sheet of Sphere 3D as at September 30, 2021 as if the Merger had been completed on September 30, 2021.

(b)    The unaudited pro forma condensed combined statement of operations for the nine months period ended September 30, 2021 combines (i) the unaudited condensed statement of operations of Gryphon for the nine months period ended September 30, 2021 as derived from information included in this proxy statement/prospectus and (ii) the unaudited interim condensed consolidated statement of operations of Sphere 3D for the nine months period ended September 30, 2021 as filed on Sphere 3D’s Form 6-K with the SEC on November 15, 2021 and gives effect to the Merger as if it took place as of January 1, 2020.

(c)     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines (i) the unaudited condensed statement of operations of Gryphon from inception date, October 22, 2020, through December 31, 2020 as derived from information included in this proxy statement/prospectus and (ii) the audited consolidated statement of operations of Sphere 3D for the year ended December 31, 2020 as filed on Sphere 3D’s Form 20-F with the SEC on April 9, 2021 and gives effect to the Merger as if it took place as of January 1, 2020.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes included therein of Sphere 3D, and Gryphon, as referred to above and included elsewhere in this proxy statement/prospectus. Further review may identify differences between the accounting policies of Gryphon and Sphere 3D that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Gryphon and Sphere 3D are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information of the combined company.

The Merger reflected in the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, under U.S. GAAP. Based on the definitions of control, the acquisition is deemed to be a reverse acquisition and Sphere 3D is considered the legal acquirer and Gryphon is considered the accounting acquirer. Under the acquisition method, the total estimated consideration is calculated as described in Note 2 to the unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed of Sphere 3D will be measured at their estimated fair values. The pro forma financial information has accounted for Sphere 3D’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

It is Sphere 3D’s management’s opinion that the unaudited pro forma condensed combined financial information includes all adjustments necessary for the fair presentation of the Merger described herein. This unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not intended to reflect the results of operations or the financial position of Sphere 3D which would have actually resulted had the Merger been effected on the dates indicated. Furthermore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon completion of the Merger will differ from those recorded in the unaudited pro forma condensed combined financial information and the differences may be material.

2.      MERGER OF GRYPHON DIGITAL MINING, INC.

The management of Sphere 3D and Gryphon has preliminarily concluded that the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. For accounting purposes, Gryphon has been determined (i) to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Gryphon’s security holders will own over [60]% of the Company, (ii) Gryphon directors will hold a majority of the board seats in the Company, and (iii) Gryphon management will hold the majority of key positions in the management of the combined company, immediately following the closing of the Merger, and (iv) that the Merger will be accounted for as a reverse acquisition using the acquisition method of accounting for business combinations under the guidance of ASC 805. Accordingly, Gryphon will record the acquired assets and assumed liabilities at their fair value as of the Merger closing date.

Management has estimated the preliminary consideration and not yet completed an external valuation analysis of the fair market value of Sphere 3D’s assets to be acquired and liabilities to be assumed. As a result, management has the estimated the allocation of the preliminary purchase price to Sphere 3D’s assets and liabilities. This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when the final purchase price has been determined, the final assets and liabilities and any asset sales are known, and detailed valuations and any other studies and calculations deemed necessary have been completed. The final purchase price and purchase price allocation could differ materially from the preliminary purchase price and purchase price allocation used to prepare the pro forma adjustments resulting from changes to assets and liabilities and to the ultimate purchase consideration, and operations during the intervening period to the closing of the Merger, among other factors.

Pursuant to the terms of the Merger Agreement, Sphere 3D will issue approximately 122,005,564 common shares to the shareholders of Gryphon to acquire 100% of the issued and outstanding common shares of Gryphon. Pursuant to guidance for reverse acquisitions the consideration to be transferred by the accounting acquirer (Gryphon) for its interests in the accounting acquiree (Sphere 3D) is based on the number of equity interests the legal subsidiary would have had to issue to give the owners of the legal parent the same percentage equity interest in the combined entity that results from the reverse acquisition. Sphere 3D shareholders own common stock and preferred stock. In addition, the Sphere 3D equity holders hold options and warrants to acquire common stock of Sphere 3D. The preliminary consideration, or the proportional value to be retained by the Sphere 3D shareholders, has been based on the sale price of Sphere 3D common stock on The Nasdaq Capital Market on December 30, 2021. This preliminary purchase price is based on the aggregate number of shares of Sphere 3D’s common stock and common stock equivalents expected to be outstanding at the closing of the Merger as summarized below:

Estimated number of shares to be owned by Sphere 3D shareholders	159,566,403
Multiplied by the fair value per share of Sphere 3D stock	$3.18
507,421,162
Estimated Black-Scholes value of warrants	26,569,909
Estimated purchase price	$533,991,071

The actual purchase price will fluctuate until the Effective Date of the Merger and the final valuation could differ significantly from the preliminary estimate. The following table illustrates the effect of changes in the price of Sphere 3D’s common shares on the estimated purchase price that may result at certain purchase price levels in the Merger (in millions, except per share amounts):

	Sphere Stock Price	Purchase Price
Increase of 10%	$3.50	$588.5
Increase of 20%	$3.82	$643.1
Increase of 30%	$4.13	$697.8
Decrease of 10%	$2.86	$479.6
Decrease of 20%	$2.54	$425.3
Decrease of 30%	$2.23	$371.2

3)      PRO FORMA ADJUSTMENTS

The adjustments reflect the acquisition method of accounting, which takes into account the total consideration transferred for Sphere 3D’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

a.      The preliminary estimated consideration transferred and assets acquired and liabilities assumed are recorded as follows (in millions):

Cash and cash equivalents	$100.5
Accounts receivable, net	0.2
Inventories	0.5
Notes receivable	13.5
Other current assets	1.7
Investments	7.5
Intangible assets, net	13.2
Other assets	85.3
Accounts payable, accrued expenses and other liabilities	(16.9)
Net assets acquired	205.5
Less: preliminary estimated consideration	534.0
Transaction expense of the Merger	$(328.5)

Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as a day one recognition of the transaction expense incurred by Gryphon to obtain a public listing. This transaction expense is treated as an adjustment to the statement of operations under U.S. GAAP.

A final determination of fair value may differ materially from the preliminary estimates and will include management’s final valuation. The final valuation will change the calculation of consideration, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma condensed combined financial information.

b.      The adjustment removes the direct, incremental costs of the acquisition which will not be an ongoing cost upon consummation of the Merger.

c.      The adjustment removes the interest income and interest expense related to the Promissory Note between Gryphon and Sphere 3D entered into in July 2021 and amended on August 30, 2021 and September 29, 2021.

d.      Shares used in computing net loss per share assumes the 122,005,564 shares issued to effect the Merger and 3,660,166 shares issued as a stock-based compensation management bonus, as if it took place on January 1, 2020.

e.      The adjustment offsets the Promissory Note and accrued interest expense between Gryphon and Sphere 3D entered into in July 2021 and amended on August 30, 2021 and September 29, 2021.

f.       The adjustment includes change of control expenses, primarily severance, of $1.0 million associated with the change of control to Gryphon reduced by accrued interest expense related to the Convertible Notes Payable and the Promissory Note between Gryphon and Sphere 3D that is settled upon consummation of the Merger.

g.      The adjustment reflects the automatic conversion of the Convertible Notes Payable in Gryphon to 681,925 shares common stock upon the consummation of the Merger.

h.      The adjustments remove the interest expense and amortization of debt discount, associated with the Convertible Notes Payable that will automatically convert to common stock upon consummation of the Merger.

i.       The adjustment reflects the fair value of the shares issued as a stock-based compensation management bonus.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth certain historical and pro forma per share financial information for the common shares of Sphere 3D. The pro forma per share information gives effect to the Merger as if the Merger had occurred on January 1, 2020 in the case of earnings per share for the year ended December 31, 2020, and on September 30, 2021 in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of Sphere 3D and Gryphon included elsewhere in this proxy statement/prospectus.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Statements” included in this proxy statement/prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	Sphere 3D Historical	Gryphon Historical	Pro Forma (unaudited)
Net loss per share for the year ended December 31, 2020
Basic and diluted	$(0.98)	$(0.00)	$(2.55)
Book value per share as of September 30, 2021(1)	$3.47		$1.27

____________

(1)      Calculated as total stockholders’ equity (deficit) divided by total common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Sphere 3D’s common shares are listed for trading on Nasdaq under the symbol “ANY”. On December 30, 2021, the closing price of Sphere 3D’s common shares on Nasdaq was $3.18.

Gryphon is currently a privately-held corporation and its securities do not trade on any exchange.

The following table sets forth the closing sale price per share of the Sphere 3D common shares as reported on Nasdaq on June 2, 2021, the last trading day before the public announcement of the Merger, and on [            ], 2022, the most recent trading day prior to the date of this proxy statement/prospectus for which this information was available. The table also shows the implied value of the Merger Consideration for each Gryphon share as of the same two dates. This implied value was calculated by multiplying the closing sale price of a common share of Sphere 3D on the relevant date by the applicable Exchange Ratio.

	Sphere 3D common share		Implied per share value of Merger Consideration
June 2, 2021		$1.74	$	[ ]
[ ], 2022	$	[ ]	$	[ ]

The market prices of common shares of Sphere 3D have fluctuated since the date of the announcement of the Merger and may continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the Merger is completed and thereafter. No assurance can be given concerning the market prices of Sphere 3D common shares before or after completion of Merger. The market price of Sphere 3D common shares (and therefore the value of the Merger Consideration) when received by Gryphon stockholders after the Merger is completed could be greater than, less than or the same as shown in the table above.

Holders

As of November 30, 2021, the registrar and transfer agent for Sphere 3D’s common shares reported that there were 63,196,321 common shares issued and outstanding. Of these shares, 19,265,458 were registered to Canadian residents, including 17,509,706 shares registered to CDS & Co., which is a nominee of the Canadian Depository for Securities Limited. The 19,265,458 shares were registered to 23 shareholders in Canada, one of which is CDS & Co. 38,312,863 of Sphere 3D’s shares were registered to residents of the United States, including 38,039,831 shares registered to CEDE & Co., which is a nominee of Depository Trust Company. The 38,039,863 shares were registered to nine shareholders in the United States, one of which is CEDE & Co. 5,618,000 of Sphere 3D’s shares were registered to residents of other foreign countries (five shareholders).

On November 30, 2021, Gryphon had 164 holders of record of its common stock.

Dividends

Sphere 3D has not declared any common share dividends to date. Sphere 3D has no present intention of paying any cash dividends on its common shares in the foreseeable future, as it intends to use earnings, if any, to generate growth.

Gryphon has not declared any common stock dividends to date. Gryphon has no present intention of paying any cash dividends on its common stock in the foreseeable future, as it intends to use earnings, if any, to generate growth.

The payment by Sphere 3D of dividends, if any, following the Merger, is within the discretion of the board of directors and will depend upon, among other things, its earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in Sphere 3D’s Articles that restrict it from declaring dividends.

THE COMPANIES

Sphere 3D Corp.

Sphere 3D was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, Sphere 3D completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, Sphere 3D changed its name to “Sphere 3D Corp.” Sphere 3D historically focused on providing solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. Sphere 3D provides enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. These solutions can be deployed through a public, private or hybrid cloud and are delivered both directly and through resellers and augmented through Sphere 3D’s professional services capabilities and offerings. Sphere 3D has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”), dedicated to helping customers achieve their IT goals. On October 14, 2021, Sphere 3D entered into a definitive agreement to sell its SnapServer® product line and associated assets. The sale of Sphere 3D’s SnapServer® product line and associated assets closed on October 14, 2021.

In April 2021, Sphere 3D sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through Sphere 3D’s wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock.

In August 2021, MEOA consummated its initial public offering (the “IPO”) and issued units which were comprised of one share of Class A common stock and one redeemable warrant. Also in August 2021, and simultaneously with the consummation of the IPO, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination. On October 18, 2021, the securities comprising the units begin separate trading, the Class A common stock and warrants are listed on the NASDAQ Capital Market under the symbols “MEOA” and “MEOAW,” respectively.

Sphere 3D has commenced planning and has entered into a series of agreements that will enable it to enter the cryptocurrency mining industry, including entering into the Hertford Agreement, the Master Services Agreement between Sphere 3D and Gryphon and the Sub-License and Delegation Agreement. For more information, see “Information about Sphere 3D — Cryptocurrency Mining Business.”

Sphere 3D’s common shares are listed for trading on Nasdaq under the symbol “ANY”. Its registered office is located at 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3, telephone: (858) 571-5555.

See “Information About Sphere 3D” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Sphere 3D” for important business and financial information regarding Sphere 3D.

Sphere GDM Corp.

Merger Sub was formed in the State of Delaware on June 1, 2021 and is a wholly owned subsidiary of Sphere 3D. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the Merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o Sphere 3D, 895 Don Mills Road, Building 2, Suite 900, Toronto, Ontario, Canada, M3C 1W3, and its telephone number is (858) 571-5555.

Gryphon Digital Mining, Inc.

Founded in October 2020, Gryphon is a bitcoin mining company based in Las Vegas, Nevada. Gryphon commenced its mining operations in September 2021. Gryphon’s mission is to create the world’s leading net carbon negative Bitcoin miner. Gryphon’s revenue model is to mine and hold Bitcoin, then sell only the Bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion. Gryphon is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Gryphon are located at 5953 Mabel Road, Unit 138, Las Vegas, NV 89110, and its telephone number is (877) 646-3374.

See “Information About Gryphon” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Gryphon” for important business and financial information regarding Gryphon.

THE SPECIAL MEETING OF SHAREHOLDERS

This section contains information about the special meeting of shareholders that has been called to approve six separate shareholder proposals, including the Merger Proposal. This proxy statement/prospectus is being furnished to shareholders in connection with the solicitation of proxies by the board of directors to be used at the special meeting.

Date, Time and Place

The special meeting will be held at [              ] Eastern Time, on [              ], 2022 at [              ] (unless it is adjourned or postponed to a later date).

Purpose of Special Meeting

The purpose of the special meeting is for Sphere 3D shareholders to consider and vote upon approval of six separate shareholder proposals, including the Merger Proposal, each of which is summarized in the notice to shareholders provided with this proxy statement/prospectus. In accordance with the Business Corporations Act (Ontario) and Sphere 3D’s Articles, the business to be conducted at the special meeting will be limited to such proposals.

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously (i) determined that the Merger Proposal, the Board of Directors Proposal, the Consolidation Proposal, the Name Change Proposal and the Hertford Transaction Proposal are advisable and in the best interests of Sphere 3D and its shareholders, (ii) approved the Merger Proposal, the Board of Directors Proposal, the Consolidation Proposal, the Name Change Proposal and the Hertford Transaction Proposal and (iii) resolved to recommend adoption of the Merger Proposal, the Board of Directors Proposal, the Consolidation Proposal, the Name Change Proposal and the Hertford Transaction Proposal to shareholders. The board of directors recommends that shareholders vote “FOR” the adoption of the Merger Proposal, “FOR” the adoption of the Board of Directors Proposal, “FOR” the adoption of the Consolidation Proposal, “FOR” the adoption of the Name Change Proposal “FOR” the adoption of the Hertford Transaction Proposal and “FOR” the adoption of the Adjournment Proposal. For a discussion of the material factors considered by the board of directors in reaching its conclusions regarding each shareholder proposal, see the more detailed description of each proposal set forth on pages 71 to 122 of this proxy statement/Prospectus.

Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the shareholder proposals to be considered at the special meeting. In addition, shareholders are directed to the Merger Agreement, and the amendment thereto, which are included as Annexes A and B in this proxy statement/prospectus.

Record Date; Shares Entitled to Vote

The record date for the special meeting is [              ], 2022. Only shareholders of record at the close of business on [              ], 2022 will be entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

As of the close of business on the record date, there were [              ] common shares outstanding and entitled to vote at the special meeting. Each holder of common shares is entitled to one vote for each share owned as of the record date.

A complete list of shareholders entitled to vote at the special meeting will be available for inspection at the principal place of business of Sphere 3D during regular business hours for a period of no less than 10 days before the special meeting and at the place of the special meeting during the meeting.

Share Ownership by and Voting Rights of Directors and Executive Officers

At the close of business on the record date for the special meeting, Sphere 3D’s directors and executive officers and their affiliates beneficially owned [              ] common shares (inclusive of shares issuable upon exercise of stock options within 60 days of the record date) and had the right to vote [              ] common shares at the special meeting, which represents approximately [              ]% of the common shares entitled to vote at the special meeting. It is expected that Sphere 3D non-director executive officers will vote their shares “FOR” each of the shareholder proposals in this proxy statement/prospectus.

Quorum

A quorum of shareholders is required to carry on the business of the special meeting. Sphere 3D’s bylaws provide that the presence at the special meeting, in person or by proxy, of the holders of not less than 25% of the outstanding shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Any abstentions will be counted in determining whether a quorum is present at the special meeting. In the event that a quorum is not represented in person or by proxy at the special meeting, the holders of common shares present in person or represented by proxy at the special meeting and entitled to vote thereat, or the chairman of the special meeting, may adjourn the meeting until a quorum is represented in person or by proxy, without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

The proposals are not considered a routine matter with respect to common shares that are represented at the special meeting, but that are held by brokers, banks or other nominees who do not have authority to vote such shares (i.e., broker non-votes). Therefore, your broker will not be permitted to vote on the proposals without instruction from you as the beneficial owner of the common shares. Broker non-votes (if any) will, however, be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

The affirmative vote of a majority of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy, is required to approve the Merger Proposal, the Board of Directors Proposal and the Hertford Transaction Proposal, and the effectiveness of such proposals is conditioned upon the approval of each of the shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal.

The affirmative vote of not less than two-thirds (66⅔%) of the votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy is required to approve the Consolidation Proposal and the Name Change Proposal, and the effectiveness of the Consolidation Proposal is conditioned upon the approval of each of the shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal.

The approval of the Adjournment Proposal requires (i) if a quorum exists, that the number of shares voted in favor of Adjournment Proposal are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the common shares represented at the special meeting or the decision of the chairman of the meeting to adjourn the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, your votes will not be deemed to have been cast and will therefore not have an effect on adoption of the Adjournment Proposal.

The Merger cannot be completed unless shareholders approve the Merger Proposal and each other shareholder proposal, other than the Name Change Proposal and the Adjournment Proposal. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee.

Voting of Proxies by Holders of Record

If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Sphere 3D encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your common shares on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•        faxing the enclosed proxy card to the number provided on the proxy card;

•        accessing the Internet web site or calling the telephone number specified on the enclosed proxy card and follow the instructions provided to you; or

•        filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a shareholder submits a proxy by fax, by telephone or through the Internet, his or her proxy is recorded immediately. Sphere 3D encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy through the Internet web site or by telephone, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a Sphere 3D shareholder executes a proxy card without giving instructions, the common shares represented by that proxy card will be voted in accordance with the recommendations of the board of directors.

Please submit your proxy by Internet, telephone, fax or mail, whether or not you plan to attend the meeting in person.

Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified Sphere 3D of their desire to receive multiple copies of this proxy statement/prospectus. This is known as householding.

Sphere 3D will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Shareholders who do not receive a separate copy of this proxy statement/prospectus and who want to receive a separate copy may request to receive a separate copy of this proxy statement/prospectus by writing to Investor Relations at Sphere 3D, 895 Don Mills Road, Bldg. 2, Suite 900, Toronto, Ontario, Canada M3C 1W3, or by calling (858) 571-5555. Sphere 3D undertakes to deliver promptly a copy of this proxy statement/prospectus upon the receipt of such request. Shareholders who share an address and receive multiple copies of this proxy statement/prospectus may also request to receive a single copy by following the instructions above.

Revocability of Proxy; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you can do this by:

•        sending a written notice stating that you revoke your proxy to Sphere 3D at, Sphere 3D, Attn: Corporate Secretary, 895 Don Mills Road, Bldg. 2, Suite 900, Toronto, Ontario, Canada M3C 1W3 that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•        submitting a valid, later-dated proxy by mail, fax, telephone or the Internet that is received prior to the special meeting; or

•        attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your common shares in “street name” through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke or change your vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. For the Adjournment Proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present at the special meeting. However, broker non-votes and abstentions will not count as shares entitled to vote on the Adjournment Proposal. As a result, abstentions and broker non-votes will not have any effect on the vote to approve the Adjournment Proposal. Any signed proxies received by Sphere 3D for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal. Any adjournment of the special meeting will allow shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting as adjourned.

At any time prior to convening the special meeting, the special meeting may be postponed for any reason without the approval of the Sphere 3D shareholders. If postponed, Sphere 3D will publicly announce the new meeting date. Although it is not currently expected, Sphere 3D may postpone the special meeting for the purpose of soliciting additional proxies if Sphere 3D concludes that by the date of the special meeting it is reasonably likely that Sphere 3D will not have received sufficient proxies to constitute a quorum or sufficient votes for approval of the Merger Proposal. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting, as postponed.

Shares Held in Street Name

If your common shares are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these proxy materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, bank or other nominee your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Under the current Nasdaq rules, brokers do not have discretionary authority to vote on the Merger Proposal or the Adjournment Proposal. Any broker non-votes would have the same effect as a vote “against” approval of the Merger Proposal and would have no effect on the Adjournment Proposal.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Solicitation of Proxies

Sphere 3D will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Sphere 3D on behalf of its board of directors. In addition to solicitation by use of the mail, its directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Sphere 3D will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of common shares that the brokers and fiduciaries hold of record. In accordance with the regulations of the SEC, Sphere 3D will reimburse them for expenses incurred in sending proxies and proxy materials to beneficial owners of common shares.

PROPOSAL I: THE MERGER PROPOSAL

General

This proxy statement/prospectus is being provided to shareholders of Sphere 3D in connection with the solicitation of proxies by the board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, shareholders will be asked to, among other things, approve the Merger Proposal.

The Merger Agreement provides for the merger of Merger Sub with and into Gryphon, with Gryphon continuing as the surviving corporation and a wholly-owned subsidiary of Sphere 3D. The Merger will not be completed unless shareholders approve each of the shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal and the Adjournment Proposal. A copy of the Merger Agreement and the amendment thereto, are attached as Annexes A and B to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger Agreement, see “The Merger Agreement.”

If the Merger is completed, each share of the common stock of Gryphon that was issued and outstanding immediately prior to the Effective Time will be converted into the right to receive [            ] common shares of Sphere 3D, plus the right, if any, to receive one whole common share of Sphere 3D for any fractional shares of Sphere 3D that such Gryphon stockholder would be entitled to receive; provided that the Exchange Ratio shall be appropriately adjusted to reflect (i) additional Sphere 3D common shares that may be issued in the Merger in the event of any financing by Gryphon prior to the consummation of the Merger pursuant to its right under the Merger Agreement to raise an additional $5.9 million through the sale of equity or equity linked securities, (ii) any other change to the number of shares of Gryphon common stock outstanding on a fully-diluted basis between the date of this proxy statement/prospectus and the consummation of the Merger and (iii) the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into the common stock of Gryphon or common shares of Sphere 3D or any reorganization, recapitalization, reclassification or other like change with respect to the common stock of Gryphon or common shares of Sphere 3D having a record date occurring on or after the date of the Merger Agreement and prior to the consummation of the Merger.

Sphere 3D’s common shares are listed on Nasdaq and Sphere 3D is subject to the Nasdaq listing standards set forth in its Listing Rules. Although Sphere 3D is not required to obtain shareholder approval under Ontario law in connection with the Merger, it is required under Nasdaq Listing Rule 5635(a)(1) and Nasdaq Listing Rule 5635(b) to seek shareholder approval of the proposed issuance of Sphere 3D common shares in connection with the Merger.

Nasdaq Listing Rule 5635(a)(1) requires shareholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present or potential issuance of common shares (or securities convertible into or exercisable for common shares), other than a public offering for cash, the common shares to be issued (a) constitute voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) are or will be in excess of 20% of the outstanding common shares prior to the issuance. In addition, Listing Rule 5635(b) requires shareholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding common shares or voting power and such ownership or voting power would be the largest ownership position of the issuer.

The total shares proposed to be issued to Gryphon will equal approximately [            ]% of Sphere 3D’s outstanding common shares at the consummation of the Merger.

In addition, under Nasdaq Listing Rule 5635(d), prior shareholder approval is required for the issuance, other than in a public offering, of securities convertible into common shares at a price less than the greater of book or market value of the common shares if the securities are convertible into 20% or more of a company’s common shares. Because the common shares will be issued in exchange for all of the common equity interests of Gryphon, the deemed issuance price of the common shares may be less than the greater of the book or market value of Sphere 3D’s common shares immediately before the consummation of the Merger. If the Merger Proposal is approved, the issuance of Sphere 3D common shares will exceed 20% of Sphere 3D common shares currently outstanding. Because the issuance price may be below the greater of the book or market value of Sphere 3D’s common shares immediately prior to the consummation of the Merger, the Nasdaq Listing Rules may require that Sphere 3D obtain shareholder approval of the issuance of common shares at the consummation of the Merger. Therefore, Sphere 3D is requesting shareholder approval for the issuance of common shares under the Nasdaq Listing Rules.

Background of the Merger

As part of Sphere 3D’s ongoing strategic planning process, members of the Sphere 3D board of directors and members of Sphere 3D’s senior management periodically review and assess Sphere 3D’s operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In addition, members of Sphere 3D’s senior management meet with members of the Sphere 3D board of directors in the ordinary course of business to discuss strategic alternatives to enhance shareholder value, including, among other things, business combinations, acquisitions, divestitures and share repurchases. In connection with these reviews and assessments, from time to time, the Sphere 3D board of directors and Sphere 3D’s senior management enlist the assistance of financial advisors and outside legal advisors. In furtherance of its strategy, over the past several years, Sphere 3D has from time-to-time considered potential strategic transactions and transaction partners. In particular, at various times over the past two years, Sphere 3D conducted assessments of a potential strategic transaction with companies that provide products and services substantially similar to Gryphon.

Since the divestiture of the Sphere 3D’s Overland Storage business in November 2018, Sphere 3D’s management and board of directors has engaged in a dialog regarding the potential to complete a transformational transaction that would redirect and refocus the business of Sphere 3D, which transaction could include a potential acquisition or business combination. Sphere 3D’s divestiture of Overland Storage, although effective at reducing the debt of Sphere 3D through the elimination of over $45 million of secured debt, and significantly reducing operating costs, negatively impacted Sphere 3D’s competitive position due in part to its decreased overall size. Sphere 3D also was facing a number of headwinds in its product segment as it had limited financial resources to deploy in research and development, which was of particular concern in its market segment, in which many of its primary competitors were well-financed. In order to reduce operating losses and work towards operational breakeven in the short term, Sphere 3D focused on the delivery of its professional services. When considering a transformational transaction, Sphere 3D’s board of directors and management was seeking a market segment that both aligned with the core environmental, social and governance (ESG) values of Sphere 3D’s board of directors and management, as well as one that was gaining traction and becoming a priority for many investors, businesses and governments.

In seeking to redirect the business of Sphere 3D, in July 2020, Sphere 3D entered into a merger agreement with Rainmaker Worldwide Inc., a company with patented technology to produce economical drinking water at scale. However, primarily due to the length of time it would take to obtain the regulatory approvals required to complete that transaction and the uncertainty of the outcome of the regulatory review process, that agreement was terminated by the parties in February 2021.

While Sphere 3D was working to complete its proposed merger with Rainmaker Worldwide Inc., Sphere 3D’s management and board of directors continued to explore other opportunities to create shareholder value. Extensive research was undertaken on the ESG market and, in March 2021, Sphere 3D’s board of directors concluded that the sponsorship of two ESG-focused special purpose acquisition companies (SPACs) would provide an opportunity to create value for Sphere 3D’s shareholders. In May 2021, Sphere 3D incorporated two entities to act as sponsors of two individual SPACs. The first SPAC, Minority Equality Opportunities Acquisition, Inc. (“MEOA”), was formed for the purpose of merging with one or more minority-controlled businesses. On August 30, 2021, MEOA completed its initial public offering of common stock and warrants in which it raised $126.5 million. The second SPAC, Sustainable Earth Acquisition Opportunities, Inc. (“SEOA”), was formed with a primary focus on renewable energy and/or green technology. SEOA has remained dormant and Sphere 3D has not yet taken steps to raise capital for that entity.

In late March and early April 2021, Sphere 3D management began to look more closely at blockchain technologies with an eye toward expanding Sphere 3D’s portfolio of products or acquiring a business to provide Sphere 3D shareholders an opportunity to profit from blockchain-based solutions. In connection with this potential expansion, Sphere 3D’s management looked at several blockchain companies as potential acquisition partners. In addition, on March 25, 2021, Sphere 3D filed with the SEC a registration statement on Form S-1 for a firm commitment underwritten common stock offering to raise approximately $12 million, before expenses, for working capital and general corporate purposes.

In early April 2021, during a telephone discussion regarding unrelated matters with one of the principal stockholders of Gryphon, with whom Mr. Tassiopoulos, the CEO of Sphere 3D, was acquainted from prior business ventures, Mr. Tassiopoulos inquired about Gryphon’s business model and its alternative financing strategies, which included a potential merger with a public company. Mr. Tassiopoulos was informed on that call that Gryphon was pursuing potential merger candidates in order to gain access to the public capital markets to finance its business. Mr. Tassiopoulos indicated that Sphere 3D would be interested in an exploratory conversation on potential business arrangements as either an investor or merger partner. Following that call, the principal stockholder of Gryphon raised the potential of such an exploratory conversation with the management of Gryphon for consideration, and Gryphon management indicated that they would be interested in an introduction to Mr. Tassiopoulos.

On or about April 9, 2021, Mr. Tassiopoulos was introduced to Robby Chang, the CEO of Gryphon, for an exploratory telephone conversation on potential business arrangements as either an investor or merger partner. In conjunction with such introduction and during the subsequent telephone conference with Mr. Chang, Mr. Tassiopoulos was provided with certain preliminary diligence information regarding Gryphon. During the initial telephone conference, Mr. Tassiopoulos referred the Gryphon management to the public filings for Sphere 3D for initial due diligence on Sphere 3D. No proposal was made by Mr. Chang during these conversations.

On April 14, 2021, Gryphon provided a high-level, non-binding term sheet relating to a potential merger with Sphere 3D to Mr. Tassiopoulos and Donohoe Advisory Associates LLC, a Nasdaq listing advisor to Sphere 3D, for Sphere 3D’s consideration. On the same date, Gryphon had internal discussions regarding Sphere 3D as a potential investor or merger partner.

On April 15, 2021, Brittany Kaiser, the Chairperson of Gryphon, received an email from Mr. Chang containing the draft term sheet. On the same date, Mr. Chang, Dan Tolhurst, the President of Gryphon, Bevilacqua PLLC, Gryphon’s legal counsel (“Bevilacqua”), and Mr. Tassiopoulos participated in a video conference call regarding the term sheet. The purpose of the call was to introduce certain parties from each of Sphere 3D and Gryphon and to discuss, among other related matters, the proposed structure of the potential merger transaction contained in the term sheet as well as initial conversations about potential valuation for a transaction.

During the period of these initial discussions, the price of Bitcoin was near an all-time high, as were the valuations for Bitcoin miners. The term sheet initially provided by Gryphon to Sphere 3D contemplated that the Sphere 3D shareholders would have an ownership interest of less than 10% of the combined company, which at the time was not in-line with a valuation for Sphere 3D that Mr. Tassiopoulos believed the Sphere 3D board of directors would consider. At the conclusion of the conference call, Mr. Tassiopoulos advised the Gryphon participants that it was unlikely that Sphere 3D would pursue a transaction with Gryphon.

Following the April 15, 2021 conference call, Mr. Tassiopoulos advised the Sphere 3D board of directors of his discussions with Gryphon, and Sphere 3D refocused its efforts on its sponsorship of MEOA as a proposed SPAC, including the preparation of a registration statement on Form S-1 for the purposes of financing MEOA and raising additional working capital.

On April 21, 2021, the Sphere 3D board of directors appointed Patricia Trompeter to the Sphere 3D board of directors and on April 22, 2021, Sphere 3D issued a press release announcing such appointment. In making such appointment, the board of directors considered Ms. Trompeter’s extensive experience in business and finance, including more than 16 years of experience in mergers and acquisitions and over 15 years in financial management.

On May 11, 2021, Sphere 3D and MEOA filed a confidential registration statement on Form S-1 for MEOA with the SEC.

During the period following the April 15, 2021 conference call, Gryphon continued to pursue other potential merger or acquisition candidates and at the beginning of May 2021, decided to focus again on Sphere 3D as a possible merger candidate. On or about May 10, 2021, Mr. Tolhurst began reviewing Sphere 3D’s SEC filings for deeper diligence and working with Bevilacqua to draft a merger agreement to use with a potential public company merger candidate. Gryphon determined that Sphere 3D would be the best candidate and on May 14, 2021, Mr. Chang e-mailed a draft Merger Agreement for discussion purposes to Mr. Tassiopoulos for consideration.

Mr. Tassiopoulos reviewed the Merger Agreement. In addition, on May 17, 2021, Gryphon provided a draft non-disclosure agreement to Sphere 3D. Over the next several days, a draft non-disclosure agreement was reviewed by Sphere 3D and on May 14, 2021, Mr. Chang and Mr. Tassiopoulos executed the non-disclosure agreement. At the time of delivery of the executed non-disclosure agreement, Mr. Tassiopoulos indicated by telephone to Mr. Chang that he would not be able to further discuss any transaction with Gryphon until later in May due to other priorities.

On April 27, 2021 and May 12, 2021, Sphere 3D filed with the SEC amendments to its registration statement on Form S-1 for its own proposed public offering of common stock to raise working capital, and on May 12, 2021, Sphere 3D announced the prior confidential filing by MEOA of a Registration Statement on Form S-1.

On May 24, 2021, Sphere 3D priced its underwritten public offering of common stock for gross proceeds of $7 million, and issued a press release announcing such pricing. The public offering was consummated on May 27, 2021.

On May 28, 2021, Sphere 3D announced through a press release the introduction of an existing GPU server-based product that was developed by HVE Inc., a subsidiary of Sphere 3D, for the mining of alt-coins. In the press release, Sphere 3D indicated that such product would be available later in 2021. Later that day, Mr. Tassiopoulos contacted Mr. Chang by telephone to discuss the potential for Sphere 3D to supply the GPU-based miners to Gryphon as a potential launch partner for the platform. During that telephone conference, Mr. Tassiopoulos also acknowledged receipt of the draft Merger Agreement from Gryphon and indicated that Sphere 3D was interested in re-visiting a potential merger with Gryphon. Mr. Tassiopoulos indicated, however, that any such transaction would have to be at a discount to the valuation proposed by Gryphon in April.

On May 28, 2021, Mr. Chang, Mr. Tolhurst, Mr. Tassiopoulos and Ms. Trompeter, met via conference call to discuss the potential transaction. Additional diligence materials were requested, including all material Gryphon contracts. The additional diligence materials regarding Gryphon were transmitted to Mr. Tassiopoulos and Ms. Trompeter by the Gryphon team. On the same date, a follow-up video conference call was conducted with Mr. Chang, Mr. Tolhurst, Bevilacqua, Mr. Tassiopoulos, Ms. Trompeter and Pryor Cashman LLP, the U.S legal counsel to Sphere 3D (“Pryor Cashman”), in attendance. The timeline for a potential transaction was discussed, and Bevilacqua and Pryor Cashman were instructed to work expeditiously on the draft definitive Merger Agreement given an upcoming industry event scheduled in the first week of June, which was to be attended by Gryphon. Following that call, Bevilacqua e-mailed a draft of the Merger Agreement and preliminary due diligence materials relating to Gryphon to Pryor Cashman.

On May 27, 2021 and May 28, 2021, Ms. Trompeter and representatives of Pryor Cashman and of Wang Legal Professional Corporation (“Wang Legal”) and Meretsky Law Firm (“Meretsky”), both of which provide corporate counsel to Sphere 3D in Canada, participated in numerous telephone conferences regarding the draft Merger Agreement, and several drafts of the Merger Agreement were exchanged by Sphere 3D management and its U.S. and Canadian counsel. Of particular concern, among others, was the allocation of management and the board of directors of the combined company between representatives of Sphere 3D and Gryphon, the methodology and timing for the calculation of the purchase price and the effects, if any, that a significant change in the value of bitcoin would have on the purchase price, the methodologies for funding Gryphon prior to the closing of the proposed transaction, the effects that a third-party financing by either Sphere 3D or Gryphon would have on the purchase price and Sphere 3D’s ability to terminate the agreement if the value of bitcoin fell significantly prior to the closing. During this period, Ms. Trompeter had numerous telephone conferences with Sphere 3D management and representatives of Pryor Cashman had numerous telephone conferences with representatives of Bevilacqua regarding these issues, among others.

On May 29, 2021, Ms. Trompeter sent a preliminary markup of the draft Merger Agreement to Mr. Chang, Mr. Tolhurst, Bevilacqua, a principal investor of Gryphon, Mr. Tassiopoulos, Pryor Cashman, Wang Legal and Meretsky. In addition, on such date, additional due diligence materials were exchanged by the parties. A draft press releases regarding the potential transaction was also exchanged between Bevilacqua and Pryor Cashman on May 29, 2021, and later that day, the draft press release was discussed in telephone conference by Ms. Trompeter and representatives of Pryor Cashman, Wang Legal and Meretsky.

On May 30, 2021, Ms. Trompeter began assessing potential financial consultants to prepare a fairness opinion with regard to the proposed merger transaction and she reached out to three candidates regarding a possible engagement by Sphere 3D. On that date, Sphere 3D and Gryphon and their respective legal counsel had multiple conference calls to discuss due diligence matters, the transaction documents and various other issues. The discussions and negotiations included numerous telephone conversations among the parties’ management teams, representatives and advisors.

On June 1, 2021, Sphere 3D engaged PGP Capital Advisors, LLC (“PGP”) to issue and deliver to the Sphere 3D board of directors a fairness opinion for the merger. On the same date, Ms. Trompeter arranged a conference call to be held on June 2, 2021 among Mr. Chang, Mr. Tolhurst, Bevilacqua, Mr. Tassiopoulos, Ms. Trompeter, Pryor Cashman and Meretsky to review and finalize the Merger Agreement. On the same date, Mr. Chang participated in a due diligence call with PGP related to the fairness opinion to provide them with insight into the Gryphon management team, Gryphon’s Bitmain order and future deliveries. Pryor Cashman organized Sphere GDM Corp., Sphere 3D’s merger subsidiary, in Delaware on behalf of Sphere 3D.

On June 2, 2021, Bevilacqua distributed a revised draft of the Merger Agreement to Mr. Chang, Mr. Tolhurst, Mr. Tassiopoulos, Ms. Trompeter, representatives of Pryor Cashman, Meretsky and Wang Legal, representatives of principal shareholders of Gryphon and representatives of Ceres Capital. A subsequent video conference call was held among the managements of Sphere 3D and Gryphon and their legal representatives at which open transaction points and issues were discussed, including, among others, share allocation for capital raises, provisions in the Merger Agreement regarding potential future financings by Gryphon in order to continue to make payments on its mining equipment purchases and for general working capital, the structure of the post-transaction board of directors, a purchase price and the need to update disclosure schedules. Gryphon’s management team indicated that it was finalizing hosting arrangements for Gryphon’s mining machines.

Later on June 2, 2021, at a telephonic meeting of the Sphere 3D board of directors, Mr. Tassiopoulos and Ms. Trompeter described the nature of the proposed transaction with Gryphon and highlighted key elements of the transaction terms and the approvals required to close. The other members of the Sphere 3D board of directors, Mr. McEwan and Mr. Mahadaven, asked questions regarding the transaction structure, various provisions of the draft Merger Agreement and conditions to closing, the benefits to existing Sphere 3D shareholders and the regulatory and corporate approval process and expected timeline for closing. Mr. Tassiopoulos also explained that post-merger, the Sphere 3D board of directors would consist of seven directors, two of whom would be nominees from Sphere 3D and five of whom would be nominees from Gryphon. Mr. Mahadavan indicated that he believed Mr. McEwan and Ms. Trompeter should serve in an ongoing board capacity. Also present at the meeting was Jason Meretsky, Secretary of the meeting and principal of Meretsky. Mr. Meretsky described the duties and responsibilities of the Sphere 3D directors and advised that the discharge of their duties must be made in the context of the state of Sphere 3D, the opportunities available to Sphere 3D and the capital and general business environment in which it operates and any other constraints facing Sphere 3D.

Subsequently, Stewart Kim and Martin Lee, both representatives of PGP, joined the conference call. PGP reviewed a draft copy of a fairness opinion and its supporting presentation to the Sphere 3D board of directors to be dated June 3, 2021, a copy of which was provided to the members of the Sphere 3D board of directors. PGP highlighted various key items in the presentation, including an overview of the transaction structure and the various business factors and various valuation methodologies considered. PGP advised the board of directors that the conclusions of the fairness report were that, in the opinion of PGP, the plan of merger and merger consideration ratio were fair, from a financial point of view, to the existing shareholders of Sphere 3D. Following PGP’s presentation, Mr. Tassiopoulos advised the members of the board that he would forward to Sphere 3D’s board of directors final disclosure schedules and the draft press release relating to the proposed transaction later that evening for their review. Mr. Mahadevan suggested that the Sphere 3D board of directors reconvene in the morning if there were additional questions, and that if Sphere 3D’s board of directors was comfortable with the terms, the board of directors would approve the merger transaction by a unanimous written consent.

On the same date, highlights of the Merger Agreement were circulated to the Gryphon board of directors, which approved the Merger.

On June 3, 2021, legal counsel for Sphere 3D and Gryphon exchanged drafts of the disclosure schedules contemplated by the draft Merger Agreement, and Ms. Trompeter and representatives of Pryor Cashman, Wang Legal and Meretsky exchanged final comments on the draft Merger Agreement by telephone conference and e-mail. Ms. Trompeter and representatives of Pryor Cashman engaged in telephone conferences with Gryphon management and representatives of Bevilacqua to reach agreement on final open issues, including, among others, conditions of a debt financing, delivery of the disclosure schedules to the Merger Agreement, hosting options and general document cleanup. Later that afternoon, Bevilacqua sent a final proposed draft of the Merger Agreement to Mr. Chang, Mr. Tolhurst, Mr. Tassiopoulos, Ms. Trompeter, representatives of Pryor Cashman, Meretsky and Wang Legal, and representatives of Gryphon’s principal investors. Subsequently, Sphere 3D’s management participated in telephone conference calls with Pryor Cashman, Wang Legal and Meretsky to confirm that the terms set forth in the draft Merger Agreement, Sphere 3D’s disclosure schedule, Gryphon’s disclosure schedule and related documents were in agreed forms.

On June 3, 2021, at a video meeting of the Sphere 3D board of directors, Mr. Tassiopoulos and Ms. Trompeter provided an update on the final changes to the draft Merger Agreement. The board confirmed the proposed issuance of 111,000,000 common shares of Sphere 3D and determined that the value of the Gryphon shares that it was exchanging for the Sphere 3D shares had a value of $194,250,000. At the time, both Gryphon and Sphere 3D were aware that Gryphon would be required to raise additional capital to satisfy the payment schedule for mining equipment ordered by Gryphon. As such, the Merger Agreement included provisions that would increase the number of common shares of Sphere 3D issued to Gryphon shareholders pursuant to the Merger Agreement to account for equity to be issued in such capital raises without diluting the consideration received by the shareholders of Gryphon at the time of the execution of the Merger Agreement (such provisions, the “Financing Consideration Provision”). Final disclosure schedules for Sphere 3D and Gryphon had been circulated in advance of the call, the members of the Sphere 3D board of directors also confirmed their review of those documents and Mr. Tassiopoulos addressed questions. A copy of the final press release also had been circulated to the Sphere 3D board of directors for final review and sign-off. Mr. Tassiopoulos and Ms. Trompeter confirmed that the opportunity to pursue the merger transaction arose after completion of the May 24, 2021 Sphere 3D public offering and Sphere 3D was given a limited opportunity to consummate the merger transaction as they were aware that Gryphon had other merger candidates available. The Sphere 3D board of directors reaffirmed its view that the Merger is in the best interests of Sphere 3D’s shareholders at the stated value and is further supported by the fairness opinion by PGP. The Sphere 3D board of directors further confirmed their mandate to act in the best interest of shareholders, which includes responding to business opportunities as they arise, rather than focusing on any perception issues that could arise in hindsight.

Later on June 3, 2021, the Sphere 3D board of directors approved the draft Merger Agreement by a unanimous written consent.

On the same date, Gryphon and Sphere 3D executed the Merger Agreement, and Sphere 3D publicly announced the execution of the Merger Agreement with Gryphon via a press release.

Subsequent to the execution of the Merger Agreement, on June 8, 2021, Gryphon and Sphere 3D entered into an agreement to purchase 250,000 Certified Emission Reductions, (“Credits”), with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the United Nations Convention on Climate Change, or UNFCC, protocols. Such finalization is currently anticipated to be completed by March 31, 2022.

On July 31, 2021, Sphere 3D entered into an agreement (the “Hertford Purchase Agreement”) with Hertford Advisors Ltd. (“Hertford”), pursuant to which Hertford provided to Sphere 3D a six-month exclusive right to assume all of Hertford’s rights under a data mining machine hosting agreement with CyQom LLC, and three separate agreements with FuFu Technology Limited for the purchase of an aggregate of 220,000 Bitcoin mining machines (the “Hertford Transaction”). For additional information, please see “Proposal V—The Hertford Transaction Proposal.”

On August 19, 2021, Gryphon and Sphere 3D entered into an agreement to purchase an additional 250,000 Credits, with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the UNFCC protocols. Such finalization is currently anticipated to be completed by March 31, 2022.

Following the execution of and as contemplated by the Merger Agreement, Gryphon was required to raise additional capital to satisfy the payment schedule for mining equipment ordered by Gryphon. Due to an increase in Sphere 3D’s share price following the announcement of the Merger Agreement, Sphere 3D and Gryphon mutually agreed that it would be beneficial for both parties for Sphere 3D to provide capital to Gryphon due to Sphere 3D’s lower cost of capital. On July 6, 2021, Sphere 3D loaned Gryphon $2.7 million, which loan was evidenced by a Secured Promissory Note of Gryphon (the “Gryphon Note”) that bears interest at the rate of 9.5% per annum. The Gryphon Note was originally secured by certain assets of Gryphon. On August 30, 2021, Sphere 3D entered into Amendment No. 1 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million. On September 29, 2021, Sphere 3D entered into Amendment No. 2 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million and amended the repayment schedule to require that the principal and accrued interest would be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024.

After the execution of the Hertford Purchase Agreement on July 31, 2021, Sphere 3D and Gryphon agreed that it was important to enter into a contractual relationship in advance of the consummation of the Merger Agreement to give Sphere 3D access to technical knowledge in connection with its Bitcoin mining operations. Consequently, on August 19, 2021, Sphere 3D and Gryphon entered into a Master Services Agreement dated as of August 19, 2021 (the “Sphere 3D MSA”), that has a term of three years, beginning on August 19, 2021, with one-year automatic renewal terms thereafter.

On September 8, 2021, Sphere 3D consummated a $192,100,000 registered direct offering priced at-the-market. The combined purchase price for one common share and one-half warrant to purchase one common share was $8.50. Under the terms of the related securities purchase agreement, Sphere 3D sold an aggregate of 22,600,000 common shares and five-year warrants to purchase 11,300,000 common shares for a purchase price of $9.50 per share. The net proceeds from the offering are were applied by Sphere 3D, in part, towards the purchase of 60,000 crypto mining machines.

The Hertford Purchase Agreement contained provisions that would provide for sufficient hosting capacity to accommodate all of the ASIC miners to be procured under the Hertford Purchase agreement. However, after conducting preliminary due diligence on the proposed Hertford facility, management of each of Sphere 3D and Gryphon came to the conclusion that alternative facilities would be required to host the ASIC miners to be acquired by Sphere 3D. As a result, Gryphon sought out and entered into negotiations with Core Scientific, Inc. (“Core”) to provide the required net-carbon-neutral capacity. On September 12, 2021, Gryphon and Core entered into a Master Services Agreement (the “Core MSA”) pursuant to which Core is required to provide services related to the hosting of Gryphon’s cryptocurrency mining equipment and operations in data centers owned by Core under separate orders entered into by Gryphon and Core. The term of the Core MSA is indefinite, but may be terminated by Core if no active orders have been in effect for at least 12 months. Master Services Agreement Order No. 1 under the Core MSA (“Order 1”), which commenced on August 31, 2021, provides for the hosting by Core of equipment consisting of 100 S19j Pro Antminer units. Order 1 will remain in place for three years, unless terminated earlier under the terms of the Core MSA or Order 1, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term.

On September 24, 2021, Gryphon and Core entered into Master Services Agreement Order No. 2 under the Core MSA (“Order 2”), which commenced on September 24, 2021 and provides for approximately 230 MW of net-carbon-neutral Bitcoin mining hosting capacity to be managed by Core, as hosting partner. As part of the legal negotiations around Order 2, the Gryphon team outlined the need to have the ability to sublicense to Sphere 3D. As a result, Order 2 additionally amended the Core MSA to permit the sub-lease, sub-license, assignment, delegation or transfer of the Core MSA, Order 1 or Order 2, or Gryphon’s rights and obligations thereunder, to Sphere 3D without the consent of Core.

On October 8, 2021, Gryphon and Sphere 3D entered into a sub-license and delegation agreement, pursuant to which Gryphon sublicensed to Sphere 3D Gryphon’s rights to use Core’s facility pursuant to Order 2 and the Core MSA, and delegated to Sphere 3D all of Gryphon’s obligations to make payments to Core under Order 2. The sublease will terminate automatically upon the termination of the Core MSA and/or Order 2. In addition, upon any termination of the Merger Agreement by Sphere 3D, Gryphon shall have the right, in its sole discretion, to terminate the sub-license in its entirety (including the Hosting Sub-Lease) upon not less than 180 calendar days’ written notice to Sphere 3D. Upon the consummation of the Merger Agreement, all of the rights and responsibilities of Gryphon will transfer to the surviving company.

In early December 2021, Sphere 3D and Gryphon acknowledged that the various transactions undertaken by each of them to acquire and finance Bitcoin mining machines and provide for the hosting of such machines had made it impossible to complete the Merger by the December 31, 2021, which was the discretionary termination date set forth in the original Merger Agreement following which either party could terminate the Merger Agreement without liability so long as its breach of the Merger Agreement was not the principal cause of the Merger’s failure to occur by such date. In addition, such delays would have required Gryphon to commence repayment of the Gryphon Note prior to the time the Sphere 3D shareholders will have had an opportunity to vote on the Merger. As a result, the parties commenced negotiations on various amendments to the Merger Agreement and the other agreements between the parties that would take into account the various transactions the parties have undertaken since the execution of the Merger Agreement on June 3, 2021.

On December 29, 2021, Sphere 3D and Gryphon entered into the following amendments to the principal agreements between the parties:

•        Amendment No. 1 to the Merger Agreement.    To give effect to the issuances by Gryphon of its equity securities subsequent to June 3, 2021, the parties agreed upon an increase in the number of Sphere 3D common shares that will be issued by Sphere 3D in the Merger. In addition, among other matters, the parties revised the termination provisions of the Merger Agreement to allow either party to terminate the

Merger Agreement prior to March 31, 2022 upon a breach of the agreement by the other party following an opportunity to cure such breach, and to allow either party to terminate the Merger Agreement on or after March 31, 2022 for any reason or no reason by notice to the other party. To provide the parties with greater certainty following any such termination, Sphere 3D and Gryphon agreed upon certain termination payments upon any such termination, including the forgiveness by Sphere 3D of any amounts outstanding under the Gryphon Note, and that each party shall have released the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon or arising out of the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses.”

•        Amendment No. 3 to Gryphon Note.    To provide additional financing for Gryphon for operations prior to the consummation of the Merger, Sphere 3D loaned an additional $2.5 million to Gryphon on January 3, 2022, which loan increased the principal amount of the Gryphon Note to $12.5 million, and extended the initial date for the repayment of the Gryphon Note to a date subsequent to the consummation of the Merger. As Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Gryphon under the Gryphon Note will be forgiven if the Merger is not consummated, Sphere 3D also released all of the collateral pledged by Gryphon to secure the Gryphon Note.

•        Amendment No. 1 to the Sphere 3D MSA.    To provide greater certainty as to the term of the Sphere 3D MSA, Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022. Subject to written notice from Sphere 3D and an opportunity by Gryphon to cure for a period of up to one hundred eighty (180) days, Sphere 3D shall be entitled to terminate the Sphere 3D MSA in the event of: (i) Gryphon’s failure to perform the services under the Sphere 3D MSA in a professional and workmanlike manner in accordance with generally recognized crypto-mining industry standards for similar services, or (ii) Gryphon’s gross negligence, fraud or willful misconduct in connection with performing the Services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by Sphere 3D, subject to written notice and an opportunity to cure for a period of up to one hundred eighty (180) days.

•        Amendment No. 1 to Sublease of the Core MSA.    As part of the agreements to amend the Merger Agreement, the Gryphon Note and the Sphere 3D MSA, Sphere 3D and Gryphon agreed to amend the Sublease to the Core MSA to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

Reasons for the Merger

Sphere 3D’s board of directors, by a unanimous written consent on June 3, 2021, determined that the Merger Agreement and the proposed Merger contemplated thereby are advisable and fair to, and in the best interests of, Sphere 3D’s shareholders.

In evaluating the Merger, Sphere 3D’s board of directors, in consultation with Sphere 3D’s management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Merger, including:

•        challenges facing Sphere 3D’s current business, including headwinds in the core business, significant capital resources required to remain competitive, difficulties resulting from regulatory decisions made by the previous presidential administration in the United States and increased market share among competitors;

•        the belief that other strategic alternatives available to Sphere 3D, such as continuing to develop its business through internal growth, were less advisable than the proposed Merger under current circumstances;

•        the terms and conditions of the Merger Agreement and related transaction documents;

•        Sphere 3D’s current business’s qualification of a new platform that includes the ability to utilize the GPU based servers designed by Sphere 3D to mine cryptocurrencies, which Sphere 3D believes will benefit the post-Merger business;

•        the positive financial condition, operating results and business outlook of Gryphon as of the date of the Merger Agreement; and

•        the fact that Sphere 3D’s board of directors received and reviewed a fairness opinion from PGP Capital Advisors, LLC affirming that the Merger Consideration to be paid by Sphere 3D was fair at that time to Sphere 3D’s shareholders from a financial point of view.

The board of directors also considered the risks and potentially negative factors relating to the proposed Merger, including:

•        the possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact of such event would have on Sphere 3D and its business;

•        the significant costs involved in connection with completing the proposed Merger, the substantial management time and effort required to complete the proposed Merger and the related disruption to operations of Sphere 3D;

•        the risk that the anticipated benefits of the proposed Merger may not be realized; and

•        other risks described under the section “Risk Factors” above.

Sphere 3D’s board of directors believed that, overall, the potential benefits of the Merger to shareholders outweighed the risks and uncertainties of the Merger. The foregoing discussion of factors considered by the board of directors is not intended to be exhaustive and is not provided in any specific order or ranking, but includes material factors considered by the Sphere 3D board of directors. In reaching its decision regarding the proposed Merger, the board of directors did not quantify or otherwise assign relative weights to the specific factors. Moreover, each member of the board of directors applied his or her own personal business judgment and may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Reports, Opinions and Appraisals

PGP Capital Advisors, LLC June 3, 2021 Fairness Opinion

Sphere 3D’s board of directors engaged PGP Capital Advisors, LLC (“PGP”) to render an opinion as to whether the Merger Consideration is fair to Sphere 3D’s shareholders from a financial point of view. PGP is an investment bank that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructuring and financings.

Previous to PGP’s engagement as financial advisor for the June 3, 2021 opinion, PGP had acted as financial advisor and provided a fairness opinion to the Sphere 3D in connection with its proposed transaction with Rainmaker Worldwide Inc. The Sphere 3D board of directors engaged PGP as its financial advisor in connection with the Merger because it was satisfied with PGP’s prior work on behalf of the Sphere 3D board of directors, and determined that PGP has substantial experience in similar matters. PGP rendered its written opinion to the board of directors on June 3, 2021 that the Merger Consideration was fair to Sphere 3D’s shareholders from a financial point of view.

Sphere 3D paid a cash fee of $250,000 to PGP for its opinion dated June 3, 2021. Sphere 3D has obtained consent from PGP for the use of its fairness opinion in this proxy statement/prospectus.

PGP’s opinion was provided to the board of directors for its assessment of the Merger and only addressed the fairness to Sphere 3D’s shareholders, from a financial point of view, of the Merger Consideration to be paid by Sphere 3D pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the Merger.

The summary of PGP’s opinion below is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement/prospectus. This summary also describes the procedures, assumptions, qualifications and limitations, and other matters considered by PGP in preparing its opinion. However, neither PGP’s written opinion nor the summary of its opinion set forth in this proxy statement/prospectus purports to be, or constitutes advice or recommendations to, any shareholder as to how such shareholder should act or vote with respect to the Merger Proposal.

PGP’s opinion was addressed to, and was intended for the use, information and benefit of, the Sphere 3D board of directors (solely in its capacity as such) and may not be used for any other purpose without PGP’s prior written consent. PGP’s opinion is not intended to be, and does not constitute, a recommendation to the Sphere 3D board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. PGP was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Sphere 3D board of directors, Sphere 3D, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Sphere 3D, or to any other party, except the fairness of the Merger Consideration to be paid by Sphere 3D in the Merger to the Sphere 3D shareholders from a financial point of view, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for Sphere 3D, (v) the fairness of any portion or aspect of the Merger to any one class or group of Sphere 3D’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Sphere 3D’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Sphere 3D, Gryphon or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. PGP assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, PGP relied, with the consent of the Sphere 3D board of directors, on the assessments by Sphere 3D and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Sphere 3D and the Merger or otherwise. In rendering its opinion, PGP noted that the credit, financial and stock markets have been experiencing unusual volatility and PGP expressed no opinion or view as to any potential effects of such volatility on Sphere 3D or the Merger. The issuance of PGP’s opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at its opinion, PGP reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•        the draft of the Merger Agreement dated June 3, 2021;

•        certain publicly available business and financial information relating to Sphere 3D that PGP deemed to be relevant;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Sphere 3D and Gryphon made available to PGP by Sphere 3D, including financial projections for Gryphon provided by Gryphon;

•        discussions with certain members of the managements of Sphere 3D and Gryphon and certain of their advisors and representatives regarding the businesses, operations, financial condition and prospects of Sphere 3D and Gryphon, the Merger and related matters;

•        the current and historical market prices for certain of Sphere 3D’s publicly traded securities;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that PGP deemed to be relevant in evaluating Sphere 3D;

•        the publicly available financial terms of certain transactions that PGP deemed to be relevant in evaluating Sphere 3D; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as PGP deemed relevant.

In rendering its opinion, PGP relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to PGP, discussed with or reviewed by PGP, or publicly available, and PGP did not assume any responsibility with respect to such data, material and other information. In addition, management of Gryphon advised PGP, and PGP assumed, that Gryphon’s financial projections reviewed by PGP was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Gryphon’s management as to the future financial results and condition of Gryphon. PGP did not receive Sphere 3D financial projection from Sphere 3D, only Gryphon’s financial projections from Gryphon. PGP expressed no opinion with respect to such projections or the assumptions on which they are based. PGP relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Sphere 3D and Gryphon since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to PGP that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by PGP incomplete or misleading. PGP further relied upon the assurance of the management of Sphere 3D that such management was unaware of any facts that would make the information provided to PGP incomplete or misleading in any material respect. In addition, PGP relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement identified above. In addition, PGP did not make any independent evaluation or appraisal of the assets or liabilities of Sphere 3D or Gryphon, nor was PGP furnished with any such independent evaluations or appraisals. PGP’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of the opinion dated June 3, 2021. Although subsequent developments might affect its opinion, PGP does not have any obligation to update, revise or reaffirm its opinion.

PGP assumed that the Merger will be consummated on terms substantially similar to those set forth in the draft Merger Agreement provided to it.

PGP was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of Sphere 3D or Gryphon or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Sphere 3D board of directors or any other party with respect to alternatives to the Merger. In the ordinary course of its business, prior to rendering its opinion, PGP may have actively traded the equity or debt securities of Sphere 3D and PGP may continue to actively trade such equity or debt securities. In addition, certain individuals who were employees of, or were affiliated with, PGP on the date of the opinion may have in the past and may on the date of the opinion have been shareholders of Sphere 3D.

The following is a summary of the analyses performed by PGP in connection with its opinion based on the deal between the parties as it existing at the time of the opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying PGP’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by PGP, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PGP’s financial analyses.

For purposes of PGP’s analysis, it assumed that all shares of Gryphon common stock are converted into Sphere 3D common shares at the time of the Merger at an exchange ratio of 5.3448 shares of Gryphon common stock to one Sphere 3D common share such that the pro forma ownership of Sphere 3D is 77.1% owned by Gryphon shareholders, resulting in ownership of 111,000,000 Sphere 3D common shares and 22.9% owned by current Sphere 3D shareholders, resulting in ownership of 32,964,902 Sphere 3D common shares.

Using several widely accepted valuation methodologies, PGP evaluated the Merger against two benchmarks as they relate to Sphere 3D shareholders:

(i)     compared to a 22.9% pro forma ownership post-closing, does relative value/contribution support the exchange ratio?

(ii)    compared to current trading levels of Sphere 3D shares, do fundamental implied values per share support the exchange ratio on an absolute basis?

Peer Group Analysis

PGP conducted a peer group analysis of comparable publicly traded companies for both Sphere 3D and Gryphon to derive a range of potential relative values for Sphere 3D and Gryphon. The implied ownership range for Sphere 3D shareholders based on this analysis was 2.2% to 6.2%.

Intrinsic Valuation Analysis

PGP performed a discounted cash flow analysis on the pro forma combined company utilizing financial projections provided by Gryphon management for Gryphon. For Sphere 3D, PGP did not receive management financial projections and management stated that current operating losses were not expected to reverse to profitability. Therefore, PGP assumed zero cashflows for Sphere 3D in the discounted cash flow analysis. Based on PGP’s discounted cash flow analysis, intrinsic value per share of Sphere 3D post-merger was a range of $5.04 to $7.40.

Intrinsic (DCF) Value Analysis

Present Value I (Perpetuity growth) - Equity value sensitivity analysis

(Unit: $ thou)

Perpetuity growth rate (%)	Discount rate (%)				
	20.00%	19.50%	19.00%	18.50%	18.00%
5.0%	916,057	1,030,396	1,173,507	1,357,725	1,603,609
4.5%	836,292	931,301	1,047,591	1,193,148	1,380,516
4.0%	769,820	850,223	946,859	1,065,143	1,213,196
3.5%	713,575	782,658	864,441	962,739	1,083,059
3.0%	665,366	725,487	795,760	878,954	978,949
2.5%	623,584	676,484	737,645	809,133	893,768
2.0%	587,024	634,015	687,832	750,054	822,784

Present Value II (Terminal multiple) - Equity value sensitivity analysis

(Unit: $ thou)

Terminal EBITDA multiple (x)	Discount rate (%)				
	20.00%	19.50%	19.00%	18.50%	18.00%
6.50 x	659,145	673,042	687,287	701,892	716,866
6.00 x	748,472	764,253	780,431	797,017	814,024
5.50 x	793,136	809,859	827,003	844,580	862,603
5.00 x	793,136	809,859	827,003	844,580	862,603
4.50 x	748,472	764,253	780,431	797,017	814,024
4.00 x	659,145	673,042	687,287	701,892	716,866
3.50 x	525,155	536,224	547,571	559,203	571,129

WACC Assumptions

Levered Beta = 1.0

Equity Risk Premium = 5.50%[1]

Risk Free Rate = 1.62%[2]

Size Discount = 10.0%

[1] Based on latest Duff & Phelps estimate

[2] Based on latest 10-year Treasury Yield

Note: valuation range based on high and low ends of both Perpetuity growth and Terminal multiple approaches

Liquidation Valuation Analysis

PGP’s focus was on the identification and assessment of net assets and valuation of such net assets. PGP noted that even with Sphere 3D’s successful capital raise in May 2021, management continued to expect losses for the foreseeable future. PGP’s opinion stated that it believed that this metric was relevant as a contributor to its valuation analysis for Sphere 3D. PGP did not prepare a liquidation valuation for Gryphon. Based on PGP’s analysis, Sphere 3D’s valuation range was determined to be ($0.17) to ($0.05) per share.

Liquidation Value Analysis Assumptions: Assets and Liabilities

Assets		**Realization Assumptions (as % of Book Value)**		
$ in thousands	**Book Value as of 3/31/21**	**Scenario 1**	**Scenario 2**	**Scenario 3**
Cash and Cash Equivalents	$493	100%	100%	100%
Accounts receivable, net	$115	80%	90%	100%
Inventories	$531	80%	90%	100%
Other current assets	$525	0%	25%	50%
Note receivable	$3,277	80%	90%	100%
Investment in affiliate	$2,100	25%	50%	75%
Intangible assets, net	$2,458	0%	20%	50%
Goodwill	$1,385	0%	0%	0%
Other assets	$400	0%	20%	50%
Range of Realized Asset Values		$4,156	$5,777	$7,683

Liabilities		**Realization Assumptions (as % of Book Value)**		
$ in thousands	**Book Value as of 3/31/21**	**Scenario 1**	**Scenario 2**	**Scenario 3**
Accounts payable	$1,538	100%	100%	100%
Accrued liabilities	$1,026	100%	100%	100%
Accrued payroll and employee comp	$343	100%	100%	100%
Deferred revenue	$580	0%	0%	0%
Debt	$1,926	100%	100%	100%
Other current liabilities	$44	100%	100%	100%
Deferred revenue, long-term	$214	0%	0%	0%
Long-Term Debt	$1,122	100%	100%	100%
Other non-current liabilities	$47	100%	100%	100%
Range of Realized Liability Values		$6,046	$6,046	$6,046

Notes: Book value and scenarios assumptions based on or derived from the latest Sphere 3D quarterly filing as of March 31, 2021

Precedent Transaction Analysis

PGP stated that a precedent transaction analysis has relevance for the purpose of valuing merger transactions in general. However, given that the Merger involves a pre-revenue company in an emerging industry (Gryphon) with a company in the midst of a business pivot (Sphere 3D), it would provide an extremely limited relevant transaction set for comparison’s sake, and therefore PGP did not prepare a precedent transaction analysis for its opinion.

Historical Stock Trading Analysis

PGP attempted to compare the historical stock trading levels and daily activity/volume for Sphere 3D and analyzed the relative ratios between two share prices over time. However, given that Gryphon is private with no shares trading, PGP did not find this analysis to be applicable.

Contribution Analysis

PGP used a contribution analysis to compare relative share of key financial metrics, such as sales and profit, to evaluate the Merger. PGP utilized financial projections provided by Gryphon management and assumed no growth or decline in the most recent Sphere 3D sales and profitability.

Contribution Analysis

Sphere 3D and Gryphon Revenue Contribution
100%
80%
60%
40%
20%
0%
100%
100%
100%
15%
85%
7%
93%
5%
95%
2018
2019
2020
2021
2022
2023
Gryphon % of Combined Rev
Sphere 3D % of Combined Rev

Notes: S3D management did not provide financial projections; flat growth assumed for S3D through 2023

Summary of Implied Valuation

Summary of implied valuation

Comparative	Implied Pro Forma Low	Implied Pro Forma High	PGP Comments
Peer Group (public comparables)	2.2%	6.2%	Lower than 22.9% pro forma ownership in merger
Contribution Analysis	4.6%	15.4%	Revenue-based analysis assuming static sales levels from 2Q2021 for S3D through 2022

Absolute	Per Share Low	Per Share High	
Intrinsic Value (DCF)	$5.04	$7.40	Significant premium to historical ANY trading levels
Liquidation Analysis	($0.17)	($0.05)	Negative implied value to shareholders

Not Applicable			
Precedent Transactions	n/a	n/a	Typical M&A comparables analysis based on financial metrics not applicable for financially distressed companies
Historical Stock Trading Analysis	n/a	n/a	Gryphon as a private company does not make a comparison to ANY share price applicable

Note: See further analyses in the Appendix

Conclusion

In its opinion, PGP confirmed that as of June 3, 2021, and subject to the assumptions, qualifications and limitations set forth in its opinion, the valuation of Gryphon’s common stock to be converted into and represent the right to receive 5.3448 shares of Sphere 3D common shares in the Merger is fair, from a financial point of view, to the then-existing holders of Sphere 3D common shares.

Ownership of Sphere 3D Common Shares After the Merger

Based on the number of common shares of Sphere 3D and Gryphon capital stock outstanding as of the date of this proxy statement/prospectus, immediately following the completion of Merger, the former Gryphon stockholders immediately prior to the Merger are expected to own approximately [            ]% of Sphere 3D’s outstanding common shares and Sphere 3D shareholders immediately prior to the Merger are expected to own approximately [            ]% of Sphere 3D’s outstanding common shares (on a fully-diluted basis but excluding shares reserved under equity plans).

Effect on Sphere 3D if the Merger is Not Completed

If each of the shareholder proposals in this proxy statement/prospectus, other than the Name Change Proposal or the Adjournment Proposal, is not approved by the shareholders or if the Merger is not completed for any other reason, Sphere 3D will remain a public company, and its common shares will continue to be listed and traded on the Nasdaq Capital Market (assuming Sphere 3D meets all of Nasdaq’s continued listing standards). In addition, Sphere 3D’s management expects that the business will be operated in the same manner as it is currently being operated with a transition into cryptomining, and will need to recruit management with cryptomining experience should the current management choose not to remain at Sphere 3D. Shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Sphere 3D’s common shares may decline. If that were to occur, it is uncertain when, if ever, the price of Sphere 3D’s common shares would return to the price at which it trades as of the date of this proxy statement/prospectus. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your common shares. If the Merger is not completed, the board of directors will continue to evaluate and review Sphere 3D’s business operations, properties, dividend policy and capitalization, among other things, make such changes as deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value.

If the Merger Agreement is terminated upon an event of default by either party prior to March 31, 2022, or for any reason by either party in accordance with its terms after March 31, 2022, Gryphon will be entitled to certain termination benefits as described in under the heading “The Merger Agreement — Termination Fees and Expenses” for a more detailed discussion of the termination fees.

Interests of Directors, Executive Officers and Major Shareholders in the Merger

In considering the recommendations of the board of directors to vote for the Merger Proposal, you should be aware that certain of the current directors, executive officers and major shareholders of Sphere 3D have interests in the Merger that may be different from, or in addition to, the interests of unaffiliated shareholders generally and may create potential conflicts of interest. The board of directors was aware of each of these interests in reviewing, considering and negotiating the terms of the proposed Merger and in recommending that shareholders approve the Merger Proposal. These interests include:

•        Peter Tassiopoulos, the Chief Executive Officer of Sphere 3D, will be entitled to the Tassiopoulos Change of Control Payment and the Tassiopoulos Hertford Bonus;

•        Sphere 3D’s nomination of two members to the post-merger company’s board of directors, being Patricia Trompeter and Duncan McEwan;

•        the continuation of options and other potential benefits as a result of the Merger;

•        Mr. McEwan, Mr. Vivekanand, Mr. Kalbfleisch and Mr. O’Daniel, each of whom is a director or executive officer of Sphere 3D, will be entitled to the D&O Change of Control Payments; and

•        the continued indemnification and directors’ and officers’ insurance coverage of current Sphere 3D directors and officers following the Merger.

Change of Control Payments

The following discussion describes the different contractual arrangements and other rights of certain Sphere 3D executive officers and directors that will be triggered in connection with the consummation of the Merger.

Tassiopoulos Change of Control Payment and Tassiopoulos Hertford Bonus

As a result of the divestiture of its Overland business in 2018 (the “Overland Divestiture”), Mr. Tassiopoulos was entitled to receive a payment in the amount of $400,000 from Sphere 3D. In August 2019, Mr. Tassiopoulos waived his entitlement to receive such payment, and agreed to restructure such payment entitlement on the terms set forth in a new employment agreement with Sphere 3D. As part of that employment agreement, it was the understanding of Sphere 3D’s board of directors that Mr. Tassiopoulos would be entitled to a financing bonus equal to 3.0% of the total value of any transaction relating to a change of control of Sphere 3D that is completed during Mr. Tassiopoulos’ tenure with Sphere 3D and for a period of six months following his ceasing to be an executive of Sphere 3D, unless he is terminated by Sphere 3D for cause. Pursuant to Mr. Tassiopoulos’ employment agreement, upon the consummation of the Merger, Mr. Tassiopoulos will receive (i) a number of Sphere 3D common shares equal to 3.0% of the number of Sphere 3D common shares issued to Gryphon securityholders in the Merger, which is expected to equate to [            ] Sphere 3D common shares and (ii) a stock bonus equal to 3.0% of the number of Sphere 3D common shares issued to Hertford and issuable upon the exercise of all Series H Preferred Shares issued to Hertford, which will equate to 3,015,000 Sphere 3D common shares in respect of the Sphere 3D securities previously issued to Hertford and may increase up to an aggregate of 9,015,000 Sphere 3D common shares if all additional Series H Preferred Shares issuable to Hertford are issued.

D&O Change of Control Payments

In connection the Overland Divestiture, each of Kurt Kalbfleisch, Sphere 3D’s Chief Financial Officer, Joseph O’Daniel, Sphere 3D’s President, Duncan McEwan, a director of Sphere 3D and Vivekanand Mahadevan, a director of Sphere 3D (together, the “COC Individuals”) was entitled to payments upon the change of control that occurred upon such divestiture. Because Sphere 3D did not have sufficient financial resources to pay the amounts due to the COC Individuals at the time they were due, the COC Individuals each signed agreements in which they waived their entitlement to such amounts pursuant to change of control agreements signed by each COC Individual on August 15, 2015, and in which each COC Individual was instead entitled to receive a payment upon a later change of control of Sphere 3D.

The following table sets forth the payments to be due to each director and officer upon consummation of the Merger:

Name	Cash Severance ($)	Equity ($)
Peter Tassiopoulos	—	[ ]
Kurt L. Kalbfleisch	360,000	—
Joseph O’Daniel	398,802	—
Duncan McEwan	115,000	—
Vivekanand Mahadevan	127,500	—

For additional information on the payments to be received by certain of Sphere 3D’s executive officers and directors, See “Compensation of Executive Officers and Directors — Employment, Severance and Change of Control Agreements.”

Regulatory Approvals Required for the Merger

The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws and Canadian securities laws.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Gryphon common stock. This discussion is based upon the Code, U.S. Treasury regulations promulgated under the Code (which we refer to as the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. Neither Gryphon nor Sphere 3D has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion is for general information purposes only and is not a complete description of all tax consequences that may be relevant to U.S. Holders; it is not a substitute for tax advice. It applies only to U.S. Holders that hold their shares of Gryphon common stock, and will hold the common shares of Sphere 3D received in the Merger, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant in light of a holder’s particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt entities and organizations, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, U.S. expatriates, pension funds, individual retirement and other deferred accounts, persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during five year period ending on the closing date owned, 5% or more of the total combined voting power of Gryphon or Sphere 3D’s voting stock or of the total value of Gryphon or Sphere 3D’s equity interests, persons who received their shares of Gryphon common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders of Gryphon common stock who exercise appraisal rights or holders that hold their shares of Gryphon common stock or common shares of Sphere 3D as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Sphere 3D prior to the

Merger, including holders of Gryphon common stock that also hold, directly or indirectly, equity interests in Sphere 3D. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare contribution tax on net investment income or, except as expressly addressed below, any reporting requirements.

In addition, this discussion does not address the tax consequences to any Gryphon stockholder that is or will become a “five-percent transferee shareholder” of Sphere 3D within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder of Sphere 3D is a Gryphon stockholder that will own directly, indirectly or constructively through attribution rules, at least 5% of either the total voting power or total value of Sphere 3D immediately after the Merger. If you believe you are or could become a five-percent transferee shareholder of Sphere 3D, you should promptly consult your tax advisor about the U.S. federal income tax considerations to you of the Merger, as certain special rules and time-sensitive tax procedures may apply to you.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Gryphon common stock, and, after the Merger, a beneficial owner of common shares of Sphere 3D received in the Merger, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The tax consequences to Gryphon stockholders who are not “U.S. Holders” as defined above could differ significantly from the consequences discussed below. Gryphon stockholders who are not U.S. Holders should consult their tax advisors concerning the tax consequences to them of exchanging shares of Gryphon common stock in the Merger.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) participating in the Merger generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the owner level. Accordingly, partnerships and persons treated as partners in partnerships that hold shares of Gryphon common stock should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO GRYPHON STOCKHOLDERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER.

Tax Residence of Sphere 3D for U.S. Federal Income Tax Purposes

A corporation organized under non-U.S. law, such as Sphere 3D, is generally treated as a foreign corporation for U.S. federal income tax purposes. Under Section 7874 of the Code, a corporation otherwise treated as a foreign corporation may be treated as a U.S. corporation for such purposes (or may be subject to certain other adverse tax consequences) if it acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation. These rules apply only if certain conditions are met, including that the former shareholders of the acquired U.S. corporation hold, by reason of their ownership of shares of that corporation, more than a specified percentage of the shares of the acquiring foreign corporation. The Treasury Regulations under Section 7874 further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 that are conducted as part of a plan or conducted over a 36-month period, making it more likely that Section 7874 will apply to a foreign acquiring corporation.

Based on the percentage of the Sphere 3D common shares to be received by shareholders of Gryphon in the Merger, these conditions are not expected to be met and thus the Merger is not expected to cause Sphere 3D to be treated as a U.S. corporation for U.S. federal income tax purposes or to otherwise be subject to Section 7874 of the Code. However, the ownership of Sphere 3D for purposes of Section 7874 of the Code must be finally determined after the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. If Sphere 3D were to be treated as a U.S. corporation for U.S. tax purposes, Sphere 3D and certain Sphere 3D shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Sphere 3D and future withholding taxes on certain Sphere 3D shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes, and holders of Sphere 3D common shares would be treated as holders of shares of a U.S. corporation.

However, even if Sphere 3D were respected as a foreign corporation under Section 7874, Sphere 3D may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Sphere 3D were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, Section 7874 would exclude certain shares of Sphere 3D attributable to the Merger for purposes of determining whether Section 7874 applies to that subsequent acquisition, making it more likely that Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Sphere 3D will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Gryphon’s Tax Attributes and Certain Other Adverse Tax Consequences to Sphere 3D and Sphere 3D’s Shareholders

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874. Specifically, Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation and certain other conditions are met.

If such conditions are met, Sphere 3D and certain of Sphere 3D’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Sphere 3D include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

Based on the percentage of the Sphere 3D common shares to be received by shareholders of Gryphon in the Merger, these conditions are not expected to be met and thus the limitations and other rules described above are not expected to apply to Sphere 3D or Gryphon after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. The ownership of Sphere 3D for purposes of Section 7874 of the Code must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. In addition, changes to the rules in Section 7874, or other changes in law, could adversely affect the above determination for U.S. federal income tax purposes. Therefore, the application of Code Section 7874 is inherently uncertain. There can be no assurance that the IRS will not challenge whether Sphere 3D is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Sphere 3D, significant adverse tax consequences would result for Sphere 3D and for certain Sphere 3D shareholders, including a higher effective corporate tax rate on Sphere 3D.

U.S. Federal Income Taxation of the Merger

It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will not result in the recognition of gain under Section 367(a)(1) of the Code by any Gryphon stockholder (other than any Gryphon stockholder that is a “five-percent transferee shareholder” of Sphere 3D within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). However, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither Gryphon nor Sphere 3D intends to request a ruling from the IRS regarding the U.S. federal income tax considerations of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. Neither Gryphon nor Sphere 3D nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions.

If the Merger qualifies as a reorganization, and assuming that, in the case of any U.S. Holder that is treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Sphere 3D following the transaction, such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, the material U.S. federal income tax considerations of the Merger to a U.S. Holder will be as follows:

•        when such holder exchanges all of its shares of Gryphon common stock solely for common shares of Sphere 3D, such holder will not recognize any gain or loss;

•        the aggregate adjusted tax basis of the common shares of Sphere 3D such holder actually receives will be equal to the aggregate adjusted tax basis of such holder’s shares of Gryphon common stock surrendered for the common shares of Sphere 3D; and

•        the holding period of the common shares of Sphere 3D will include the period during which such holder held the shares of Gryphon common stock prior to the Merger.

If the Merger fails to qualify as a reorganization as intended, a U.S. Holder of Gryphon common stock generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value as of the closing date of the Merger of the common shares of Sphere 3D such holder receives in the Merger, plus the amount of cash, if any, received in the Merger, and (ii) such U.S. Holder’s adjusted tax basis in its shares of Gryphon common stock exchanged therefor. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Gryphon common stock for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Sphere 3D common shares received in the Merger will equal the fair market value of such shares upon receipt. A U.S. Holder’s holding period in the Sphere 3D common shares received in the Merger will begin on the day following the closing date of the Merger and would not include the holding period for the Gryphon common stock surrendered in exchange therefor.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Merger is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Merger does not result in gain recognition by a

U.S. Holder exchanging Gryphon common stock for Sphere 3D common shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee non-U.S. corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Sphere 3D after the Merger may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Merger.

Whether the requirements described above are met will depend on facts existing at the closing of the Merger, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Merger will not result in gain being recognized by U.S. Holders of Gryphon common stock under Section 367(a) of the Code. Therefore, treatment of the Merger under Section 367(a) is inherently uncertain. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Merger, or that a court would not sustain such a challenge.

If the Merger does meet the requirements of Section 368(a) of the Code but any requirement for Section 367(a) of the Code not to impose gain on U.S. Holders is not satisfied, then a U.S. Holder of Gryphon common stock generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of the common shares of Sphere 3D received by such holder in the Merger, plus the amount of cash received in the Merger, if any, over such U.S. Holder’s tax basis in the Gryphon common stock surrendered by such U.S. Holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Gryphon common stock for more than one year. Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Sphere 3D common shares received in the Merger will equal the fair market value of such shares upon receipt. A U.S. Holder’s holding period in the common shares of Sphere 3D received in the Merger will begin on the day following the closing date of the Merger and would not include the holding period for the Gryphon common stock surrendered in exchange therefor.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Gryphon common stock under your particular circumstances, including, if you believe you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Stockholders will be required to retain records pertaining to the Merger. Each U.S. Holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives common shares of Sphere 3D in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s tax basis in the shares of Gryphon common stock surrendered and the fair market value of the common shares of Sphere 3D received in the Merger. A “significant holder” is a holder of Gryphon capital stock who, immediately before the Merger, owned at least 5 percent (by vote or value) of the total outstanding stock of Gryphon prior to the Merger or had an aggregate tax basis in securities of Gryphon of $1.0 million or more.

Anticipated Accounting Treatment

The Merger will be treated by Sphere 3D as a “reverse merger” under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. For accounting purposes, Gryphon is considered to be acquiring Sphere 3D in the Merger.

Transaction Expenses

Sphere 3D estimates that its total Merger expenses will be approximately $[            ], which includes legal fees in the amount of approximately $[            ], accounting fees in the amount of approximately $[            ], printing fees in the amount of approximately $[            ], transfer agent fees in the amount of approximately $[            ], filing fees in the amount of approximately $[            ] and certain other de minimus expenses. Except for the transfer agent fees, none of these expenses are contingent on approval of the Merger Proposal and consummation of the Merger.

Gryphon estimates that its total Merger expenses will be approximately $[            ], which includes legal fees in the amount of approximately $[            ], accounting fees in the amount of approximately $[            ] and certain other de minimus expenses. None of these expenses are contingent on approval and consummation of the Merger.

No Appraisal or Dissenters’ Rights

Under Ontario law, shareholders will not be entitled to appraisal or dissenters’ rights in connection with the Merger.

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously determined that the Merger Proposal is advisable and fair to and in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” the MERGER PROPOSAL.

Approval

Assuming that a quorum is present, the approval of the Merger Proposal requires the affirmative vote of a majority of votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement, and the amendment thereto, attached as Annexes A and B to, and incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

The Merger Agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The terms, conditions and information in the Merger Agreement are not intended to provide any public disclosure of factual information about Sphere 3D, Gryphon or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made by Sphere 3D, Gryphon and Merger Sub as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Sphere 3D, Gryphon and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect that is different from what may be viewed as material by shareholders or other investors and from the materiality standard applicable to reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone as characterizations of the actual state of facts or condition of Sphere 3D, Gryphon or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Capitalized terms used in this section and not defined shall have the meanings ascribed to them in the Merger Agreement.

Structure of the Merger

The Merger Agreement provides for the Merger, in which Merger Sub will be merged with and into Gryphon, with Gryphon surviving the Merger as a wholly-owned subsidiary of Sphere 3D.

Upon the completion of the Merger, the number of directors that comprise the Sphere 3D board of directors shall be seven, of which five directors shall be designated by Gryphon and reasonably acceptable to Sphere 3D and two directors shall be designated by Sphere 3D and reasonably acceptable to Gryphon. See “Directors and Executive Officers” for more information about management upon completion of the Merger.

Completion and Effectiveness of the Merger

The Merger will be completed and become effective at such time as the certificate of merger for the Merger is filed with the Secretary of State of the State of Delaware (or at such time as agreed to between Sphere 3D and Gryphon and specified in such certificate of merger in accordance with applicable law). Unless another date and time are agreed to by Sphere 3D and Gryphon, completion of the Merger will occur no earlier than the second business day following the day on which the last of the conditions described under “— Conditions to Completion of the Merger” is to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this proxy statement/prospectus, the parties expect that the Merger will be completed in the first quarter of 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion of the Merger, which are summarized below. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before March 31, 2022, either Sphere 3D or Gryphon may terminate the Merger Agreement for any reason or no reason, in which event amounts payable by Gryphon under the promissory note pursuant to which Sphere 3D has loaned Gryphon a total of $12.5 million will be forgiven, Gryphon shall be entitled to receive certain amounts held for its benefit in escrow, as more fully described below, and each of Sphere 3D and Gryphon will have released each other from any and all actions, suits, charges, grievances and/or causes of action that either may have against the other relating to or arising out of or based upon the Merger Agreement. See “Conditions to Completion of the Merger” and “Termination of the Merger Agreement.”

Merger Consideration

If the Merger is completed, each share of the common stock of Gryphon that was issued and outstanding immediately prior to the Effective Time will be converted into the right to receive [          ] common shares of Sphere 3D, plus the right, if any, to receive one whole common share of Sphere 3D for any fractional shares of Sphere 3D that such Gryphon stockholder would be entitled to receive; provided that the Exchange Ratio shall be appropriately adjusted to reflect (i) additional Sphere 3D common shares that may be issued in the Merger in the event of any financing by Gryphon prior to the consummation of the Merger pursuant to its right under the Merger Agreement to raise an additional $5.9 million through the sale of equity or equity linked securities, (ii) any other change to the number of shares of Gryphon common stock outstanding on a fully-diluted basis between the date of this proxy statement/prospectus and the consummation of the Merger and (iii) the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into the common stock of Gryphon or common shares of Sphere 3D or any reorganization, recapitalization, reclassification or other like change with respect to the common stock of Gryphon or common shares of Sphere 3D having a record date occurring on or after the date of the Merger Agreement and prior to the consummation of the Merger.

The Exchange Ratio was calculated by dividing the total number of Sphere 3D common shares equal to the sum of (a) [          ] plus (b) [          ] by the total number of shares of Gryphon common stock outstanding as of [          ], 2022 on a fully diluted basis and as-converted to Gryphon common stock basis and assuming, without limitation or duplication, (i) the exercise of all Merger Partner Stock Options and Merger Partner Warrants outstanding as of immediately prior to the Effective Time and (ii) the issuance of Public Company Common Shares in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the effective time of this proxy statement/prospectus.

Fractional Shares

No fractional shares will be issued to any holder of Gryphon capital stock upon the completion of the Merger. Instead, Sphere 3D will issue an additional common share for any fractional shares any Gryphon stockholder would be entitled to receive after aggregating all shares such holder would be entitled to receive.

Shares Subject to Properly Exercised Appraisal Rights

Holders of Gryphon capital stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

Treatment of Gryphon Warrants

At the Effective Time, each outstanding warrant to purchase Gryphon common stock shall become exercisable into common shares of Sphere 3D, on the same terms and conditions as were applicable to the warrant prior to the Merger, except that the number of shares subject to the warrant and the exercise price of the warrant will be adjusted based on the Exchange Ratio in order to preserve the economic value of such warrants and, if required by the applicable agreement governing the Gryphon warrants, Sphere 3D shall issue a warrant certificate to each holder of such Gryphon warrants confirming the assumption of obligations under the Gryphon warrants by Sphere 3D.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of Sphere 3D, Gryphon and Merger Sub to complete the Merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        Shareholder approvals;

•        Governmental approvals;

•        Registration statement;

•        Proxy statement/prospectus;

•        No injunctions; and

•        Approval of the Nasdaq Listing Application submitted in connection with the Merger and approval of Sphere 3D’s common shares for listing on Nasdaq.

Additional Conditions to Completion for the Benefit of Gryphon

In addition, the obligation of Gryphon to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        Truth and accuracy of representations and warranties of Sphere 3D;

•        Performance of obligations of Sphere 3D;

•        No Sphere 3D Material Adverse Effect;

•        Sphere 3D receipt of third party consents; and

•        Receipt of Sphere 3D Officers’ Certificate.

Additional Conditions to Completion for the Benefit of Sphere 3D and Merger Sub

In addition, the obligation of Sphere 3D and Merger Sub to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        Truth and accuracy of representations and warranties of Gryphon;

•        Performance of obligations of Gryphon;

•        No Gryphon Material Adverse Effect;

•        Gryphon receipt of third party consents;

•        Resignation of Gryphon and Gryphon subsidiary directors;

•        Dissenting shares not to exceed 10% of Gryphon outstanding common stock;

•        Gryphon preferred stock conversion;

•        Receipt of Gryphon Officers’ Certificate; and

•        Conversion of all convertible debt issued by Gryphon pursuant to certain subscription agreements to Gryphon common stock.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Sphere 3D, Gryphon and Merger Sub that are subject in certain cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). The representations and warranties in the Merger Agreement relate to, among other things:

•        organization, good standing and corporate power;

•        capitalization;

•        ownership of subsidiaries;

•        absence of any violation, conflict or breach of agreements, or any conflict with or violation of organizational documents or laws as a result of the execution or delivery of the Merger Agreement and completion of the Merger;

•        governmental approvals for the Merger;

•        financial statements and disclosures;

•        absence of certain changes or events since the date of the last balance sheet of a party to the Merger Agreement;

•        tax matters;

•        real or personal properties owned or leased by a party to the Merger Agreement;

•        intellectual property;

•        material contracts;

•        litigation;

•        environmental matters;

•        employee benefit plans;

•        compliance with laws and permits;

•        labor and other employee matters;

•        insurance;

•        opinion of financial advisor;

•        operations of Merger Sub;

•        transactions with related persons;

•        books and records;

•        fees payable to finders or brokers in connection with the Merger;

•        information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the Merger; and

•        SEC filings, the absence of material misstatements or omissions from such filings.

Definition of Material Adverse Effect

Many of the representations and warranties in the Merger Agreement are qualified by “material adverse effect” on the party making such representations and warranties.

For purposes of the Merger Agreement, a “Sphere 3D Material Adverse Effect” means any change, effect, event, circumstance or development that, individually or in the aggregate with all other effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Sphere 3D and its subsidiaries, taken as a whole; provided, however, that no effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Sphere 3D Material Adverse Effect or be taken into account for purposes of determining whether a Sphere 3D Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or Canada or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Sphere 3D and its subsidiaries relative to the other participants in the industry or industries in which Sphere 3D and its subsidiaries operate), (B) changes or events after the date of the Merger Agreement affecting the industry or industries in which Sphere 3D and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Sphere 3D and its subsidiaries relative to the other participants in the industry or industries in which Sphere 3D and its subsidiaries operate), (C) changes after the date of the Merger Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Sphere 3D and its subsidiaries relative to the other participants in the industry or industries in which Sphere 3D and its subsidiaries operate), (D) changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Sphere 3D and its subsidiaries relative to the other participants in the industry or industries in which Sphere 3D and its subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Sphere 3D and its subsidiaries relative to the other participants in the industry or industries in which Sphere 3D and its subsidiaries operate), (F) a change in the public trading price of Sphere 3D’s common shares, (G) a change in the trading volume of Sphere 3D common shares following the announcement of the Merger Agreement or during the pendency of the transactions contemplated by the Merger Agreement or (H) any failure by Sphere 3D to meet any public estimates or expectations of Sphere 3D’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Sphere 3D to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of clauses (F), (G), (H) or this clause (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

For purposes of the Merger Agreement, a “Gryphon Material Adverse Effect” means any change, effect, event, circumstance or development that, individually or in the aggregate with all other effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Gryphon and its subsidiaries, taken as a whole; provided, however, that no effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Gryphon Material Adverse Effect or be taken into account for purposes of determining whether a Gryphon Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Gryphon and its subsidiaries relative to the other participants in the industry or industries in which Gryphon and its subsidiaries operate), (B) changes or events after the date of the Merger Agreement affecting the industry or industries in which Gryphon and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Gryphon and its subsidiaries relative to the other participants in the industry or industries in which Gryphon and its subsidiaries operate), (C) changes after the date of the Merger Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Gryphon and its subsidiaries relative to the other participants in the industry or industries in which Gryphon and its subsidiaries operate), (D) changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Gryphon and its subsidiaries relative to the other participants in the industry or industries in which Gryphon and its subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Gryphon and its subsidiaries relative to the other participants in the industry or industries in which Gryphon and its subsidiaries operate), (F) the announcement of the Merger Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Gryphon to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

The terms “material,” “materially” and “materiality” as used in the Merger Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Gryphon Material Adverse Effect or Sphere 3D Material Adverse Effect.

Conduct of Business Pending the Merger

Subject to certain exceptions provided for in the Merger Agreement, each party shall act and carry on its business in the ordinary course of business, pay its debts and taxes and perform its other obligations when due (subject to good faith disputes over such debts, taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Notwithstanding the foregoing, without the consent of the other parties, no party shall, among other restrictions:

•        declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of shares of such party’s common stock or common shares, as applicable, to pay the exercise price or withholding taxes upon the exercise of such party’s stock options or from former employees, directors and consultants in accordance with agreements in effect on the date of the Merger Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to such party;

•        subject to certain exceptions discussed in the Merger Agreement, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•        amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

•        except for purchases of inventory, raw materials, equipment, in each case in the ordinary course of business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to such party;

•        except in the ordinary course of business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of such party;

•        sell, dispose of or otherwise transfer any assets material to such party;

•        subject to certain exceptions discussed in the Merger Agreement, (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of such party’s latest balance sheet to the extent reflected on such party’s latest balance sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of such party, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of such party in the ordinary course of business) or capital contributions to, or investment in, any other person, other than such party or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect such party against fluctuations in commodities prices or exchange rates;

•        subject to certain exceptions in the Merger Agreement, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate, in the case of Gryphon, and $18,000,000 in the aggregate, in the case of Sphere 3D, without express written consent of the other party;

•        make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•        subject to certain exceptions in the Merger Agreement, (i) modify or amend in any material respect, or terminate, any material contract or agreement to which such party is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of such party);

•        subject to certain exceptions discussed in the Merger Agreement, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, such party or (ii) license any material Intellectual Property rights to or from any third party;

•        subject to certain exceptions discussed in the Merger Agreement, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business, or increases relating to the promotion of an employee to fill a vacancy), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan or (vii) in the case of Sphere 3D, hire any additional officers or other employees, or any consultants or independent contractors;

•        make or change any material tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any material tax liability, claim or assessment, surrender any right to claim a refund of material taxes, or amend any income or other material tax return;

•        commence any offering of shares of such party’s common stock or common shares, as applicable, pursuant to any employee stock purchase plan;

•        initiate, compromise or settle any material litigation or arbitration proceeding;

•        open or close any facility or office;

•        fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement;

•        fail to pay accounts payable and other obligations in the ordinary course of business; or

•        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of such party in the Merger Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions.

No Solicitation of Competing Transactions

Subject to certain exceptions, both Sphere 3D and Gryphon have agreed not to (i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement); (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Sphere 3D or Gryphon, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or (iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Other Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements requiring that, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:

•        Sphere 3D use its commercially reasonable efforts to continue the listing of its common shares on Nasdaq during the term of the Merger Agreement and to cause the its common shares being issued in connection with the Merger to be approved for listing on Nasdaq;

•        Each of Sphere 3D and Gryphon afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Sphere 3D and Gryphon must furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request;

•        Gryphon shall solicit and obtain approval by its stockholders for the purposes of (i) evidencing the adoption of the Merger Agreement and the approval of the Merger, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the General Corporation Law of the State of Delaware and (iii) acknowledging that by their approval of the Merger they are not entitled to appraisal rights with respect to their shares in connection with the Merger and thereby waive any rights to receive payment in cash of the fair value of their stock under Section 262 the DGCL;

•        Sphere 3D duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the registration statement of which this proxy statement/prospectus forms a part, a meeting of its shareholders for the purpose of considering and voting upon the Merger Proposal;

•        Sphere 3D and Gryphon use reasonable best efforts to satisfy all legal conditions to the Merger, make all necessary filings and submissions, execute or deliver any additional instruments necessary to consummate the Merger and obtain all necessary consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Sphere 3D or Gryphon or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement;

•        Sphere 3D and Gryphon (i) issue a press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Sphere 3D and Gryphon and (ii) use commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or the Merger Agreement and not issue any such press release or make any such public statement prior to using such efforts;

•        Sphere 3D and Gryphon use commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action or cause any action to be taken which could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code;

•        Gryphon shall notify Sphere 3D in writing regarding any change in the identity of its Rule 145 affiliates prior to the closing date of the Merger;

•        From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Sphere 3D shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Gryphon, Sphere 3D or any of their respective subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with their capacity as such;

•        Sphere 3D shall give prompt notice to Gryphon, and Gryphon shall give prompt notice to Sphere 3D, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in the Merger Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate in any material respect, in each case, at time from and after the date of the Merger Agreement until the Effective Time, or (b) any material failure of Sphere 3D and Merger Sub or Gryphon, as the case may be, any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement;

•        Sphere 3D and Gryphon shall consult with each other, and consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding the Merger Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees;

•        The Merger shall constitute or be deemed to constitute a “change of control” or “change in control” for purposes of the Sphere 3D’s compensation plans and any awards issued thereunder and for purposes of any employee benefit plan maintained for current or former employees or directors of or independent contractors to Sphere 3D;

•        On or prior to the closing of the Merger, Gryphon shall deliver to Sphere 3D a properly executed certification that shares of Gryphon common stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•        If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement, the parties to the Merger Agreement shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms of the Merger Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions;

•        Sphere 3D and Gryphon shall have each the right to control the defense and settlement of any litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement brought by any shareholder or any holder of other securities of Sphere 3D or Gryphon, respectively against the Sphere 3D or Gryphon, respectively and/or such party’s directors or officers, provided that such party shall give the other the opportunity to participate in the defense of any such litigation and shall not settle any such litigation without the prior written consent of such party;

•        Sphere 3D shall take all such steps as may be required to cause any acquisitions of Sphere 3D common shares (and any options to purchase the same) in connection with the Merger Agreement and the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sphere 3D following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•        The Sphere 3D board of directors shall have the right, in its sole discretion, to adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each share option, whether vested or unvested, be accelerated in full effective as of immediately prior to the Effective Time; and

•        Unless otherwise requested by Gryphon in writing at least five business days prior to the closing date of the Merger, the board of directors of Sphere 3D shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the closing date of the Merger, any Sphere 3D employee plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

The above descriptions are not intended to be exhaustive, and such descriptions are qualified in their entirety by the full text of the Merger Agreement and the amendment thereto, which are attached hereto as Annexes A and B to this proxy statement/prospectus, respectively.

Termination of the Merger Agreement

Prior to March 31, 2022, the Merger Agreement may be terminated by either Sphere 3D or Gryphon as a result of any breach by the other party of or failure by the other party to perform any representation, warranty, covenant or agreement set forth in the Merger Agreement; provided that prior to any such termination, the terminating party shall have provided the breaching party 30 days’ prior written notice of such breach of or failure to perform the Merger Agreement, and the breaching party shall have failed to cure such breach or failure to perform during such 30-day period. Notwithstanding the foregoing, if by February 15, 2022 Sphere 3D fails to issue and deliver 850,000 Sphere 3D common shares (or $2,500,000 in cash, if such issuance of such shares would negatively impact the ability of the Registration Statement of which this proxy statement/prospectus forms a part to be declared effective under the Securities Act or would negatively impact the ability of Sphere 3D to comply with the Nasdaq listing covenants) (the “Escrow Amount”) into an escrow account designated by Sphere 3D and Gryphon, as more fully described in the Merger Agreement, Gryphon may immediately terminate the Merger Agreement by notifying Sphere 3D in writing. The Merger Agreement may also be terminated at any time on or after March 31, 2022 and prior to the completion of the Merger, whether before or after shareholders or either Sphere 3D or Gryphon shall have approved the Merger, by either Sphere 3D or Gryphon, for any reason whatsoever or no reason, by notification to the other party in writing of such termination.

If the Merger Agreement is validly terminated, the Merger Agreement will terminate (except that the (i) confidentiality, (ii) effect of termination, (iii) fees and expenses and (iv) miscellaneous sections of the Merger Agreement shall survive such termination), and there will be no other liability on the part of either party to the other except as described under “Termination Fees and Expenses.”

Termination Fees and Expenses

All fees and expenses incurred by Sphere 3D or Gryphon in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Sphere 3D and Gryphon shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of this proxy statement/prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

Upon termination of the Merger Agreement, the obligations of Gryphon under the Gryphon Note shall be forgiven by Sphere 3D and Gryphon shall be entitled to receive the Escrow Amount. In addition, pursuant to the terms of the Merger Agreement, upon termination of the Merger Agreement by either party, each party shall have released the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon or arising out of the Merger Agreement.

Other Expenses

The Merger Agreement provides that each of Sphere 3D and Gryphon will pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement.

Specific Performance

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the completion of the Merger if the amendment or waiver is in writing and signed, and in the case of an amendment, by each party to the Merger Agreement.

PROPOSAL II: BOARD OF DIRECTORS PROPOSAL

Election of Directors

The Articles of Sphere 3D provide that Sphere 3D will have a minimum of one (1) and a maximum of ten (10) directors, and permit the directors to appoint one or more additional directors provided that the total number of directors so appointed do not exceed one-third of the number of directors elected at the previous annual meeting of directors. As an offering company, shareholders of Sphere 3D must appoint a minimum of three (3) directors. In connection with the consummation of the Merger, the size of the board will be set at seven (7) directors, each of whom will join the board of directors upon consummation of the Merger. At the Meeting, Shareholders will be asked to vote FOR the expansion of the board from four (4) to eight (7) members and for the election as directors of each of the seven (7) proposed nominees whose names are set out below in each case as of the effective date of the Merger. As of the date of this proxy statement/prospectus, management does not contemplate that any of such nominees will be unable to serve as directors upon the consummation of the Merger; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favor of management designees will be voted for another nominee in their discretion unless the shareholder has specified in his or her proxy that his or her common shares are to be withheld from voting in the election of directors. Each nominee elected as a director will hold office until the next annual general meeting of shareholders or sooner if a person ceases to be a director. The following table sets forth the individuals proposed to be nominated for election as directors upon the consummation of the Merger.

Name and State / Province of Residence	Principal Occupation	Age	Director Since	Number of Shares Owned or Controlled as of November 30, 2021(1)
Robby Chang Ontario, Canada	CEO, Gryphon Digital Mining	44	—	—
Dan Tolhurst London, UK	President, Gryphon Digital Mining	41	—	—
Brittany Kaiser Texas, USA	Chairperson, Gryphon Digital Mining	34	—	—
Duncan McEwan Ontario, Canada	Director of Sphere 3D	68	May 10, 2017	28,596
Patricia Trompeter Connecticut, USA	Chief Executive Officer and Director of Parsec Capital Acquisition Corp.	54	April 21, 2021	21,053
Richard Cooperstein California, USA	Senior Managing Partner, Media Investment Group	56	—	—
Joseph Nejman Pennsylvania, USA	CEO, ShareRails	41	—	—

____________

(1)      All shares are held directly in the name of the holder.

Further information about each proposed nominee is set out below:

Robby Chang, Chief Executive Officer and Director

Robby Chang has served as Gryphon’s Chief Executive Officer and its director since January 14, 2021 Mr. Chang has also been a director of Fission Uranium since April 2018, a director of Ur-Energy since March 2018, and a director of Shine Minerals since November 2018. Prior to that, from August 2019 to January 2021, Mr. Chang was an Independent Consultant for traditional mining and crypto currency companies including Hive Blockchain. From July 2018 to March 2020, Mr. Chang was a director of District Metals. From February 2018 to August 2019, Mr. Chang served as CFO of Riot Blockchain and oversaw the company’s business operations, investor relations and finances. From January 2011 to January 2018, Mr. Chang was the managing director and Head of Metals and Mining Research of Cantor Fitzgerald. Mr. Chang graduated from the Rotman School of Management at University of Toronto with his MBA in 2006. Mr. Chang is a nominee of Gryphon to the Sphere 3D board of directors.

Dan Tolhurst, President and Director

Dan Tolhurst is Gryphon’s co-founder and has served as Gryphon’s President since its inception and its director from December 2020 to March 2021, and since July 27, 2021. Prior to that, Mr. Tolhurst was a senior manager of content strategy and analysis at Netflix from June 2018 to January 2020. Mr. Tolhurst was a director of corporate strategy and business development at the Walt Disney Company from January 2016 to May 2018 after joining the Walt Disney Company in January 2013. Mr. Tolhurst graduated from Richard Ivey School of Business in 2009, Osgoode Hall Law School in 2006, and Richard Ivey School of Business in 2003. Mr. Tolhurst is a nominee of Gryphon to the Sphere 3D board of directors.

Brittany Kaiser, Director

Brittany Kaiser has served as Gryphon’s Director since December 21, 2020. Ms. Kaiser is also an independent director of Lucy Scientific Discovery Inc. since December 2020, Chief Executive Officer and director of Achayot Partners LLC since April 2019, President and director of Own Your Data Foundation since August 2019 and co-founder of Digital Asset Trade Association since February 2018. Prior to that, Ms. Kaiser served as business development director at SCL USA from March 2017 to January 2018 and SCL Group Ltd. (UK) from February 2015 to March 2017. Ms. Kaiser graduated from Middlesex University School of Law in 2015. Ms. Kaiser is a nominee of Gryphon to the Sphere 3D board of directors.

Patricia Trompeter, Director

Patricia Trompeter has served as the Chief Executive Officer and Chairman of the Board of Parsec Capital Acquisition Corp. (PCXCU), a special purpose acquisition company, since February 2021. She is also the Chief Executive Officer of Fact, Inc (FCTI), a fine art and collectible authentication technology company, since March 2021, a Director since October 2020 and Chief Operating Officer and Chief Financial Officer from November 2020 to February 2021. Ms. Trompeter is also the Chief Executive Officer of Astro Aerospace Ltd. (ASDN), an electric vertical take-off and landing (“eVTOL”) investment and technology company, since June 2021 and a Director since March 2021. She is the Founder of Ceres Capital Holdings, a position she has held since October 2020. She is a Co-Founder and was Chief Operating Officer of Webbs Hill Partners, LLP, an independent investment and advisory firm growing innovative technologies in emerging markets, from January 2018 to June 2021. Between December 2016 and January 2018, Ms. Trompeter, took a short break from her work to attend to family matters. Ms. Trompeter has over 17 years’ experience in mergers and acquisition, acquisition integration, corporate strategy development, finance and acquisition, business operations, and financial management. She has held several key executive roles at GE Capital, including Chief Financial Officer of a division thereof, serves as a mentor for minority female-owned businesses and is a director of 7MB Holdings LLC. Ms. Trompeter studied business administration at Marquette University, majoring in finance and economics, and graduated in 1989. Ms. Trompeter is a nominee of Sphere 3D to the Sphere 3D board of directors.

Richard Cooperstein, Director

Richard Cooperstein has served as Gryphon’s Director since December 16, 2020. Mr. Cooperstein is also a senior managing partner of Media Investment Group since 2010. Mr. Cooperstein has also worked in various capacities for MIG investment companies, portfolio, affiliate entities, and other public and private companies in various sectors including in telecommunications, media, and technology, clean energy, and others, including as chief financial officer, executive vice president, head of corporate development, international business development, strategy, compliance, and other senior executive, advisory, and/or board capacities. Mr. Cooperstein served as senior vice president and chief financial officer for worldwide television distribution as well as head of equity ventures for international media networks at the Walt Disney Company. Mr. Cooperstein also previously served as senior director and head of international business development and strategy at Facebook Inc. Mr. Cooperstein graduated from Harvard College with an AB and from Harvard Business School with his MBA. Mr. Cooperstein is a nominee of Gryphon to the Sphere 3D board of directors.

Joseph Nejman, Director

Joseph Nejman has served as Gryphon’s Director since December 21, 2020. He has served as the managing director of ShareRails since co-founding the company in 2012 and as Chief Executive Officer of Next Chain Labs since August 2019.

Duncan McEwan, Director

Duncan J. McEwan is a corporate director, formerly President of Diligent Inc., a consulting company he founded in 1991 specializing in M&A and strategic advice for technology-based clients. Mr. McEwan was Executive Vice President and Chief Strategy Officer of Call-Net Enterprises Inc., a provider of long-distance telephone services until it merged into Rogers Communication Inc. (2004-2005); President and Chief Operating Officer of Sprint Canada Inc., an integrated, national telecommunications provider (2001-2004); Chief Executive Officer of Northpoint Canada Communications, a provider of high-speed data and Internet (DSL) lines (2000-2001); Vice President of Business Development of Canadian Satellite Communications (“Cancom”) (1996-1998); and President and Chief Executive Officer of Cancom (1998-2000). Mr. McEwan was Chairman of the Board of Geminare Incorporated, a business continuity and cloud-based software systems provider, from 2010 until October 2021 when the company was sold and has previously served on a number of other public and private company boards. Mr. McEwan is a graduate of the University of Toronto. Mr. McEwan is a nominee of Sphere 3D to the Sphere 3D board of directors.

Cease Trade Orders or Bankruptcies

As at the date of this proxy statement/prospectus, none of the proposed directors is, or has been, within 10 years before the date of this proxy statement/prospectus:

(a)     a director, chief executive officer or chief financial officer of any company that, while that person was acting in that capacity:

(i)     was subject to a cease trade order (including any management cease trade order which applied to directors or executive officers of a company, whether or not the person is named in the order) or an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (an “Order”); or

(ii)    was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)    a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

As at the date of this proxy statement/prospectus, none of the proposed directors has, within the 10 years before the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

As at the date of this proxy statement/prospectus, none of the proposed directors has been subject to:

(a)     any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)    any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Resolution to Approve the Directors

Shareholders are being asked to pass an ordinary resolution to approve setting the size of the board and appointed directors of Sphere 3D to hold office effective upon the consummation of the Merger (the “Board of Directors Proposal”):

“BE IT RESOLVED THAT:

1.      The board of directors be authorized to set the number of directors of Sphere 3D upon consummation of the Merger to be elected at any subsequent annual meeting of the shareholders of Sphere 3D to be seven (7);

2.      The following persons be elected as directors of Sphere 3D effective upon the consummation of the Merger and to hold office until the next annual meeting of shareholders or until a successor is duly elected, unless his office is earlier vacated in accordance with the articles of Sphere 3D:

(i)     Robby Chang;

(ii)    Dan Tolhurst;

(iii)   Brittany Kaiser;

(iv)   Duncan McEwan;

(v)    Patricia Trompeter;

(vi)   Richard Cooperstein; and

(vii)  Joseph Nejman.

3.      Any director or officer of Sphere 3D is hereby authorized for, on behalf of, and in the name of Sphere 3D to do and perform or cause to be done or performed all such things, to take or cause to be taken all such actions, to execute and deliver or cause to be executed and delivered all such agreements, documents and instruments, contemplated by, necessary or desirable in connection with the appointment of the Directors and the foregoing resolution, as may be required from time to time and contemplated and required in connection therewith, or as such director or officer in his or her discretion may consider necessary, advisable or appropriate in order to give effect to the intent and purposes of the foregoing resolutions, and the doing of such things, the taking of such actions and the execution of such agreements, documents and instruments shall be conclusive evidence that the same have been authorized and approved hereby.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE BOARD OF DIRECTORS PROPOSAL.

Unless otherwise directed, it is the intention of the management designees to vote proxies in the accompanying form FOR the Board of Directors Proposal, as set forth above.

Approval

The Board of Directors Proposal must be approved by a majority of all votes cast by the shareholders present at the special meeting in person or by proxy in order to be effective.

PROPOSAL III: THE SHARE CONSOLIDATION PROPOSAL

Sphere 3D seeks Sphere 3D shareholder approval at the special meeting for a special resolution to consolidate (the “Consolidation”) all of the issued and outstanding Sphere 3D common shares on the basis of one (1) post-Consolidation common share for up to five (5) pre-Consolidation common shares, or a ratio that is less at the discretion of the board of directors, with the Consolidation to be implemented by the board of directors at any time prior to the consummation of the Merger. Voting for this resolution does not automatically mean that the Consolidation will occur, rather a vote for this resolution will give the board of directors the authority, should they decide that it is in the best interest of Sphere 3D, to complete the Consolidation in connection with the transactions contemplated by the Merger Agreement. The following table outlines the number of common shares that would exist following the Consolidation at various theoretical ratios. Any consolidation remains subject to all required regulatory approvals. As of the date of this proxy statement/prospectus, there are [            ] Sphere 3D common shares issued and outstanding. The following table outlines the number of Sphere 3D common shares that would exist following the Consolidation at various theoretical ratios:

Ratio	Number of Shares Post-Consolidation
1:2	[ ]
1:3	[ ]
1:4	[ ]
1:5	[ ]

Reasons for the Consolidation

According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Sphere 3D to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the closing of the Merger. Therefore, the consolidation may be necessary in order to consummate the Merger.

In addition, it is a condition to the closing of the Merger that the Sphere 3D common shares to be issued in the Merger pursuant to the Merger Agreement have been approved for listing on Nasdaq.

One of the effects of the consolidation will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Sphere 3D’s management being able to issue more shares without further shareholder approval.

Principal Effects of the Consolidation

The Consolidation will, if effected in connection with the consummation of the Merger, not materially affect the percentage ownership in Sphere 3D by the Sphere 3D common shareholders even though such ownership will be represented by a smaller number of Sphere 3D common shares. The Consolidation will proportionately reduce the number of Sphere 3D common shares held by the shareholders.

The exercise or conversion price and/or the number of Sphere 3D common shares issuable under any outstanding convertible securities, including under outstanding options, warrants, rights and any other similar securities will be proportionately adjusted upon the implementation of the Consolidation, in accordance with the terms of such securities, on the same basis as the consolidation of the Sphere 3D common shares.

The Consolidation may result in some shareholders owning “odd lots” of less than 500 or 1,000 common shares of Sphere 3D, as the case may be, on a post-Consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “board lots” of even multiples of 500 or 1,000 shares as applicable. Brokerage commissions and other costs of transactions in odd lots are often higher than the costs of transactions in “round lots” of even multiples of 500 or 1,000 shares as applicable.

The Consolidation will not give rise to a capital gain or loss under the Income Tax Act (Canada) (the “Tax Act”) for a Canadian shareholder who holds such Sphere 3D common shares as capital property. The Consolidation is intended to qualify as a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the

Code. Assuming the Consolidation so qualifies, a shareholder should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Consolidation, and a shareholder’s aggregate tax basis in common shares received in the Consolidation should equal the shareholder’s aggregate tax basis in the common shares exchanged in the Consolidation. In addition, each shareholder’s holding period for the common shares received in the Consolidation should include the shareholder’s holding period for the common shares exchanged in the Consolidation.

Fractional Shares

If, as a result of a Consolidation, a Sphere 3D shareholder would otherwise be entitled to a fraction of a post-Consolidation common share in respect of the total aggregate number of pre-Consolidation common shares held by such shareholder, no such fractional common share will be awarded. Instead, Sphere 3D will issue an additional common share for any fractional shares any Gryphon stockholder would be entitled to receive after aggregating all shares such holder would be entitled to receive. Except for any change resulting from the rounding described above, the change in the number of post-Consolidation common shares outstanding that would result from the Consolidation will cause no change in the stated capital attributable to the Sphere 3D common shares.

Certain Risks Associated with the Consolidation

There can be no assurance that the total market capitalization of Sphere 3D (the aggregate value of all Sphere 3D common shares at the market price then in effect) immediately after the Consolidation will be equal to or greater than the total market capitalization immediately before the Consolidation. In addition, there can be no assurance that the per share market price of the Sphere 3D common shares following the Consolidation will remain higher than the per-share market price immediately before the Consolidation or equal or exceed the direct arithmetical result of the Consolidation. In addition, a decline in the market price of the Sphere 3D common shares after the Consolidation may result in a greater percentage decline than would occur in the absence of a Consolidation and the liquidity of the Sphere 3D common shares could be adversely affected. Further, there can be no assurance that, if the Consolidation is implemented, the margin terms associated with the purchase of Sphere 3D common shares will improve or that Sphere 3D will be successful in receiving increased attention from institutional investors.

Implementation, Notice of Consolidation and Letter of Transmittal

Upon determining to proceed with the Consolidation, Sphere 3D will file articles of amendment to effect the Consolidation. Prior to the completion of a Consolidation, Sphere 3D will provide registered shareholders with a letter of transmittal for use in transmitting their share certificates to Sphere 3D’s transfer agent in order to exchange old certificates for new certificates representing the number of common shares to which such shareholder is entitled as a result of the Consolidation. No delivery of new certificates to a Sphere 3D shareholder will be made until such shareholder has surrendered their current issued certificates. Until surrendered, each share certificate formally representing old common shares of Sphere 3D shall be deemed for all purposes to represent the number of new common shares to which the holder is entitled as a result of the Consolidation. No fractional shares will be issued in connection with the Consolidation.

The implementation of the special resolution is conditional upon Sphere 3D obtaining the necessary regulatory consents. The special resolution provides that the board of directors is authorized, in its sole discretion, to determine not to proceed with the proposed Consolidation, without further approval of the Sphere 3D shareholders. In particular, the board of directors may determine not to present the special resolution to the special meeting or, if the special resolution is presented to the special meeting and approved, may determine after the special meeting not to proceed with completion of the proposed Consolidation and filing the articles of amendment.

Subject to applicable regulatory requirements, a Consolidation will be effective on the date on which articles of amendment of Sphere 3D are filed and certified by the Ontario Ministry of Government Services, on which the directors of Sphere 3D determine to carry out the Consolidation. If a Consolidation is approved, no further action on the part of the Sphere 3D shareholders will be required in order for the board of directors to implement a Consolidation.

Procedure for Non-Registered Shareholders

Non-Registered Sphere 3D shareholders holding their shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Consolidation than those that will be put in place by Sphere 3D for registered shareholders. If the Sphere 3D board of directors determines to proceed with the Consolidation and you hold Sphere 3D common shares with such bank, broker or other nominee, and if you have questions in this regard, you are encouraged to contact your nominee to obtain instructions for processing the Consolidation.

Resolution to Approve the Consolidation

Sphere 3D shareholders are being asked to pass the following special resolution to authorize the Sphere 3D board of directors to approve and effect the Consolidation in connection with the transactions contemplated by the Merger Agreement (the “Consolidation Proposal”):

“BE IT RESOLVED THAT:

1.      The board of directors be authorized, subject to approval of the applicable regulatory authorities, to take such actions as are necessary to consolidate, at any time following the date of this resolution but prior to the consummation of the Merger, all of the issued and outstanding Sphere 3D common shares on the basis that up to five (5) pre-consolidation common shares, or a ratio that is less at the discretion of the board of directors, be consolidated into one (1) post-consolidation common share in connection with the consummation of the Merger.

2.      Notwithstanding the passing of this resolution by the Sphere 3D shareholders, the board of directors may, at its absolute discretion, determine when such consolidation will take place and may further, at its discretion, determine not to effect such consolidation of all of the issued and outstanding common shares, in each case without requirement for further approval, ratification or confirmation by the Sphere 3D shareholders.

3.      Any director or officer of Sphere 3D is hereby authorized and directed, acting for, in the name of and on behalf of Sphere 3D, to execute or cause to be executed, under the seal of Sphere 3D or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such person determines to be necessary or desirable or required by any regulatory authority in order to carry out the intent of this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing

4.      Notwithstanding the foregoing, the board of directors is hereby authorized, without further approval of or notice to the Sphere 3D shareholders, to revoke this special resolution at any time before it is acted upon.”

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously determined that the CONSOLIDATION Proposal is advisable and fair to and in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” the CONSOLIDATION PROPOSAL.

Unless otherwise directed, it is the intention of the management designees to vote proxies in the accompanying form FOR the Consolidation Proposal.

Approval

The Consolidation Proposal must be approved by an affirmative vote of not less than two-thirds (66⅔%) of the votes cast by the Sphere 3D shareholders present at the special meeting in person or by proxy in order to become effective.

PROPOSAL IV: NAME CHANGE PROPOSAL

APPROVAL OF NAME CHANGE

In connection with the transactions contemplated by the Merger Agreement and the consummation of the Merger, Sphere 3D is proposing to change its name to “Gryphon Digital Mining, Inc.” or to such other name as may be determined by the board of directors, if appropriate, and acceptable to the applicable regulatory authorities. Sphere 3D shareholders are being asked to consider and, if deemed appropriate, to pass a special resolution (the “Name Change Proposal”) to authorize, in connection with the consummation of the Merger, an amendment to the articles of Sphere 3D to change its name to “Gryphon Digital Mining, Inc.” or to such other name as may be determined by the board of directors, if appropriate.

Notwithstanding the foregoing, as indicated in the text of the Name Change Proposal, the board of directors may, in its sole discretion, determine that Sphere 3D not proceed with the proposed name change.

Resolution to Approve the Name Change

Sphere 3D shareholders are being asked to pass the following Name Change Proposal:

BE IT RESOLVED THAT, as a special resolution:

1.      In connection with the transactions contemplated by the Merger Agreement and the consummation of the Merger, Sphere 3D is hereby authorized to file articles of amendment to amend the articles of Sphere 3D to change the name of Sphere 3D to “Gryphon Digital Mining, Inc.” or to such other name as may be determined by the board of directors, if appropriate, and acceptable to the applicable regulatory authorities;

2.      any one director or officer of Sphere 3D be and they are hereby authorized, for and on behalf of Sphere 3D, to execute and deliver, in connection with the consummation of the Merger, articles of amendment to the Minister of Government and Consumer Services (Ontario) and all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this special resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions; and

3.      notwithstanding that this special resolution has been duly passed by Sphere 3D shareholders, the directors are hereby authorized in their sole discretion to revoke this special resolution before it is acted on without further approval of the shareholders.

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously determined that the NAME CHANGE Proposal is advisable and fair to and in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” the NAME CHANGE PROPOSAL.

Unless otherwise directed, it is the intention of the management designees to vote proxies in the accompanying form FOR the Name Change Proposal.

Approval

The Name Change Proposal must be approved by an affirmative vote of not less than two-thirds (66⅔%) of the votes cast by the Sphere 3D shareholders present at the special meeting in person or by proxy in order to become effective.

PROPOSAL V: THE HERTFORD TRANSACTION PROPOSAL

General

On July 31, 2021, Sphere 3D entered into an agreement (the “Hertford Purchase Agreement”) with Hertford Advisors Ltd. (“Hertford”), pursuant to which Hertford provided to Sphere 3D a six-month exclusive right to assume all of Hertford’s rights under a data mining machine hosting agreement with a third party, and three separate agreements with FuFu Technology Limited for the purchase of an aggregate of 220,000 bitcoin mining machines (the “Hertford Transaction”).

Pursuant to the Hertford Purchase Agreement, in exchange for the assignment by Hertford to Sphere 3D of the four contracts identified above, on August 12, 2021, Sphere 3D issued to Hertford 4,500,000 Sphere 3D common shares, and Sphere 3D agreed to issue to Hertford up to 296,000 Series H Preferred Shares of Sphere 3D, based upon the achievement of certain milestones, including the following:

•        96,000 Series H Preferred Shares upon the payment by Sphere 3D of a deposit for the purchase of 30,000 Antminer S19j Pro machines (the “Pro Machines”) and 30,000 Antminer S19j Machines under the first assigned purchase agreement, which deposit was made on September 10, 2021;

•        75,000 Series H Preferred Shares upon payment by Sphere 3D of a deposit for the purchase of 30,000 Pro Machines and 30,000 Antminer S19j Machines under the second assigned purchase agreement, which deposit has not yet been made;

•        75,000 Series H Preferred Shares upon payment by Sphere 3D of a deposit for the purchase of 40,000 Pro Machines and 60,000 Antminer S19j Machines under the third assigned purchase agreement, which deposit has not yet been made;

•        30,000 Series H Preferred Shares upon the execution and delivery by Sphere 3D of a definitive agreement for the long-term lease of a 200,000-square-foot crypto mining facility to be supplied with up to 1GW of carbon-neutral power and 1GW of power from the grid as backup, for which the lessor will contractually agree to offset all carbon emissions when grid power is utilized; which agreement has not yet been executed or delivered; and

•        20,000 Series H Preferred Shares upon the execution and delivery by Sphere 3D of a definitive financing agreement for financing at least $250,000,000 which agreement has not yet been executed or delivered.

In September 2021, Sphere 3D purchased 60,000 new bitcoin mining machines under the first assigned bitcoin mining purchase agreement, with deliveries that commenced in November 2021 and will continue through December 2022. Upon completion of delivery of such machines, Sphere 3D will have 5.7 Exahash of computing power. Pursuant to the Hertford Purchase Agreement, on October 1, 2021, Sphere 3D issued to Hertford 96,000 Series H Preferred Shares relating to that purchase.

A copy of the Hertford Purchase Agreement is attached as Annex E to this proxy statement/prospectus. You are urged to read the Hertford Purchase Agreement in its entirety because it is the legal document that governs the Hertford Transaction.

PGP Fairness Opinion

In connection with the execution and delivery of the Hertford Purchase Agreement, on July 21, 2021, Sphere 3D engaged PGP to render to the Sphere 3D board of directors an opinion as to whether the Hertford Transaction is fair to Sphere 3D’s shareholders from a financial point of view. PGP is an investment bank that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructuring and financings. Prior to such engagement, PGP had acted as financial advisor and provided a fairness opinion to the Sphere 3D in connection with its proposed transaction with Rainmaker Worldwide Inc., and in connection with the Merger.

PGP July 26, 2021 Fairness Opinion

Previous to PGP’s engagement as financial advisor for the July 26, 2021 opinion, PGP had acted as financial advisor and provided a fairness opinion to the Sphere 3D in connection with its proposed transaction with Rainmaker

Worldwide Inc., and in connection with the Merger. Sphere 3D’s board of directors engaged PGP to render an opinion as to whether the Hertford Transaction is fair to Sphere 3D’s shareholders from a financial point of view. PGP is an investment bank that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructuring and financings. The Sphere 3D board of directors engaged PGP as its financial advisor in connection with the Hertford Transaction because it was satisfied with PGP’s prior work on behalf of the Sphere 3D board of directors, and determined that PGP has substantial experience in similar matters. PGP rendered its written opinion to the board of directors on July 26, 2021 that, as of the date of such opinion, the consideration to be paid by Sphere 3D in the Hertford Transaction was fair to Sphere 3D’s shareholders from a financial point of view.

Sphere 3D paid a cash fee of $250,000 to PGP for its opinion dated July 26, 2021. Sphere 3D has obtained consent from PGP for the use of its fairness opinion in this proxy statement/prospectus.

PGP’s opinion was provided to the board of directors for its assessment of the Hertford Transaction and only addressed the fairness to Sphere 3D’s shareholders, from a financial point of view, of the Hertford Transaction consideration to be paid by Sphere 3D pursuant to the Hertford Agreement as of the date of the opinion and did not address any other aspects or implications of the Hertford Transaction.

The summary of PGP’s opinion below is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus. This summary also describes the procedures, assumptions, qualifications and limitations, and other matters considered by PGP in preparing its opinion. However, neither PGP’s written opinion nor the summary of its opinion set forth in this proxy statement/prospectus purports to be, or constitutes advice or recommendations to, any shareholder as to how such shareholder should act or vote with respect to the Hertford Transaction Proposal.

PGP’s opinion was addressed to, and was intended for the use, information and benefit of, the Sphere 3D board of directors (solely in its capacity as such) and may not be used for any other purpose without PGP’s prior written consent. PGP’s opinion is not intended to be, and does not constitute, a recommendation to the Sphere 3D board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Hertford Transaction or otherwise. PGP was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Sphere 3D board of directors, Sphere 3D, its security holders or any other party to proceed with or effect the Hertford Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Hertford Transaction or otherwise (other than the consideration to be received in the Hertford Transaction to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Hertford Transaction to the holders of any class of securities, creditors or other constituencies of Sphere 3D, or to any other party, except the fairness of the consideration to be paid by Sphere 3D in the Hertford Transaction to the Sphere 3D shareholders from a financial point of view, (iv) the relative merits of the Hertford Transaction as compared to any alternative business strategies or transactions that might be available for Sphere 3D, (v) the fairness of any portion or aspect of the Hertford Transaction to any one class or group of Sphere 3D’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Sphere 3D’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Sphere 3D, Hertford or any other participant in the Hertford Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Hertford Transaction, any class of such persons or any other party, relative to the consideration to be received in the Hertford Transaction or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. PGP assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, PGP relied, with the consent of the Sphere 3D board of directors, on the assessments by Sphere 3D and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Sphere 3D and the Hertford Transaction or otherwise. In rendering its opinion, PGP noted that the credit, financial and stock markets have been experiencing unusual volatility and PGP expressed no opinion or view as to any potential effects of such volatility on Sphere 3D or the Hertford Transaction. The issuance of PGP’s opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at its opinion, PGP reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•        the draft of the term sheet dated July 23, 2021 related to the Hertford Transaction;

•        the draft of the Hertford Agreement provided to PGP;

•        certain publicly available business and financial information relating to Sphere 3D that PGP deemed to be relevant;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Sphere 3D made available to PGP by Sphere 3D, including financial projections for the new business upon completion of the Hertford Transaction (the “New Business”) based on the Hertford Agreement provided by Sphere 3D;

•        discussions with certain members of the managements of Sphere 3D and Hertford and certain of their advisors and representatives regarding the businesses, operations, financial condition and prospects of Sphere 3D and Hertford, the Hertford Transaction and related matters;

•        the current and historical market prices for certain of Sphere 3D’s publicly-traded securities;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that PGP deemed to be relevant in evaluating Sphere 3D;

•        the publicly available financial terms of certain transactions that PGP deemed to be relevant in evaluating Sphere 3D; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as PGP deemed relevant.

In rendering its opinion, PGP relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to PGP, discussed with or reviewed by PGP, or publicly available, and PGP did not assume any responsibility with respect to such data, material and other information. In addition, Sphere 3D’s management advised PGP, and PGP assumed, that Sphere 3D’s financial projections for the New Business reviewed by PGP was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Sphere 3D’s management as to the future financial results and condition of the New Business. PGP did not receive Sphere 3D financial projections for its existing business from Sphere 3D, only the financial projections for the New Business from Sphere 3D. PGP expressed no opinion with respect to such projections or the assumptions on which they are based. PGP relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Sphere 3D and Hertford since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to PGP that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by PGP incomplete or misleading. PGP further relied upon the assurance of the management of Sphere 3D that such management was unaware of any facts that would make the information provided to PGP incomplete or misleading in any material respect. In addition, PGP relied upon and assumed, without independent verification, that the final form of the Hertford Agreement would not differ in any material respect from the draft of the Hertford Agreement identified above. In addition, PGP did not make any independent evaluation or appraisal of the assets or liabilities of Sphere 3D or Hertford, nor was PGP furnished with any such independent evaluations or appraisals. PGP’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of the opinion dated July 26, 2021. Although subsequent developments might affect its opinion, PGP does not have any obligation to update, revise or reaffirm its opinion.

PGP assumed that the Hertford Transaction will be consummated on terms substantially similar to those set forth in the most recent draft of the Hertford Agreement provided to it.

PGP was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Hertford Transaction, the securities, assets, businesses or operations of Sphere 3D or Hertford or any other party, or any alternatives to the Hertford Transaction, (b) negotiate the terms of the Hertford Transaction, or (c) advise the Sphere 3D board of directors or any other party with respect to alternatives to the Hertford Transaction.

In the ordinary course of its business, prior to rendering its opinion, PGP may have actively traded the equity or debt securities of Sphere 3D and PGP may continue to actively trade such equity or debt securities. In addition, certain individuals who were employees of, or were affiliated with, PGP on the date of the opinion may have in the past and may on the date of the opinion have been shareholders of Sphere 3D.

Summary of Financial Analysis

The following is a summary of the analyses performed by PGP in connection with its opinion based on the deal between the parties as it existing at the time of the opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying PGP’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by PGP, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PGP’s financial analyses.

For purposes of its analyses, PGP assumed that Hertford will receive 296,000 Sphere 3D preferred shares, which over time will be converted to 296,000,000 Sphere 3D common shares, and that Gryphon, as part of the Merger Agreement, will receive 111,000,00 Sphere 3D common shares. As such, the shareholder mix of the merged entity (on a fully diluted basis) would be as follows:

67.28%	296,595,238	Hertford shareholders(a)
25.23%	111,000,000	Gryphon shareholders
7.36%	32,375,792	S3D shareholders

____________

(a)      Includes 595,238 shares issued to Prcstnt Asset Management for Debt Financing Agreement.

Using several widely-accepted valuation methodologies, PGP evaluated the Hertford Transaction against two benchmarks as they relate to Sphere 3D shareholders:

•        Compared to an 7.36% pro forma ownership post-closing, does relative value/contribution support the exchange ratio?

•        Compared to current trading levels of Sphere 3D stock, do fundamental implied values per share support the exchange ratio on an absolute basis (imply higher valuation)?

Peer Group Analysis

PGP conducted a peer group analysis of comparable publicly-traded companies for Sphere 3D’s existing business and its Bitcoin mining operation to derive a range of potential relative values for Sphere 3D’s current business and new business. PGP concluded that a comparable analysis based on 2021E and 2022E revenue estimates indicated the low and high ends of merger ratio at 32.5 and 115.1 times, respectively. The implied ownership range for current Sphere 3D shareholders based on this analysis was 0.1% to 0.4%.

Contribution Analysis

PGP used a contribution analysis to compare the relative share of key financial metrics, such as sales and profit, to evaluate a merger. PGP utilized financial projections provided by Sphere 3D’s management for the Bitcoin business and assumed no growth or decline in most recent Sphere 3D sales and profitability for its existing business.

Intrinsic Valuation Analysis

PGP performed an intrinsic valuation analysis, which discounts future earnings projections and discounts them based on the relevant cost of capital (discounted cashflow analysis). PGP performed a discounted cash flow analysis on the pro forma combined company utilizing financial projections provided by Sphere 3D management for the Bitcoin business up to 2025. For Sphere 3D’s existing business, PGP did not receive management financial projections and management stated that current operating losses are not expected to reverse to profitability. For the discounted cash flow analysis, PGP assumed zero cashflows for Bitcoin mining operation beyond 2025 and thus no terminal valuation in the discounted cash flow analysis. PGP stated that this is a conservative approach. PGP also performed a discounted cash flow analysis assuming a terminal value based on an EV/EBITDA multiple. Based on PGP’s discounted cash flow analysis, intrinsic value per share of Sphere 3D post acquisition was a range of $5.30 to $10.89. Including terminal valuation, the intrinsic value per share was a range of $8.15 to $15.77.

Intrinsic Value Analysis (DCF with No Terminal Value)

Equity Value sensitivity analysis (after $780 Mn debt deduction)

(Unit: $ thou)

Bitcoin Price	Discount rate (%) 17.00%	16.00%	15.00%	14.00%	13.00%
$15,000	170,848	210,443	251,786	294,969	340,093
$22,500	1,213,501	1,282,604	1,354,649	1,429,790	1,508,193
$30,000	2,256,153	2,354,765	2,457,512	2,564,610	2,676,293
$38,404	3,424,437	3,556,113	3,693,261	3,836,168	3,985,139
$45,000	4,341,459	4,499,087	4,663,238	4,834,252	5,012,492
$52,500	5,384,111	5,571,248	5,766,101	5,969,073	6,180,592
$60,000	6,426,764	6,643,409	6,868,964	7,103,893	7,348,692

Equity Value sensitivity analysis (S3D Share Value)

(Unit: $ thou)

Bitcoin Price	Discount rate (%) 17.00%	16.00%	15.00%	14.00%	13.00%
$15,000	$0.38	$0.47	$0.57	$0.66	$0.77
$22,500	2.73	2.89	3.05	3.22	3.40
$30,000	5.08	5.30	5.54	5.78	6.03
$38,404	7.71	8.01	8.32	8.64	8.98
$45,000	9.78	10.13	10.50	10.89	11.29
$52,500	12.13	12.55	12.99	13.44	13.92
$60,000	14.48	14.96	15.47	16.00	16.55

Assumptions

Only considered the five-year cashflow for 2021 - 2025

No Terminal Valuation

Discount Rate = 13 - 17%

Current Bitcoin Price (7/26/2021) = $38,404

Intrinsic Value Analysis (DCF with Terminal Value)

Equity Value sensitivity analysis (after $780 Mn debt deduction)

(Unit: $ thou)

Bitcoin Price	Discount rate (%) 17.00%	16.00%	15.00%	14.00%	13.00%
$15,000	690,850	753,249	818,605	887,089	958,881
$22,500	2,079,122	2,186,186	2,298,206	2,415,463	2,538,259
$30,000	3,467,395	3,619,123	3,777,806	3,943,837	4,117,637
$38,404	5,022,943	5,224,718	5,435,687	5,656,368	5,887,318
$45,000	6,243,940	6,484,998	6,737,007	7,000,586	7,276,393
$52,500	7,632,212	7,917,935	8,216,608	8,528,960	8,855,771
$60,000	9,020,485	9,350,873	9,696,208	10,057,334	10,435,150

Equity Value sensitivity analysis (S3D Share Value)

(Unit: $ thou)

Bitcoin Price	Discount rate (%) 17.00%	16.00%	15.00%	14.00%	13.00%
$15,000	$1.56	$1.70	$1.84	$2.00	$2.16
$22,500	4.68	4.92	5.18	5.44	5.72
$30,000	7.81	8.15	8.51	8.88	9.27
$38,404	11.31	11.77	12.24	12.74	13.26
$45,000	14.06	14.61	15.17	15.77	16.39
$52,500	17.19	17.83	18.51	19.21	19.95
$60,000	20.32	21.06	21.84	22.65	23.50

Assumptions

Considered cashflow continuity beyond 2025

Includes Terminal Valuation (EV/EBITDA multiple of 2.0x)

Discount Rate = 13 - 17%

Current Bitcoin Price (7/26/2021) = $38,404

Liquidation Valuation Analysis

PGP conducted a liquidation valuation analysis, in which its focus was on the identification and assessment of net assets and valuation of such net assets. PGP stated that even with Sphere 3D’s successful capital raises in May and July 2021, management continues to expect losses for the foreseeable future. PGP stated that it believes that this metric is relevant as a contributor to its valuation analysis for Sphere 3D. Based on PGP’s analysis, Sphere 3D’s valuation range was determined to be ($0.17) to ($0.05) per share.

Liquidation Value Analysis Assumptions: Assets and Liabilities

Assets		**Realization Assumptions (as % of Book Value)**		
$ in thousands	**Book Value as of 3/31/21**	**Scenario 1**	**Scenario 2**	**Scenario 3**
Cash and Cash Equivalents	$493	100%	100%	100%
Accounts receivable, net	$115	80%	90%	100%
Inventories	$531	80%	90%	100%
Other current assets	$525	0%	25%	50%
Note receivable	$3,277	80%	90%	100%
Investment in affiliate	$2,100	25%	50%	75%
Intangible assets, net	$2,458	0%	20%	50%
Goodwill	$1,385	0%	0%	0%
Other assets	$400	0%	20%	50%
Range of Realized Asset Values		$4,156	$5,777	$7,683

Liabilities		**Realization Assumptions (as % of Book Value)**		
$ in thousands	**Book Value as of 3/31/21**	**Scenario 1**	**Scenario 2**	**Scenario 3**
Accounts payable	$1,538	100%	100%	100%
Accrued liabilities	$1,026	100%	100%	100%
Accrued payroll and employee comp	$343	100%	100%	100%
Deferred revenue	$580	0%	0%	0%
Debt	$1,926	100%	100%	100%
Other current liabilities	$44	100%	100%	100%
Deferred revenue, long-term	$214	0%	0%	0%
Long-Term Debt	$1,122	100%	100%	100%
Other non-current liabilities	$47	100%	100%	100%
Range of Realized Liability Values		$6,046	$6,046	$6,046

Notes: Book value and scenarios assumptions based on or derived from the latest Sphere 3D quarterly filing as of March 31, 2021

Precedent Transaction Analysis

PGP stated that a precedent transaction analysis has relevance for the purpose of valuing merger transactions in general. However, given that this acquisition of Bitcoin mining equipment assets combined with operating agreements provides an extremely limited relevant transaction set for comparison’s sake, PGP did not prepare a precedent transaction analysis for its opinion.

Historical Stock Trading Analysis

PGP stated that it would typically compare the historical stock trading levels and daily activity/volumes for Sphere 3D and Hertford and analyze the relative ratios between two share prices over time. However, given that the acquired assets are private with no shares trading, PGP did not find this analysis to be applicable.

Stand-alone vs. Combined Analysis

Stand-Alone Entity

As of 7/20/2020

S3D (NASDAQ: ANY)	
52 week high	$4.49
52 week low	$1.23

As a stand-alone entity, the price / share valuation range is based on the 52-week high and 52-week low of S3D's trading price given no financial projections were provided from management

Post-Acquisition Analysis

Hertford Intrinsic Value	
$ in thousands, except per share prices	
High	352,529
Low	171,717
S3D Proforma Ownership	*7.29%*
S3D Shares *(in thousands)*	443,971
Implied S3D Valuation Range (Price/Share)	
High	$10.89
Low	$5.30

Combined analysis is based on S3D's 7.29% pro forma ownership of the combined entity, which is based on S3D's Bitcoin business's intrinsic valuation with no terminal value

Notes: Assumed no value for S3D in the DCF

Summary of Implied Valuation

Summary of implied valuation

	Implied Pro Forma		
Comparative	Low	High	PGP Comments
Peer Group (public comparables)	0.1%	0.4%	Lower than 7.29% pro forma ownership
Contribution Analysis	0.2%	4.2%	Revenue-based analysis assuming static sales levels from 2Q2021 for S3D through 2023

	Per Share		
Absolute	Low	High	
Intrinsic Value	$5.30	$10.89	Zero cashflow beyond 2025 (No Terminal Valuation)
	$8.15	$15.77	Cashflow continuity assumed beyond 2025
Liquidation Analysis	($0.17)	($0.05)	Negative implied value to shareholders

Not Applicable			
Precedent Transactions	n/a	n/a	Typical M&A comparables analysis based on financial metrics not used for Bitcoin mining asset acquisition
Historical Stock Trading Analysis	n/a	n/a	Asset acquisition does not warrant an applicable comparison to ANY share price

Note: See further analyses in the Appendix

Conclusion

Pursuant to an engagement letter with Sphere 3D dated July 21, 2021, PGP confirmed that as of July 26, 2021, and subject to the assumptions, qualifications and limitations set forth in its opinion, the valuation of Hertford’s right to receive 296,000 shares of Sphere 3D preferred shares (296,000,000 common shares on a fully diluted basis) in the contemplated transaction is fair, from a financial point of view, to the existing holders of Sphere 3D. The full text of its written opinion dated July 26, 2021 is attached as Annex D of this proxy statement/prospectus.

The Hertford Proposal

In accordance with the terms of the Hertford Purchase Agreement, Hertford is entitled to receive up to 296,000,000 Series H Preferred Shares of Sphere 3D, of which 96,000 Series H Preferred Shares have already been issued. Each Series H Preferred Share is convertible into 1,000 Sphere 3D common shares, subject to appropriate adjustment in the case of any stock split, split-up, reverse stock split, stock dividend or similar distribution of the common shares of Sphere 3D; however, that no Series H Preferred Shares may be converted to common shares until Sphere 3D has obtained the prior shareholder approval of the issuance of all Sphere 3D common shares issuable upon conversion of the Series H Preferred Shares in accordance with the rules of The Nasdaq Stock Market LLC. A complete description of the Series H Preferred Shares is set forth under the heading “Description of Share Capital” in this proxy statement/prospectus.

Sphere 3D’s common shares are listed on Nasdaq and, as a result, Sphere 3D is subject to the Nasdaq listing standards set forth in Nasdaq’s Listing Rules. Although Sphere 3D is not required to obtain shareholder approval under Ontario law in connection with the issuance of its common shares upon the conversion of the Series H Preferred Shares issued and to be issued in the Hertford Transaction, Sphere 3D is required under Nasdaq Listing Rule 5635(a)(1) and Nasdaq Listing Rule 5635(b) to seek shareholder approval of the proposed issuance of Sphere 3D common shares in connection with the Hertford Transaction.

Nasdaq Listing Rule 5635(a)(1) requires an issuer to obtain shareholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present or potential issuance of common shares (or securities convertible into or exercisable for common shares), other than a public offering for cash, the common shares to be issued (a) constitute voting power in excess of 20% of the outstanding voting power of the issuer prior to the issuance or (b) are or will be in excess of 20% of the outstanding common shares prior to the issuance. In addition, Listing Rule 5635(b) requires shareholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding common shares or voting power of an issuer and such ownership or voting power would be the largest ownership position of the issuer.

The total number of common shares of Sphere 3D that could be issuable by Sphere 3D upon conversion of the maximum number of Series H Preferred Shares issuable to Hertford under the Hertford Purchase Agreement will equal (i) approximately [              ]% of Sphere 3D’s outstanding common shares after giving effect to all payments made under the Herford Purchase Agreement have been made, assuming that the Merger has been consummated at that time or (ii) approximately [              ]% of Sphere 3D’s outstanding common shares after giving effect to all payments made under the Herford Purchase Agreement have been made, assuming that the Merger has not been consummated at that time.

In addition, under Nasdaq Listing Rule 5635(d), prior shareholder approval is required for the issuance, other than in a public offering, of securities convertible into common shares at a price less than the greater of book or market value of the common shares if the securities are convertible into 20% or more of a company’s common shares. The deemed issuance price of the common shares issuable upon conversion of the Series H Preferred Shares may be less than the greater of the book or market value of Sphere 3D’s common shares. If the Hertford Transaction Proposal is approved, the issuance of Sphere 3D common shares will exceed 20% of the number of Sphere 3D common shares currently outstanding. Because the issuance price may be below the greater of the book or market value of Sphere 3D’s common shares immediately prior to consummation of the Hertford Transaction, the Nasdaq Listing Rules may require that Sphere 3D obtain shareholder approval of the issuance of the Sphere 3D common shares issuable upon the conversion of the Series H Preferred Shares issuable at the consummation of the Hertford Transaction. As a result, Sphere 3D is requesting shareholder approval for the issuance of common shares upon the conversion of its Series H Preferred Shares under the Nasdaq Listing Rules and in accordance with the terms of the Series H Preferred Shares.

Effect on Sphere 3D if the Hertford Transaction Proposal is Not Approved

Sphere 3D has agreed with Hertford to seek shareholder approval for the possible conversion of the Series H preferred shares to Sphere 3D common shares. However, the Series H preferred shares do not have redemption rights, and the failure by Sphere 3D to obtain shareholder approval of this proposal does not create a direct or specific financial obligation on Sphere 3D. Notwithstanding such lack of direct adverse consequences to Sphere 3D, Hertford has been instrumental in providing Sphere 3D access to an ecosystem of cryptocurrency opportunities, including but not limited to the ability to access mining equipment at favorable pricing, delivery schedules and payment terms. In addition, Hertford has made introductions to a number of the leading suppliers of equipment and alternative sources for renewable power. Although the failure to approve the Hertford Transaction Proposal would not lead to additional financial obligations to Sphere 3D, the lack of support for the Hertford Transaction Proposal could strain Sphere 3D’s working relationship with Hertford, which could impact Sphere 3D’s ability to capitalize on future opportunities introduced to Sphere 3D by Hertford.

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously determined that the HERTFORD TRANSACTION Proposal is advisable and fair to and in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” the HERTFORD TRANSACTION PROPOSAL.

Approval

Assuming that a quorum is present, the approval of the Hertford Transaction Proposal requires the affirmative vote of a majority of votes cast by Sphere 3D shareholders present at the special meeting in person or by proxy.

PROPOSAL VI: ADJOURNMENT OF THE SPECIAL MEETING

Sphere 3D may ask its shareholders to vote on a proposal to grant discretionary authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve the Merger Proposal as set forth in this proxy statement/prospectus. Sphere 3D does not currently intend to propose an adjournment at the special meeting if there are sufficient votes to approve the Merger Proposal. The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. If shareholders approve this proposal, Sphere 3D may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from shareholders who have previously voted against the Merger Proposal.

If Sphere 3D shareholders do not approve this proposal to grant discretionary authority to adjourn the special meeting:

•        Sphere 3D may not be able to consummate the Merger on the terms set forth in the Merger Agreement, and Gryphon may have the right to terminate the Merger Agreement.

•        Sphere 3D’s business would continue to incur significant operating losses, which would require Sphere 3D to seek additional capital in the form of debt or equity, which it may not be able to secure. If Sphere 3D is unable to secure such financing, it may need to implement additional cost reduction efforts across its operations, which could materially harm Sphere 3D’s business, results of operations and future prospects.

Recommendation of the Board of Directors

The board of directors of Sphere 3D unanimously determined that the ADJOURNMENT Proposal is advisable and fair to and in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” the ADJOURNMENT PROPOSAL.

Unless otherwise directed, it is the intention of the management designees to vote proxies in the accompanying form FOR the Adjournment Proposal.

INFORMATION ABOUT SPHERE 3D

Overview

Sphere 3D was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, Sphere 3D completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, Sphere 3D changed its name to “Sphere 3D Corp.” Sphere 3D historically focused on providing solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. Sphere 3D provides enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. These solutions can be deployed through a public, private or hybrid cloud and are delivered both directly and through resellers and augmented through Sphere 3D’s professional services capabilities and offerings. Sphere 3D has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”), dedicated to helping customers achieve their IT goals. Subsequent to the third quarter of 2021, Sphere 3D entered into a definitive agreement to sell its SnapServer® product line and associated assets.

In April 2021, Sphere 3D sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through Sphere 3D’s wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock.

In August 2021, MEOA consummated its initial public offering (the “IPO”) and issued units which were comprised of one share of Class A common stock and one redeemable warrant. Also in August 2021, and simultaneously with the consummation of the IPO, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination. On October 18, 2021, the securities comprising the units begin separate trading, the Class A common stock and warrants are listed on the NASDAQ Capital Market under the symbols “MEOA” and “MEOAW,” respectively.

Sphere 3D has commenced planning and has entered into a series of agreements that will enable it to enter the cryptocurrency mining industry, including entering into the Hertford Agreement, the Master Services Agreement between Sphere 3D and Gryphon and the Sub-License and Delegation Agreement. For more information, see “Information about Sphere 3D — Cryptocurrency Mining Business.”

Asset Acquisition

On August 3, 2020, Dale Allan Peters (“Peters”), as the beneficial shareholder of 101250 Investments Ltd. (“101 Invest”), a company existing under the laws of the Turks & Caicos Islands and a partner of Rainmaker Worldwide Inc. (“Rainmaker”), entered into a Share Purchase Agreement (the “101 Invest Purchase Agreement”) with Sphere 3D. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of Sphere 3D. Under the terms of the 101 Invest Purchase Agreement, Sphere 3D issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which will restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, Sphere 3D held back and retained 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by Peters under the 101 Invest Purchase Agreement. Sphere 3D released the 101 escrowed shares to Peters on or about February 10, 2021. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities — Plantation Hills, Blue Sky and Village Estates. Sphere 3D completed this transaction to assist in the deployment and expansion of its opportunities in the Water-as-a-Service segment.

Cryptocurrency Mining Business

After considering a number of strategic options for Sphere 3D, as more fully described in Proposal I — The Merger Proposal — Background of the Merger, Sphere 3D management began to look more closely at blockchain technologies and cryptocurrency with an eye toward expanding Sphere 3D’s portfolio of products or acquiring a business to provide Sphere 3D shareholders an opportunity to profit from blockchain-based solutions. The Merger is meant to build Sphere 3D’s business in the blockchain and cryptocurrency industries. In addition to the Merger, and in connection with Sphere 3D’s decision to enter into this business, it has signed the following contracts relating to blockchain technologies and cryptocurrency.

On June 8, 2021, Gryphon and Sphere 3D entered into an agreement to purchase 250,000 Certified Emission Reductions (“Credits”), with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the United Nations Convention on Climate Change (“UNFCC”) protocols. Such finalization is currently anticipated to be completed by the end of the first quarter of 2022.

In addition, on August 19, 2021, Gryphon and Sphere 3D entered into an agreement to purchase an additional 250,000 Credits, with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the UNFCC protocols. Such finalization is also currently anticipated to be completed by the end of the first quarter of 2022.

On July 6, 2021, Sphere 3D entered into a Secured Promissory Note with Gryphon (the “Gryphon Note”), pursuant to which Sphere 3D loaned Gryphon the principal amount of $2.7 million. The Gryphon Note bears interest at the rate of 9.5% per annum and was originally secured by certain assets of Gryphon. On August 30, 2021, Sphere 3D entered into Amendment No. 1 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million. On September 29, 2021, Sphere 3D entered into Amendment No. 2 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million and amended the repayment schedule whereby the principal and accrued interest shall be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024. On December 29, 2021, Sphere 3D entered into Amendment No. 3 to the Gryphon Note pursuant to which Sphere 3D loaned an additional $2.5 million to Gryphon on January 3, 2022, which increased the principal amount of the Gryphon Note to $12.5 million, and released all of the collateral pledged by Gryphon to secure the Gryphon Note.

On August 19, 2021, Gryphon entered into a Master Services Agreement (the “Sphere 3D MSA”) with Sphere 3D, which was amended by the parties on December 29, 2021. The Sphere 3D MSA has a term of four years, which may be extended for additional one year terms with the mutual written consent of Sphere 3D and Gryphon. However, if Sphere 3D has not had 3.5 exahash of crypto mining equipment delivered to it by December 31, 2022, the initial four-year term shall be automatically extended by an additional year, for a total initial term of five years.

On September 12, 2021, Gryphon and Core Scientific, Inc. (“Core”) entered into a Master Services Agreement (the “Core MSA”). Pursuant to the Core MSA, Core shall provide services related to the hosting of Gryphon’s cryptocurrency mining equipment and operations in data centers owned by Core under separate orders entered into by Gryphon and Core. The term of the Core MSA is indefinite, but may be terminated if no active orders have been in effect for at least twelve months. Master Services Agreement Order No. 1 under the Core MSA (“Order 1”), commenced on August 31, 2021, provides for the hosting by Core of equipment consisting of one hundred S19j Pro Antminer units. Order 1 shall remain in place for three years, unless terminated earlier under the terms of the Core MSA or Order 1, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term. Master Services Agreement Order No. 2 under the Core MSA (“Order 2”), commenced on September 24, 2021, and provides for approximately 230 MW of net carbon neutral bitcoin mining hosting capacity to be managed by Core as hosting partner. Core will host equipment consisting of approximately 71,000 S19 or equivalent units, to be delivered to Core’s data center in scheduled installments between October 2021 and November 2022. Core’s hosting services for each shipment of units shall begin in the month of the arrival of such units and shall continue for four years thereafter, unless terminated earlier under the terms of the Core MSA or Order 2, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term. In addition, Order 2 amended the Core MSA to permit the sub-lease, sub-license, assignment, delegation or transfer of the Core MSA, Order 1, or Order 2, or Gryphon’s rights and obligations thereunder, to Sphere without the consent of Core.

On October 8, 2021, Gryphon and Sphere 3D entered into, and as of December 29, 2021 the parties amended, a sub-license and delegation agreement (the “Sublease”), pursuant to which Gryphon sublicensed to Sphere 3D Gryphon’s rights to use Core’s facility, pursuant to Order 2 and the Core MSA, and delegated to Sphere 3D all of Gryphon’s obligations to make payments to Core under Order 2. The Sublease will terminate automatically upon the termination of the Core MSA and/or Order 2. In addition, under the Sublease, upon any termination of the Merger Agreement by Sphere 3D or Gryphon, (i) up to one-half of Sphere’s rights under the Sublease to access and use the assumed power consumption of the data center owned or operated by Core pursuant to Order 2 (the “Potential Reversion Right Percentage”)_shall revert to Gryphon, (ii) Sphere 3D shall continue to make all payments due to Core pursuant to Order 2 for 90 days following the termination of the Merger Agreement (the “Transition Period”), during which time Gryphon shall make payments to Core for any utilization of Core power capacity by Gryphon’s miners, (iii) on or before the 90th day following such termination, Gryphon shall notify Sphere 3D of the percentage of the Potential Reversion Right Percentage that it elects to have under Order 2, up to a maximum of 50% of Sphere’s 3D rights under the Sublease (the “Actual Reversion Percentage”), (iv) after the Transition Period, all outstanding payments to Core pursuant to Order 2 shall be paid by the parties based upon the maximum percentage of the power each has the right to utilize under Order 2 and (v) Gryphon shall repay Sphere 3D an amount equal to the Actual Reversion Percentage of all pre-payments made by Sphere 3D to Core before the end of the Transition Period pursuant to Order 2 and the Sublease, which repayment shall be made as the available power is used by Gryphon.

Special Purpose Acquisition Company

On August 30, 2021, MEOA, a special purposes acquisition company sponsored by Sphere 3D, closed its initial public offering, in which MEOA sold 12,650,000 units, each unit consisting of one share of MEOA’s common stock, and one redeemable warrant to purchase one share of common stock at an exercise price of $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to MEOA of $126,500,000. In connection with the MEOA initial public offering, Sphere 3D entered into an administrative support agreement with MEOA, in which Sphere 3D agreed to make available, or cause to be made available, to MEOA, certain office space, utilities and secretarial and administrative support as may be reasonably required by MEOA, in exchange for $10,000 per month from the date of the initial public offering and continuing monthly thereafter until the earlier of the consummation by MEOA of an initial business combination or MEOA’s liquidation.

Discontinued Operations

In February 2018, Sphere 3D, Overland, and Silicon Valley Technology Partners, Inc. (formerly Silicon Valley Technology Partners LLC) (“SVTP”), a Delaware corporation established by Eric Kelly, Sphere 3D’s former Chief Executive Officer and Chairman of the board of directors, entered into a share purchase agreement (as amended by that certain First Amendment to Share Purchase Agreement dated August 21, 2018, and as further amended by that certain Second Amendment to Share Purchase Agreement dated November 1, 2018, the “SVTP Purchase Agreement”), pursuant to which Sphere 3D agreed to sell to SVTP all of the issued and outstanding shares of capital stock of Overland.

On November 13, 2018, pursuant the SVTP Purchase Agreement, Sphere 3D sold to SVTP all of the issued and outstanding shares of capital stock of Overland in consideration for (i) the issuance to Sphere 3D of shares of Series A Preferred Stock of SVTP representing 19.9% of the outstanding shares of capital stock of SVTP as of the closing with a value of $2.1 million, (ii) the release of Sphere 3D from outstanding debt obligations totaling $41.7 million assumed by SVTP, and (iii) $1.0 million in cash proceeds from SVTP.

In connection with the closing of the SVTP Purchase Agreement, Sphere 3D filed articles of amendment to Sphere 3D’s articles of amalgamation setting forth the rights, privileges, restrictions and conditions of a new series of non-voting preferred shares of Sphere 3D (the “Series A Preferred Shares”) and entered into a Conversion Agreement, by and between Sphere 3D and FBC Holdings SARL, a related party, pursuant to which $6.5 million of Sphere 3D’s outstanding secured debt was converted into 6,500,000 Series A Preferred Shares, subsequently converted in 2019 to 6,500,000 Series B Preferred Shares which were outstanding at December 31, 2020. On August 6, 2021, FBC Holdings sold 5,343,778 Series B Preferred Shares of Sphere 3D to two investors. The investors immediately requested conversion of the Series B Preferred Shares and Sphere 3D issued 2,128,994 Sphere 3D common shares, effective August 6, 2021. On August 9, 2021, FBC Holdings requested the conversion of the remaining outstanding Series B Preferred Shares and Sphere 3D issued 510,548 Sphere 3D common shares to FBC Holdings.

The following product lines were part of the Overland Divestiture and are not included in the above Product and Service disclosures below.

•        Disk Systems — RDX® Removable Disk Solutions

•        Tape Automation Systems — NEO® Tape-Based Backup and Long-Term Archive Solutions

•        Tape Drives and Media

Products and Service

Sphere 3D’s product offerings consist of the following disk systems: (i) HVE Converged and Hyper-converged Infrastructure and (ii) G-Series Appliance and G-Series Cloud. In addition to Sphere 3D’s product offering, Sphere 3D provides on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings. Sphere 3D is able to provide comprehensive technical assistance on a global scale.

The following table summarizes the sales mix of products and service (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Disk systems	$2,347	$3,086	$6,108
Service	2,501	2,493	2,922
Total	$4,848	$5,579	$9,030

Sphere 3D divides its worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands) for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Americas	$4,844	$5,023	$8,044
APAC	—	356	534
EMEA	4	200	452
Total	$4,848	$5,579	$9,030

Disk Systems

HVE Converged and Hyper-converged Infrastructure

In 2017, Sphere 3D acquired HVE, a technology provider of next generation converged and hyper-converged infrastructure dedicated to creating Manageable, Scalable, Reproducible, and Predictable (“MSRP”) solutions based on virtualization technologies running on high-performance, next generation platforms. HVE solutions are engineered, purpose-built converged and hyper-converged virtual workspace and server solutions that support a distributed architecture, scalable with predictable performances, and come bundled with continuous active monitoring. HVE products can include support for Sphere 3D’s Desktop Cloud Orchestrator™ based on customer requirements.

•        The HVE-STACK high density server provides the computer and storage appliance for the data center and is ideal for high performance computing, cloud computing and virtual desktop infrastructure (“VDI”). The modular design and swappable components include hard drives and power supplies intended to improve the efficiency of data center deployment.

•        The HVE-VELOCITY High Availability Dual Enclosure storage area network (“SAN”) provides data reliability and integrity for optimal data storage, protection and recovery. It also provides a unified network attached storage (“NAS”) and SAN solution with thin provisioning, compression and deduplication. The HVE-VELOCITY platform is designed to eliminate single points of failure. The 12GSAS SSD design allows for faster access to data. It is optimized for mission-critical, enterprise-level storage applications.

•        The HVE 3DGFX is a VDI solution that offers hardware and software technologies to provide an appliance that can handle from eight to up to 128 high demand users in a single 2U appliance. The HVE 3DGFX was designed and engineered as a purpose-built solution based upon the MSRP engineering approach.

G-Series Appliance and G-Series Cloud

The G-Series appliance powered by Glassware containerization technology is designed to simplify Windows application migration and to enable access from any device including Macintosh, Windows, iOS, Chrome OS, and Android. The G-Series appliance is optimized for simplicity, flexibility and scalability. Through Glassware, a Microsoft Windows® based container technology, organizations looking to migrate applications to the cloud can quickly deploy a solution for virtualizing 16-bit, 32-bit, or 64-bit applications with their native functionality intact. For the provisioning of a 16-bit application to the G-Series appliance, users will often require advanced technical skills to set-up the application, or can contract professional services from Sphere 3D, or one of Sphere 3D’s certified system integrators. End users can access the containerized applications from cloud-connected devices (iOS, Android or Windows), through a lightweight downloadable app or simply from a browser. The G-Series appliance is designed to eliminate the complex tasks of designing, implementing, and maintaining application hosting environments and provides improved application session density and scale when compared to traditional hypervisor-based virtualization solutions.

G-Series Cloud is an offering available through Microsoft Azure and was developed to provide a virtual appliance that can be deployed from the Azure Marketplace to eliminate the task of designing, implementing, and maintaining localized application-hosting environments and their related hardware. G-Series Cloud is pre-configured, can be deployed in minutes and provides for a billing model based on usage.

Service

Customer service and support are key elements of Sphere 3D’s strategy and critical components of Sphere 3D’s commitment in making enterprise-class support and services available to companies of all sizes. Sphere 3D’s technical support staff is trained to assist Sphere 3D’s customers with deployment and compatibility for any combination of virtual desktop infrastructures, hardware platforms, operating systems and backup, data interchange and storage management software. Sphere 3D’s application engineers are trained to assist with more complex customer issues. Sphere 3D maintains global toll-free service and support phone lines. Additionally, Sphere 3D also provides self-service and support through Sphere 3D’s website support portal and email.

Sphere 3D’s service offerings provide for on-site service and installation options, round-the-clock phone access to solution experts, and proof of concept and architectural design offerings.

Production

A significant number of Sphere 3D’s components and finished products are manufactured or assembled, in whole or in part, by a limited number of third parties. For certain products, Sphere 3D controls the design process internally and then outsources the manufacturing and assembly in order to achieve lower production costs.

Sphere 3D purchases disk drives and chassis from outside suppliers. Sphere 3D carefully selects suppliers based on their ability to provide quality parts and components which meet technical specifications and volume requirements. Sphere 3D actively monitors these suppliers but is subject to substantial risks associated with the performance of these suppliers. For certain components, Sphere 3D qualifies only a single source, which magnifies the risk of shortages and may decrease Sphere 3D’s ability to negotiate with that supplier. For a more detailed description of risks related to suppliers, see Risk Factors.

Sales and Distribution

•        Reseller channel — Sphere 3D’s reseller channel includes systems integrators, VARs and DMRs. Sphere 3D’s resellers may package Sphere 3D’s products as part of complete application and desktop virtualization solutions data processing systems or with other storage devices to deliver complete enterprise information technology infrastructure solutions. Sphere 3D’s resellers also recommend Sphere 3D’s products as replacement solutions when systems are upgraded, or bundle Sphere 3D’s products with storage management software specific to the end user’s system. Sphere 3D supports the reseller channel through its dedicated sales representatives, engineers and technical support organizations.

•        Cloud Marketplace — Since 2015, Sphere 3D has utilized the Microsoft Azure Cloud Marketplace as an additional channel for Sphere 3D’s cloud solutions to sell to end-users directly with the pay-per-use model, supported through the Microsoft Azure Cloud.

Patents and Proprietary Rights

Sphere 3D relies on a combination of patents, trademarks, trade secret and copyright laws, as well as contractual restrictions, to protect the proprietary aspects of Sphere 3D’s products and services. Although every effort is made to protect Sphere 3D’s intellectual property, these legal protections may only afford limited protection.

Sphere 3D may continue to file for patents regarding various aspects of Sphere 3D’s products, services and delivery method at a later date depending on the costs and timing associated with such filings. Sphere 3D may make investments to further strengthen Sphere 3D’s copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. Sphere 3D seeks to limit disclosure of its intellectual property by requiring employees, consultants, and partners with access to Sphere 3D’s proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to Sphere 3D’s proprietary information. Due to rapid technological change, Sphere 3D believes that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of Sphere 3D’s personnel, as well as new services and enhancements to Sphere 3D’s existing services, are more important to Sphere 3D’s business and profitability than other available legal protections.

Despite Sphere 3D’s efforts to protect Sphere 3D’s proprietary rights, unauthorized parties may attempt to copy aspects of Sphere 3D’s services or to obtain and use information that Sphere 3D regards as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. or Canada. Litigation may be necessary in the future to enforce Sphere 3D’s intellectual property rights, to protect Sphere 3D’s trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Sphere 3D’s business, operating results and financial condition. There can be no assurance that Sphere 3D’s means of protecting its proprietary rights will be adequate or that Sphere 3D’s competitors will not independently develop similar services or products. Any failure by Sphere 3D to adequately protect Sphere 3D’s intellectual property could have a material adverse effect on Sphere 3D’s business, operating results and financial condition. See the Risk Factors section for additional information.

Competitive Conditions

Sphere 3D believes that its products are unique and innovative and afford Sphere 3D various advantages in the marketplace; however, the market for information technology is highly competitive. Competitors vary in size from small start-ups to large multi-national corporations which may have substantially greater financial, research and development, and marketing resources. Competitive factors in these markets include performance, functionality, scalability, availability, interoperability, connectivity, time to market enhancements, and total cost of ownership. Barriers to entry vary from low, such as those in traditional disk-based backup products, to high, in virtualization software. The markets for all of Sphere 3D’s products are characterized by price competition and as such Sphere 3D may face price pressure for its products. For a more detailed description of competitive and other risks related to Sphere 3D’s business, see Risk Factors.

Governmental Regulations

Sphere 3D is subject to laws and regulations enforced by various regulatory agencies such as the U.S. Consumer Product Safety Commission and the U.S. Environmental Protection Agency. For a detailed description of the material effects of government regulations on Sphere 3D’s business, see Risk Factors — Risks Related to Sphere 3D’s Business — Sphere 3D is subject to laws, regulations and similar requirements, changes to which may adversely affect its business and operations.

Legal Proceedings

From time to time, Sphere 3D is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on Sphere 3D’s results of operations, financial position or cash flows.

In April 2015, Sphere 3D filed a proof of claim in connection with bankruptcy proceedings of V3 Systems, Inc. (“V3”) based on breaches by V3 of the Asset Purchase Agreement entered into between V3 and Sphere 3D dated February 11, 2014 (the “APA”). On October 6, 2015, UD Dissolution Liquidating Trust ("UD Trust"), post-confirmation liquidating trust established by V3's plan of liquidation, filed a complaint against Sphere 3D and certain of its current and former directors in the U.S. Bankruptcy Court for the District of Utah Central Division objecting to our proof of claim and asserting claims for affirmative relief against Sphere 3D and its directors. This complaint alleged, among other things, that Sphere 3D breached the APA and engaged in certain other actions and/or omissions that caused V3 to be unable to timely sell Sphere 3D common shares received by V3 pursuant to the APA. The UD Trust seeks, among other things, monetary damages for the loss of the potential earn-out consideration, the value of the common shares held back by Sphere 3D pursuant to the APA and costs and fees.

In March 2018, UD Trust filed a complaint in U.S. District Court for the Northern District of California (“California Complaint”) asserting that two transactions involving Sphere 3D constitute fraudulent transfers under federal and state law. First, UD Trust alleges that the consolidation of Sphere 3D and its subsidiaries’ indebtedness to the Cyrus Group into a debenture between FBC Holdings and Sphere 3D in December 2014 constituted a fraudulent transfer. Second, UD Trust alleges that the Share Purchase Agreement constitutes a fraudulent transfer, and seeks to require that the proceeds of the transaction be placed in escrow until the V3 litigation is resolved. The California Complaint also asserts a claim against Sphere 3D’s former CEO for breach of fiduciary duty, and a claim against the Cyrus Group for aiding and abetting breach of fiduciary duty. On July 25, 2018, Sphere 3D filed a motion seeking to dismiss all of the claims asserted against Sphere 3D and its former CEO. On the same day, the Cyrus Group filed a motion seeking to dismiss all claims asserted against the Cyrus Group. The UD Trust voluntarily dismissed this case without prejudice on February 5, 2020.

In October, 2019, UD Trust filed an amended complaint in the Delaware Bankruptcy Court. The amended complaint includes all of the claims and parties in the original complaint first filed in October 2015 in the Utah Bankruptcy Court as well as the claims and additional parties in the California Complaint. Sphere 3D continues to believe this lawsuit to be without merit and intends to vigorously defend against the action. In February, 2020, Sphere 3D filed a renewed motion seeking to dismiss the majority of the claims asserted by the UD Trust in the amended complaint. On that same day, Sphere 3D also filed a counterclaim against the UD Trust in which Sphere 3D alleged that V3 breached numerous provisions of the APA. Sphere 3D’s current and former officers and directors that were named as defendants in the amended complaint as well as the Cyrus Group all filed motions seeking to dismiss all claims that the UD Trust alleged against them. In March 2021, the Delaware Bankruptcy Court issued a Memorandum Opinion in which it for the most part denied the Defendants’ motions. The parties are scheduled to attend mediation on December 15, 2021.

Organizational Structure

The following sets forth Sphere 3D’s direct and indirect wholly-owned subsidiaries.

Name of subsidiary	Jurisdiction of Incorporation or Organization
Sphere 3D Inc.	Ontario, Canada
V3 Systems Holdings, Inc.	Delaware, United States
HVE Inc.	Delaware, United States
101250 Investments Ltd.	Turks & Caicos Islands
S3D Nevada Inc.	Nevada, United States
Sphere GDM Corp.	Delaware, United States
Minority Equality Opportunities Acquisition Sponsor, LLC.	Delaware, United States
Sustainable Earth Acquisition Opportunities Sponsor, LLC.	Delaware, United States
Sphere 3D Mining Corp.	Delaware, United States

Capital Expenditures

Sphere 3D’s capital expenditures, excluding acquisitions, were minimal for fiscal 2020, 2019 and 2018, respectively.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). Sphere 3D’s internet address is www.sphere3d.com.

INFORMATION ABOUT GRYPHON

Overview

Founded in October 2020, Gryphon is a bitcoin mining company based in Las Vegas, Nevada. Gryphon commenced its mining operations in September 2021. Gryphon’s mission is to create the world’s leading net carbon negative bitcoin miner. Gryphon’s revenue model is to mine and hold bitcoin, then sell only the bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion.

Gryphon’s operations will encompass the following:

•        Self-Mining:    Gryphon intends to operate 7,200 bitcoin ASIC mining computers, referred to as “miners,” that Gryphon will install and operate at third-party hosted mining data centers located in Georgia, New York and North Carolina. Gryphon expects to access up to 250 megawatts of hosted electricity to power its bitcoin miners from Bitmain Technologies Limited (“Bitmain”) and believes that its operating costs, currently with a forecast breakeven cost of $7,262 per bitcoin, will provide Gryphon with a major competitive advantage. Revenue generated by the mining of bitcoin measured on a dollar per megawatt-hour, or MWh, basis is variable and depends on the price of bitcoin, the measure of difficulty, transaction volume and global hash rates.

•        ESG-Led Mining:    Gryphon is an ESG-committed bitcoin miner with the mission to create the world’s largest bitcoin miner with a negative carbon footprint. Gryphon currently uses 100% net carbon neutral energy as its power source.

Gryphon launched its mining operations in September 2021 upon the receipt of the first of 12 batches of 600 Bitmain S19j Pro Antminers. The subsequent 11 batches, each of 600 miners, are scheduled to arrive monthly thereafter, with the final batch scheduled for delivery in July 2022. As of January 3, 2022, Gryphon has deployed a total of 2,400 S19j Pro Antminers from Bitmain pursuant to the Bitmain Agreement, with an additional 200 S19j Pro Antminers delivered and awaiting installation, and an additional 400 S19j Pro Antminers in shipment.

Given the significant amount of power that ASIC miners require to operate, Gryphon believes most mining companies focus completely on low-cost electricity without considering the impact on the power’s production on the climate. Gryphon’s strategy is to focus on working with power hosting partners that are committed to climate science and also can produce reliable, low-cost power. Gryphon’s first hosting facility in New York with 21 megawatts of space relies on renewable hydro energy. As it deploys additional miners, Gryphon is working with a hosting partner that has committed to providing it with 230 megawatts of space that is 100% carbon neutral.

Bitcoin Mining Overview

Bitcoin miners use ASIC computers to validate Bitcoin transactions and add “blocks” of validated transactions to Bitcoin’s peer-to-peer blockchain network. Miners earn Bitcoin rewards for every block they add to the network as well as the corresponding transaction fees associated with the “mined” block. The amount of Bitcoin rewards per block is fixed, and the number of blocks that can be added over time is also fixed; therefore, the amount of Bitcoin rewarded per miner is based on the number of miners actively participating in the Bitcoin network. Miners will typically only participate if the value of the Bitcoin rewards is higher than their cost of production.

Miners consume electricity in order to compete for rewards. This means that the economics of Bitcoin mining largely depends on:

•        the cost of electricity to competing miners;

•        the efficiency of mining equipment operated by competing miners; and

•        fluctuations in the price of Bitcoin, difficulty, that is, the relative measure of the amount of resources required to mine Bitcoin, and global hash rates, or the amount of computing power consumed by the network.

To achieve scale, mining requires access to large amounts of low-cost electricity.

Introduction to Bitcoin, the Bitcoin Network and Bitcoin Mining

Bitcoin is a digital asset that is created and transmitted through the operations of a peer-to-peer decentralized network of computers, known as the Bitcoin network, which operates on cryptographic protocols. No single entity owns or operates the Bitcoin network, the infrastructure of which is collectively maintained by a decentralized user base. The Bitcoin network allows people to exchange digital tokens of value, called Bitcoins, which are recorded on a publicly distributed transaction ledger known as a blockchain. The Bitcoin blockchain is a digital, publicly distributed bookkeeping ledger that holds the record of every Bitcoin transaction.

The Bitcoin network is decentralized and does not require governmental authorities or financial institution intermediaries to create, transmit or determine the value of Bitcoin. Rather, Bitcoin is created and allocated by the Bitcoin network protocol through a process referred to as “mining” and the persons or machines that create new Bitcoin are called “miners.”

The Bitcoin blockchain is a digital chain of blocks with each block containing information relating to a group of Bitcoin transactions. Miners validate Bitcoin transactions, securing the blocks and adding them to the blockchain by using computer processing power to solve complex mathematical problems. Solving the problems will result in the block being successfully added to the chain. This means that the Bitcoin transaction information in the block is verified and locked into the blockchain where it remains as a permanent record on the Blockchain network accessible to all. As an incentive to those who incur the computational cost of securing the Bitcoin network by validating transactions, the miner who correctly solves the problem resulting in a block being added to the Bitcoin blockchain is awarded Bitcoin.

To begin Bitcoin mining, a user can download and run Bitcoin network mining software, which turns the user’s computer into a “node” on the Bitcoin network that validates blocks. Each block contains the details of some or all of the most recent transactions that are not memorialized in prior blocks, as well as a record of the award of Bitcoin to the miner who added the new block. Each unique block can be solved and added to the Blockchain by only one miner. Therefore, individual miners and mining pools on the Bitcoin network are engaged in a competitive process of increasing their computing power to improve their likelihood of solving for new blocks. As more miners join the Bitcoin network and its processing power increases, the Bitcoin network adjusts the complexity of the block-solving equation to maintain a predetermined pace of adding a new block to the Blockchain approximately every ten minutes. A miner’s proposed block is added to the Blockchain once a majority of the nodes on the Bitcoin network confirms the miner’s work. Miners that are successful in adding a block to the Blockchain are awarded Bitcoin for their effort and may also receive transaction fees paid by transferors whose transactions are recorded in the block. This reward system is the method by which new Bitcoin enter into circulation to the public.

The Bitcoin network is designed in such a way that the reward for adding new blocks to the Blockchain decreases over time. The number of Bitcoin awarded for solving a new block is automatically halved after every 210,000 blocks. Each block takes approximately 10 minutes to be solved and as a result, rewards are halved approximately every four years. Currently, the fixed reward for solving a new block is 6.25 Bitcoin per block and this number is expected to decrease by half to become 3.125 Bitcoin sometime in mid-2024.

Performance Metrics — Network Hash Rate and Difficulty

In Bitcoin mining, “hash rate” or “hashes per second” are the measuring units of the processing speed of a mining computer mining Bitcoin. “Hash rate” is defined as the speed at which a computer can take any set of information and turn it into letters and numbers of a certain length, known as a “hash.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations.

An individual miner has a hash rate measured across the total number of the miners it deploys in its Bitcoin mining operations, and network wide there is a total hash rate of all miners seeking to mine Bitcoin. The higher total hash rate of a specific miner, as a percentage of the Network wide total hash rate, generally results over time in a corresponding higher success rate in Bitcoin rewards as compared to miners with lower hash rates. Today, hash rates are measured in tera hashes per second, or one trillion (1,000,000,000,000) hashes per second, and peta hashes per second, or one quadrillion (1,000,000,000,000,000) hashes per second.

“Difficulty” is a relative measure of how complex the process is made to successfully solve the algorithm and obtain a Bitcoin award. The difficulty is adjusted periodically generally as a function of how much hashing power is deployed by the network of miners and designed to maintain certain mining results so that, on average, 10 minutes, is required to produce a Bitcoin block, currently producing a reward of 6.25 Bitcoin. If the block is exceeding the 10-minute goal and miners are struggling with a target difficulty set too high, the network reduces the degree of difficulty and vice versa, with this protocol called difficulty retargeting. At each interval of 2,016 blocks being mined (which takes roughly two weeks), the network re-analyzes the interval and revises the difficulty index, if needed.

Bitcoin Mining Power Requirements

At the beginning stages of the Bitcoin network in the early 2010s, individuals interested in Bitcoin mining were able to do so using their personal computers. As its popularity increased, so did the “difficulty” of mining, as adjusted automatically by the Bitcoin network. To accommodate the growing level of difficulty, more computer processing power was required. Soon, miners used gaming computers to attempt to mine Bitcoin. The process repeated, and the mining difficulty and amount of computing power required increased.

Eventually, computers and chips were created for the sole purpose of mining Bitcoin. Today, Bitcoin mining requires efficient hardware, i.e., ASIC-based mining computers with strong computing abilities and energy efficiency. Solving the Bitcoin algorithm to add to the blockchain and receiving Bitcoin requires an immense amount of electricity to run the mining operations dispersed across banks and pools of Bitcoin mining computers. Keeping electricity costs low is key to making Bitcoin mining profitable and sustainable.

The amount of MW electricity required is dependent on the number and types of miners online and the energy demand for each type of miner. Each type of miner has a specific electricity demand and hash rate output. According to the Digiconomist.net, in today’s market, an estimated 182TW of power is being consumed by Bitcoin mining globally.

Mining Pools

As more and more miners entered the market competing for the limited number of blocks that are regularly added to the Bitcoin blockchain, and as the related increase in the amount of available hashing power competing to place a block on the Bitcoin blockchain has resulted in increasing levels of difficulty being implemented by the Bitcoin network, individual miners found that they were working for months without finding a block and receiving any reward for their mining efforts. To address this problem, Bitcoin mining operators began to combine their mining resources into mining pools to better compete and generate mining revenue. A “mining pool” is the pooling of resources by miners, who share their processing power over a network and split rewards according to the amount of hashing capacity they contribute to the probability of placing a block on the blockchain.

In a typical Bitcoin mining pool, groups of miners associate to pool resources and earn Bitcoin together. The Bitcoin earned by such a pool is allocated to each miner in the pool according to the “hashing” capacity they contribute to the pool. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises. Fees are paid to the mining pool operator by the participating miners to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all of the pool participants are doing, and assigns block rewards for successful algorithm solutions in-proportion to the individual hash rate that each participant contributed to a given successful mining transaction. As discussed below, Gryphon participates in mining pools as an integral part of its business.

Bitcoin Mining Economics

With the current 6.25 Bitcoin reward for each block puzzle solved, and one Bitcoin block validated and attached to the Bitcoin blockchain approximately every 10 minutes, that equates to approximately 37.50 Bitcoin rewards generated by the Bitcoin network every hour, approximately 900 Bitcoin generated every day and approximately 328,500 Bitcoins generated each year, at least for the next four years at which time the Bitcoin reward for solving a block puzzle will again be halved. Because mining computers generate hashes randomly, the ability to solve a particular Bitcoin block puzzle is a probability, with the odds of being successful typically measured by a ratio equal to the speed at which a particular mining operation is able to calculate hashes, i.e., that miner’s hash rate, compared against the total aggregate hash rate of the Bitcoin network. Profitability is then measured by that ratio multiplied by the number of Bitcoins mined in a year multiplied by the then current market price of Bitcoin, then subtracting the costs of purchasing mining equipment, the cost of electricity and various corporate and administrative costs. For a mining operation that participates in a mining pool, revenues, which are measured as the percentage of a pool’s revenues equal the participating miner’s hash rate compared to the pool’s aggregate hash rate, are further reduced by the costs paid to the pool operator.

As of December 30, 2021, Bitcoin is priced at approximately $47,604. Well-known companies have already invested in Bitcoin. Increasing regulatory barriers in Bitcoin epicenters such as China, as well as Central Bank COVID QE measures triggering fiat monetary inflation, are increasing the value of Bitcoin. In addition, the block reward for Bitcoin is expected to halve in mid-2024, resulting in even greater Bitcoin scarcity.

The Effects of COVID-19 on the Bitcoin Mining Industry

The current global COVID-19 pandemic, and the global measures taken to combat it, may cause disruption to the activities of Gryphon’s suppliers and, potentially, Gryphon’s Bitcoin mining activities and have an adverse effect on Gryphon’s business. COVID-19 or other disease outbreak will in the short-term, and may over the longer term, adversely affect the economies and financial markets of many countries, resulting in an economic downturn that may adversely affect demand for Bitcoin and impact Gryphon’s operating results. Although the magnitude of the impact of COVID-19 on Gryphon’s business and operations remains uncertain, the continued spread of COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact Gryphon’s business, financial condition, operating results and cash flows. If Gryphon is unable to effectively service its miners, Gryphon’s ability to mine Bitcoin will be adversely affected as miners go offline, which would have an adverse effect on Gryphon’s business and the results of Gryphon’s operations.

China has previously limited the shipment of products in and out of its borders, which could negatively impact Gryphon’s ability to receive Bitcoin mining equipment from Gryphon’s suppliers. Depending on the magnitude of such effects on Gryphon’s supply chain, shipments of parts for Gryphon’s existing miners, as well as any new miners Gryphon purchases, may be delayed. As Gryphon’s miners require repair or become obsolete and require replacement, Gryphon’s ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact Gryphon’s operations. If not resolved quickly, the impact of COVID-19 could have a material adverse effect on Gryphon’s business.

Governments could take additional restrictive measures to combat the pandemic that could further impact Gryphon’s business or the economy in the geographies in which Gryphon operates. It is also possible that the impact of the pandemic and response on Gryphon’s suppliers, customers and markets will persist for some time after governments ease their restrictions. These measures may impact Gryphon’s business and financial condition as the responses to control COVID-19 continue.

The extent to which the pandemic may impact Gryphon’s results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus/proxy statement, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to Gryphon’s performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Material Agreements

Bitmain Sales and Purchase Agreement

On April 14, 2021, Gryphon entered into a Non-Fixed Price Sales and Purchase Agreement with Bitmain (the “Bitmain Agreement”). Pursuant to this agreement, Gryphon agreed to purchase from Bitmain 7,200 S19j Pro Antminer machines at an aggregate purchase price of $48 million, subject to change. The product will be delivered in 12 separate batches in monthly shipments according to the agreement’s shipping schedule from August 2021 to July 2022 with the first shipment having occurred in August 2021 and subsequent shipments having occurred in September, October and November of 2021.

Coinmint Agreement

On July 1, 2021, Gryphon entered into a Coinmint Colocation Mining Services Agreement (the “Coinmint Agreement”), with Coinmint, LLC (“Coinmint”), an established operator of renewable-energy data centers, pursuant to which Coinmint shall provide hosting services to Gryphon at Coinmint’s hydro powered facility in Massena, NY for a 15-month period, renewable for three successive three-month terms. Pursuant to the terms of the Coinmint Agreement, certain enumerated equipment shall be delivered to and installed at such facility. Under the terms of the Coinmint Agreement, Coinmint will directly pass through the cost of electricity and maintenance costs to Gryphon, collect an initial reservation fee and collect a percentage of Gryphon’s bitcoin mining profits (which scales down as Gryphon increases its deployment volume).

Carbon Credit Agreements

On June 8, 2021, Gryphon and Sphere 3D entered into an agreement to purchase 250,000 Certified Emission Reductions (“Credits”), with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the United Nations Convention on Climate Change (“UNFCC”), protocols. Such finalization is currently anticipated to be completed by the end of the first quarter of 2022.

In addition, on August 19, 2021, Gryphon and Sphere 3D entered into an agreement to purchase an additional 250,000 Credits, with each company purchasing 125,000 Credits, conditional upon the seller finalizing the verification of Credits for its renewable energy facility under the UNFCC protocols. Such finalization is currently anticipated to be completed by the end of the first quarter of 2022.

Sphere 3D Promissory Note and Security Agreement

On July 6, 2021, Sphere 3D entered into a Secured Promissory Note with Gryphon (the “Gryphon Note”), pursuant to which Sphere 3D loaned Gryphon the principal amount of $2.7 million. The Gryphon Note is secured by certain assets of Gryphon and bears interest at the rate of 9.5% per annum. On August 30, 2021, Sphere 3D entered into Amendment No. 1 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million. On September 29, 2021, Sphere 3D entered into Amendment No. 2 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million and amended the repayment schedule whereby the principal and accrued interest shall be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024. To provide additional financing for Gryphon for operations prior to the consummation of the Merger, Sphere 3D and Gryphon entered into Amendment No. 3, pursuant to which Sphere 3D loaned an additional $2.5 million to Gryphon on January 3, 2022, which loan increased the principal amount of the Gryphon Note to $12.5 million, and extended the initial date for the repayment of the Gryphon Note to a date subsequent to the consummation of the Merger. As Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Gryphon under the Gryphon Note will be forgiven if the Merger is not consummated, Sphere 3D also released all of the collateral pledged by Gryphon to secure the Gryphon Note.

Master Services Agreement with Sphere 3D

On August 19, 2021, Gryphon entered into a Master Services Agreement (the “Sphere 3D MSA”), with Sphere 3D. The Sphere 3D MSA has a term of three years, beginning on August 19, 2021, with one-year automatic renewal terms thereafter. Under the Sphere 3D MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location, with Gryphon receiving a percentage of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. To provide greater certainty as to the term of the Sphere 3D MSA, Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022. Subject to written notice from Sphere 3D and an opportunity by Gryphon to cure for a period of up to one hundred eighty (180) days, Sphere 3D shall be entitled to terminate the Sphere 3D MSA in the event of: (i) Gryphon’s failure to perform the services under the Sphere 3D MSA in a professional and workmanlike manner in accordance with generally recognized crypto-mining industry standards for similar services, or (ii) Gryphon’s gross negligence, fraud or willful misconduct in connection with performing the Services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by Sphere 3D, subject to written notice and an opportunity to cure for a period of up to one hundred eighty (180) days.

Master Services Agreement with Core

On September 12, 2021, Gryphon and Core, entered into a Master Services Agreement. Pursuant to the Core MSA, Core shall provide services related to the hosting of Gryphon’s cryptocurrency mining equipment and operations in data centers owned by Core under separate orders entered into by Gryphon and Core. The term of the Core MSA is indefinite, but may be terminated if no active orders have been in effect for at least 12 months.

Master Services Agreement Order No. 1 under the Core MSA, commenced on August 31, 2021, provides for the hosting by Core of equipment consisting of one hundred S19j Pro Antminer units. Order 1 shall remain in place for three years, unless terminated earlier under the terms of the Core MSA or Order 1, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term.

Master Services Agreement Order No. 2 under the Core MSA, commenced on September 24, 2021, and provides for approximately 230 MW of net carbon neutral bitcoin mining hosting capacity to be managed by Core as hosting partner. Core will host equipment consisting of approximately 71,000 S19 or equivalent units, to be delivered to Core’s data center in scheduled installments between October 2021 and November 2022. Core’s hosting services for each shipment of units shall begin in the month of the arrival of such units and shall continue for four years thereafter, unless terminated earlier under the terms of the Core MSA or Order 2, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term. In addition, Order 2 amended the Core MSA to permit the sub-lease, sub-license, assignment, delegation or transfer of the Core MSA, Order 1, or Order 2, or Gryphon’s rights and obligations thereunder, to Sphere 3D without the consent of Core.

Sub-License and Delegation Agreement with Sphere 3D

On October 8, 2021, Gryphon and Sphere 3D entered into a sub-license and delegation agreement (the “Sublease”), pursuant to which Gryphon sublicensed to Sphere Gryphon’s rights to use Core’s facility, pursuant to Order 2 and the Core MSA, and delegated to Sphere 3D all of Gryphon’s obligations to make payments to Core under Order 2. The Sublease will terminate automatically upon the termination of the Core MSA and/or Order 2. In addition, upon any termination of the Merger Agreement by Sphere 3D, Gryphon shall have the right, in its sole discretion, to terminate this MSA in its entirety (including the Hosting Sub-Lease) upon not less than 180 calendar days’ written notice to Sphere 3D. Upon the consummation of the Merger Agreement, all such rights and responsibilities will transfer to the surviving company. As part of the agreements to amend the Merger Agreement, the Gryphon Note and the Sphere 3D MSA, Sphere 3D and Gryphon agreed to amend the Sublease to the Core MSA to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

Competition

Gryphon’s primary competitors are Marathon Digital Holdings Inc., Riot Blockchain Inc., Hive Blockchain Technologies Ltd., Hut 8 Mining Corp., and Bitfarms Ltd.

Competitive Advantages

Low operating costs are a key part of Gryphon’s competitive advantage. The combination of low-cost hosting rates from its two host providers combined with current generation, more efficient bitcoin miners provide it with a competitive advantage over competitors.

Gryphon believes it has strong relationships with equipment manufacturers and third-party mining data centers. It is challenging to acquire the latest equipment and host capacity due to significant market demand and limited supply. Gryphon has relationships with both types of suppliers, which it believes will allow it to access current-generation equipment and sign contracts with leading providers of hosting solutions. Gryphon will have access to approximately 230 MW of power through its agreements with third-party mining data centers and approximately 7,200 S19j Pro Antminers from Bitmain.

Operational Strategy

Gryphon uses a hosting strategy that allows the company to concentrate the deployment of its capital towards bitcoin mining activities as opposed to building its own datacenters. To date, Gryphon has partnered with two host providers that provide 100% net carbon neutral power for its bitcoin mining.

The first facility is located in upstate New York that is 100% hydro powered. In September 2021, Gryphon began deploying the first batch of its 7,200 S19j Pro Antminers from Bitmain at this facility. Electricity costs at this facility have historically been as low as $0.013/kWh and Gryphon enjoys a direct cost pass through of electricity costs and other operating costs at this facility that have historically averaged about $0.034/kWh plus a profit share. Gryphon expects to use approximately 21MW of electricity at this site once all machines are deployed.

Gryphon’s other facility provides the company with approximately 230 MW of electricity that is contractually guaranteed to be net carbon neutral. Gryphon has a modest deployment in operation at a facility located in Georgia and will be hosting approximately 60,000 machines from Sphere 3D with this provider.

Gryphon plans to continue to expand its bitcoin mining operations to 21.5 exahash over the next three years and later to over 50 exahash over the next five years.

The diagram below presents Gryphon’s current growth strategy in graphic terms.

Intellectual Property

Gryphon holds no patents, copyrights, trademarks, or licensing agreements.

Employees and Advisors

Gryphon currently has two full-time employees, its Chief Executive Officer and its Executive Chair. Gryphon also uses the services of Dan Tolhurst as President and Chris Ensey as Chief Technical Advisor.

Government Regulation

Government regulation of blockchain and Bitcoin is being actively considered by the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. State government regulations also may apply to Gryphon’s Bitcoin mining activities and other related activities in which Gryphon participates or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or Bitcoin business.

In addition, because transactions in bitcoin provide a reasonable degree of pseudo anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse (even if untrue), could lead to greater regulatory oversight of bitcoin platforms, and there is the possibility that law enforcement agencies could close bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the Secretary of the U.S. Department of the Treasury Janet Yellen noted during her nomination hearing before the Senate Finance Committee in January 2021 that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering and support malign activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. Accordingly, Secretary Yellen expressed her view that federal regulators needed to look closely at how to encourage the use of cryptocurrencies for legitimate activities while curtailing their use for malign and illegal activities. Furthermore, in December 2020, the Financial Crimes Enforcement Network (“FinCEN”), a unit of the U.S. Department of the

Treasury, focused on money laundering and proposed a new set of rules for cryptocurrency-based exchanges aimed at reducing the use of cryptocurrencies for money laundering. These proposed rules would require filing reports with FinCEN regarding cryptocurrency transactions in excess of $10,000 and impose record-keeping requirements for cryptocurrency transactions in excess of $3,000 involving users who manage their own private keys. In January 2021, the Biden Administration issued a memorandum freezing federal rulemaking, including the proposed FinCEN rules, to provide additional time for the Biden Administration to review the rulemaking that had been proposed by the Trump Administration. As a result, it remains unclear whether the proposed FinCEN rules will take effect.

Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to Gryphon’s businesses, or when they will be effective. As the regulatory and legal environment evolves, Gryphon may become subject to new laws, further regulation by the SEC, and other federal or state agencies, which may affect Gryphon’s Bitcoin mining and other related activities. For additional discussion regarding Gryphon’s belief about the potential risks existing and future regulation pose to Gryphon’s business, see “Risk Factors” herein.

Environmental Considerations

Environmental considerations are top priority for Gryphon. Gryphon was founded as an ESG-led company. This means that Gryphon has limited the provision of electricity to its bitcoin mining activities to facilities using 100% carbon-free energy, or required the purchase of carbon credits by such facility to provide for carbon neutrality. Gryphon currently has no plans to change this practice. Gryphon’s policy, which it currently has no plans to change, is not to conduct bitcoin mining from any facility using a carbon-based electricity source. Gryphon recognizes that a byproduct of the acquisition of bitcoin mining equipment from the existing supply chain is a carbon footprint. To offset this footprint, Gryphon has entered into agreements to purchase 250,000 carbon credits. See “Information About Gryphon — Material Agreements — Carbon Credit Agreements” for more information.

Legal Proceedings

Gryphon knows of no existing or pending legal proceedings against it, nor is Gryphon involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of Gryphon’s directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to Gryphon’s interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR SPHERE 3D

The following discussion contains Sphere 3D’s management’s discussion and analysis of its financial condition and results of operations and should be read together with its audited consolidated financial statements and the related notes thereto for the nine months ended September 30, 2021 and September 30, 2020 and the fiscal years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections of this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Sphere 3D was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, Sphere 3D completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, Sphere 3D changed its name to “Sphere 3D Corp.” Sphere 3D historically focused on providing solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. Sphere 3D provides enterprise storage management solutions and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. These solutions can be deployed through a public, private or hybrid cloud and are delivered both directly and through resellers and augmented through our professional services capabilities and offerings. Sphere 3D has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”). Subsequent to the third quarter of 2021, Sphere 3D entered into a definitive agreement to sell the SnapServer® product line and associated assets.

In April 2021, Sphere 3D sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through Sphere 3D’s wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock.

In August 2021, MEOA consummated its initial public offering (the “IPO”) and issued units which were comprised of one share of Class A common stock and one redeemable warrant. Also in August 2021, and simultaneously with the consummation of the IPO, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination. On October 18, 2021, the securities comprising the units begin separate trading, the Class A common stock and warrants are listed on the NASDAQ Capital Market under the symbols “MEOA” and “MEOAW,” respectively.

Sphere 3D has commenced planning and has entered into a series of agreements that will enable it to enter the cryptocurrency mining industry, including entering into the Hertford Agreement, the Master Services Agreement between Sphere 3D and Gryphon and the Sub-License and Delegation Agreement. For more information, see “Information about Sphere 3D — Cryptocurrency Mining Business.”

Recent Developments

In early December 2021, Sphere 3D and Gryphon acknowledged that the various transactions undertaken by each of them to acquire and finance Bitcoin mining machines and provide for the hosting of such machines had made it impossible to complete the Merger by the December 31, 2021, which was the discretionary termination date set forth in the original Merger Agreement following which either party could terminate the Merger Agreement without liability so long as its breach of the Merger Agreement was not the principal cause of the Merger’s failure to occur by such date. In addition, such delays would have required Gryphon to commence repayment of the Gryphon Note prior to the time the Sphere 3D shareholders will have had an opportunity to vote on the Merger. As a result, the parties commenced negotiations on various amendments to the Merger Agreement and the other agreements between the parties that would take into account the various transactions the parties have undertaken since the execution of the Merger Agreement on June 3, 2021.

On December 29, 2021, Sphere 3D and Gryphon entered into the following amendments to the principal agreements between the parties:

•        Amendment No. 1 to the Merger Agreement.    To give effect to the issuances by Gryphon of its equity securities subsequent to June 3, 2021, the parties agreed upon an increase in the number of Sphere 3D common shares that will be issued by Sphere 3D in the Merger. In addition, among other matters, the parties revised the termination provisions of the Merger Agreement to allow either party to terminate the Merger Agreement prior to March 31, 2022 upon a breach of the agreement by the other party following an opportunity to cure such breach, and to allow either party to terminate the Merger Agreement on or after March 31, 2022 for any reason or no reason by notice to the other party. To provide the parties with greater certainty following any such termination, Sphere 3D and Gryphon agreed upon certain termination payments upon any such termination, including the forgiveness by Sphere 3D of any amounts outstanding under the Gryphon Note, and that each party shall have released the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon or arising out of the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses.”

•        Amendment No. 3 to Gryphon Note.    To provide additional financing for Gryphon for operations prior to the consummation of the Merger, Sphere 3D loaned an additional $2.5 million to Gryphon on January 3, 2022, which loan increased the principal amount of the Gryphon Note to $12.5 million, and extended the initial date for the repayment of the Gryphon Note to a date subsequent to the consummation of the Merger. As Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Gryphon under the Gryphon Note will be forgiven if the Merger is not consummated, Sphere 3D also released all of the collateral pledged by Gryphon to secure the Gryphon Note.

•        Amendment No. 1 to the Sphere 3D MSA.    To provide greater certainty as to the term of the Sphere 3D MSA, Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022. Subject to written notice from Sphere 3D and an opportunity by Gryphon to cure for a period of up to one hundred eighty (180) days, Sphere 3D shall be entitled to terminate the Sphere 3D MSA in the event of: (i) Gryphon’s failure to perform the services under the Sphere 3D MSA in a professional and workmanlike manner in accordance with generally recognized crypto-mining industry standards for similar services, or (ii) Gryphon’s gross negligence, fraud or willful misconduct in connection with performing the Services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by Sphere 3D, subject to written notice and an opportunity to cure for a period of up to one hundred eighty (180) days.

•        Amendment No. 1 to Sublease of the Core MSA.    As part of the agreements to amend the Merger Agreement, the Gryphon Note and the Sphere 3D MSA, Sphere 3D and Gryphon agreed to amend the Sublease to the Core MSA to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

On October 14, 2021, Sphere 3D, HVE and Filecoiner, Inc. (“Filecoiner”) entered into an acquisition agreement under which Sphere 3D’s wholly-owned subsidiary HVE sold the assets, including intellectual property, associated with Sphere 3D’s Snap product line to Filecoiner, in exchange for shares of series B preferred stock of Filecoiner with an aggregate stated value equal to $8 million (the “Acquisition Agreement”). The series B preferred stock will have a liquidation preference of $1,000 per share, not accrue dividends nor have voting rights. During any 12-calendar month period, 25% of the shares of series B preferred stock shall be convertible at the option of the holder into Filecoiner common stock at the conversion price, which shall initially be $8.00 per share, subject to adjustment as set forth in the certificate of designation for the series B preferred stock. Filecoiner will also use 1.5% of its annual gross revenue to redeem any outstanding shares of series B preferred stock. This amount will be paid to the holder of the series B preferred stock within 15 days of the completion of Filecoiner’s audited financial statements.

In a separate transaction, on October 14, 2021, Sphere 3D purchased 1,500,000 shares of common stock of Filecoiner at a price equal to $4.00 per share.

On October 8, 2021, Sphere 3D entered into s Sub-License and Delegation Agreement (“Hosting Sub-Lease”) by and between Gryphon and Sphere 3D, which assigned to Sphere 3D that certain Master Services Agreement, dated as of September 12, 2021 (the “MSA”), by and between Core Scientific, and Gryphon and Master Services Agreement Order #2 (“Order 2”). The agreement allows for approximately 230 MW of carbon neutral bitcoin mining hosting capacity to be managed by Core Scientific as hosting partner. The agreement features the installation of digital asset miners at Core Scientific’s net carbon neutral blockchain data centers over the course of 14 months. As part of the agreement, Core Scientific will provide digital mining fleet management and monitoring solution, Minder™, data analytics, alerting, monitoring, and miner management services. In October 2021, Sphere 3D paid $16.3 million to Gryphon for Order 2. The remaining commitment of $35.0 million is to be paid over the next 14 months. The Hosting Sub-Lease shall automatically terminate upon the termination of the MSA and/or Order 2 in accordance with their respective terms. In addition, upon any termination of the Gryphon Merger Agreement by Sphere, Gryphon shall have the right, in its sole discretion, to terminate this MSA in its entirety (including the Hosting Sub-Lease) upon not less than 180 calendar days’ written notice to Sphere.

On October 1, 2021, Sphere 3D filed articles of amendment to create a series of preferred shares designated as its Series H Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. Each shareholder of the Series H Preferred Shares, may, subject to prior shareholder approval of the conversion rights related to the Series H Preferred Shares, convert all or any part of the Series H Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder, in the aggregate would not exceed 9.99% of the total number of outstanding common shares of Sphere 3D. Each Series H Preferred Share has a stated value of $1,000 and is convertible into Sphere 3D’s common shares at a conversion rate equal to one Series H Preferred Share for 1,000 common shares of Sphere 3D. The Series H Preferred Shares are non-voting and do not accrue dividends.

In connection with the Hertford Agreement Sphere 3D entered into in July 2021, on October 1, 2021, Sphere 3D issued 96,000 Series H Preferred Shares to Hertford. The issuance of the Series H Preferred Shares was triggered by Sphere 3D’s $85.0 million deposit made to BitFuFu for cryptocurrency mining hardware and other equipment. Sphere 3D has committed to additional issuances of Series H Preferred Shares to Hertford upon execution of new cryptocurrency mining hardware equipment contracts, as defined in the Hertford Agreement.

On October 1, 2021, Sphere 3D issued 2,880,000 common shares with a fair value of $17.2 million for a fee incurred under the July 31, 2021 Majestic Dragon agreement related to the Series H Preferred Shares issued to Hertford on October 1, 2021.

On October 1, 2021, in consideration for Westworld Financial Capital, LLC (“Westworld”) waiving its rights to consent to any and all past, present and future additional financings by Sphere 3D, the parties entered into a second amendment to a Securities Purchase Agreement (the “Westworld SPA”) with Westworld, under which Sphere 3D issued to Westworld warrants to purchase 850,000 common shares of Sphere 3D, which such warrants have a term of three years and an exercise price of $6.00 per share.

On September 8, 2021, Sphere 3D completed a registered direct offering of an aggregate of 22,600,000 common shares, of Sphere 3D, and warrants to purchase an aggregate of 11,299,000 common shares of Sphere 3D at a combined offering price of $8.50 per share. The warrants have an exercise price of $9.50 per share. Each warrant is immediately exercisable for one common share and will expire five years from the issuance date. A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of Sphere 3D’s outstanding common shares immediately after exercise, except that upon notice from the holder to Sphere 3D, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to Sphere 3D. Net proceeds, after deducting placement agent’s fees, commissions and other offering expenses, were approximately $176.3 million. Maxim Group LLC (“Maxim”) acted as the sole placement agent in connection with the offering. The proceeds will be used, in part, towards the purchase of 60,000 crypto mining machines (“miners”).

On August 31, 2021, Sphere 3D completed the purchase and sale of 2,488,530 units (collectively, the “Units” and individually, a “Unit”) at a combined offering price of $4.25 per Unit with each Unit consisting of (a) one common share of Sphere 3D, (b) a warrant to purchase one common share of Sphere 3D at an exercise price of $6.50 per share immediately exercisable and will expire three years from the issuance date (the “A Warrant”), and (c) a warrant to purchase one common share of Sphere 3D at an exercise price of $7.50 per share immediately exercisable and will expire three years from the issuance date (the “B Warrant”) (collectively the “August 2021 Warrants”). The August 2021 Warrants include a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 4.99% of the issued and outstanding shares of Sphere 3D, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of Sphere 3D held by the warrant holder). Net proceeds were approximately $10.1 million. Sphere 3D intends to use the proceeds for general corporate and working capital purposes.

On August 25, 2021, MEOA issued 5,395,000 private placement warrants to MEOA Sponsor, a subsidiary of Sphere 3D, at a purchase price of $1.00 per warrant. Sphere 3D paid $5,395,000 to MEOA, which included $1,000,000 from an investor participating in MEOA Sponsor. In August 2021, Sphere 3D offered to select investors membership interests in MEOA Sponsor for an aggregate purchase price of $1,000,000 for which they received 1,000,000 private placement warrants and 508,000 founder shares pursuant to one or more subscription agreements between the MEOA Sponsor and such investors, with such subscription agreements to contain substantially identical terms and conditions to the subscription agreement.

On August 9, 2021, FBC Holdings requested the conversion of the remaining outstanding Series B Preferred Shares and Sphere 3D issued 510,548 common shares of Sphere 3D to FBC Holdings.

On August 6, 2021, FBC Holdings sold 5,343,778 Series B Preferred Shares of Sphere 3D that they held to two investors. The investors immediately requested conversion of the Series B Preferred Shares and Sphere 3D issued 2,128,994 common shares of Sphere 3D effective August 6, 2021.

In August 2021, Paycheck Protection Program (PPP) Funds with a principal amount of $447,400 were forgiven by the lender.

On July 31, 2021, Sphere 3D entered into the Hertford Purchase Agreement with Hertford, to provide a six month exclusive right to assume all of Hertford’s rights to a number of bitcoin mining agreements (the “Hertford Transaction”). See “Proposal V: The Hertford Transaction Proposal” for more information regarding the Hertford Transaction.

On July 13, 2021, Sphere 3D filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series G Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. Each shareholder of the Series G Preferred Shares, may, at any time, convert all or any part of the Series G Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of Sphere 3D. This amount may be increased to 9.99% with 61 days’ notice to Sphere 3D. Each Series G Preferred Share has a stated value of $1,000 and is convertible into Sphere 3D’s common shares at a conversion price equal to the lower of (i) 80% of the average of the three lowest volume weighted average price of the common stock during the ten trading days immediately preceding, but not including, the conversion date and (ii) $2.75; however, in no event shall the conversion price be lower than $1.00 per share. The Series G Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly.

On July 12, 2021, Sphere 3D entered into and closed on a Securities Purchase Agreement with two institutional investors (the “Purchasers”), for the issuance of an aggregate of $10.0 million worth of Series G Convertible Preferred Shares of Sphere 3D (the “Series G Preferred Shares”), and the issuance to the Purchasers of an aggregate of 2,000,000 warrants to purchase common shares of Sphere 3D, which such warrants have a term of three years, and an exercise price of $4.00 per share (the “Warrant”). Until Sphere 3D obtains the approval of its shareholders to do so, (i) the Series G Preferred Shares can only be converted into a maximum of 4,400,000 common shares and (ii) the Warrant may not be exercised. Between August 2021 and October 2021, the Purchasers converted all of their Series G Preferred Stock in the aggregate amount of 3,636,364 common shares.

On July 6, 2021, Sphere 3D entered into a Secured Promissory Note with Gryphon Digital Mining Inc. (the “Gryphon Note”), pursuant to which Sphere 3D loaned Gryphon the principal amount of $2.7 million. The Gryphon Note is secured by certain assets of Gryphon and bears interest at the rate of 9.5% per annum. On August 30, 2021, Sphere 3D entered into Amendment No. 1 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3,650,000. On September 29, 2021, Sphere 3D entered into Amendment No. 2 to the Gryphon Note pursuant to which Sphere 3D loaned Gryphon an additional $3,650,000 and amended the repayment schedule whereby the principal and accrued interest shall be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024.

During the second quarter of 2021, Sphere 3D issued 2,108,620 common shares of Sphere 3D to Westworld for the conversion of 2,399 Series E Preferred Shares.

During the second quarter of 2021, the Oasis Convertible Promissory Note was converted and Sphere 3D issued 468,225 common shares to Oasis in full satisfaction of the outstanding debt.

In June 2021, Sphere 3D paid in full the $1.1 million OMM secured promissory note.

In June 2021, PPP Funds with a principal amount of $667,400 were forgiven by the lender and Sphere 3D recorded a gain on forgiveness of liabilities which is included in other income (expense), net.

In May 2021, Sphere 3D completed the closing of its underwritten public offering of 5,600,000 common shares at a price to the public of $1.25 per share. Maxim Group LLC (“Maxim”) acted as sole book-running manager in connection with the offering. Sphere 3D granted to Maxim a 45-day option to purchase up to an additional 700,000 common shares, at the public offering price less underwriting discounts and commissions, which Maxim exercised. In addition, Sphere 3D issued Maxim 224,000 warrants to purchase up to 224,000 common shares at a purchase price of $1.375. Net proceeds after deducting underwriting discounts, commissions and other offering expenses were approximately $6.8 million, inclusive of the over-allotment.

In May 2021, Sphere 3D entered into a settlement and termination agreement with Torrington, and as full and final settlement of all amounts owing under the February 13, 2020 Business Advisory Agreement, whether fixed, contingent or otherwise, Sphere 3D issued to Torrington, as a one-time payment, share certificates representing 600,000 unregistered common shares of Sphere 3D.

In April 2021, Minority Equality Opportunities Acquisition Sponsor, LLC (“MEOA Sponsor”), a wholly owned subsidiary of Sphere 3D, entered into a promissory note with MEOA for up to $300,000 with outstanding principal payable by MEOA to MEOA Sponsor on the earlier of (i) September 1, 2021 or (ii) the date MEOA consummates an initial public offering of its securities. No interest accrues on the unpaid principal balance. There is no outstanding balance.

Operating and Financial Review and Prospects

Results of Operations

Comparison of the Nine Months ended September 30, 2021 and September 30, 2020

The following table sets forth certain financial data as a percentage of revenue:

	Nine Months Ended September 30,
	2021	2020
Revenue	100.0%	100.0%
Cost of revenue	54.5	48.4
Gross profit	45.5	51.6
Operating expenses:
Sales and marketing	34.7	31.2
Research and development	27.9	33.9
General and administrative	238.9	157.9
	301.5	223.0
Loss from operations	(256.0)	(171.4)
Interest expense	(18.0)	(16.2)
Other (expense) income, net	7.8	35.9
Loss before income taxes	(266.2)	(151.7)
Provision for income taxes	—	0.1
Net loss	(266.2)	(151.8)
Dividends on preferred shares	18.4	—
Net loss available to common shareholders	(284.6)%	(151.8)%

Revenue

Sphere 3D had revenue of $2.9 million and $2.8 million during the first nine months of 2021 and 2020, respectively. The $0.1 million increase in revenue was primarily a result of a $0.4 million increase in service revenue offset by a $0.3 million decrease of sales units for disk systems from all product lines.

Gross Profit

Gross profit and margin were as follows (in thousands, unless otherwise noted):

	Nine Months Ended September 30,		Change
	2021	2020
Gross profit	$1,307	$1,439	(9.2)%
Gross margin	45.5%	51.6%	(11.8)%

Operating Expenses

Sales and Marketing Expense.

Sales and marketing expenses were $1.0 million and $0.9 million for the first nine months of 2021 and 2020, respectively. The increase of $0.1 million was primarily due to an increase in share-based compensation expense.

Research and Development Expense

Research and development expenses were $0.8 million and $0.9 million for the first nine months of 2021 and 2020, respectively. The decrease of $0.1 million was primarily due to a decrease in employee and related expenses associated with a lower average headcount.

General and Administrative Expense

General and administrative expenses were $6.9 million and $4.4 million for the first nine months of 2021 and 2020, respectively. The increase of $2.5 million was primarily due to increases of $1.1 million of costs related to the Hertford asset acquisition and Sphere 3D’s pending merger with Gryphon, $0.9 million of costs for public relations, $0.3 million in employee and related expenses primarily associated with an executive incentive bonus, $0.2 million of additional directors fees related to the retirement of a board of directors member and the addition of a new board member, and $0.2 million of additional share-based compensation expense; offset by a decrease of $0.3 million for outside contractor fees primarily related to business advisory services.

Interest Expense

Interest expense was $0.5 million for both the first nine months of 2021 and 2020, respectively. Interest expense was primarily for debt costs related to Sphere 3D’s Oasis debt.

Interest Income and Other, net

Interest income and other, net was $0.2 million and $1.0 million of income, net for the first nine months of 2021 and 2020, respectively. The first nine months of 2021 income, net, primarily related to a gain on the forgiveness of PPP Funds of $1.1 million, including accrued interest, $0.3 million in interest income from notes receivable, and $0.1 million gain on forgiveness of liabilities for settlement of legal fees; offset by a $0.7 million penalty fee related to the Series E Preferred for the failure to file a timely registration statement required under the securities purchase agreement and $0.6 million of fees paid to Maxim for penalties related to Sphere 3D’s fund raises in July and August 2021. For the first nine months of 2020, interest income and other, net primarily related to a $0.8 million gain on forgiveness of liabilities for settlement of legal fees, and $0.2 million recovery of legal fees from insurance.

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth certain financial data as a percentage of net revenue:

	Year Ended December 31,
	2020	2019
Revenue	100.0%	100.0%
Cost of revenue	53.6	66.8
Gross profit	46.4	33.2
Operating expenses:
Sales and marketing	25.9	32.8
Research and development	24.8	36.8
General and administrative	112.9	70.4
Impairment of acquired intangible assets	5.9	1.3
	169.5	141.3
Loss from operations	(123.1)	(108.1)
Interest expense	(15.0)	(6.3)
Other income, net	18.9	37.6
Net loss before income taxes	(119.2)	(76.8)
Provision for income taxes	0.1	—
Net loss	(119.3)%	(76.8)%

A summary of the sales mix by product follows (in thousands):

	Year Ended December 31,
	2020	2019	Change
Disk systems	$2,347	$3,086	(23.9)%
Service	2,501	2,493	0.3%
Total	$4,848	$5,579	(13.1)%

Sphere 3D divides its worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands):

	Year Ended December 31,
	2020	2019	Change
Americas	$4,844	$5,023	(3.6)%
APAC	—	356	(100.0)%
EMEA	4	200	(98.0)%
Total	$4,848	$5,579	(13.1)%

Comparison of Years Ended December 31, 2020 and 2019

Revenue

Sphere 3D had revenue of $4.8 million during the year ended December 31, 2020 compared to $5.6 million during the year ended December 31, 2019. The $0.8 million decrease in net revenue is primarily a result of a decrease in product revenue of which $1.5 million was due to a decline in sales units for disk systems from the Snap product line, a $0.4 million decline in sales units for the HVE product line, offset by an increase of $1.2 million in virtualization technology. Overall, the decrease in revenue was primarily due to limited liquidity which delayed shipments.

Gross Profit

Sphere 3D’s gross profit and margin were as follows (in thousands, unless otherwise noted):

	Year Ended December 31,
	2020	2019	Change
Gross profit	$2,249	$1,854	21.3%
Gross margin	46.4%	33.2%	13.2%

In 2020, Sphere 3D’s gross profit for product and margins increased due to the completion of the transition of its divestiture of Overland.

Operating Expenses

Sales and Marketing Expense.    Sphere 3D’s sales and marketing expenses were $1.3 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.5 million was primarily due to a decrease of $0.4 million in employee and related expenses associated with a lower average headcount and a $0.2 million decrease in share-based compensation, offset by a $0.1 million increase in advertising expense.

Research and Development Expense.    Sphere 3D’s research and development expenses were $1.2 million and $2.1 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.9 million was primarily due to a decrease of $0.7 million in employee and related expenses associated with a lower average headcount and a $0.1 million decrease in outside contractors.

General and Administrative Expense.    Sphere 3D’s general and administrative expenses were $5.5 million and $3.9 million for the years ended December 31, 2020 and 2019, respectively. The increase of $1.6 million was primarily due to an increase of $2.0 million in outside contractor fees related to business advisory services and an increase of $0.2 million in legal and transaction costs primarily related to the Rainmaker transaction; offset by a decrease of $0.3 million in share-based compensation, a decrease of $0.2 million in provision for losses on accounts receivable, and a $0.1 million decrease in employee and related expenses.

Impairment of Acquired Intangible Assets.    Sphere 3D’s impairment of acquired intangible assets was $286,000 and $70,000 for the years ended December 31, 2020 and 2019, respectively.

In 2020, primarily as a result of Sphere 3D’s change in revenue projection for its Snap product line, it was determined the carrying value of finite-lived intangible assets exceeded its estimated fair value. In measuring fair value, Sphere 3D used an excess of earnings approach. Sphere 3D compared the indicated fair value to the carrying value of its finite-lived assets, and as a result of the analysis, an impairment charge of $206,000 was recorded to developed technology for the year ended December 31, 2020.

In 2020 and 2019, primarily as a result of Sphere 3D’s change in revenue projection for its Snap product line, it was determined the carrying value of indefinite-lived intangible assets exceeded its estimated fair value. In measuring fair value, Sphere 3D used a relief-from-royalty approach. Sphere 3D compared the indicated fair value to the carrying value of its indefinite-lived assets, and as a result of the analysis, an impairment charge of $80,000 and $70,000 was recorded to indefinite-lived trade names for the years ended December 31, 2020 and 2019, respectively.

Non-Operating Expenses

Interest Expense.    Sphere 3D’s interest expense was $0.7 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. The increase of $0.3 million was primarily related to amortization of debt costs incurred in 2020.

Other Income, Net.    Sphere 3D’s other income, net, in 2020 and 2019 was $0.9 million and $2.1 million, respectively. In 2020, Sphere 3D entered into agreements with two legal firms to extinguish certain accrued legal fees. Sphere 3D wrote off $0.8 million and recorded a gain on forgiveness of liabilities. In 2019, Sphere 3D entered into agreements with certain executives and the directors to extinguish certain accrued liabilities. Sphere 3D wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities. In addition, there was $0.6 million of payables written off, offset by $0.2 million for revaluation of subscription agreements.

Liquidity and Capital Resources

Sphere 3D has recurring losses from operations. Its primary source of cash flow is generated from service revenue and sales of its disk automation systems. Sphere 3D has financed its operations through proceeds from private and public sales of equity securities, and Sphere 3D’s $11.0 million equity purchase agreement with Oasis. At September 30, 2021, Sphere 3D had cash and cash equivalents of $100.5 million compared to cash and cash equivalents of $0.5 million at December 31, 2020. As of September 30, 2021, Sphere 3D had working capital of $101.8 million reflecting an increase of $103.0 million in current assets and a decrease in current liabilities of $2.6 million. Cash management and preservation continue to be a top priority. Sphere 3D expects to incur negative operating cash flows as it works to maintain and increase its sales volume, as well as its forecasted ability to generate free cash flow from its forthcoming crypto mining operations, and maintain operational efficiencies.

On May 15, 2020, Sphere 3D entered into an equity purchase agreement and registration rights agreement with Oasis. Under the purchase agreement, Sphere 3D has the right to sell up to $11.0 million of its common shares to Oasis over a 36-month period. Sphere 3D will control the timing and amount of any sales to Oasis, and Oasis is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.74 per common share, as amended on January 4, 2021, allows Sphere 3D to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to Sphere 3D as it is required. During the nine months ended September 30, 2021, Sphere 3D sold 630,000 common shares to Oasis for gross proceeds of $1.3 million under the terms and conditions of the equity purchase agreement. At September 30, 2021, Sphere 3D had issued in the aggregate $1.7 million worth of Sphere 3D common shares under the equity purchase agreement.

Given its existing purchase obligations under its current mining purchase agreements, if such agreements are not cancelled by Sphere 3D, management has projected that cash on hand and use of equity purchase agreement may not be sufficient to allow Sphere 3D to continue operations beyond June 30, 2022 if it is unable to raise additional funding for operations. Sphere 3D expects its working capital needs to increase in the future as it continues to expand and enhance its operations. Sphere 3D’s ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of its current business and successful implementation of its key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond Sphere 3D’s control. No assurance can be given that Sphere 3D will be successful in raising the required capital at a reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on Sphere 3D’s future financing and operating activities. If Sphere 3D requires additional capital and is unsuccessful in raising that capital, it may be required to cancel its existing purchase obligations under its current mining purchase agreements, or it may not be able to continue its business operations in the cryptocurrency mining industry or it may be unable to advance its growth initiatives, either of which could adversely impact Sphere 3D’s business, financial condition and results of operations.

Significant changes from Sphere 3D’s current forecasts, including but not limited to: (i) shortfalls from projected sales levels; (ii) unexpected increases in product costs; (iii) increases in operating costs; (iv) changes in the historical timing of collecting accounts receivable; and (v) inability to maintain compliance with the requirements of the NASDAQ Capital Market and/or inability to maintain listing with the NASDAQ Capital Market could have a material adverse impact on Sphere 3D’s ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or Sphere 3D is unable to generate sufficient cash from operations or financing sources, Sphere 3D may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on Sphere 3D’s business, results of operations, financial position and liquidity.

Cash Flows

Comparison of the nine months ended September 30, 2021 and the nine months ended September 30, 2020

The following table shows a summary of our cash flows (used in) provided by operating activities, investing activities and financing activities (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	$(5,065)	$(1,996)
Net cash used in investing activities	$(99,455)	$—
Net cash provided by financing activities	$204,581	$4,744

The use of cash during the first nine months of 2021 was primarily a result of Sphere 3D’s net loss of $7.7 million, offset by $1.0 million in non-cash items, which included a penalty fee on Sphere 3D’s Series E Preferred Shares, gain on extinguishment of debt, amortization of debt issuance costs, share-based compensation expense, and amortization of intangible assets.

During the first nine months of 2021, Sphere 3D received $194.6 million from the issuance of common shares, $9.6 million from the issuance of preferred shares, $1.5 million proceeds from warrants exercised, $0.4 million in proceeds from debt and $0.2 million proceeds from options exercised, which was offset by payments on debt of $1.1 million, net payments for Sphere 3D’s line of credit of $0.4 million and payment of preferred dividends of $0.2 million. During the first nine months of 2020, Sphere 3D received approximately $0.7 million in proceeds from PPP funds and $0.6 million in proceeds from issuance of convertible debt.

Comparison of the year ended December 31, 2020 and the year ended December 31, 2019

The following table shows a summary of Sphere 3D’s cash flows (used in) provided by operating activities, investing activities and financing activities (in thousands):

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(2,582)	$(1,813)
Net cash used in investing activities	$(2,000)	$—
Net cash provided by financing activities	$4,896	$1,621

The use of cash during 2020 was primarily a result of Sphere 3D’s net loss of $5.8 million offset by $1.0 million in non-cash items, which included in the aggregate $1.8 million of depreciation and amortization, debt issuance costs, impairment of acquired intangible assets, and provision for losses on accounts receivable, offset by a gain of $0.8 million in forgiveness of liabilities.

During 2020, Sphere 3D made a loan to Rainmaker in the principal amount of $2.0 million, in exchange for which it received a secured promissory note.

During 2020, Sphere 3D received $2.7 million from the issuance of preferred shares, $1.5 million, net, from its issuance of notes payable, related-party notes payable and its line of credit, $0.5 million from the issuance of common shares and exercise of warrants and $0.1 million from the exercise of stock options. During 2019, Sphere 3D received $0.7 million, from the issuance of common shares, $0.5 million from related party notes payable and $0.4 million, net, from its line of credit.

Research and Development, Patents and Licenses, etc.

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for Sphere 3D’s software products, is generally shortly before the products are released to manufacturing. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Trend Information

Sphere 3D has experienced unstable demand in disk systems, which fluctuates based upon the timing of opportunities and cost of the product. Production has decreased with sales of disk-based products and associated inventory levels have remained relatively stable.

Off-Balance Sheet Information

During the ordinary course of business, Sphere 3D may provide standby letters of credit to third parties as required for certain transactions initiated by it. As of September 30, 2021, Sphere 3D had no standby letters of credit outstanding.

Tabular Disclosure of Contractual Obligations

Sphere 3D had no contractual obligations to make future payments under non-cancellable lease obligations, purchase obligations or other contractual liabilities required to be reflected on Sphere 3D’s balance sheet at September 30, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR GRYPHON

You should read the following discussion and analysis of Gryphon’s financial condition and results of its operations together with its financial statements and related notes appearing at the end of this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Gryphon’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Recent Developments

Gryphon launched its mining operations in September 2021 upon the receipt of the first of twelve batches of 600 Bitmain S19j Pro Antminers. The subsequent eleven batches, each of 600 miners, are scheduled to arrive monthly thereafter, with the final batch scheduled for delivery in July 2022. As of January 3, 2022, Gryphon has deployed a total of 2,400 S19j Pro Antminers, with an additional 200 S19j Pro Antminers delivered and awaiting installation, and an additional 400 S19j Pro Antminers in shipment. For a discussion of Gryphon’s material agreements, including the Bitmain Agreement pursuant to which Gryphon received the Bitmain S19j Pro Antminers, see “Information about Gryphon — Material Agreements.”

Private Placements

Q1 2021 Private Placements

Gryphon completed a private placement offering of 5,879,726 shares of common stock, at a price per share of $2.40 to certain individuals for an aggregate amount of approximately $14.1 million. The sales of Gryphon’s common stock in this offering were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. All purchasers of the securities represented and warranted, among other things, that they were “accredited investors” within the meaning of Rule 501 of Regulation D, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in Gryphon, that they had the ability to bear the economic risks of the investment, and that they had adequate access to information about Gryphon.

Gryphon later entered into a cancellation and exchange agreement with most of the accredited investors who subscribed in this offering to cancel their shares of common stock in exchange for the same number of shares of series seed preferred stock. The total number of shares exchanged from common stock to series seed preferred stock was 4,995,469.

Gryphon initiated a private placement offering of 125,118 shares of series seed preferred stock, at a price per share of $2.40 to certain accredited investors for an aggregate amount of approximately $0.24 million. The sales of Gryphon’s series seed preferred stock in this offering were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as transactions by an issuer not involving a public offering. This offering was completed in Q2 2021.

Q2 2021 Private Placement

On June 3, 2021, Gryphon completed a private placement offering of 248,831 shares of series seed II preferred stock, at a price per share of $6.68 to certain accredited investors for an aggregate amount of approximately $1.7 million. The sales of Gryphon’s series seed II preferred stock in this offering were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Q3 2021 Private Placement

On August 3, 2021, Gryphon completed a private placement offering of 956,857 units each consisting of $9.4867 in principal amount of convertible unsecured debentures and one warrant to purchase one share of common stock pursuant to section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

The convertible debentures will convert at a conversion price equal to the lower of (a) $9.4867 or (b) a 30% discount to the Public Valuation (as defined below). The warrants will have an exercise price equal to $18.9734. Notwithstanding the foregoing, if Gryphon or its successor is not listed on a national securities exchange or international equivalent on or before the first anniversary of the closing date, then the 30% discount shall be increased to 40%. “Public Valuation” means, as applicable, (a) the twenty (20) day volume weighted average price of the common stock of Gryphon or its successor immediately prior to becoming listed on a national securities exchange or (b) the public offering price of the common stock of Gryphon in connection with an initial public offering. Simple interest accrues on the outstanding principal amount of the convertible debentures at a rate of 10% per annum and will be converted into common stock of Gryphon upon conversion of the convertible debentures or paid along with principal on the maturity date which is second anniversary of the initial closing of this offering. The convertible debentures are unsecured indebtedness of Gryphon and rank senior to all equity securities and junior to any secured indebtedness.

The warrants will entitle the investors, for a period of three (3) years from the closing date, to purchase common stock of Gryphon or its successor at an exercise price equal to $18.9734 per share, subject to equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The warrants will only be exercisable for cash. Gryphon may force the exercise of the warrants if, at any time following the one year anniversary of the closing date, (i) Gryphon is listed on a national securities exchange or international equivalent as determined by Gryphon’s board of directors, (ii) the underlying common stock is registered or the investors otherwise have the ability to trade the common stock without restriction, (iii) the 30-day volume-weighted daily average price of the common stock exceeds 200% of the exercise price, as adjusted and (iv) the average daily trading volume is at least 250,000 shares of common stock during such 30-day period.

Q4 2021 Private Placement

On December 29, 2021, Gryphon completed a private placement offering of 111,111 units at a price per unit of $13.50 for an aggregate amount of approximately $1.5 million, each unit consisting of one share of Gryphon common stock and one warrant to purchase one share of Gryphon common stock, pursuant to section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

The warrants will entitle the investors, for a period of three (3) years from the closing date, to purchase common stock of Gryphon or its successor at an exercise price equal to $0.01 per share, subject to equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The warrants will only be exercisable for cash. Gryphon may force the exercise of the warrants if, at any time following the one year anniversary of the closing date, (i) Gryphon is listed on a national securities exchange or international equivalent as determined by Gryphon’s board of directors, (ii) the underlying common stock is registered or the investors otherwise have the ability to trade the common stock without restriction, (iii) the 30-day volume-weighted daily average price of the common stock exceeds 200% of the exercise price, as adjusted and (iv) the average daily trading volume is at least 250,000 shares of common stock during such 30-day period.

Impact of Coronavirus Pandemic

COVID-19, and the global measures taken to combat it, may cause disruption to the activities of Gryphon’s suppliers and, potentially, Gryphon’s Bitcoin mining activities and have an adverse effect on Gryphon’s business. Gryphon’s Bitcoin miners will be accessible through Gryphon’s data provider and do not require physical interaction. Thus, Gryphon expects that its ability to conduct operations will not be materially affected by COVID-19. While the broader economic implications remain uncertain, the COVID-19 pandemic has, to date, not had any measurable material impact on Gryphon’s operating results.

Depending on the magnitude of such effects on Gryphon’s supply chain, shipments of parts for Gryphon’s already ordered Bitcoin miners, as well as any new miners Gryphon may purchase, may be delayed. As Gryphon’s Bitcoin miners require repair or become obsolete and require replacement, Gryphon’s ability to obtain adequate replacements or repair parts from their manufacturer may be hampered. Supply chain disruptions could negatively impact Gryphon’s operations.

The extent to which the pandemic may impact Gryphon’s results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this proxy statement/prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to Gryphon’s performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Emerging Growth Company and Smaller Reporting Company Status

Gryphon is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Gryphon may take advantage of these exemptions until is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Gryphon has elected to avail itself of the extended transition period and, therefore, while Gryphon is an emerging growth company it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.

Additionally, Gryphon is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Gryphon will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Gryphon’s common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Gryphon’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Going Concern

Gryphon’s current financial condition raises substantial doubt regarding its ability to continue as a going concern. As shown in the accompanying financial statements, Gryphon has sustained losses from operations since inception and does not have a significant level of income from operations. Gryphon’s financial statements are prepared on the basis that Gryphon is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to Gryphon’s ability to continue as a going concern.

Results of Operations

Gryphon was formed on October 22, 2020. For the period from inception to December 31, 2020, Gryphon generated no revenues and incurred general and administrative expenses of $2,000. Gryphon’s net loss for the period from inception to December 31, 2020 was $2,000. As of December 31, 2020, Gryphon had cash and cash equivalents of $12,000 and total liabilities of $0.

For the nine months ended September 30, 2021, Gryphon generated revenues of approximately $0.1 million from the mining of Bitcoin, with cost of revenues of $0.03 million, consisting of the payments for energy and hosting cost. For the nine months ended September 30, 2021, Gryphon incurred general and administrative expenses of $13.7 million, consisting of approximately $12.3 million for equity based compensation for directors, seed stage advisors and officers. The remaining $1.4 million relates to expenses related to legal, accounting and other professional fees related to the execution of our business plan. Interest expense related to our convertible notes payable, and our notes payable was approximately $0.3 million for the nine months ended September 30, 2021. Gryphon’s net loss for the nine months ended September 30, 2021 was $14.4 million.

Liquidity and Capital Resources

As of September 30, 2021, Gryphon had cash and cash equivalents of $5.6 million and total liabilities of approximately $15.6 million. To date, Gryphon has financed its operations primarily through proceeds from the sales of its securities through private placements. Additionally, Gryphon launched its mining operations in September 2021 and, as of January 3, 2022, has deployed a total of 2,400 S19j Pro Antminers, with an additional 200 S19j Pro Antminers delivered and awaiting installation, and an additional 400 S19j Pro Antminers in shipment.

Gryphon believes that its current levels of cash will not be sufficient to meet its anticipated cash needs for its operations for at least the next 12 months. Gryphon will require additional capital resources to fund its operations and pay its obligations as they come due over the next twelve months and for the implementation of its strategy to expand its business, or other investments or acquisitions Gryphon may decide to pursue. Gryphon may sell additional equity or debt securities or enter into a credit facility to satisfy its capital requirements. The sale of additional equity securities could result in dilution to its shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require Gryphon to agree to operating and financial covenants that would restrict its operations. Financing may not be available in amounts or on terms acceptable to Gryphon, if at all. In addition, Gryphon has engaged in financings following the execution of the Merger Agreement totaling approximately $12.1 million. Pursuant to the terms of the Merger Agreement, Gryphon may only raise an additional $5.9 million until the Merger is either consummated or terminated. Any failure by Gryphon to raise additional funds on terms favorable to it, or at all, could limit its ability to expand its business operations and could harm its overall business prospects.

Summary of Cash Flow

The following table provides detailed information about Gryphon’s net cash flow for all financial statement periods presented in this prospectus.

	Inception to December 31, 2020	For the nine months ended September 30, 2021
Net cash used operating activities	$(3,000)	$(951,000)
Net cash used in investing activities	$—	$(27,253,000)
Net cash provided by financing activities	$15,000	$33,778,000

The use of cash from inception to December 31, 2020 was primarily the result of Gryphon’s net loss of $2,000 and $1,000 in prepaid expenses for the prepayment of legal services. The use of cash for the nine months ended September 30, 2021 was primarily from energy related expenses, and legal, accounting and other professional fees related to the execution of our business plan.

For the nine months ended September 30, 2021, the cash used in investing activities related to the contractual deposits required under the Bitmain Agreement for the purchase of bitcoin miners. Gryphon is required to make monthly payments for the future delivery of bitcoin miners.

For the period from inception to December 31, 2020, Gryphon issued 9,550,000 shares of its common stock to Gryphon’s founders for $15,000. For the nine months ended September 30, 2021, Gryphon issued securities in the aggregate of approximately $33.8 million consisting of notes payable of $10 million, convertible debentures of $9.0 million, shares of its common stock of $12.9 million, shares of Gryphon’s Series Seed Preferred Stock of $0.3 million and shares of Gryphon’s Series Seed II Preferred Stock of $1.5 million.

Off-Balance Sheet Arrangements

Gryphon has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Capital Expenditures and Other Obligations

Gryphon incurred capital expenditures of $0 for the period from inception to December 31, 2020. For the nine months ended September 30, 2021, Gryphon was required to make cash payments to Bitmain of approximately $27.1 million under its agreement to purchase bitcoin miners.

In accordance with the Bitmain Agreement, Gryphon is required to make additional payments of approximately $16.1 million, subject to adjustments, from October 2021 through May 2022, of which $3.3 million, $2.9 million and $3.1 million was paid in October, November and December 2021, respectively.

Gryphon is required to make payments on the Gryphon Note to a date subsequent to the consummation of the Merger. Additionally, Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Gryphon under the Gryphon Note will be forgiven if the Merger is not consummated.

Gryphon’s Plan of Operations

Gryphon has generated minimal revenues to date. In order to fully implement its plan of operations, Gryphon will need to raise a significant amount of capital through future offerings of debt and equity securities. The discussion below is based on the assumption that Gryphon will be able to raise significant capital to fund its growth plan. There can be no assurance, however, that Gryphon will be successful in raising the required capital on terms acceptable to it, if at all.

Outlook

Gryphon expects to launch and materially scale its operations, as follows:

•        Acquire additional bitcoin miners: Gryphon is currently exploring numerous opportunities to acquire additional ASIC miners, both new and second hand, given the influx of supply attributable to regulatory changes in key international markets and it expect to make additional purchases, subject to the success of any capital raising. With regards to second-hand miners, Gryphon will limit the scope of its interest to bitcoin miners from the most recent generation (e.g., Bitmain S19, S19 Pro, and S19j Pro Antminers) due to the increased efficiency they offer, relative to previous generations.

•        Hire a permanent Chief Financial Officer.

•        Complete the Merger with Sphere 3D and begin trading on the Nasdaq upon regulatory approval.

•        Post-Merger integration: develop and execute a plan to integrate Sphere 3D’s existing operations into Gryphon, evaluate acquired assets, and dispose of any assets or operations that do not align with Gryphon’s long term strategic vision.

•        Subject to completing the requisite financing, execute machine purchases for delivery within 2022 to ensure Gryphon’s cumulative hash rate exceeds 3,500 PH/S by the end of December 2022.

Gryphon’s initial operations will focus exclusively on the mining of bitcoin; however, Gryphon may expand its operations beyond the mining of bitcoin in the future. Gryphon may pursue the mining of additional cryptocurrencies, including, for example, Ethereum, Polkadot, and Cardano.

Critical Accounting Policies and Estimates

Gryphon’s significant accounting policies are more fully described in the notes to its financial statements. Gryphon believes that the accounting policies below are critical for one to fully understand and evaluate its financial condition and results of operations.

Digital Assets, Net

Digital assets or cryptocurrencies, (including Bitcoin, Ethereum, DAI and USDT) are included in current assets in the accompanying interim balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies obtained by Gryphon through its sale of common stock are accounted for based on the value of the specific digital asset on the date received.

Gryphon accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other. Gryphon has ownership of and control over the cryptocurrencies and uses third-party custodial services to secure it. The digital assets are initially recorded at cost and are subsequently remeasured on the balance sheets at cost, net of any impairment losses incurred since acquisition.

An impairment analysis is performed at each reporting period to identify whether events or changes in circumstances, in particular decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital assets held by Gryphon are impaired. The fair value of digital assets is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that Gryphon has determined is its principal market for cryptocurrencies (Level 1 inputs). If the carrying value of the digital asset exceeds the fair value based on the lowest price quoted in the active exchanges during the period, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized within “Other expense” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Purchases of cryptocurrencies by Gryphon are included within investing activities in the accompanying interim statements of cash flows, while cryptocurrencies awarded to Gryphon through its future mining activities will be included within operating activities on the accompanying interim statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying interim statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the interim statements of operations. Gryphon accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Mining Equipment

Mining Equipment is stated at cost, including purchase price and all shipping and custom fees, and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years for cryptocurrency mining equipment.

The Company reviews the carrying amounts of mining equipment when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the asset belongs. Assets carried at fair value, such as digital currencies, are excluded from impairment analysis.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of the asset or cash generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs of disposal is the amount obtainable from the sale of an asset or cash generating unit in an arm’s length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs of disposal is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in net income. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized.

Leases

Effective July 2021, Gryphon accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or Gryphon’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term.

In calculating the right of use asset and lease liability, Gryphon elects to combine lease and non-lease components as permitted under ASC 842. Gryphon excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Derivatives

Gryphon evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and would then be re-valued at each reporting date, with changes in the fair value reported in the interim condensed statements of operations. If there are stock-based derivative financial instruments, Gryphon will use a probability weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Revenue Recognition

Cryptocurrency mining:

Gryphon recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•        Variable consideration

•        Constraining estimates of variable consideration

•        The existence of a significant financing component in the contract

•        Noncash consideration

•        Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Gryphon has digital asset mining pools relationships, with the mining pool operators to provide computing power to the mining pool. The relationships can be terminable at any time by either party and Gryphon’s enforceable right to compensation only begins when Gryphon provides computing power to the mining pool operator. In exchange for providing computing power, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. Gryphon’s fractional share is based on the proportion of computing power Gryphon contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of Gryphon’s ordinary activities. The provision of providing such computing power is the only performance obligation in Gryphon’s contracts with mining pool operators. The transaction consideration Gryphon receives, if any, is noncash consideration, which Gryphon measures at fair value on the date Gryphon is notified of the consideration to be received, which is not materially different than the fair value at the time Gryphon has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and Gryphon receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the date Gryphon is notified of the consideration earned. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, Gryphon may be required to change its policies, which could have an effect on Gryphon’s consolidated financial position and results from operations.

Cost of Revenue

Gryphon’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including mining pool fees, electric power costs, other utilities, labor, insurance whether incurred directly from self-mining operations or reimbursed, including any revenue sharing arrangements under co-location agreements, but excluding depreciation and amortization, which are separately stated in Gryphon’s consolidated statements of operations.

Income Taxes

Gryphon accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on Gryphon’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in Gryphon’s interim financial statements. Gryphon believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Net Loss Per Share

Gryphon uses ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. Gryphon computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Securities that could potentially dilute income (loss) per share in the future were not included in the computation of diluted income (loss) per share at September 30, 2021 because their inclusion would be anti-dilutive as follows:

Convertible Seed Series and Convertible Seed Series II preferred shares	5,370,977
Warrants to purchase common stock	1,006,857
Convertible notes payable and accrued interest	681,925
Unvested share grants	1,772,450
Total potential future shares	8,332,209

Recent Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”). Gryphon considers the applicability and impact of all ASUs on Gryphon’s financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to Gryphon’s financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to Gryphon’s financial position, results of operations, cash flows, or presentation thereof.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 amends ASC 740 to simplify the accounting for income taxes by removing certain exceptions for investments, intraperiod allocations and interim calculations, and adding guidance to reduce complexity in the accounting standard under the FASB’s simplification initiative. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020. Upon adoption, the amendments in ASU 2019-12 should be applied on a prospective basis to all periods presented. Early adoption is permitted. Gryphon is currently assessing the impact of the adoption of the new guidance under ASU 2019-12.

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. Gryphon adopted ASU 2020-06. The adoption did not have a material impact on Gryphon’s interim condensed financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Information about Sphere 3D’s current officers

The following table sets forth the name, age, and position of Sphere 3D’s executive officers as of the Record Date:

Name	Age	Position with our Company
Peter Tassiopoulos	53	Chief Executive Officer and Director
Kurt L. Kalbfleisch	55	Senior Vice President, Chief Financial Officer and Secretary
Joseph L. O’Daniel	51	President

Peter Tassiopoulos has served as the Chief Executive Officer of Sphere 3D since November 14, 2018 and a director since March 2014. Mr. Tassiopoulos served as President of Sphere 3D from December 1, 2014 until his appointment as Chief Executive Officer. Mr. Tassiopoulos previously served as the Chief Executive Officer of Sphere 3D from March 2013 until December 1, 2014. Mr. Tassiopoulos has extensive experience in information technology business development and global sales as well as leading early-stage technology companies. He was also actively involved as a business consultant prior to his tenure with the Company, including acting as Chief Operating Officer and then Chief Executive Officer of BioSign Technologies Inc. from September 2009 to April 2011 and Chief Executive Officer of IgeaCare Systems Inc. from February 2003 to December 2008.

Kurt L. Kalbfleisch has served as Senior Vice President and Chief Financial Officer of Sphere 3D since December 1, 2014, and is now serving in these positions in an interim capacity since November 13, 2018. In November 2018, Sphere 3D entered into a transition services agreement with Overland, under which Mr. Kalbfleisch provides ongoing services to Sphere 3D as its interim Chief Financial Officer. Mr. Kalbfleisch has served as Overland’s Senior Vice President since June 2012, Chief Financial Officer since February 2008, and Secretary since October 2009. Prior to that, he served as Overland’s Vice President of Finance from July 2007 to June 2012.

Joseph L. O’Daniel has served as President of Sphere 3D since November 14, 2018. Since January 2017, Mr. O’Daniel, served as a Vice President and President of Virtualization and Professional Services for Sphere 3D. He previously served as President and Chief Executive Officer of Unified ConneXions, Inc. from 2001 and as founder of HVE ConneXions, LLC from April 2013 until their acquisitions by the Company in January 2017. Mr. O’Daniel has over 20 years of experience in the virtualization and technology industry and has extensive experience in executive leadership positions.

Executive officers serve at the pleasure of Sphere 3D’s board of directors. There are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by us to become a director or executive officer.

For purposes of Executive Compensation, Sphere 3D’s named executive officers are determined under rules prescribed by the U.S. Securities and Exchange Commission and generally include: (1) each individual who, at any time during the year, served as Sphere 3D’s chief executive officer or chief financial officer, (2) up to three other individuals serving as executive officers on the last day of the year, and (3) up to two other individuals who served as executive officers during the year and are not serving as executive officers on the last day of the year.

For fiscal 2020, Sphere 3D’s named executive officers were Peter Tassiopoulos, Chief Executive Officer; Joseph L. O’Daniel, President and Kurt L. Kalbfleisch, Senior Vice President and Chief Financial Officer.

Directors and Executive Officers Following the Merger

The following table sets forth the name and position of each person who is expected to be an executive officer or Director of Sphere 3D immediately following consummation of the Merger.

NAME	AGE	POSITION
Robby Chang	44	Chief Executive Officer and Director
Dan Tolhurst	41	President and Director
Kurt Kalbfleisch	55	Interim Chief Financial Officer
Brittany Kaiser	34	Director
Duncan McEwan	68	Director
Patricia Trompeter	54	Director
Richard Cooperstein	56	Director
Joseph Nejman	41	Director

Robby Chang, Chief Executive Officer and Director

Robby Chang has served as Gryphon’s Chief Executive Officer and its director since January 14, 2021. Mr. Chang has also been a director of Fission Uranium since April 2018, a director of Ur-Energy since March 2018, and a director of Shine Minerals since November 2018. Prior to that, from August 2019 to January 2021, Mr. Chang was an Independent Consultant for traditional mining and crypto currency companies including Hive Blockchain. From July 2018 to March 2020, Mr. Chang was a director of District Metals. From February 2018 to August 2019, Mr. Chang served as CFO of Riot Blockchain and oversaw the company’s business operations, investor relations and finances. From January 2011 to January 2018, Mr. Chang was the managing director and Head of Metals and Mining Research of Cantor Fitzgerald. Mr. Chang graduated from the Rotman School of Management at University of Toronto with his MBA in 2006.

Kurt Kalbfleisch, Interim Chief Financial Officer

See above under “Directors and Executive Officers — Information about Sphere 3D’s current officers.”

Duncan J. McEwan, Director

Duncan J. McEwan is a corporate director, formerly president of Diligent Inc., a consulting company he founded in 1991 specializing in M&A and strategic advice for technology-based clients. Mr. McEwan was Executive Vice President and Chief Strategy Officer of Call-Net Enterprises Inc., a provider of long-distance telephone services until it merged into Rogers Communication Inc. (2004-2005); President and Chief Operating Officer of Sprint Canada Inc., an integrated, national telecommunications provider (2001-2004); Chief Executive Officer of Northpoint Canada Communications, a provider of high-speed data and Internet (DSL) lines (2000-2001); Vice President of Business Development of Canadian Satellite Communications (“Cancom”) (1996-1998); and President and Chief Executive Officer of Cancom (1998-2000). Mr. McEwan was Chairman of the Board of Geminare Incorporated, an emerging global leader in business continuity and cloud-based software systems provider from 2010 until October 2021 when the company was sold and has previously served on a number of other public and private company boards. Mr. McEwan is a graduate of the University of Toronto.

Dan Tolhurst, President and Director

Dan Tolhurst is Gryphon’s co-founder and has served as Gryphon’s President since its inception and its director since July 27, 2021. Prior to that, Mr. Tolhurst was a senior manager of content strategy and analysis at Netflix. Mr. Tolhurst was a director and responsible for corporate strategy and business development at the Walt Disney Company from January 2016 to May 2018 after joining the Walt Disney Company in January 2013. Mr. Tolhurst graduated from Richard Ivey School of Business in 2009, Osgoode Hall Law School in 2006, and Richard Ivey School of Business in 2003.

Brittany Kaiser, Director

Brittany Kaiser has served as Gryphon’s Director since December 21, 2020. Ms. Kaiser is also an independent director of Lucy Scientific Discovery Inc. since December 2020, Chief Executive Officer and director of Achayot Partners LLC since April 2019, President and director of Own Your Data Foundation since August 2019, co-founder of Digital Asset Trade Association since February 2018. Prior to that, Ms. Kaiser served as business development director at SCL USA from March 2017 to January 2018 and SCL Group Ltd. (UK) from February 2015 to March 2017. Ms. Kaiser graduated from Middlesex University School of Law in 2015.

Patricia Trompeter, Director

Patricia Trompeter has served as the Chief Executive Officer and Chairman of the Board of Parsec Capital Acquisition Corp. (PCXCU), a special purpose acquisition company, since February 2021. She is also the Chief Executive Officer of Fact, Inc (FCTI), a fine art and collectible authentication technology company, since March 2021, a Director since October 2020 and Chief Operating Officer and Chief Financial Officer from November 2020 to February 2021. Ms. Trompeter is also the Chief Executive Officer of Astro Aerospace Ltd. (ASDN), an electric vertical take-off and landing (“eVTOL”) investment and technology company, since June 2021 and a Director since March 2021. She is the Founder of Ceres Capital Holdings, a position she has held since October 2020. She is a Co-Founder and was Chief Operating Officer of Webbs Hill Partners, LLP, an independent investment and advisory firm growing innovative technologies in emerging markets, from January 2018 to June 2021. Between December 2016 and

January 2018, Ms. Trompeter, took a short break from her work to attend to family matters. Ms. Trompeter has over 17 years’ experience in mergers and acquisition, acquisition integration, corporate strategy development, finance and acquisition, business operations, and financial management. She has held several key executive roles at GE Capital, including Chief Financial Officer of a division thereof, serves as a mentor for minority female-owned businesses and is a director of 7MB Holdings LLC. Ms. Trompeter studied business administration at Marquette University, majoring in finance and economics, and graduated in 1989.

Richard Cooperstein, Director

Richard Cooperstein has served as Gryphon’s Director since December 10, 2020. Mr. Cooperstein is also a senior managing partner of Media Investment Group since 2009. Mr. Cooperstein has also worked in various capacities for MIG investment companies, portfolio, affiliate entities, and other public and private companies in various sectors including in telecommunications, media, and technology, clean energy, and others, including as chief financial officer, executive vice president, head of corporate development, international business development, strategy, compliance, and other senior executive, advisory, and/or board capacities. Mr. Cooperstein served as senior vice president and chief financial officer for worldwide television distribution as well as head of equity ventures for international media networks at the Walt Disney Company. Mr. Cooperstein also previously served as senior director and head of international business development and strategy at Facebook Inc. Mr. Cooperstein graduated from Harvard College with an AB and from Harvard Business School with his MBA.

Joseph Nejman, Director

Joseph Nejman has served as Gryphon’s Director since December 21, 2020. He has served as the managing director of ShareRails since co-founding the company in 2012 and as Chief Executive Officer of Next Chain Labs since August 2019.

Family Relationships between Directors

Directors are elected until their successors are duly elected and qualified. No family relationship exists between any of the directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

To our knowledge, none of the directors or executive officers has, during the past ten years, been involved in any of the legal proceedings listed in Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer of Sphere 3D.

Corporate Governance

Sphere 3D is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and its common shares are listed on Nasdaq. Rule 5615(a)(3) of Nasdaq Stock Market Rules permits foreign private issuers to follow home country practices in lieu of certain provisions of Nasdaq Stock Market Rules. A foreign private issuer that follows home country practices in lieu of certain provisions of Nasdaq Stock Market Rules must disclose ways in which its corporate governance practices differ from those followed by domestic companies either on its website or in the annual report that it distributes to shareholders in the United States. A description of the ways in which Sphere 3D’s governance practices differ from those followed by domestic companies pursuant to Nasdaq standards are as follows:

Shareholder Meeting Quorum Requirement:    Nasdaq Stock Market Rule 5620(c) requires that the minimum quorum requirement for a meeting of shareholders be 33⅓% of the outstanding common shares. In addition, Rule 5620(c) requires that an issuer listed on Nasdaq state its quorum requirement in its by-laws. Sphere 3D has elected to follow Canadian practices consistent with the requirements of the Business Corporations Act (Ontario) (the “OBCA”) in lieu of Rule 5620(c). Sphere 3D’s practices with regard to this requirement are not prohibited by the OBCA. Sphere 3D’s quorum requirement is set forth in its by-laws, which provide that a quorum for the transaction of business at any meeting of shareholders is two persons present in person or by proxy and holding or representing in the aggregate not less than 25% of the outstanding shares entitled to vote at such meeting.

Although Sphere 3D currently intends to comply with the Nasdaq corporate governance rules applicable other than as noted above, it may in the future decide to use the foreign private issuer exemption with respect to some or all the other Nasdaq corporate governance rules.

Sphere 3D intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

As a foreign private issuer, directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Directors, the Board of Directors and Board Committees

The nominating and governance committee assesses and provides recommendations on an annual basis to the board of directors on the effectiveness of the board of directors as a whole, the committees, and the contribution of individual directors. All directors are free to make suggestions on improvement of the board of directors’ practices at any time and are encouraged to do so. The chair of the nominating and governance committee will also meet regularly with each director to discuss such director’s performance and such director’s assessment of the board of directors, the committees’ and other directors’ performance.

Sphere 3D’s by-laws provide that the election of directors shall take place at each annual meeting of shareholders. A director not elected for an expressly stated term shall cease to hold office at the close of the first annual meeting following election or appointment.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Sphere 3D’s by-laws provide that shareholders seeking to nominate candidates for election as directors at a meeting of shareholders must provide Sphere 3D with timely written notice of their proposal. Sphere 3D’s by-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders.

Indemnification of Executive Officers and Directors

In accordance with the by-laws of Sphere 3D, directors and officers are each indemnified by Sphere 3D against all liability and costs arising out of any action or suit against them from the execution of their duties, provided that they have carried out their duties honestly and in good faith with a view to the best interests of Sphere 3D and have otherwise complied with the provisions of applicable corporate law.

Board Committees

The board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The mandate, organization, powers and responsibilities of each of the audit committee, the compensation committee and the nominating and governance committee, along with other corporate governance documents can be found on Sphere 3D’s website at http://investors.sphere3d.com.

Audit Committee

Sphere 3D has a standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act, the primary function of which is to assist the board of directors in fulfilling its financial oversight responsibilities, which includes monitoring the quality and integrity of Sphere 3D’s financial statements and the independence and performance of Sphere 3D’s external auditor, acting as a liaison between the board of directors and Sphere 3D’s external auditor, reviewing the financial information that will be publicly disclosed and reviewing all audit processes and the systems of internal controls management that the board of directors has established.

Upon consummation of the Merger, it is expected that the audit committee will be comprised of the following directors: [        ]. Each of the members of the audit committee is independent and “financially literate” within the meaning of NI 52-110. In addition to being independent under Nasdaq Marketplace Rule 5605(a)(2), all members of the audit committee must meet the additional independence standards for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act and Nasdaq Marketplace Rule 5605(c)(2)(A). The board of directors has determined that [        ] qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee

The compensation committee is a standing committee of the board of directors, the primary functions of which are to set performance guidelines for and evaluate the performance of the chief executive officer, review and approve the compensation programs for the chief executive officer and other executive officers and members of senior management (subject, in the case of equity-based compensation, to approval by the board of directors in accordance with applicable laws), review and make recommendations to the board of directors with respect to, succession planning, review and administer Sphere 3D’s long-term incentive plans(s), review and approve other compensation and benefit programs, and review general human resources policies with senior management.

Upon consummation of the Merger, it is expected that the compensation committee will be comprised of the following directors: [        ], of whom [        ] are independent as per the definition set forth in NI 52-110.

Nominating and Governance Committee

The nominating and governance committee is a standing committee of the board of directors, the primary functions of which is to provide the board of directors with advice and recommendations relating to corporate governance in general, including, without limitation, all matters relating to the stewardship role of the board of directors in respect of the management of Sphere 3D, board of directors size and composition including the identification of new nominees to the board of directors and leading the candidate selection process, and orientation of new members, board of directors compensation, and such procedures as may be necessary to allow the board of directors to function independently of management.

The nominating and governance committee annually reviews and assesses the effectiveness of the board of directors as a whole, the effectiveness and membership of the board of directors committees, and the contribution of the individual directors and makes such recommendations to the board of directors arising out of such review as it deems appropriate.

Upon consummation of the Merger, it is expected that the nominating and governance committee will be comprised of the following directors: [        ], of whom [        ] are independent as per the definition set forth in NI 52-110.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the compensation earned during the fiscal years ended December 31, 2020 and 2019 by Sphere 3D’s current principal executive officer, its principal financial officer, and its other most highly compensated executive officers (referred to as Sphere 3D’s “named executive officers”).

Name and Principal Position	Year	Salary ($)	Share- based Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation(1) ($)	Total Compensation ($)
Peter Tassiopoulos(2)	2020	229,630	—	—	4,712	234,342
Chief Executive Officer	2019	233,083	—	—	4,744	237,827
Kurt L. Kalbfleisch(3)	2020	73,077	—	—	—	73,077
Senior Vice President and Chief Financial Officer	2019	—	—	—	—	—
Joseph L. O’Daniel	2020	200,000	—	—	4,280	204,280
President	2019	200,000	—	—	3,351	203,351

____________

(1)      The amounts shown in the “All Other Compensation” column reflect amounts Sphere 3D paid on the named executive officers’ behalf for health insurance and life insurance premiums and certain out-of-pocket medical expenses. Mr. Tassiopoulos does not receive any compensation for serving as a member of the board of directors.

(2)      The dollar amounts reported for Mr. Tassiopoulos in the above table are presented after conversion from Canadian dollars to U.S. dollars. For 2020 and 2019, the average U.S. dollar to Canadian dollar conversion rate in effect was 1.35 and 1.33, respectively.

(3)      Mr. Kalbfleisch received no compensation from Sphere 3D in 2019. Since the Overland Divestiture, Mr. Kalbfleisch serves as Sphere 3D’s Senior Vice President and Chief Financial Officer pursuant to a transition services agreement with Overland. In April 2020, Sphere 3D began supplementing Mr. Kalbfleisch’s salary under the transition services agreement in an amount equal to $100,000 per year.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information about the current holdings of stock and option awards by Sphere 3D’s named executive officers at December 31, 2020. Sphere 3D’s named executive officers did not hold any equity awards at December 31, 2020.

Name	Grant Date	Option-based Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date
		Exercisable	Unexercisable
Peter Tassiopoulos	9/16/2013	500	—	422.05	(1)	9/15/2023
Kurt L. Kalbfleisch	8/26/2015	500	—	542.00		8/26/2021

____________

(1)      The exercise price reported for Mr. Tassiopoulos in the table above is presented after conversion from Canadian dollars to U.S. dollars based on an exchange rate of 1.27 Canadian dollars to one U.S. dollar on December 31, 2020.

Executive Officer Compensation

Sphere 3D’s executive compensation programs are determined by the Compensation Committee, within the scope of the authority delegated to it by Sphere 3D’s board of directors and subject to applicable law. The goals of its program are to attract and retain highly qualified and experienced executives and to provide compensation opportunities that are linked to corporate and individual performance. Decisions by the Compensation Committee on Sphere 3D’s executive compensation programs are subjective and the result of its business judgment, which is informed by the experiences of its members. The named executive officers do not have any role in determining their own compensation, although the

Compensation Committee does consider the recommendations of the Chief Executive Officer in setting compensation levels for the named executive officers other than himself. The primary components of Sphere3D’s executive compensation program are base salary, performance bonuses and long-term equity incentive awards.

Base Salaries.    Base salaries are primarily intended to attract and retain highly qualified executives by providing them with fixed, predictable levels of compensation. Such base salaries are subject to periodic review and adjustment by the Compensation Committee.

Performance Bonuses.    The Compensation Committee did not approve a bonus plan for fiscal 2020.

Long-Term Equity Incentive Awards.    Long-term equity incentives are intended to align the named executive officers’ interests with those of our shareholders as the ultimate value of these awards depends on the value of Sphere 3D’s shares. Sphere 3D has historically granted equity awards in the form of stock options with an exercise price that is equal to the per-share closing price of its common shares on the grant date. In recent years, restricted stock units have also been granted as provided for under Sphere 3D’s 2015 Plan. The Compensation Committee believes that stock options are an effective vehicle for aligning the interests of Sphere 3D’s executives with those of its shareholders as the executive will only realize value on his or her options if the share price increases during the period between the grant date and the date the stock option is exercised. The stock options and restricted stock units function as a retention incentive for the named executive officers as they typically vest over a multi-year period following the date of grant. Restricted stock units, which are payable in Sphere 3D common shares, also link the interests of the award recipient with those of Sphere 3D’s shareholders as the potential value of the award is directly linked to the value of Sphere 3D’s common shares. The named executive officers’ equity awards are subject to accelerated vesting in certain circumstances under their agreements with Sphere 3D described below. There were no equity awards granted in fiscal 2020 and all outstanding equity awards are fully vested.

Employment, Severance and Change of Control Agreements

Peter Tassiopoulos.    In December 2017, the Sphere 3D board of directors approved certain compensation arrangements for Mr. Tassiopoulos. Pursuant to these arrangements, if Mr. Tassiopoulos’ employment continued through a change in control of Sphere 3D (or if his employment is terminated by Sphere 3D without cause or he resigns for good reason (as such terms are defined in the agreement) prior to the change in control), he was entitled to receive a lump sum payment of $400,000, and his outstanding and unvested equity-based awards granted by Sphere 3D will fully accelerate. In addition, if at any time his employment is terminated by Sphere 3D without cause or he resigns for good reason, he would be entitled to receive an amount equal to the estimated premiums he would be required to pay to continue health insurance coverage under Sphere 3D’s insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination. The benefits described above were contingent upon Mr. Tassiopoulos providing Sphere 3D with a general release of all claims and the entry into a settlement and release agreement by Mr. Tassiopoulos with respect to his prior bonus and severance arrangements with Sphere 3D.

As a result of the Overland Divestiture, Mr. Tassiopoulos ceased to be employed as President of Sphere 3D on November 13, 2018, and as a result of such change of control transaction, he was entitled to receive payment in the amount of $400,000 from Sphere 3D. Mr. Tassiopoulos has served as Sphere 3D’s Chief Executive Officer since November 14, 2018. In August 2019, Mr. Tassiopoulos waived his entitlement to receive such payment and agreed to restructure such payment entitlement on the terms set forth in a new employment agreement with Sphere 3D. In August 2019, Sphere 3D entered into an employment agreement with Mr. Tassiopoulos that provides for Mr. Tassiopoulos to earn an annual base salary of CAD$310,000, which has been his base salary since his appointment as Chief Executive Officer on November 14, 2018. Under Mr. Tassiopoulos’ employment agreement, he is also eligible to receive bonuses and to participate in Sphere 3D’s various stock and other retention compensation plans as determined by Sphere 3D’s board of directors. In addition, under Mr. Tassiopoulos’ employment agreement, he is entitled to both the Tassiopoulos Change of Control Payment and the Tassiopoulos Hertford Bonus, which each includes a bonus equal to 3.0% of the total value of any transaction that results in a change of control of Sphere 3D and for a period of six months following his ceasing to be an executive of Sphere 3D, unless he is terminated by Sphere 3D for cause. If Sphere 3D terminates Mr. Tassiopoulos’ employment for good reason, all options or awards issued to Mr. Tassiopoulos shall automatically vest on the date of termination. The employment agreement has an indefinite term.

In October 2021, the Sphere 3D Board approved a discretionary bonus for Mr. Tassiopoulos in the amount of $1,300,000 in recognition of his extraordinary efforts in repositioning Sphere 3D and his forfeiture of significant historical accrued bonus entitlements since 2014 (which included the entitlement to receive a 4% bonus on proceeds raised from prior capital raises) in order to keep Sphere 3D afloat financially during prior challenging periods.

Following the completion of the Merger, Gryphon employees will remain employees of Gryphon, but Gryphon will become a wholly owned subsidiary of Sphere 3D. In the future, Gryphon’s executive officers may enter into new individualized compensation arrangements with Gryphon or Sphere 3D, and may participate in cash, equity incentive or other benefit plans to be offered by Gryphon or Sphere 3D in the future. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Sphere 3D and/or its affiliates have been established.

Kurt L. Kalbfleisch.    Since November 2018, Mr. Kalbfleisch has served as Sphere 3D’s Chief Financial Officer under a Transition Services Agreement with Overland and he is not an employee of Sphere 3D. As a result of the Overland Divestiture, Mr. Kalbfleisch ceased to be employed by Sphere 3D on November 13, 2018, and as a result of such change of control transaction, Mr. Kalbfleisch was entitled to receive payment in the amount of $360,000 (reduced from the original entitlement of $450,000), from Sphere 3D and certain other health benefits (the “Kalbfleisch COC Payment”) pursuant to an employment agreement with Sphere 3D in effect at the time of the Overland Divestiture. In August 2019, Sphere 3D entered into a change of control agreement with Mr. Kalbfleisch (the “Kalbfleisch COC Agreement”) which provides that if Mr. Kalbfleisch is providing services to Sphere 3D at the time of a change of control of Sphere 3D, Mr. Kalbfleisch shall be entitled, in his sole discretion, to provide written notice to Sphere 3D at any time within 30 days of receiving written notice of such event, to receive the Kalbfleisch COC Payment. The Kalbfleisch COC Agreement also provides that if (i) Sphere 3D terminates Mr. Kalbfleisch’s services without cause or Mr. Kalbfleisch terminates his services with Sphere 3D for good reason or (ii) Mr. Kalbfleisch becomes unable to provide services to Sphere 3D, either due to prolonged sickness, permanent disability or death, Sphere 3D shall pay Mr. Kalbfleisch the Kalbfleisch COC Payment. Beginning in April 2020, Sphere 3D began supplementing Mr. Kalbfleisch’s salary under the transition services agreement in an amount equal to $100,000 per year.

Joseph L. O’Daniel.    Mr. O’Daniel, who became Sphere 3D’s President in November 2018, is an at-will employee and his employment may be terminated by Sphere 3D for any reason, with or without notice. Mr. O’Daniel currently earns an annual salary of $200,000 per year and is eligible to receive an annual bonus based upon the achievement of financial and management objectives reasonably established by Sphere 3D’s board of directors or an authorized committee of Sphere 3D’s board of directors. His annual bonus target is 100% of the greater of $200,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned. Upon his joining Sphere 3D in January 2017, Sphere 3D entered into an offer letter with Mr. O’Daniel that provided for him to be paid a retention bonus in the amount of $700,442 if he continued employment with Sphere 3D through January 12, 2018. In February 2018, Mr. O’Daniel received an award of fully vested common shares valued at $181,284 in lieu of cash for a portion of the retention bonus. In September 2019, Sphere 3D and Mr. O’Daniel entered into a retention agreement (the “Retention Agreement”) with respect to the outstanding portion of the retention bonus (“Outstanding Retention Bonus”). Under the Retention Agreement, in the event of a change of control of Sphere 3D and provided no payment has been made under (i), (ii) or (iii) below, Mr. O’Daniel shall be entitled, in his sole discretion, to provide written notice to Sphere 3D at any time within 30 days of such event, to receive an amount equal to the Outstanding Retention Bonus. The Retention Agreement also provides that Mr. O’Daniel shall be entitled to the Outstanding Retention Bonus if (i) he becomes unable to provide services to Sphere 3D, either due to prolonged sickness, permanent disability or death, or (ii) Sphere 3D terminates him without cause, or (iii) he resigns his employment for good reason.

In July 2021, Mr. O’Daniel received a discretionary bonus in the amount of $135,500.

2015 Performance Incentive Plan

Employees, officers, directors and consultants that provide services to Sphere 3D or one of its subsidiaries may be selected to receive awards under the 2015 Plan. Sphere 3D’s board of directors has broad authority to administer the 2015 Plan, including the authority to select participants and determine the types of awards that they are to receive, determine the grants levels, vesting and other terms and conditions of awards, and construe and interpret the terms of the 2015 Plan and any agreements relating to the plan.

A total of 8,399,218 common shares are authorized for issuance with respect to awards granted under the 2015 Plan (not including shares subject to terminated awards under Sphere 3D’s Second Amended and Restated Stock Option Plan that become available for issuance under the 2015 Plan). In addition, the share limit automatically increases on the first trading day in January of each calendar year during the term of the 2015 Plan by an amount equal to the lesser of (i) ten percent (10%) of the total number of common shares issued and outstanding on December 31 of the immediately preceding calendar year, or (ii) such number of common shares as may be established by the board of directors. Awards under the 2015 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

The number and type of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to customary adjustments in the event of stock splits, stock dividends and certain other corporate transactions. Generally, and subject to limited exceptions set forth in the 2015 Plan, if Sphere 3D dissolves or undergoes certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2015 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the board of directors provides for the assumption, substitution or other continuation of the award. The board of directors also has the discretion to establish other change in control provisions with respect to awards granted under the 2015 Plan.

The board of directors may amend or terminate the 2015 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or deemed advisable by the board of directors. If not earlier terminated by the board of directors, the 2015 Plan will terminate on May 14, 2025. The 2015 Plan is not exclusive as the board of directors may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

Equity Compensation Plan Information

The following table provides information about Sphere 3D’s equity compensation plans as of the last day of fiscal 2020, unless otherwise footnoted below. Sphere 3D maintains its 2012 Option Plan (“2012 Plan”), 2015 Performance Incentive Plan (“2015 Plan”), and 2015 Employee Stock Purchase Plan (“ESPP”), which have been approved by Sphere 3D’s shareholders. No new awards may be granted under the 2012 Plan.

Plan Category	(a) Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted- average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by our shareholders(2)	101,175	$8.94	89,000
Equity compensation plans not approved by our shareholders	—	—	—
Total	101,175		89,000

____________

(1)      The weighted-average exercise prices do not reflect shares subject to outstanding awards of restricted stock units.

(2)      Of the aggregate number of shares that are to be issued upon exercise of outstanding options and rights as reported in column (c), 51,500 were available under the 2015 Plan and 37,500 were available under the ESPP. The 2015 Plan permits the granting of the following types of incentive awards: stock options, stock appreciation rights, restricted shares, and stock units.

Compensation of Directors

The following table provides compensation information for the members of Sphere 3D’s board of directors during 2020 who were not employed by Sphere 3D or any of its subsidiaries (“non-employee directors”). Peter Tassiopoulos is a named executive officer who also served on the board of directors during 2020. The 2020 compensation information for Mr. Tassiopoulos is presented in the Summary Compensation Table above and he was not entitled to any additional compensation for his service on the board of directors during fiscal 2020. Ms. Trompeter joined the board of directors on April 21, 2021.

Name	Fees Earned ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Cheemin Bo-Linn(2)	50,000	—	—	50,000
Vivekanand Mahadevan	50,000	—	—	50,000
Duncan McEwan	40,000	—	—	40,000

____________

(1)      At the end of fiscal 2020, our non-employee directors did not have any outstanding equity awards.

(2)      Dr. Bo-Linn resigned from our board of directors effective June 1, 2021.

The non-employee directors earn $10,000 per quarter for their service on the board of directors except that the Chair of the Audit Committee and the Lead Board member earn $12,500 per quarter for their service on the board of directors. Beginning in 2021, each non-employee director shall also be entitled to receive restricted stock units valued at $40,000 based upon the closing price of Sphere 3D’s stock on the first business day of the year, subject to approval by the board of directors (“Annual Stock Award”). The board of directors retains complete discretion to adopt or modify Sphere 3D’s programs for providing cash and/or equity-based compensation to Sphere 3D’s non-employee directors as it deems appropriate from time to time.

As of June 30, 2019, Sphere 3D owed its non-employee directors an aggregate amount of $370,000 for directorship services (the “Outstanding Board Fees”). In August 2019, Sphere 3D entered into a change of control agreement with each of its non-employee directors named above (the “Director COC Agreements”). The COC Agreements provide that in the event of a change of control of Sphere 3D and provided no payment has been made under (i) or (ii) below, the Board Member shall be entitled, in their sole discretion, to provide written notice to Sphere 3D at any time within 30 days of such event, to receive an amount equal to the Outstanding Board Fees due them. The Director COC Agreements also provide that the Board Member shall be entitled to the Outstanding Board Fees due them if (i) the non-employee director becomes unable to serve on the board of directors of Sphere 3D, either due to prolonged sickness, permanent disability or death, or (ii) is not reappointed as a member of the board at a duly convened meeting of its shareholders.

On April 15, 2021, the non-employee directors received the Annual Stock Award for 2021. Dr. Bo-Linn and Messrs. Mahadevan and McEwan each received 25,000 restricted stock units based upon the closing price of Sphere 3D’s stock on January 4, 2021 of $1.60 (the “2021 Stock Award”). The 2021 Stock Award vested in full on December 31, 2021.

On June 8, 2021, Ms. Trompeter received the Annual Stock Award for 2021 of 21,053 restricted stock units based upon the closing price of Sphere 3D’s stock on April 20, 2021 of $1.90 with the same vesting schedule described above for the 2021 Stock Awards.

Upon the resignation of Dr. Bo-Linn on June 1, 2021, the board of directors approved accelerated vesting of a pro-rata share of Dr. Bo-Linn’s 2021 Stock Award in the amount of 12,500 shares. The board of directors also approved a retirement bonus in the amount of $125,000 to acknowledge Dr. Bo-Linn’s years of service on the board of directors and Committees.

On June 20, 2021, the board of directors (excluding Ms. Trompeter), approved a bonus for Ms. Trompeter in the amount of $100,000 to acknowledge Ms. Trompeter’s development of a strategic business plan for Sphere 3D.

Gryphon Executive Compensation

In 2020, Mr. Cooperstein and Mr. Nejman each received 75,000 restricted shares of Gryphon’s common stock for their service on Gryphon’s board of directors. One-fourth of each grant vested on January 2, 2021, with an additional one-fourth vesting every six months thereafter, contingent on continued service. No other compensation was provided to any of Gryphon’s other officers or directors in 2020.

Gryphon Plans

Gryphon does not have any existing equity incentive plans.

TRANSACTIONS WITH RELATED PERSONS

Other than as disclosed below, as of the date of this proxy statement/prospectus, there are no material arrangements, agreements and transactions since January 1, 2018, or any currently proposed transactions, in which Sphere 3D or Gryphon was or is to be a participant and in which any person who will serve as an executive officer or director of the combined company following the Merger had or will have a direct or indirect material interest (other than compensation described under “Compensation of Executive Officers and Directors”).

Brittany Kaiser, a proposed director of the board of the combined company, lives in the same residence as a principal of DecentraNet, LLC (“DecentraNet”). Gryphon, its founder and President Dan Tolhurst, and DecentraNet entered into an advisory agreement, dated February 9, 2021. Under this agreement, DecentraNet agreed to provide certain services for a two-year term. DecentraNet advised and collaborated with Gryphon to oversee strategic and operational functions, assist with recruiting candidates for its board of directors as well as other advisors, recruit core employees and consultants, prepare a business development roadmap, and recruit marketing and branding employees. As compensation, Gryphon agreed to grant DecentraNet restricted shares of common stock equal to 0.5% of its total equity, amounting to 62,340 shares. The restricted shares were to vest according to a two-year vesting schedule, under which the shares would have vested in 24 equal monthly installments from the date of the agreement. Vesting was to be subject to DecentraNet’s continuous service. In addition, Gryphon agreed to grant a percentage of gross revenues of any business partnerships brought to Gryphon by DecentraNet. The commission was to be 5% beginning on the date of the first payment or revenue generated, after which no further commissions would have been owed. In addition, if Gryphon had conducted an equity offering of a utility token and had an opinion letter from an AmLaw100 law firm or SEC no action letter confirming such; or where DecentraNet’s team acted as Tier 1 or Tier 2 finders under SEC guidance, DecentraNet or its team would have obtained referral-based cash compensation for funds raised through its network equal to 5% of funds raised. Had the total equity raised via DecentraNet’s network exceeded $5,000,000, DecentraNet would have been entitled to a success fee equal to 2% of its total equity. Had the total equity raised via DecentraNet’s network exceeded $10,000,000, DecentraNet would have been entitled to an additional success fee equal to 3% of its total equity, bringing the total success fee to 5% of its total equity. Gryphon also agreed to reimburse DecentraNet for necessary expenses. The agreement was terminated as of May 6, 2021, with the vesting of DecentraNet’s restricted shares accelerated to the date of termination.

PRINCIPAL SHAREHOLDERS

Security Ownership of Sphere 3D

The following table sets forth information known to Sphere 3D regarding the beneficial ownership of its Sphere 3D’s common shares as of November 30, 2021 by:

•        each shareholder known to Sphere 3D to beneficially own more than 5% of our common shares;

•        each of Sphere 3D’s current directors;

•        officers named in the Summary Compensation Table for fiscal 2020 in “Executive Compensation” above; and

•        all Sphere 3D’s current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of November 30, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
Peter Tassiopoulos	1,000	(4)	*
Kurt L. Kalbfleisch	18,385		*
Joseph L. O’Daniel	10,625		*
Duncan McEwan	28,596		*
Vivekanand Mahadevan	28,185		*
Patricia Trompeter	21,053
All current directors and executive officers as a group (6 persons)	107,844	(5)	*

Other 5% Shareholders
Hertford Advisors, Ltd.	4,500,000	(6)	7.12

____________

*        Less than 1%

(1)      Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Unless otherwise noted, the address for each beneficial owner is: c/o Sphere 3D Corp., 895 Don Mills Road, Bldg. 2, Suite 900, Toronto, Ontario M3C 1W3.

(2)      Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)      Calculated on the basis of 63,196,321 common shares outstanding as of November 30, 2021, provided that any additional common shares that a shareholder has the right to acquire within 60 days after November 30, 2021 are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)      These shares include the right to acquire shares upon exercise of 500 stock options.

(5)      These shares include the right to acquire shares upon exercise of 500 stock options beneficially owned by Mr. Tassiopoulos.

(6)      The address for Hertford is Office #122, Windward 3 Building, Regatta Office Park, West Bay Road Grand Cayman E9 KY 1-9006. Anna Marie Lowe, as President of Hertford, and Janet Wedgewood, as Secretary of Hertford, each have voting and investment power over these common shares. In addition to these common shares, Hertford also holds 96,000 Series H Preferred Shares of Sphere 3D convertible to 96,000,000 common shares upon shareholder approval. These shares include the right to acquire shares upon exercise of 500 stock options.

Except as contemplated by the Merger Agreement or pursuant to the Hertford Transaction, Sphere 3D does not currently have any arrangements that, if consummated, may result in a change of control of Sphere 3D.

Security Ownership of Gryphon

The following table sets forth information regarding beneficial ownership of the voting stock of Gryphon as of January 3, 2022 by (i) each of its directors and executive officers, (ii) all of its directors and executive officers as a group and (iii) each person who is known by Gryphon to beneficially own more than 5% of each class of its voting stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of November 30, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount of Beneficial Ownership			Percent of Common Stock(1)	Percent of Series Seed I Preferred Stock(2)	Percent of Series Seed II Preferred Stock(3)	Percent of Total Voting Stock(4)
	Common Stock	Series Seed I Preferred Stock	Series Seed II Preferred Stock
Robby Chang(5)	1,895,000	21,000		11.9%	*		9.0%
Dan Tolhurst	1,895,000	21,000		11.9%	*		9.0%
Brittany Kaiser(6)	700,000			4.4%			3.3%
Joseph Nejman	225,000			1.4%			1.1%
Richard Cooperstein(7)	225,000			1.4%			1.1%
All directors and officers as a group (5 persons named above)	4,865,000	42,000		30.5%	*		23.0%
Epic Capital Inc.	2,372,500			14.9%			11.1%
Roxy Capital Corporation	1,915,834			12.0%			9.0%
DPL Capital Inc.	1,853,333			11.6%			8.7%
Travis Killian	—	833,334			16.2%		3.9%
Lynwood Opportunities Master Fund	—	416,667			8.1%		2.0%
MMCAP International Inc. SPC	—	416,667			8.1%		2.0%
The K2 Principal Fund, L.P.	—	312,500			6.1%		1.5%
Schitzer Limited			29,941		11.3%		*
Fiorenzo Villani	—	—	15,000		5.7%		*
Margaret H, Moskovitz Limited Partnership LLLP	—	—	15,000		5.7%		*
Reed Rubin	—	—	14,971		5.7%		*
Adam Arens	—	—	14,971		5.7%		*
Craig Sellars	—	—	14,790		5.6%		*

____________

*        Less than 1%

(1)      Based on 15,946,664 shares of common stock outstanding as of January 3, 2022.

(2)      Based on 5,120,171 shares of series seed I preferred stock outstanding as of January 3, 2022. Shares of series seed I preferred stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of one share of common stock for each share of series seed I preferred stock. Holders of series seed I preferred stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

(3)      Based on 264,927 shares of series seed II preferred stock outstanding as of January 3, 2022. Shares of series seed II preferred stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of one share of common stock for each share of series seed II preferred stock. Holders of series seed II preferred stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

(4)      Percentage of Total Voting Stock represents total ownership with respect to all shares of common stock, series seed I preferred stock and series seed II preferred stock, as a single class and on an as-converted to common stock basis.

(5)      Represents shares held by Chang Advisory Inc. Mr. Chang is the Chief Executive Officer of Chang Advisory Inc. and has voting and investment control over the shares held it. Mr. Chang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)      Represents shares held by Achayot Partners LLC. Ms. Kaiser is the CEO and 50% owner of Achayot Partners LLC and shares voting and investment control over the shares held by it with Natalie Kaiser, the other 50% owner of Achayot Partners LLC. Ms. Kaiser disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(7)      Includes 150,000 shares held by MIG Tech Advisors VIII, LLC. Mr. Cooperstein is General Partner of MIG Tech Advisors VIII, LLC and has voting and investment control over the shares held by it. Mr. Cooperstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Except as contemplated by the Merger Agreement, Gryphon does not currently have any arrangements which if consummated may result in a change of control of Gryphon.

Security Ownership of Combined Company After the Merger

The following table sets forth information regarding beneficial ownership of the voting shares of the combined company following the Merger by (i) each of the persons who will serve as directors and executive officers of the combined company, (ii) all of the persons who will serve as directors and executive officers of the combined company as a group and (iii) each person who is known by us who will beneficially own more than 5% of voting shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of November 30, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Robby Chang(2)	Common Shares	10,181,284	[ ]
Dan Tolhurst	Common Shares	10,181,284	[ ]
Brittany Kaiser(3)	Common Shares	3,719,676	[ ]
Joseph Nejman	Common Shares	1,195,610	[ ]
Richard Cooperstein(4)	Common Shares	1,195,610	[ ]
Duncan McEwan	Common Shares	28,596	[ ]
Patricia Trompeter	Common Shares	21,053	[ ]
All directors and officers as a group (7 persons named above)	Common Shares	26,523,113	[ ]

Other 5% Shareholders
Hertford Advisors, Ltd.	Common Shares	100,500,000	[ ]

____________

*        Less than 1%

(1)      Based on [          ] shares of common stock expected to be outstanding upon the closing of the Merger and assuming that no additional Sphere 3D Series H preferred shares are converted to Sphere 3D common shares.

(2)      Represents shares held by Chang Advisory Inc. Mr. Chang is the Chief Executive Officer of Chang Advisory Inc. and has voting and investment control over the shares held it. Mr. Chang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)      Represents shares held by Achayot Partners LLC. Ms. Kaiser is the CEO and 50% owner of Achayot Partners LLC and shares voting and investment control over the shares held by it with Natalie Kaiser, the other 50% owner of Achayot Partners LLC. Ms. Kaiser disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(4)      Includes approximately 797,074 shares held by MIG Tech Advisors VIII, LLC. Mr. Cooperstein is General Partner of MIG Tech Advisors VIII, LLC and has voting and investment control over the shares held by it. Mr. Cooperstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

DESCRIPTION OF SHARE CAPITAL

General

The following is a description of the material terms of the share capital of Sphere 3D as set forth in its articles of amalgamation and bylaws, as amended to date, and certain related sections of the OBCA. For more detailed information, please see the articles of amalgamation and bylaws and amendments thereto, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Sphere 3D’s authorized capital consists of unlimited common shares, no par value, unlimited shares of Series A Preferred Shares, no par value, unlimited shares of Series B Preferred Shares, no par value, unlimited shares of Series C Preferred Shares, no par value, unlimited shares of Series D Preferred Shares, no par value, unlimited shares of Series E Preferred shares, no par value, unlimited shares of Series F Preferred Shares, no par value, unlimited shares of Series G Preferred Shares, no par value and unlimited shares of Series H Preferred Shares, no par value. As of November 30, 2021, there were 63,196,321 common shares and 96,000 shares of Series H issued and outstanding. There are no Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Series G Preferred Shares outstanding. The conversion of the outstanding Series H Preferred Shares will result in substantial dilution to holders of Sphere 3D common shares. See, “Risk Factors — Gryphon stockholders and Sphere 3D shareholders will experience immediate dilution due to the issuance of Sphere 3D common shares upon the closing of the Merger” for additional information. Pursuant to the articles of amalgamation, the board of directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred shares. The Series H Preferred Shares outstanding have no voting rights.

Common Shares

Voting, Dividend and Other Rights.    Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. The board of directors determines if and when distributions may be paid out of legally available funds to the holders. The declaration of any cash dividends in the future will depend on the board of directors’ determination as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. Sphere 3D does not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation.    Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share may participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting.    Two holders representing not less than twenty five percent (25%) of the outstanding common shares constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of the directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.

Preferred Shares

Under the articles of amalgamation, the board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the board of directors has the authority to issue these shares of preferred shares without shareholder approval.

Series H Preferred Shares.    The holders of Series H Preferred Shares have the following rights, restrictions and privileges in respect of their preferred shares:

•        The Series H Preferred Shares are convertible provided (and only if and to the extent) that prior shareholder approval of the issuance of all Sphere 3D common shares issuable upon conversion of the Series H Preferred Shares has been obtained in accordance with the rules of the Nasdaq Stock Market, at any time from time to time, at the option of the holder thereof, into 1,000 Sphere 3D common shares for every Series H Preferred Share. Each holder may convert such holders Series H Preferred Shares provided that after such conversion the common shares issuable, together with all the Sphere 3D common shares beneficially owned by the shareholder, in the aggregate, would not exceed 9.99% of the total number of outstanding Sphere 3D common shares.

•        The holders of Series H Preferred Shares are not entitled to receive dividends and are not entitled to voting rights, except as required by law.

Warrants

As of November 30, 2021, Sphere 3D had the following warrants outstanding:

•        Warrants to purchase 850,000 common shares until October 1, 2024 at an initial exercise price of $6.00, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 11,299,999 common shares until September 8, 2026 at an initial exercise price of $9.50, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 2,595,488 common shares until August 25, 2024 at an initial exercise price of $6.50, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 2,595,488 common shares until August 25, 2024 at an initial exercise price of $7.50, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 2,000,000 common shares until the third anniversary of the date that the Sphere 3D shareholders approve the issuance of the warrant and the warrant shares issuable upon exercise of the warrant, at an initial exercise price of $4.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 111,563 common shares until April 17, 2023 at an initial exercise price of $5.60 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 31,000 common shares until March 23, 2023 at an initial exercise price of $0.60 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 25,625 common shares until August 22, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 11,876 common shares until August 16, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 37,500 common shares until August 11, 2022 at an initial exercise price of $42.00 per share, subject to adjustment in the event of stock splits, combinations or the like of common shares.

As of January 3, 2022, Gryphon had the following warrants outstanding, which will be assumed by Sphere 3D upon consummation of the Merger and adjusted to become exercisable to purchase common shares of Sphere 3D, on the same terms and conditions as were applicable to the warrant prior to the Merger, except that the number of shares subject to the warrant and the exercise price of the warrant will be adjusted based on the Exchange Ratio in order to preserve the economic value of such warrants:

•        Warrants to purchase 50,000 shares of common stock until December 31, 2022 at an initial exercise price of $0.01, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 956,857 shares of common stock until June 30, 2024 at an initial exercise price of $18.9734, subject to adjustment in the event of stock splits, combinations or the like of common shares.

•        Warrants to purchase 111,111 shares of common stock until December 29, 2024 at an initial exercise price of $0.01, subject to adjustment in the event of stock splits, combinations or the like of common shares.

Limitation of Liability and Indemnification of Directors and Officers

Under the OBCA, Sphere 3D may indemnify its current or former directors or officers or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity which Sphere 3D is or was a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with Sphere 3D or another entity. The OBCA also provides that Sphere 3D may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

•        acted honestly and in good faith with a view to Sphere 3D’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Sphere 3D’s request; and

•        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Sphere 3D’s bylaws require it to indemnify each of its current or former directors and officers and each individual who acts or acted at its request as a director or officer of another entity which Sphere 3D is or was a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they were made a party by reason of being or having been a director or officer, except as may be prohibited by the OBCA.

Sphere 3D has entered into indemnity agreements with its directors and executive officers which provide, among other things, that it will indemnify them to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of their actions in the exercise of their duties as a director or officer; provided that, Sphere 3D shall not indemnify such individuals if, among other things, they did not act honestly and in good faith with a view to Sphere 3D’s best interests and, in the case of a criminal or penal action, the individuals did not have reasonable grounds for believing that their conduct was lawful.

Sphere 3D may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements. In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.

In addition, Sphere 3D maintains directors’ and officers’ liability insurance policy which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of Sphere 3D in their capacity as directors and officers and also reimburses Sphere 3D for payments made pursuant to the indemnity provided by Sphere 3D pursuant to the resolution or as required or permitted by law.

Material differences between Ontario Corporate Law and Delaware General Corporation Law

Sphere 3D’s corporate affairs are governed by its articles of amalgamation and bylaws and the provisions of the OBCA. The OBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the OBCA and the General Corporation Law of the State of Delaware (“DGCL”). This summary is qualified in its entirety by reference to the DGCL, the OBCA and Sphere 3D’s governing corporate instruments.

Delaware	Ontario
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation (subject to certain exceptions), a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which a corporation or another entity owns 90% or more of each class of stock of a corporation may be completed without the vote of the corporation’s board of directors or stockholders where the parent entity is the survivor provided that the certificate of incorporation of the corporation does not change in any respect as a result of the merger other than a change in the name of the corporation. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (1) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (2) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the agreement of merger, (3) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation and any rollover stock equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (4) the corporation consummating the offer merges with or into such constituent corporation, and (5) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under the OBCA.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A “special resolution” is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an “ordinary resolution” is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

Delaware	Ontario
Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that, unless otherwise provided in the certificate of incorporation or bylaws, a corporation the stock of which is listed on a national exchange; or held of record by more than 2,000 shareholders may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, the business combination on or after the time of the transaction in which the person became an interested stockholder.

Section 203 of the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation, in each case, at any time within the previous three years.

While the OBCA does not contain specific anti-takeover provisions with respect to “business combinations”, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“Multilateral Instrument 61-101”), contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes, inter alia, directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy materials sent to security holders in connection with a related party transaction including related to the valuation. Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

Under the DGCL, a stockholder of a constituent corporation to a merger or consolidation may be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his, her or its shares, together with interest, if any in lieu of the consideration he, she or it would otherwise receive in the merger or consolidation.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business

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For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for his or her shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (4) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Delaware law also provides for appraisal rights for stockholders of a subsidiary corporation in a short-form merger between a parent entity and any subsidiary at least ninety (90) percent-owned by the parent entity.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests. The OBCA’s oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

For the purposes of the oppression remedy, a “complainant” includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation’s securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder’s securities of that class in accordance with the procedure set out in the OBCA.

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Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Under the OBCA, in the case of an offering company, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Special Meetings of Stockholders/Shareholders
Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the by-laws.

The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than 5% of our issued shares that carry the right to vote at a meeting may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition. If the directors do not call such meeting within 21 days after receiving the requisition despite the technical requirements under the OBCA having been met, any shareholder who signed the requisition may call the special meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board of directors. Further, no dividends may be declared or paid if the payment of the dividends would render the corporation insolvent on a cash- flow or balance-sheet basis.

A Delaware corporation may purchase or redeem shares of any class or series except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the purchased or redeemed shares are to be retired and the capital reduced.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Sphere 3D is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

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Vacancies and Newly Created Directorships on Board of Directors

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Unless the certificate of incorporation or bylaws otherwise provide, stockholders also may fill vacancies or newly-created directorships. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Sphere 3D’s Articles set out a minimum number of directors of one (1) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

Constitution of Directors
The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws.

Under the OBCA and Sphere 3D’s Articles, the board of directors must consist of at least three (3) members so long as Sphere 3D remains an “offering corporation” for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as Sphere 3D remains an offering corporation, at least one-third of its directors must not be officers or employees of Sphere 3D or its affiliates.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board of directors (unless the certificate of incorporation provides otherwise) or in the case of a corporation with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

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Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.

Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation generally may be amended if: (1) the board of directors adopts a resolution setting forth the proposed amendment and declaring its advisability; and (2) the holders of a majority of the outstanding stock of the corporation entitled to vote on the matter adopt the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. Notwithstanding the foregoing, certain amendments to a corporation’s certificate of incorporation do not require stockholder approval, such as a change in the name of the corporation. In addition, when the certificate of incorporation contains a provision granting authority to the directors to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations or restrictions of a class or series of preferred stock, the directors may do so in the resolution or resolutions providing for the issue of the stock and file such resolutions with the Secretary of State of Delaware effecting an amendment to the corporation’s certificate of incorporation without stockholder approval. Finally, unless the certificate of incorporation otherwise provides, the corporation, without a stockholder vote, may delete provisions of the original certificate of incorporation that named the incorporator or incorporators, the initial board of directors and the original subscribers for shares, as well as provisions of any amendment to the certificate of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective.

The DGCL requires that certain amendments to a certificate of incorporation be approved by the holders of a class of stock, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If an amendment requires a class vote, it must be approved by a majority of the outstanding stock of the class entitled to vote on the matter, unless a greater proportion is specified in the certificate of incorporation or other provisions of the DGCL.

Under the DGCL, a corporation’s stockholders may amend its by-laws. The board of directors also may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

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Indemnification of Directors and Officers

Under the DGCL, in proceedings other than derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person (an “indemnitee”) who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if: (1) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal action or proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

In the case of derivative suits, an indemnitee may only be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such indemnitee shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

If a director or officer successfully defends a third-party or derivative action, suit or proceeding, the DGCL requires that the corporation indemnify such director or officer for expenses (including attorneys’ fees) actually and reasonably incurred in connection with his or her defense.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Sphere 3D’s by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

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Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of a director’s liability for:

(1) breaching the duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith; (3) engaging in intentional misconduct or a known violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase that was illegal under applicable law.

The OBCA does not permit the limitation of a director’s liability as the DGCL does.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless the making of such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a “complainant”, which includes a current or former shareholder (including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the directors of the corporation or the subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to provide the notice referred to above if all of the directors of the corporation or its subsidiary are defendants in the action.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

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Blank Check Preferred Stock/Shares

Under the DGCL, a corporation’s certificate of incorporation may authorize the board of directors to issue new classes of preferred shares with voting, conversion, dividend distribution rights, powers and preferences to be determined by the board of directors at the time of authorization by the board. Such authorization could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, subject to equitable principles, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under Sphere 3D’s Articles, preferred shares may be issued in one or more series. Accordingly, Sphere 3D’s board of directors is authorized, without shareholder approval, but subject to the provisions of the OBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to the common voting shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of our outstanding shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our subordinate voting shares.

The OBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill”, which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares. However, unlike Delaware law, pursuant to applicable Canadian securities laws, Canadian securities regulators have frequently ceased traded shareholder rights plans in the face of a take-over bid.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

The by-laws of publicly traded Delaware corporations typically provide that stockholders may introduce a proposal to be voted on at an annual or special meeting of the stockholders, including nominees for election to the board of directors, only if they provide notice of such proposal to the secretary of the corporation in advance of the meeting. In addition, advance notice by-laws frequently require stockholders to provide information about their board of directors nominees, such as a nominee’s age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her own name, share ownership and any agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the by-laws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In its by-laws, Sphere 3D has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Other Important Provisions in Articles of Amalgamation and Bylaws

The following is a summary of certain important provisions of Sphere 3D’s articles of amalgamation and bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to the articles of amalgamation and bylaws. For further information, please refer to the full version of the articles of amalgamation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes

The articles of amalgamation do not contain and are not required to contain a description of Sphere 3D’s objects and purposes. There is no restriction contained in the articles of amalgamation on the business that Sphere 3D may carry on.

Directors

Interested Transactions

The OBCA states that a director must disclose to Sphere 3D, in accordance with the provisions of the OBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with Sphere 3D, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which Sphere 3D has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

•        relates primarily to the director’s remuneration as a director, officer, employee or agent of Sphere 3D or an affiliate;

•        is for indemnity or insurance otherwise permitted under the OBCA; or

•        is with an affiliate.

Remuneration of Directors

The OBCA provides that the remuneration of directors, if any, may be determined by the directors subject to the articles of amalgamation and bylaws. That remuneration may be in addition to any salary or other remuneration paid to any employees who are also directors.

Age Limit Requirement

Neither the articles of amalgamation nor the OBCA impose any mandatory age-related retirement or non-retirement requirement for directors.

Action Necessary to Change the Rights of Holders of Shares

Shareholders can authorize the amendment of the articles of amalgamation to create or vary the special rights or restrictions attached to any of the shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (1) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting or (2) a resolution consented to in writing by all of the shareholders entitled to vote.

Shareholder Meetings

Sphere 3D must hold an annual general meeting of shareholders at least once every year at a time and place determined by the board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting but no later than six months after the end of the preceding financial year. A meeting of shareholders may be held anywhere in Canada, as provided in the bylaws or, at a place outside Canada if the place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Directors may, at any time, call a special meeting of shareholders. Shareholders holding not less than 5% of the issued voting shares may also cause directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the OBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of outstanding common shares are entitled to attend meetings of shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of shareholders. Directors, the secretary (if any), the auditor and any other persons invited by the chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Director Nominations

Pursuant to a bylaw relating to the advance notice of nominations of directors, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the OBCA, must provide timely written notice to the corporate secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. This bylaw also prescribes the proper written form for a shareholder’s notice.

Impediments to Change of Control

The articles of amalgamation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves Sphere 3D.

Compulsory Acquisition

The OBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree)

does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Mergers that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition (the “Commissioner”). Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in Sphere 3D, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

See “Material United States and Canadian Income Tax Considerations — Material U.S. Federal Income Taxation Considerations” for additional information regarding the material U.S. federal income tax consequences relating to the ownership and disposition of common shares by U.S. Holders (as defined therein).

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to Sphere 3D’s shareholders. Sphere 3D cannot predict whether investors will find it and its common shares less attractive because it is governed by foreign laws.

Transfer Agent and Registrar

The registrar and transfer agent for Sphere 3D’s common shares in Canada is TSX Trust Company, located at 301 — 100 Adelaide Street West, Toronto, Ontario M5H 4H1, Canada. The registrar and transfer agent for Sphere 3D’s common shares in the United States is Continental Stock Transfer & Trust Company, located at 1 State Street, New York, NY 10004.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Sphere 3D shareholders are currently governed by Sphere 3D’s articles of amalgamation and bylaws and the OBCA. The rights of Gryphon stockholders are currently governed by Gryphon’s certificate of incorporation and bylaws and Delaware law. As a result of the Merger, Gryphon stockholders will be entitled to receive Merger Consideration in Sphere 3D’s common shares. Following completion of the Merger, the rights of Gryphon stockholders who become holders of Sphere 3D common shares in the Merger will be governed by Sphere 3D’s articles of amalgamation and bylaws and the OBCA.

The following discussion summarizes the material differences between the current rights of Sphere 3D’s shareholders and the current rights of Gryphon stockholders. These differences arise from differences between Delaware law and the OBCA, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and the OBCA, and each company’s governing instruments, differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the OBCA, Sphere 3D’s Articles and bylaws and Gryphon’s certificate of incorporation and bylaws. In addition, the identification of some of the differences in the rights of shareholders as material is not intended to indicate that other differences that are equally important do not exist. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and the OBCA and the other documents which are referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Sphere 3D shareholders and the rights of Gryphon stockholders. For a description of the rights of holders of Sphere 3D’s common shares, see “Description of Share Capital.”

Gryphon	Sphere 3D
AUTHORIZED CAPITAL

The total number of shares of all classes of stock that Gryphon is authorized to issue is: (i) 100,000,000 shares of common stock, par value $0.0001 and (ii) 20,000,000 shares of initially undesignated Preferred Stock, par value $0.0001 per share, or Blank Check Preferred Stock.

The Blank Check Preferred Stock may be issued from time to time and in one or more series. Gryphon’s board of directors is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of Gryphon’s board of directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

On March 24, 2021, Gryphon’s board of directors authorized the issuance of up to 6,000,000 shares of Series Seed Preferred Stock as a series of Preferred Stock. On May 27, 2021, Gryphon’s board of directors authorized the issuance of up to 1,000,000 of Series Seed II Preferred Stock as a series of Blank Check Preferred Stock.

The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

As of January 3, 2022, there were 15,946,664 shares of Gryphon common stock, 5,120,171 shares of Gryphon Series Seed Preferred Stock and 264,927 shares of Gryphon Series Seed II Preferred Stock outstanding.

Sphere 3D is authorized to issue an unlimited number of common shares with no par value. Under the articles of amalgamation, the board of directors can issue an unlimited amount of preferred shares from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law.

Sphere 3D’s authorized capital consists of unlimited common shares, no par value, unlimited shares of Series A Preferred Shares, no par value, unlimited shares of Series B Preferred Shares, no par value, unlimited shares of Series C Preferred Shares, no par value, unlimited shares of Series D Preferred Shares, no par value, unlimited shares of Series E Preferred shares, no par value, unlimited shares of Series F Preferred Shares, no par value, unlimited shares of Series G Preferred Shares, no par value and unlimited shares of Series H Preferred Shares, no par value. As of November 30, 2021, there were 63,196,321 common shares and 96,000 shares of series H issued and outstanding. There are no Series A, Series B, Series C, Series D, Series E, Series F or Series G shares outstanding.

Gryphon	Sphere 3D
DIVIDEND RIGHTS

Gryphon’s Certificate of Incorporation does not contain any restrictions on the ability of Gryphon to declare and pay dividends. See “Description of Share Capital — Material differences between Ontario Corporate Law and Delaware General Corporation Law — Distributions and Dividends; Repurchases and Redemptions”.

Under Sphere 3D’s articles, dividends may be declared on the common shares at the discretion of the Sphere 3D board of directors. The OBCA provides that Sphere 3D may declare or pay dividends unless there are reasonable grounds for believing that (a) Sphere 3D is insolvent, or (b) the payment of the dividend would render Sphere 3D insolvent. The Series H Preferred Shares of Sphere 3D are not entitled to receive dividends.

Dividends paid by Sphere 3D to a person who is a non-resident of Canada for the purposes of the Income Tax Act (Canada) will generally be subject to Canadian withholding tax. See “Material United States and Canadian Income Tax Considerations — Canadian Income Tax Considerations — Dividends”.

PURCHASE, REDEMPTION AND PREEMPTIVE RIGHTS
There are no purchase rights, redemption rights or preemptive rights.

There are no preemptive rights or purchase rights.

Provided there are no reasonable grounds for believing that (a) Sphere 3D is insolvent, or (b) the redemption of shares would render Sphere 3D insolvent, Sphere 3D may redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of the Series H Preferred Shares.

Under the OBCA, a corporation may pay a dividend in money or other property unless there are reasonable grounds for believing that the corporation is or after the payment would be unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

The OBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Sphere 3D is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the OBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Gryphon	Sphere 3D
INSPECTION RIGHTS

Gryphon’s stockholders have the ability to inspect the corporation’s books and records to the fullest extent permitted by law. See “Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Inspection of Books and Records”.

Under the OBCA, registered holders of shares, beneficial owners of shares and creditors of a corporation, their agents and legal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee.

APPRAISAL RIGHTS

Gryphon’s stockholders have appraisal rights to the extent required by Delaware law. See “Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Appraisal Rights; Rights to Dissent; Compulsory Acquisition”.

Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of a class or series of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement. However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The OBCA provides these dissent rights for both listed and unlisted shares.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests. The OBCA’s oppression remedy enables a court to make an order to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined herein) that in respect of a corporation or any of its affiliates, (i) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation. The oppression remedy provides the court with broad and flexible jurisdiction to make any order it thinks fit including but not limited to: amending the articles of a corporation, issuing or exchanging securities, setting aside transactions, and appointing or replacing directors.

Gryphon	Sphere 3D

For the purposes of the oppression remedy, a “complainant” includes current and former registered and beneficial owners of a security of the corporation or any of its affiliates, a director or an officer or former director or officer of the corporation or any of its affiliates, as well as any other person whom the court considers appropriate.

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a corporation’s securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror. The OBCA also provides that where a person, its affiliates and associates acquire 90% or more of a class of equity securities of a corporation, then the holder of any securities of that class not counted for the purposes of calculating such percentage is entitled to require the corporation to acquire the holder’s securities of that class in accordance with the procedure set out in the OBCA.

VOTING RIGHTS

Except as otherwise provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote.

Neither Gryphon’s Certificate of Incorporation nor Bylaws modifies in any respect the default provisions of the DGCL with respect to voting on mergers, consolidations, or sales of all or substantially all assets. See “Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes”.

Sphere 3D’s articles provides that every shareholder entitled to vote on a matter has one vote per share entitled to vote on that matter. Only the common shares are voting. The Series H Preferred Shares are non-voting.

Under the OBCA, certain extraordinary corporate actions including: amalgamations; arrangements; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions are required to be approved by special resolution.

A “special resolution” is a resolution (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote on the resolution.

In the case of an offering company, an “ordinary resolution” is a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast.

Under the OBCA, shareholders of a class or series of shares are entitled to vote separately as a class in the event of certain transactions that affect holders of the class or series of shares in a manner different from the shares of another class or series of the corporation, whether or not such shares otherwise carry the right to vote.

Gryphon	Sphere 3D

Under the OBCA, arrangements are permitted. An arrangement may include an amalgamation, a transfer of all or substantially all the property of the corporation, and a liquidation and dissolution of a corporation. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Arrangements must generally be approved by a special resolution of shareholders. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness and reasonableness of the arrangement and approve or reject the proposed arrangement.

CHARTER AMENDMENTS

Neither Gryphon’s Certificate of Incorporation nor Bylaws modifies in any respect the default provisions of the DGCL with respect to voting on amendments to Gryphon’s certificate of incorporation. See “Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Amendment of Governing Documents”.

Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the special resolution. In certain cases, holders of a class or series of shares are entitled to vote separately on the resolution.

Under the OBCA, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The by-law, amendment or repeal is generally effective immediately; however, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal.

Gryphon	Sphere 3D
SHAREHOLDER MEETINGS AND SHAREHOLDER PROPOSALS

Meetings of stockholders shall be held at the principal executive office of Gryphon or at such other place within the United States as may from time to time be fixed by resolution of Gryphon’s board of directors, or as may be specified in the notice of meeting. Gryphon’s board of directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with the DGCL.

An annual meeting of stockholders shall be held for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held each year at such date and time as Gryphon’s board of directors shall determine.

A special meeting of stockholders for any purpose or purposes may be called at any time by Gryphon’s President and shall be called by Gryphon’s President or Secretary at the request in writing of a majority of Gryphon’s board of directors, or the request in writing of stockholders holding together at least a majority of Gryphon’s outstanding stock and entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Notice of all meetings of the stockholders, stating the place, date and hour of the meeting and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be given by Gryphon to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall also state in general terms the purposes for which the meeting is to be held. Except as otherwise provided in Gryphon’s Bylaws or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or by mail to the stockholders at their address appearing on the books of Gryphon. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission, including but not limited to e-mail and facsimile, in accordance with applicable law.

Gryphon’s Bylaws contain no advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors.

Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, the OBCA provides that holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

In its by-laws, Sphere 3D has included certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time period.

Gryphon	Sphere 3D
QUORUM

Except as otherwise provided by the DGCL, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting, present in person or by proxy.

A quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Gryphon’s Certificate of Incorporation does not eliminate the stockholders’ right to act by written consent. See “Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Stockholder/Shareholder Consent to Action Without Meeting”.

See “Voting Rights” above.
ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS
Delaware’s business combination statute does not apply to Gryphon pursuant to Gryphon’s Certificate of Incorporation.	See “Appraisal Rights” and “Voting Rights” above.
ELECTION OF DIRECTORS

Directors shall be elected at each annual meeting of stockholders by the holders of outstanding stock having not less than a plurality of the votes which could be cast by all stockholders entitled to vote at the meeting.

Under the OBCA and Sphere 3D’s Articles, the board of directors must consist of at least three (3) members so long as Sphere 3D remains an “offering corporation” for purposes of the OBCA, which includes a corporation whose securities are listed on a recognized stock exchange such as the Nasdaq. Under the OBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the OBCA, so long as Sphere 3D remains an offering corporation, at least one-third of its directors must not be officers or employees of Sphere 3D or its affiliates.

REMOVAL OF DIRECTORS

Any or all of the directors may be removed, with or without cause, at any time by the holders of outstanding stock having not less than a majority of the votes entitled to be cast at an election of directors.

Under the OBCA, shareholders of a corporation may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The OBCA provides that shareholders shall elect at each annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election.

Gryphon	Sphere 3D
FILLING VACANCIES AND NEWLY CREATED DIRECTORSHIPS ON THE BOARD OF DIRECTORS

Vacancies on the board of directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise may be filled by the board of directors or by the corporation’s stockholders.

Under the OBCA, vacancies that exist on the board of directors may generally be filled by the board of directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Sphere 3D’s Articles set out a minimum number of directors of one (1) and maximum number of directors of ten (10). Under the OBCA, where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such a resolution is passed, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Gryphon indemnifies its directors and officers to the maximum extent permitted under the DGCL except in the case of proceedings initiated by Gryphon’s directors or officers without prior authorization of the board of directors. See Description of Share Capital — Material Differences Between Ontario Corporate Law and Delaware General Corporation Law — Indemnification of Officers and Directors”.

Gryphon has the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director or officer of Gryphon against any expense, liability or loss asserted against such persons and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of Gryphon’s Certificate of Incorporation.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such indemnified persons.

The foregoing indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of any other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Gryphon	Sphere 3D

In addition to any indemnity the corporation may elect to provide, the OBCA provides that an individual referred to above is entitled to an indemnity from the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity referred to above, if, in addition to fulfilling the conditions in (i) and (ii) above, the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The corporation may also, with the approval of a court, indemnify an individual referred to above or advance moneys to such individual in respect of an action by or on behalf of the corporation or other entity to obtain a judgement in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity, if the individual fulfils the conditions in (i) above.

Sphere 3D’s by-laws provide that we shall indemnify the foregoing persons on substantially the terms set forth above.

The OBCA does not permit the limitation of a director’s liability as the DGCL does.

Under the OBCA, directors and officers owe a fiduciary duty to the corporation. Every director and officer of a corporation must act honestly and in good faith with a view to the best interests of the corporation and must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors will not be found liable for breach of their duties where they exercise the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances. This includes good faith reliance on: financial statements and reports represented by an auditor or officer of the corporation to fairly present the financial position of the corporation; advice or reports from an officer or employee of the corporation where it is reasonable in the circumstances to rely on such information; and, reports from an engineer, lawyer, accountant, or other person whose profession lends credibility to a statement made by any such person.

MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

Canadian Income Tax Considerations

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a shareholder who is the beneficial owner of Sphere 3D common shares and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (the “Canadian Tax Act”), (i) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (ii) deals at arm’s length with Sphere 3D; (iii) is not affiliated with Sphere 3D; (iv) does not use or hold, and is not deemed to use or hold, such common shares in a business or part of a business carried on in Canada; (v) has not entered into, with respect to the common shares, a “derivative forward agreement”, as that term is defined in the Canadian Tax Act and (vi) holds the common shares as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non-Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on common shares or deemed to be paid or credited on common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares of the dividend payer). Sphere 3D will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq unless at any particular time during the 60-month period that ends at that time:

•        at least 25% of the issued shares of any class or series of Sphere 3D’s capital was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•        more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of common shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Canadian Holder were a Resident Holder. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of common shares by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose common shares may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

Material U.S. Federal Income Taxation Considerations

The following discussion is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of Sphere 3D common shares by U.S. Holders (as defined below) following the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative announcements of the IRS, in each case as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of statements and conclusions set forth herein. Neither Gryphon nor Sphere 3D has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion is for general information purposes only and is not a complete description of all tax consequences that may be relevant to U.S. Holders; it is not a substitute for tax advice. It applies only to U.S. Holders that exchange their shares of Gryphon common stock for common share of Sphere 3D in the Merger and that hold such shares of Gryphon common stock and common shares of Sphere 3D as capital assets for tax purposes. In addition, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as holders who acquired shares of Gryphon common stock pursuant to the exercise of employee stock options or otherwise as compensation, certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that directly, indirectly or through attribution own or at any time during the five-year period ending on the Effective Date owned, 5% or more of the total combined voting power of Gryphon or Sphere 3D voting stock or of the total value of Gryphon or Sphere 3D equity interests, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities).

This summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Sphere 3D prior to the Merger; this discussion is limited to holders who acquire such common shares in Sphere 3D in connection with the Merger.

In addition, this discussion does not address the tax consequences to any Gryphon stockholder that is or will become a “five-percent transferee shareholder” of Sphere 3D within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder of Sphere 3D is a Gryphon stockholder that will own directly, indirectly or constructively through attribution rules, at least 5% of either the total voting power or total value of Sphere 3D immediately after the Merger. If you believe you are or could become a five-percent transferee shareholder of Sphere 3D, you should promptly consult your tax advisor about the U.S. federal income tax considerations to you of the Merger, as certain special rules and time-sensitive tax procedures may apply to you.

This discussion does not address any consequences arising under the laws of any state, local or non-U.S. jurisdiction, or taxes other than income taxes, including any tax consequences arising under the alternative minimum tax or the Medicare tax on net investment income. Moreover, this discussion does not address any considerations relating to U.S. federal taxes other than income taxes (such as estate or gift taxes) or, except as expressly addressed below, any reporting requirements. As used in this discussion, a “U.S. Holder” is any beneficial owner of Gryphon common shares that exchanges such shares for common shares of Sphere 3D in the Merger and that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences relating to the ownership and disposition of the common shares will depend on the status of the partners, the activities of such entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES.

Passive Foreign Investment Company Consequences

In general, a non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a passive foreign investment company (a “PFIC”) for any taxable year in which either (1) at least 75% of its gross income for such year is “passive income” or (2) at least 50% of the value of its assets, based on an average of the quarterly values of the assets, during such year is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties and rents (other than royalties and rents derived from the active conduct of a trade or business), and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities. For this purpose, Sphere 3D will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Sphere 3D owns, directly or indirectly, at least a 25% interest (by value).

Sphere 3D does not believe that it was a PFIC for the year ending December 31, 2020, and presently does not anticipate that it will be a PFIC based upon the value of its assets, including any goodwill, and the nature and composition of its income and assets. However, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that Sphere 3D will not be a PFIC for the current taxable year or in any future taxable year. Because Sphere 3D may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of assets may be based in part on the value of the common shares, which may fluctuate considerably, Sphere 3D may be a PFIC in future taxable years. In addition, Sphere 3D’s status may also depend, in part, on how quickly it utilizes its cash on-hand and cash from future financings in its business. Thus, no assurance can be given as to whether Sphere 3D will be a PFIC in 2021 or for any future taxable year. Even if Sphere 3D determines that it is not a PFIC for a taxable year, there can be no assurance that the IRS will agree with such conclusion and that the IRS would not successfully challenge such position. Sphere 3D’s status as a PFIC is a fact-intensive determination made on an annual basis.

For each taxable year that Sphere 3D is treated as a PFIC with respect to a U.S. Holder’s common shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or disposition (including a pledge and transfers of common shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its common shares, unless the holder makes a valid QEF or mark-to-market election, as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for common shares will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the common shares;

•        the amount allocated to the U.S. Holder’s current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which Sphere 3D is a PFIC will be taxed as ordinary income; and

•        the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital gains, even though the U.S. Holder holds the common shares as capital assets.

If Sphere 3D is a PFIC for any year during which a U.S. Holder holds common shares, Sphere 3D would generally continue to be treated as a PFIC with respect to that holder for all succeeding years during which the U.S. Holder holds the common shares, unless (i) Sphere 3D ceases to meet the requirements for PFIC status and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s common shares in which Sphere 3D was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder makes a “deemed sale” election with respect to the common shares. If the “deemed sale” election is made, the U.S. Holder will be deemed to sell the common shares it holds at their fair market value on the last day of the last taxable year in which Sphere 3D qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime described above. After the deemed sale election, the common shares with respect to the election was made would not be treated as shares of a PFIC unless Sphere 3D subsequently becomes a PFIC.

If Sphere 3D is a PFIC for any taxable year during which a U.S. Holder holds common shares and one of its non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to non-U.S. subsidiaries.

Alternatively, if Sphere 3D is a PFIC, a U.S. Holder will avoid the PFIC excess distribution regime discussed above if such U.S. Holder makes a valid “mark-to-market” election for the common shares for the first taxable year in which it holds (or is deemed to hold) such shares and each subsequent taxable year.

A mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The common shares will be marketable stock as long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. However, there can be no assurance that the common shares will be “regularly traded” for purposes of these rules. If a mark-to-market election is in effect with respect to a U.S. Holder’s common shares, such U.S. Holder generally would include in income each year in which Sphere 3D is treated as a PFIC with respect to such common shares, an amount equal to the excess, if any, of the fair market value of the common shares as of the close of the U.S. Holder’s taxable year over the adjusted tax basis of such common shares. The U.S. Holder would be allowed a deduction for the excess, if any, of the adjusted tax basis of such common shares over their fair market value as of the close of the taxable year, but only to the extent of any net mark-to-market gains on the common shares included in the U.S. Holder’s income for prior taxable years. The U.S. Holder’s tax basis in the common shares would be adjusted to reflect any mark-to-market income or loss. Amounts included in income under a mark-to-market election, as well as any gain from an actual sale, exchange or other disposition of common shares, would be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale, exchange or other disposition of common shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such common shares previously included in income.

If a U.S. Holder makes a mark-to-market election, any distributions Sphere 3D makes would generally be subject to the rules discussed below under “— Distributions,” except the lower rates applicable to dividends paid by a “qualified foreign corporation” would not apply.

If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the common shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Such election will not apply to any non-U.S. subsidiaries that Sphere 3D may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that Sphere 3D may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the common shares.

If a U.S. Holder does not make a mark-to-market election effective from the first taxable year of a U.S. Holder’s holding period for the common shares in which Sphere 3D is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules described above. A U.S. Holder that first makes a mark-to-market election with respect to the common shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its common shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election.

In addition, if Sphere 3D is a PFIC, a U.S. Holder may avoid taxation under the excess distribution rules described above with respect to the common shares by making a timely and valid qualified electing fund (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its common shares only if Sphere 3D provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. At this time, Sphere 3D does not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

A U.S. Holder of a PFIC is generally required to file an IRS Form 8621 on an annual basis and to provide such other information as the U.S. Treasury Department may require. The failure to do so could result in the imposition of penalties and the extension of the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the ownership and disposition of common shares, the consequences to them of an investment in a PFIC, any elections available with respect to common shares and the IRS information reporting obligations with respect to the ownership and disposition of the shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to common shares (including the amount of any Canadian taxes withheld) generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent paid out of Sphere 3D’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds Sphere 3D’s current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because Sphere 3D may not account for earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

A U.S. Holder receiving a distribution from which the 25% Canadian withholding tax (as described above in “— Canadian Income Tax Considerations — Dividends”) has been deducted may be entitled to a foreign tax credit in determining the U.S. Holder’s federal income tax liability for the year in which the distribution is received. The availability of a full or partial foreign tax credit in respect of such Canadian withholding tax is determined under rules of considerable complexity, and the foreign tax credit may not be available in all cases. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the availability of the foreign tax credit with respect to distributions received from which Canadian tax has been withheld at source.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if Sphere 3D is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences”), Sphere 3D will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on common shares that are readily tradable on an established securities market in the United States. Sphere 3D believes that it qualifies as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “— Passive Foreign Investment Company Consequences”, if Sphere 3D is eligible for the benefits of the U.S.-Canada Treaty, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders (including individuals) or long-term capital loss if, on the date of sale, exchange or other taxable disposition, the common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized from the sale or other taxable disposition of common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes. Accordingly, in the event any Canadian tax (including withholding tax) is imposed upon such sale or other taxable disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit.

Information Reporting

Dividend payments with respect to the common shares and proceeds from a sale, exchange, redemption or other taxable disposition of the common shares made within the United States or through certain U.S. related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or that is otherwise exempt from backup withholding. U.S. Holders of common shares should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against such U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in the common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “— Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for the common shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

LEGAL MATTERS

The validity of the Sphere 3D common shares to be issued in connection with the business combination described within this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for Sphere 3D by Meretsky Law Firm, Toronto, Canada, as Canadian corporate counsel to Sphere 3D. Certain U.S. legal matters, including U.S. tax matters, will be passed upon for Sphere 3D by Pryor Cashman LLC, New York, New York.

EXPERTS

The consolidated financial statements of Sphere 3D as of December 31, 2020 and 2019 and for the years then ended appearing in this proxy statement/prospectus have been audited by Smythe LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The consolidated financial statements of Gryphon as of December 31, 2020 and for the period October 22, 2020 (Inception) to December 31, 2020 appearing in this proxy statement/prospectus have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

SUBMISSION OF SHAREHOLDER PROPOSALS

Only such business will be conducted at the special meeting as will have been brought by the board of directors before the special meeting pursuant to the attached “Notice of Special Meeting of Shareholders.”

ENFORCEABILITY OF CIVIL LIABILITIES

Sphere 3D was incorporated under the laws of the Province of Ontario, Canada. Certain of its directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of Sphere 3D’s assets, and substantially all the assets of its directors and officers are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against Sphere 3D or any of such persons may not be collectible within the United States. In addition, it may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. The Supreme Court of Canada has repeatedly affirmed that the requirements to enforce a foreign judgment are as follows:

•        the judgment of the foreign court must be final and conclusive;

•        the court granting the foreign judgment must have had jurisdiction over the parties and the cause of action;

•        the action to enforce a foreign judgment must have been commenced within applicable limitation periods;

•        the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not incompatible with Canadian concepts of justice or contrary to the laws governing enforcement of judgments; and

•        the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•        Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The agent for service of process in the United States for Sphere 3D is CCS Global Solutions, Inc., located at 500 Seventh Avenue, Office 12B101, New York, NY 10018.

WHERE YOU CAN FIND MORE INFORMATION

Sphere 3D has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the common shares that Gryphon stockholders will receive in connection with the Merger. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the special meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Sphere 3D may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Gryphon has supplied all information contained in this proxy statement/prospectus relating to it, and Sphere 3D has supplied all information contained in this proxy statement/prospectus relating to it.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the annexes incorporated by reference in this document or other information concerning the special meeting, without charge, by requesting them in writing or by telephone from Sphere 3D at the following address and telephone number:

Sphere 3D Corp.

895 Don Mills Road, Bldg. 2, Suite 900

Toronto, Ontario, Canada M3C 1W3

Attn: Investor Relations

Tel: (858) 571-5555

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [              ], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

FINANCIAL STATEMENTS

SPHERE 3D CORP.

Condensed Consolidated Financial Statements (Unaudited)
Nine Months Ended September 30, 2021 and 2020
(Expressed in U.S. dollars)

Sphere 3D Corp.
Condensed Consolidated Balance Sheets
(in thousands of U.S. dollars, except shares)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,521	$461
Accounts receivable, net	226	264
Inventories	501	558
Notes receivable	2,140	—
Other current assets	1,686	807
Total current assets	105,074	2,090
Notes receivable	11,386	3,207
Investment in special purpose acquisition company	5,420	—
Investment	2,100	2,100
Intangible assets, net	13,186	2,608
Goodwill	1,385	1,385
Other assets	85,300	443
Total assets	$223,851	$11,833

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,233	$1,976
Accrued liabilities	319	958
Accrued payroll and employee compensation	295	293
Deferred revenue	387	657
Debt	—	1,121
Debt, related party	—	304
Line of credit	—	406
Other current liabilities	5	90
Total current liabilities	3,239	5,805
Deferred revenue, long-term	94	301
Long-term debt	—	672
Other non-current liabilities	1,046	46
Total liabilities	4,379	6,824
Commitments and contingencies (Note 14)
Shareholders’ equity:
Preferred shares, no par value, unlimited shares authorized, 1,000 and 9,355,778 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	957	11,769
Common shares, no par value; unlimited shares authorized, 59,208,801 and 7,867,186 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	425,860	192,406
Accumulated other comprehensive loss	(1,787)	(1,791)
Accumulated deficit	(205,558)	(197,375)
Total shareholders’ equity	219,472	5,009
Total liabilities and shareholders’ equity	$223,851	$11,833

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Operations
(in thousands of U.S. dollars, except share and per share amounts)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Revenue	$2,875	$2,791
Cost of revenue	1,568	1,352
Gross profit	1,307	1,439
Operating expenses:
Sales and marketing	998	872
Research and development	803	947
General and administrative	6,868	4,406
	8,669	6,225
Loss from operations	(7,362)	(4,786)
Other income (expense):
Interest expense, related party	(496)	(309)
Interest expense	(20)	(142)
Interest income and other, net	225	1,002
Loss before income taxes	(7,653)	(4,235)
Provision for income taxes	—	4
Net loss	(7,653)	(4,239)
Dividends on preferred shares	530	—
Net loss available to common shareholders	$(8,183)	$(4,239)

Net loss per share:
Net loss per share basic and diluted	$(0.41)	$(0.81)
Shares used in computing net loss per share:
Basic and diluted	20,004,425	5,240,003

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Net loss	$(7,653)	$(4,239)
Other comprehensive (loss) income:
Foreign currency translation adjustment	4	(31)
Total other comprehensive (loss) income	4	(31)
Comprehensive loss	$(7,649)	$(4,270)

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Operating activities:
Net loss	$(7,653)	$(4,239)
Adjustments to reconcile net loss to cash used in operating activities:
Gain on extinguishment of debt	(1,125)	—
Forgiveness of liabilities	(139)	(776)
Preferred shares penalty fee	653	—
Depreciation and amortization	835	742
Amortization of debt issuance costs	485	392
Share-based compensation	299	5
Revaluation of subscription agreements	—	(79)
Changes in operating assets and liabilities:
Accounts receivable	38	110
Inventories	57	94
Accounts payable and accrued liabilities	1,918	3,380
Accrued payroll and employee compensation	2	66
Deferred revenue	(477)	(553)
Other assets and liabilities, net	42	(1,138)
Net cash used in operating activities	(5,065)	(1,996)

Investing activities:
Deposit for purchase of property and equipment	(85,000)	—
Notes receivable	(10,035)	—
Investment in special purpose acquisition company, net	(4,420)	—
Net cash used in investing activities	(99,455)	—

Financing activities:
Proceeds from issuance of common shares and warrants, net	194,572	115
Proceeds from issuance of preferred shares, net	9,575	2,735
Payments for debt	(1,103)	—
Proceeds from long-term debt	447	667
Proceeds from exercise of warrants	1,458	120
Payments for line of credit, net	(402)	(2)
Payments for preferred share dividends	(218)	—
Proceeds from debt-related party	—	500
Payments for debt-related party	—	(42)
Proceeds from convertible debt	—	375
Proceeds from convertible debt-related party	—	200
Proceeds from exercise of stock options	252	76
Net cash provided by financing activities	204,581	4,744
Effect of exchange rate changes on cash	(1)	(1)
Net increase in cash and cash equivalents	100,060	2,747
Cash and cash equivalents, beginning of period	461	149
Cash and cash equivalents, end of period	$100,521	$2,896

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Cash Flows — (Continued)
(in thousands of U.S. dollars)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Supplemental disclosures of cash flow information:
Cash paid for interest	$34	$25
Supplemental disclosures of non-cash financing activities:
Issuance of common shares for settlement of liabilities and preferred dividends	$3,704	$2,034
Issuance of common shares for conversion of convertible debt	$799	$783
Issuance of common shares for exercise of warrants applied to settlement of liabilities	$92	$—
Issuance of common shares for acquisition of intangible asset	$11,408	$1,560
Issuance of convertible debt-related party for prepaid business advisory services	$—	$150
Issuance of common shares for settlement of related party liabilities	$—	$379

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Shareholders’ Equity
(in thousands of U.S. dollars, except shares)
(Unaudited)

	Preferred Shares		Common Shares		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	9,355,778	$11,769	7,867,186	$192,406	$(1,791)	$(197,375)	$5,009
Issuance of common shares for conversion of preferred shares	(2,495,300)	(2,482)	2,532,798	2,482	—	—	—
Issuance of common shares	—	—	235,000	597	—	—	597
Issuance of common shares for the settlement of liabilities	—	—	351,880	921	—	—	921
Exercise of warrants	—	—	743,820	478	—	—	478
Other comprehensive income	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	(2,372)	(2,372)
Preferred dividends	—	—	—	—	—	(193)	(193)
Balance at March 31, 2021	6,860,478	9,287	11,730,684	196,884	(1,787)	(199,940)	4,444
Issuance of common shares for conversion of preferred shares	(2,399)	(2,160)	2,108,620	2,160	—	—	—
Issuance of common shares	—	—	6,695,000	7,642	—	—	7,642
Issuance of common shares for conversion of convertible debt	—	—	468,225	799	—	—	799
Issuance of common shares for settlement of liabilities	—	—	770,000	1,135	—	—	1,135
Exercise of warrants	—	—	747,000	687	—	—	687
Issuance of common shares pursuant to the vesting of restricted stock units	—	—	62,500	—	—	—	—
Share-based compensation	—	—	—	247	—	—	247
Other comprehensive income	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(2,881)	(2,881)
Preferred dividends	—	—	—	—	—	(169)	(169)
Balance at June 30, 2021	6,858,079	7,127	22,582,029	209,554	(1,779)	(202,990)	11,912
Issuance of preferred shares, net	10,000	9,575	—	—	—	—	9,575
Issuance of common shares for conversion of preferred shares	(6,867,079)	(15,745)	6,076,770	15,745	—	—	—
Issuance of common shares, net	—	—	25,088,530	186,778	—	—	186,778
Acquisition of intangible asset	—	—	4,500,000	11,408	—	—	11,408
Issuance of common shares for the settlement of liabilities	—	—	362,972	1,648	—	—	1,648
Exercise of warrants	—	—	498,500	423	—	—	423
Exercise of stock options	—	—	100,000	252	—	—	252
Share-based compensation	—	—	—	52	—	—	52
Other comprehensive loss	—	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	—	(2,400)	(2,400)
Preferred dividends	—	—	—	—	—	(168)	(168)
Balance at September 30, 2021	1,000	957	59,208,801	$425,860	$(1,787)	$(205,558)	$219,472

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Condensed Consolidated Statements of Shareholders’ Equity — (Continued)
(in thousands of U.S. dollars, except shares)
(Unaudited)

	Preferred Shares		Common Shares		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	8,443,778	$8,444	3,850,105	$186,161	$(1,769)	$(191,596)	$1,240
Issuance of common shares pursuant to the vesting of restricted stock units	—	—	20,420	—	—	—	—
Issuance of common shares for the settlement of liabilities	—	—	146,300	130	—	—	130
Share-based compensation	—	—	—	5	—	—	5
Other comprehensive loss	—	—	—	—	(71)	—	(71)
Net loss	—	—	—	—	—	(1,103)	(1,103)
Balance at March 31, 2020	8,443,778	8,444	4,016,825	186,296	(1,840)	(192,699)	201
Issuance of preferred shares, net	1,244,000	808	—	—	—	—	808
Issuance of common shares for conversion of preferred shares	—	—	450,000	292	—	—	292
Issuance of common shares for conversion of convertible debt	—	—	580,580	377	—	—	377
Issuance of common shares for the settlement of liabilities	—	—	480,000	1,194	—	—	1,194
Issuance of stock options for the settlement of liabilities	—	—	—	54	—	—	54
Exercise of stock options	—	—	30,000	75	—	—	75
Other comprehensive income	—	—	—	—	28	—	28
Net loss	—	—	—	—	—	(1,946)	(1,946)
Balance at June 30, 2020	9,687,778	9,252	5,557,405	188,288	(1,812)	(194,645)	1,083
Issuance of preferred shares	3,000	2,735	—	—	—	—	2,735
Issuance of common shares	—	—	260,000	268	—	—	268
Issuance of common shares for conversion of preferred shares	(335,000)	(218)	335,000	218	—	—	—
Acquisition of intangible asset	—	—	480,000	1,560	—	—	1,560
Issuance of common shares for conversion of convertible debt	—	—	625,240	406	—	—	406
Issuance of common shares for the settlement of liabilities	—	—	339,541	1,157	—	—	1,157
Exercise of stock options	—	—	—	1	—	—	1
Other comprehensive income	—	—	—	—	12	—	12
Net loss	—	—	—	—	—	(1,190)	(1,190)
Balance at September 30, 2020	9,355,778	$11,769	7,597,186	$191,898	$(1,800)	$(195,835)	$6,032

See accompanying notes to condensed consolidated financial statements.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business

Sphere 3D Corp. (the “Company”) was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, the Company completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to “Sphere 3D Corp.” Sphere 3D historically focused on providing solutions for stand-alone storage and technologies that converge the traditional silos of compute, storage and network into one integrated hyper-converged or converged solution. We provide enterprise storage management solutions, and the ability to connect to public cloud services such as Microsoft Azure for additional delivery options and hybrid cloud capabilities. These solutions can be deployed through a public, private or hybrid cloud and are delivered both directly and through resellers and augmented through our professional services capabilities and offerings. The Company has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”). Subsequent to the third quarter of 2021, the Company entered into a definitive agreement to sell the SnapServer® product line and associated assets.

The Company has commenced planning and entered into a series of agreements that will enable it to enter the cryptocurrency mining industry.

Management has projected that cash on hand and other sources of liquidity may not be sufficient to allow the Company to continue operations beyond June 30, 2022 if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Significant changes from the Company’s current forecasts, including but not limited to: (i) shortfalls from projected sales levels; (ii) unexpected increases in product costs; (iii) increases in operating costs; (iv) changes in the historical timing of collecting accounts receivable; and (v) inability to maintain compliance with the requirements of the NASDAQ Capital Market and/or inability to maintain listing with the NASDAQ Capital Market could have a material adverse impact on the Company’s ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or the Company is unable to generate sufficient cash from operations or financing sources, the Company may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on the Company’s business, results of operations, financial position and liquidity.

The Company incurred losses from operations and negative cash flows from operating activities for the three and nine months ended September 30, 2021, and such losses may continue for the foreseeable future. Based upon the Company’s current expectations and projections for the next year, the Company believes that it may not have sufficient liquidity necessary to sustain operations beyond June 30, 2022. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Merger Agreement

On June 3, 2021, the Company entered into an Agreement and Plan of Merger with Gryphon Digital Mining, Inc. (“Gryphon”), a privately held company in the cryptocurrency space dedicated to helping bring digital assets onto the clean energy grid. Its Bitcoin mining operation has a zero-carbon footprint and Gryphon’s long-term strategy is to be the first vertically integrated crypto miner with a wholly owned, one hundred percent renewable energy supply. Upon completion of the merger, the Company will change its name to Gryphon Digital Mining, Inc.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business (cont.)

As consideration for the merger transaction, the Company expects to issue 111,000,000 common shares to the shareholders of Gryphon, subject to adjustment, such that on closing, the Sphere 3D shareholders are projected to own approximately 62% of the Company and Gryphon shareholders will own the remaining 38%, on a fully-diluted basis. The merger is expected to close in the first quarter of 2022, subject to the approval of the shareholders of each company, as well as other closing conditions, including the registration statement for the merger shares to be issued being declared effective by the Securities and Exchange Commission, and the Company’s pending merger listing being approved by the Nasdaq, SEC and other applicable regulatory bodies. Upon a successful closing of the merger, and all regulatory approvals, the Company will continue to trade on the NASDAQ. The transaction has been approved by the board of directors of both companies. PGP Capital Advisors, LLC acted as financial advisor and has provided a fairness opinion in support of the transaction to the board of directors of Sphere 3D. The closing of the merger agreement is subject to customary closing conditions for a transaction of this nature and may be terminated by the parties under certain circumstances.

In October 2021, the Company entered into an agreement with Gryphon for approximately 230 MW of carbon neutral bitcoin mining hosting capacity to be managed by Core Scientific as hosting partner. The agreement features the installation of digital asset miners at Core Scientific’s net carbon neutral blockchain data centers over the course of 14 months. As part of the agreement, Core Scientific will provide digital mining fleet management and monitoring solution, Minder™, data analytics, alerting, monitoring, and miner management services.

Terminated Merger Agreement

On July 14, 2020, the Company entered into a definitive merger agreement (the “Rainmaker Merger Agreement”) pursuant to which it planned to acquire all of the outstanding securities of Rainmaker Worldwide Inc. (“Rainmaker”), a global Water-as-a-Service provider. The Company’s business model would have focused on Water-as-a-Service and Rainmaker management would have assumed leadership of the combined entity. On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed date of January 31, 2021. No break-fee or termination costs were paid by either party.

2. Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”), applied on a basis consistent for all periods. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for a complete set of financial statements. These condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission on April 9, 2021. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. These condensed consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been appropriately eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies (cont.)

provisions for impairment assessments of goodwill, other indefinite-lived intangible assets; revenue; allowance for doubtful receivables; inventory valuation; warranty provisions; and litigation claims. Actual results could differ from these estimates.

Foreign Currency Translation

The financial statements of foreign subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at the consolidated balance sheet date for assets and liabilities and a weighted-average exchange rate during the year for revenue, expenses, gains and losses. Translation adjustments are recorded as accumulated other comprehensive income (loss) within shareholders’ equity. Gains or losses from foreign currency transactions are recognized in the condensed consolidated statements of operations. Such transactions resulted in minimal losses in the three and nine months ended September 30, 2021 and 2020.

Cash Equivalents

Highly liquid investments with insignificant interest rate risk and original maturities of three months or less, when purchased, are classified as cash equivalents. Cash equivalents are composed of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and is non-interest bearing. We estimate our allowance for doubtful accounts based on an assessment of the collectability of specific accounts and the overall condition of the accounts receivable portfolio. When evaluating the adequacy of the allowance for doubtful accounts, we analyze specific trade and other receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customers’ payment terms and/or patterns. We review the allowance for doubtful accounts on a quarterly basis and record adjustments as considered necessary. Customer accounts are written-off against the allowance for doubtful accounts when an account is considered uncollectable.

Inventories

Inventories are stated at the lower of cost and net realizable value using the first-in-first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. We assess the value of inventories periodically based upon numerous factors including, among others, expected product or material demand, current market conditions, technological obsolescence, current cost, and net realizable value. If necessary, we write down our inventory for obsolete or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the net realizable value.

Investments

The Company holds investments in equity securities of nonpublic companies for business and strategic purposes. The equity securities do not have a readily determinable fair value and are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its investments on a regular basis to determine if the investments are impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies (cont.)

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the value assigned to the net tangible and identifiable intangible assets acquired. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Purchased intangible assets are amortized on a straight-line basis over their economic lives of 15 months to 15 years for supplier agreements, six years to 25 years for channel partner relationships, three years to nine years for developed technology, three years to eight years for capitalized development costs, and two years to 25 years for customer relationships as this method most closely reflects the pattern in which the economic benefits of the assets will be consumed.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets are tested for impairment on an annual basis at December 31, or more frequently if there are indicators of impairment. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Revenue Recognition

The Company accounts for revenue pursuant to ASU 2014-09, Revenue from Contracts with Customers and all the related amendments (“Topic 606”). Under Topic 606, an entity is required to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and contract consideration will be recognized on a “sell-in basis” or when control of the purchased goods or services transfer to the distributor.

The Company generates revenue primarily from: (i) solutions for standalone storage and integrated hyper-converged storage; (ii) professional services; and (iii) warranty and customer services. The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers the Company performs the following five steps: (i) identify the promised goods or services in the contract; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Approximately 70% of the Company’s revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied at a point in time. These contracts are generally comprised of a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when change of control has been transferred to the customer, generally at the time of shipment of products. The Company sells its products both directly to customers and through distributors generally under agreements with payment terms typically less than 45 days. Revenue on direct product sales, excluding sales to distributors, are not entitled to any specific right of return or price protection, except for any defective product that may be returned under our standard product warranty. Product sales to distribution customers that are subject to certain rights of return, stock rotation privileges and price

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies (cont.)

protections, contain a component of “variable consideration.” Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products and is generally based upon a negotiated fixed price and is net of estimates for variable considerations.

For performance obligations related to warranty and customer services, such as extended product warranties, the Company transfers control and recognizes revenue on a time-elapsed basis. The performance obligations are satisfied as services are rendered typically on a stand-ready basis over the contract term, which is generally 12 months.

In limited circumstances where a customer is unable to accept shipment and requests products be delivered to, and stored on, the Company’s premises, also known as a “bill-and-hold” arrangement, revenue is recognized when: (i) the customer has requested delayed delivery and storage of the products, (ii) the goods are segregated from the inventory, (iii) the product is complete, ready for shipment and physical transfer to the customer, and (iv) the Company does not have the ability to use the product or direct it to another customer.

The Company also enters into revenue arrangements that may consist of multiple performance obligations of its product and service offerings such as for sales of hardware devices and extended warranty services. The Company allocates contract fees to the performance obligations on a relative stand-alone selling price basis. The Company determines the stand-alone selling price based on its normal pricing and discounting practices for the specific product and/or service when sold separately. When the Company is unable to establish the individual stand-alone price for all elements in an arrangement by reference to sold separately instances, the Company may estimate the stand-alone selling price of each performance obligation using a cost plus a margin approach, by reference to third party evidence of selling price, based on the Company’s actual historical selling prices of similar items, or based on a combination of the aforementioned methodologies; whichever management believes provides the most reliable estimate of stand-alone selling price.

Warranty and Extended Warranty

The Company records a provision for standard warranties provided with all products. If future actual costs to repair were to differ significantly from estimates, the impact of these unforeseen costs or cost reductions would be recorded in subsequent periods.

Separately priced extended on-site warranties and service contracts are offered for sale to customers on all product lines. The Company contracts with third party service providers to provide service relating to on-site warranties and service contracts. Extended warranty and service contract revenue and amounts paid in advance to outside service organizations are deferred and recognized as service revenue and cost of service, respectively, over the period of the service agreement. The Company will typically apply the practical expedient to agreements wherein the period between transfer of any good or service in the contract and when the customer pays for that good or service is one year or less. Advanced payments for long-term maintenance and warranty contracts do not give rise to a significant financing component. Rather, such payments are required by the Company primarily for reasons other than the provision of finance to the entity.

Research and Development Costs

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs.

Comprehensive Income (Loss)

Comprehensive income (loss) and its components encompass all changes in equity other than those arising from transactions with shareholders, including net loss and foreign currency translation adjustments, and is disclosed in a separate condensed consolidated statement of comprehensive loss.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies (cont.)

Share-based Compensation

We account for share-based awards, and similar equity instruments, granted to employees, non-employee directors, and consultants under the fair value method. Share-based compensation award types include stock options and restricted stock. We use the Black-Scholes option pricing model to estimate the fair value of option awards on the measurement date, which generally is the date of grant. The expense is recognized over the requisite service period (usually the vesting period) for the estimated number of instruments for which service is expected to be rendered. The fair value of restricted stock units (“RSUs”) is estimated based on the market value of the Company’s common shares on the date of grant. The fair value of options granted to non-employees is estimated at the measurement date, which generally is the date of grant, using the Black-Scholes option pricing model.

Share-based compensation expense for options with graded vesting is recognized pursuant to an accelerated method. Share-based compensation expense for RSUs is recognized over the vesting period using the straight-line method. Share-based compensation expense for an award with performance conditions is recognized when the achievement of such performance conditions are determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Forfeitures are recognized in share-based compensation expense as they occur.

We have not recognized, and do not expect to recognize in the near future, any tax benefit related to share-based compensation cost as a result of the full valuation allowance of our net deferred tax assets and its net operating loss carryforward.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, the Company believes that the impact of recently issued standards will not have a material impact on the Company’s consolidated financial statements upon adoption.

3. Notes Receivable

In July 2021, the Company entered into a Promissory Note and Security Agreement with Gryphon, which was amended on August 30, 2021, and further amended on September 29, 2021 (the “Gryphon Note” as amended). The Gryphon Note, pursuant to which the Company loaned in the aggregate to Gryphon $10.0 million, has a payment schedule whereby the principal and accrued interest shall be due and payable commencing on January 1, 2022 continuing until and including December 1, 2024. The Gryphon Note is secured by certain assets of Gryphon and bears interest at the rate of 9.5% per annum. As of September 30, 2021, the outstanding Gryphon Note balance was $10.1 million.

In April 2021, MEOA Sponsor, a wholly owned subsidiary of the Company, entered into a promissory note with MEOA for up to $0.3 million with outstanding principal payable by MEOA to MEOA Sponsor on the earlier of (i) September 1, 2021 or (ii) the date MEOA consummates an initial public offering of its securities. At September 30, 2021, the note receivable balance was nil.

In September 2020, the Company entered into a Senior Secured Convertible Promissory Note with Rainmaker (the “Rainmaker Note”), pursuant to which the Company loaned Rainmaker the principal amount of $3.1 million. The Rainmaker Note is secured as a registered lien under the Uniform Commercial Code and the Personal Property Security Act (Ontario) against the assets of Rainmaker and bears interest at the rate of 10% per annum. The principal and interest accrue monthly and are due and payable in full on September 14, 2023. As of September 30, 2021, the outstanding Rainmaker Note balance was $3.4 million.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Certain Balance Sheet Items

The following table summarizes inventories (in thousands):
	September 30, 2021	December 31, 2020
Raw materials	$108	$119
Work in process	149	167
Finished goods	244	272
	$501	$558

The following table summarizes other current assets (in thousands):
	September 30, 2021	December 31, 2020
Prepaid services	$1,037	$421
Prepaid insurance	484	158
Transition service agreement	—	115
Deferred cost – service contracts	62	99
Other	103	14
	$1,686	$807

The following table summarizes other assets (in thousands):
	September 30, 2021	December 31, 2020
Prepaid property and equipment	$85,000	$—
Prepaid insurance and services	284	385
Deferred cost – service contracts	13	56
Other	3	2
	$85,300	$443

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5. Intangible Assets

The following table summarizes intangible assets, net (in thousands):
	September 30, 2021	December 31, 2020
Developed technology	$13,117	$13,117
Supplier agreement	12,967	1,560
Channel partner relationships	730	730
Capitalized development costs(1)	3,213	3,116
Customer relationships	380	380
	30,407	18,903
Accumulated amortization:
Developed technology	(13,117)	(13,117)
Supplier agreement	(489)	(43)
Channel partner relationships	(568)	(477)
Capitalized development costs(1)	(2,897)	(2,518)
Customer relationships	(350)	(340)
	(17,421)	(16,495)
Total finite-lived assets, net	12,986	2,408
Indefinite-lived intangible assets – trade names	200	200
Total intangible assets, net	$13,186	$2,608

____________

(1)      Includes the impact of foreign currency exchange rate fluctuations.

Amortization expense of intangible assets was $834,000 and $740,000 during the nine months ended September 30, 2021 and 2020, respectively. Estimated amortization expense for intangible assets is expected to be approximately $2.4 million for the remainder of 2021 and $9.3 million, $127,000, $105,000, $104,000, and $104,000 in fiscal 2022, 2023, 2024, 2025 and 2026, respectively.

Hertford Asset Acquisition

On July 31, 2021, the Company entered into an agreement (the “Hertford Agreement”) with Hertford Advisors Ltd. (“Hertford”), a privately held company that provides turnkey mining solutions, to provide an exclusive right to assume all of Hertford’s rights to a number of bitcoin mining agreements (the “Bitcoin Agreements”) and the right to complete negotiations to secure a long-term contract for 200,000 square foot crypto mining facility (the “Mining Facility Agreement”). The Company has assumed and executed the first Bitcoin Agreement directly with the manufacturer, for the purchase of up to 60,000 new bitcoin mining machines, with deliveries to commence in November 2021 and continue over the course of the next 14 months. In exchange for the assignment of the Bitcoin Agreements and the Mining Facility Agreement, for which the Company has the right, but not the obligation, to complete, and subject to receipt of all necessary regulatory approvals and execution of definitive agreements, the Company will issue to Hertford common shares, as well as issue shares of Series H Preferred Shares of the Company, based upon the achievement of certain milestones. On August 12, 2021, the Company issued 4,500,000 common shares with a fair value of $11.4 million to Hertford in satisfaction of assignment of the Bitcoin Agreements and the Mining Facility Agreement to the Company. Additional consideration will be granted as other key milestones are achieved. The common shares issued by the Company are subject to lock up and leak out agreements for a period of two years, with the initial release starting six months from the anniversary of the Hertford Agreement. The Company issued 135,000 common shares in satisfaction of a $456,000 finder’s fee to Majestic Dragon Financial Services Ltd. which is included in general and administrative expense in the consolidated statements of operations.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5. Intangible Assets (cont.)

Supplier Agreement Acquisition

On August 3, 2020, Dale Allan Peters (“Peters”), as the beneficial shareholder of 101250 Investments Ltd. (“101 Invest”), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the “101 Invest Purchase Agreement”) with the Company. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of the Company. Under the terms of the 101 Invest Purchase Agreement, the Company issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which restricted the resale of the common shares for a period of six-months and one day from the closing date. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities - Plantation Hills, Blue Sky and Village Estates.

6. Investments

Special Purpose Acquisition Company

In April 2021, the Company sponsored a special purpose acquisition company (“SPAC”), Minority Equality Opportunities Acquisition Inc. (“MEOA”), through the Company’s wholly owned subsidiary, Minority Equality Opportunities Acquisition Sponsor, LLC (“SPAC Sponsor”). MEOA’s purpose is to focus initially on transactions with companies that are minority owned businesses. In April 2021, SPAC Sponsor paid $25,000 of deferred offering costs on behalf of MEOA in exchange for 2,875,000 shares of MEOA’s Class B common stock (the “Founder Shares”).

In August 2021, SPAC Sponsor participated in the private sale of an aggregate of 5,395,000 Warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. The SPAC Sponsor paid $5.4 million to MEOA, which included $1.0 million from an investor participating in MEOA Sponsor. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after MEOA completes a business combination.

Silicon Valley Technology Partners

In November 2018, in connection with the divestiture of Overland Storage, Inc. (“Overland”), the Company received 1,879,699 Silicon Valley Technology Partners (“SVTP”) Preferred Shares representing 19.9% of the outstanding shares of capital stock of SVTP with a fair value of $2.1 million. The fair value of this investment was estimated using discounted cash flows. The Company concluded it does not have a significant influence over the investee. There were no known identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment at September 30, 2021.

7. Debt

On February 3, 2021, the Company received loan proceeds in the amount of $447,400 and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act (“PPP Funds”). The CARES Act was established in order to enable small businesses to pay employees during the economic slowdown caused by COVID-19 by providing forgivable loans to qualifying businesses for up to 2.5 times their average monthly payroll costs. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. In August 2021, the February 3, 2021 PPP Funds were forgiven by the lender and the Company recorded a gain on extinguishment of debt which is included in interest income and other, net. At September 30, 2021 there was no outstanding balance on the February 3, 2021 PPP Funds.

On August 27, 2020, the Company entered into a settlement agreement with O’Melveny & Myers LLP (“OMM”) pursuant to which the Company issued to OMM a secured promissory note (the “OMM Note”) in the aggregate principal amount of $1.1 million in satisfaction of certain accounts payable owed to OMM. The OMM Note bore

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7. Debt (cont.)

interest at 1.68%. On April 2, 2021, the Company and OMM entered into a Fee Agreement stating the OMM Note maturity date was extended to June 2021, and the Company incurred an extension fee in the amount of $118,000. At September 30, 2021, there was no outstanding balance on the OMM Note.

On July 28, 2020, the Company entered into a Securities Purchase Agreement with Oasis Capital, LLC (“Oasis”), a related party of the Company, pursuant to which the Company received $500,000 and issued to Oasis (i) an 8.0% original issue discount promissory note payable with aggregate principal amount of $615,000 (“Oasis Promissory Note”), and (ii) 90,000 common shares of the Company at $3.37 per share. Torrington Financial Services Ltd earned a fee of $40,000 for facilitating the transaction. The Oasis Promissory Note was due on January 28, 2021. On March 10, 2021, the Company and Oasis entered into an Exchange Agreement under which Oasis surrendered the Oasis Promissory Note dated July 28, 2020 in exchange for a new Convertible Promissory Note issued to Oasis with (i) a principal amount of $796,159, (ii) interest rate of 8.0% per annum, (iii) a 12 month maturity date, and (iv) convertible into common shares of the Company. During the nine months ended September 30, 2021, the Company incurred a $241,000 penalty fee for the defaults on the original Oasis Promissory Note which is included in related party interest expense. During the nine months ended September 30, 2021, the Company issued 468,225 common shares in satisfaction of payment in full for the Convertible Promissory Note. At September 30, 2021 there was no outstanding balance on the Oasis Convertible Promissory Note.

On April 9, 2020, the Company received PPP Funds in the amount of $667,400 and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP funds during the eight week period after receipt thereof, and (b) the PPP funds are only used to cover payroll costs (including benefits), rent, mortgage interest, and utility costs. In June 2021, the April 9, 2020 PPP Funds were forgiven by the lender and the Company recorded a gain on extinguishment of debt which is included in interest income and other, net. At September 30, 2021 there was no outstanding balance on the April 9, 2020 PPP Funds.

Convertible Debt and Warrants

On February 13, 2020, the Company entered into a business advisory agreement with Torrington Financial Services Ltd (“Torrington”), a financial adviser to the Company. As a result of the below March 23, 2020 transaction, Torrington and its entity under common control, Lallande Poydras Investment Partnership (“Lallande”), both participated in the below offering and were classified as a related party of the Company. At September 30, 2021, Torrington is no longer classified as a related party of the Company.

On March 23, 2020, the Company entered into subscription agreements by and among the Company and the investors party thereto, including Torrington and Lallande, for the purchase and sale of 725 units (collectively, the “Units” and individually, a “Unit”) for aggregate gross proceeds of $725,000 with each Unit consisting of (a) a 6.0% convertible debenture in the principal amount of $1,000, which is convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). All values were assigned to the debts and no value was assigned to the equity component. Torrington and Lallande participated in the offering and in the aggregate purchased 200 units, as well as for compensation for Torrington’s services, the Company issued to Torrington convertible debentures equal to $58,000 and convertible into 89,320 common shares and a warrant for the purchase of 89,320 shares, with other terms substantially the same as the investors. The Company received cash proceeds of $575,000 from the offering, and a participant of the offering paid on the Company’s behalf $150,000 directly to a business advisor for a prepayment of future services to the Company. The Company used the remaining proceeds from the offering for general corporate and working capital purposes. At December 2020, the Company had no outstanding convertible debt related to the March 23, 2020 subscription agreement.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7. Debt (cont.)

Line of credit

The Company had a line of credit agreement with a bank with a maximum borrowing limit, effective July 2, 2019, of $500,000. Borrowings under this agreement bear interest at a rate of 6.5% per annum. The line of credit expired on August 31, 2021. At September 30, 2021, the Company had no outstanding balance on the line of credit.

8. Fair Value Measurements

The authoritative guidance for fair value measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The Company’s consolidated financial instruments include cash equivalents, accounts receivable, notes receivable, investments, accounts payable, accrued liabilities and preferred shares. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash equivalents, accounts receivable, notes receivable, accounts payable and accrued liabilities are generally considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company estimates the fair value of the preferred shares utilizing Level 2 inputs, including market yields for similar instruments.

The following table provides information by level for liabilities that are measured at fair value using significant unobservable inputs (Level 3) (in thousands):
Warrant Liability
Liability at January 1, 2021	$89
Reclassification to equity	(84)
Liability at September 30, 2021	$5

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The Company’s non-financial assets such as long-term investment, goodwill, and intangible assets are recorded at fair value when an impairment is recognized or at the time acquired in a business combination.

9. Preferred Shares

Series G Preferred Shares

On July 13, 2021, the Company filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series G Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. Each shareholder of the Series G Preferred Shares, may, at any time, convert all or any part of the Series G Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days’ notice to the Company.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9. Preferred Shares (cont.)

Each Series G Preferred Share has a stated value of $1,000 and is convertible into the Company’s common shares at a conversion price equal to the lower of (i) 80% of the average of the three lowest volume weighted average price of the common stock during the ten trading days immediately preceding, but not including, the conversion date and (ii) $2.75; however, in no event shall the conversion price be lower than $1.00 per share. The Series G Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly.

On July 12, 2021, the Company entered into a Securities Purchase Agreement with two institutional investors (the “Purchasers”), for the issuance of an aggregate of $10.0 million worth of Series G Convertible Preferred Shares of the Company (the “Series G Preferred Shares”), and the issuance to the purchasers of an aggregate of 2,000,000 warrants to purchase common shares of the Company, which such warrants have a term of three years, and an exercise price of $4.00 per share. Until the Company obtains the approval of its shareholders to do so, (i) the Series G Preferred Shares can only be converted into a maximum of 4,400,000 common shares and (ii) the warrant may not be exercised.

During the nine months ended September 30, 2021, the Company has issued 3,272,728 common shares of the Company for the conversion of 9,000 Series G Preferred Shares. There are 1,000 Series G Preferred Shares outstanding at September 30, 2021.

Series E Preferred Shares

On September 17, 2020, the Company filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series E Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The shareholder of the Series E Preferred Shares, may, at any time, convert all or any Series E Preferred Shares provided that the common shares issuable upon such conversion, together with all other common shares of the Company held by the shareholder in the aggregate, would not cause such shareholder’s ownership of the Company’s common shares to exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days’ notice to the Company.

Each Series E Preferred Share has a stated value of $1,000 and is convertible into the Company’s common shares at a conversion price equal to the lower of (i) 70% of the average of the three lowest volume weighted average price of the common stock during the ten trading days immediately preceding, but not including, the conversion date and (ii) $2.00; however, in no event shall the conversion price be lower than $1.00 per share. The Series E Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly.

On September 14, 2020, the Company entered into a Securities Purchase Agreement (“Westworld SPA”) with Westworld Financial Capital, LLC (“Westworld”) relating to the issuance and sale to the investor of 3,000 shares of the Company’s subsequently established Series E Convertible Preferred Shares in a private placement transaction for net proceeds of $2.7 million. The Company paid Torrington a business advisory fee of $240,000 related to this transaction. Under the Westworld SPA, the Company agreed to obtain the consent of Westworld for any additional financings by the Company.

On March 9, 2021, the Company and Westworld entered into an Amendment to the Westworld SPA and on March 23, 2021, the Company issued 250,000 common shares of the Company with a fair value of $653,000 to Westworld for the Company’s failure to file a timely registration statement required under the Westworld SPA. Such expense is included in interest income and other, net on the consolidated statement of operations.

On April 8, 2021, the Company was in default for failure to file a timely registration statement for the shares issued on March 9, 2021. As stated in the Amendment to the Westworld SPA, the Company incurs a penalty equal to 24.0% per annum on the additional common shares issued’s fair value of $653,000 until there is a registration statement filed or September 19, 2021.

During the nine months ended September 30, 2021, the Company has issued 2,456,918 common shares of the Company for the conversion of 3,000 Series E Preferred Shares. There are no Series E Preferred Shares outstanding at September 30, 2021.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9. Preferred Shares (cont.)

Series D Preferred Shares

On May 6, 2020, the Company filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series D Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The Series D Preferred Shares are convertible into our common shares, at a conversion price equal to $0.65, subject to certain anti-dilution adjustments. Each shareholder of the Series D Preferred Shares, may, at any time, convert all or any part of the Series D Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days’ notice to the Company.

On April 30, 2020, the Company entered into a Securities Purchase Agreement with two investors relating to the issuance and sale, in the aggregate, of 1,694,000 shares of the Company’s subsequently established Series D Preferred Shares, no par value and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction, in exchange for the assignment to the Company by the investors of certain convertible promissory notes receivable held by the investors in an aggregate amount of $1.1 million. Subject to certain limitations, the warrants are exercisable at an exercise price equal to $0.92 per common share, subject to adjustments as provided under the terms of the warrants, and are exercisable for five years. The warrants include a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). The Series D Preferred Shares are convertible at the option of the holder, subject to certain conditions.

During the nine months ended September 30, 2021 and 2020, the Company issued common shares of the Company of 909,000 and 785,000, respectively, for the conversion of 909,000 and 785,000, Series D Preferred Shares, respectively. There are no Series D Preferred Shares outstanding at September 30, 2021.

Series C Preferred Shares

On October 30, 2019, the directors of the Company passed a resolution authorizing the filing of articles of amendment to create a series of preferred shares, being, an unlimited number of Series C Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. On November 6, 2019, the Company filed the Articles of Amendment to create the Series C Preferred Shares. Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series C Preferred Shares, each preferred share, subject to prior shareholder approval, are convertible into our common shares, at a conversion rate in effect on the date of conversion. Overland, a former related party and the sole shareholder of the Series C Preferred Shares, agreed that it would not exercise its conversion right with respect to its Series C Preferred Shares until the earlier of (i) October 31, 2020 or (ii) such time that we file for bankruptcy or an involuntary petition for bankruptcy is filed against us (unless such petition is dismissed or discharged within 30 days).

On October 31, 2020, the Company received notification requesting conversion of the Series C Preferred Shares held by Overland. On March 3, 2021, the Company issued two investors in the aggregate 1,440,000 common shares for the conversion of all of the outstanding 1,600,000 Series C Preferred Shares. There are no Series C Preferred Shares outstanding at September 30, 2021.

Series B Preferred Shares

In July 2019, the Company filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series B Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. In July 2019, following the filing of the Articles of Amendment to create the Series B Preferred Shares, the Company entered into a share exchange agreement with FBC Holdings to exchange 6,500,000 Series A Preferred Shares held by FBC Holdings for 6,843,778 Series B Preferred Shares, which included accrued dividends. Pursuant

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9. Preferred Shares (cont.)

to the terms of a waiver agreement entered into by FBC Holdings and the Company on April 8, 2021, FBC Holdings has irrevocably and unconditionally waived its ability, upon providing the Company with at least 61 days’ prior written notice, to increase or decrease the maximum percentage from the 9.99% threshold provided for in the Company’s articles of amendment governing the rights and preferences of outstanding shares of Series B Preferred Shares unless FBC Holdings obtains the Company’s prior written consent.

The Series B Preferred Shares (i) were convertible into the Company’s common shares, subject to prior shareholder approval, at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per common share prior to the date the conversion notice is provided (the “Conversion Rate”), subject to a conversion price floor of $0.80, (ii) after November 13, 2020, fixed, preferential, cumulative cash dividends at the rate of 8.0% of the Series B Preferred Shares subscription price per year, and (iii) carry a liquidation preference equal to the subscription price per Series B Preferred Share plus any accrued and unpaid dividends. In August 2021, all of the Series B Preferred Shares were converted and the Company issued 2,639,542 common shares of the Company, including 107,481 common shares for satisfaction of outstanding accrued Series B Preferred dividends. There are no Series B Preferred Shares outstanding at September 30, 2021.

As of September 30, 2021 and December 31, 2020, accrued liabilities included $0 and $71,000, respectively, for related party preferred shares dividends. For the nine months ended September 30, 2021 and 2020, there were related party preferred dividends of $329,000 and $0, respectively.

Management has determined that the conversion terms of the outstanding Series G Preferred Shares do not cause the preferred shares to be treated as liability instruments, and accordingly such preferred shares are presented as equity instruments.

10. Share Capital

In September 2021, the Company completed a registered direct offering of an aggregate of 22,600,000 common shares, no par value, of the Company, and warrants to purchase an aggregate of 11,299,000 common shares of the Company at a combined offering price of $8.50 per share. The warrants have an exercise price of $9.50 per share. Each warrant is exercisable for one common share and is immediately exercisable and will expire five years from the issuance date. A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the Company’s outstanding common shares immediately after exercise, except that upon notice from the holder to the Company, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to the Company. Net proceeds, after deducting placement agent’s fees, commissions and other offering expenses, were approximately $176.3 million. Maxim Group LLC (“Maxim”) acted as the sole placement agent in connection with the offering. The proceeds will be used, in part, towards the purchase of 60,000 crypto mining machines (“miners”).

In August 2021, the Company completed the purchase and sale of 2,488,530 units (collectively, the “Units” and individually, a “Unit”) at a combined offering price of $4.25 per Unit with each Unit consisting of (a) one common share of the Company, (b) a warrant to purchase one common share of the Company at an exercise price of $6.50 per share immediately exercisable and will expire three years from the issuance date (the “A Warrant”), and (c) a warrant to purchase one common share of the Company at an exercise price of $7.50 per share immediately exercisable and will expire three years from the issuance date (the “B Warrant”) (collectively the “August 2021 Warrants”). The August 2021 Warrants include a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 4.99% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). In addition, as an introduction fee, the Company issued to OTC Hospitality Group 106,958 A Warrants and 106,958 B Warrants, with the same terms as the August 2021 Warrants,

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

10. Share Capital (cont.)

to purchase, in the aggregate, up to 213,916 common shares and paid to OTC Hospitality Group $456,000 in cash. Net proceeds were approximately $10.1 million. The Company intends to use the proceeds for general corporate and working capital purposes.

In May 2021, the Company completed the closing of its underwritten public offering of 5,600,000 common shares at a price to the public of $1.25 per share. Maxim acted as the sole placement agent in connection with the offering. The Company granted to Maxim a 45-day option to purchase up to an additional 700,000 common shares, at the public offering price less underwriting discounts and commissions, of which Maxim has exercised its option to purchase the additional common shares. In addition, the Company issued Maxim 224,000 warrants to purchase up to 224,000 common shares at a purchase price of $1.375. Net proceeds after deducting underwriting discounts, commissions and other offering expenses were approximately $6.8 million, inclusive of the over-allotment.

In May 2021, the Company entered into a settlement and termination agreement with Torrington, and as full and final settlement of all amounts owing under the February 13, 2020 Business Advisory Agreement, whether fixed, contingent or otherwise, the Company issued to Torrington, as a one-time payment, share certificates representing 600,000 common shares of the Company with a fair value of $795,000.

In May 2020, the Company entered into an equity purchase agreement and registration rights agreement with Oasis to purchase from the Company up to $11.0 million worth of common shares of the Company. Under the purchase agreement, the Company has the right to sell up to $11.0 million of its common shares to Oasis over a 36-month period. The Company will control the timing and amount of any sales to Oasis, and Oasis is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.74 per common share, as amended on January 4, 2021, allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to the Company as it is required. During the nine months ended September 30, 2021, the Company issued 630,000 common shares to Oasis for gross proceeds of $1.3 million under the terms and conditions of the equity purchase agreement. At September 30, 2021, the Company has issued from inception to date, in the aggregate, $1.7 million worth of common shares of the Company under the equity purchase agreement.

Warrants

At September 30, 2021, the Company had the following outstanding warrants to purchase common shares:
Date issued	Contractual life (years)	Exercise price	Number outstanding	Expiration
August 2017	5	$42.00	37,500	August 11, 2022
August 2017	5	$42.00	11,876	August 16, 2022
August 2017	5	$42.00	25,625	August 22, 2022
April 2018	5	$5.60	111,563	April 17, 2023
March 2020	3	$0.60	31,000	March 23, 2023
April 2020	5	$0.92	579,500	April 30, 2025
May 2021	5	$1.375	224,000	May 27, 2026
July 2021	3	$4.00	2,000,000	*
August 2021	3	$6.50	2,595,488	August 25, 2024
August 2021	3	$7.50	2,595,488	August 25, 2024
September 2021	5	$9.50	11,299,999	September 8, 2026
			19,512,039

____________

*        These warrants require shareholder approval to exercise, which has not occurred as of September 30, 2021, and expire on the third anniversary of the initial exercise date.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

11. Equity Incentive Plans

Restricted Stock Awards

During the nine months ended September 30, 2021 and 2020, the Company granted restricted stock awards (“RSA”) in lieu of cash payment for services performed. The estimated fair value of the RSAs was based on the market value of the Company’s common shares on the date of grant. During the nine months ended September 30, 2021 and 2020, the Company granted fully vested RSAs of 301,880 and 400,841, respectively, with a fair value of $1.4 million and $771,000, respectively.

Share-Based Compensation Expense

The Company recorded the following compensation expense related to its share-based compensation awards (in thousands):
	Nine Months Ended September 30,
	2021	2020
Sales and marketing	$130	$2
Research and development	—	3
General and administrative	169	—
Total share-based compensation expense	$299	$5

As of September 30, 2021, there was $53,000 unrecognized compensation expense related to unvested equity-based compensation awards, and is expected to be recognized over a weighted average period of three months.

12. Net Loss per Share

Basic net loss per share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Preferred shares, outstanding common share purchase warrants, outstanding options and convertible debt are considered common stock equivalents and are only included in the calculation of diluted earnings per common share when net income is reported and their effect is dilutive.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share were as follows:
	Nine Months Ended September 30,
	2021	2020
Preferred shares issued and outstanding	1,000	9,355,778
Common share purchase warrants	19,512,039	2,901,182
Options and RSUs outstanding	71,728	101,175

13. Related Party Transactions

In November 2018, the Company entered into a Transition Service Agreement (“TSA”) to facilitate an orderly transition process for the divestiture of Overland. In October 2019, the Company entered into a conversion agreement by and among the Company, HVE and Overland under which Overland agreed to convert the following debt, accrued payables and prepayment of future goods and services into 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share: (i) principal and accrued interest of $520,000 under the Secured Promissory Note dated

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

13. Related Party Transactions (cont.)

November 13, 2018 by and among the Company, HVE and Overland; (ii) accrued fees of $632,000 under the TSA and as modified, by and among the Company and Overland; and (iii) prepayment of $448,000 for future goods and services under the TSA. At September 30, 2021 and December 31, 2020, other current assets included nil and $115,000, respectively, for prepayment of services under the TSA.

Overland is no longer a related party of the Company. Net expense incurred by the Company related to the TSA was minimal during 2021. Net expense incurred by the Company related to such agreement was approximately $74,000 and $261,000 during the three and nine months ended September 30, 2020.

As of September 30, 2021 and December 31, 2020, accrued liabilities included nil and $247,000, respectively, for related party business advisory service fees.

14. Commitments and Contingencies

BitFuFu Machine Purchase Agreement

In July 2021, the Company entered into an agreement with FuFu Technology Limited (“BitFuFu”), subsequently amended in September 2021, for the purchase of cryptocurrency mining hardware and other equipment to the Company. The Company has committed to purchase 60,000 machines for an aggregate value of $305.7 million through December 2022. In September 2021, the Company paid an $85.0 million down payment to BitFuFu for prepayment towards the machines to begin delivery in November 2021. The down payment and payment of total purchase price are not refundable, save as otherwise mutually agreed by the Parties. The remaining $220.7 million is payable over the next 12 months.

Majestic Dragon Financial Services

In July 2021, the Company retained, Majestic Dragon Financial Services Ltd. (“Majestic Dragon”), to provide consulting and advisory services to the Company commencing on the closing of the Hertford Agreement, dated as of July 31, 2021, for a term ending on the date on which Majestic Dragon and its affiliates or any funds managed by Majestic Dragon cease to own, directly or indirectly, any equity interests of the Company. The Company will pay Majestic Dragon (i) 3.0% of the Hertford Agreement transaction, paid in common shares, which amount shall be paid concurrently with any payment made to Hertford for the placement of the assets to the Company from Hertford pursuant to the terms of the Hertford Agreement, and (ii) 100 Bitcoin per year for a period of two years, payable from the first coin mined in the corresponding year.

In August 2021, the Company issued 135,000 common shares with a fair value of a $456,000 under the Majestic Dragon agreement for a finders fee related to the Hertford Agreement and is included in general and administrative expense in the consolidated statements of operations.

Letters of credit

During the ordinary course of business, the Company provides standby letters of credit to third parties as required for certain transactions initiated by the Company. As of September 30, 2021, the Company had no outstanding standby letters of credit.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

14. Commitments and Contingencies (cont.)

Warranty and Extended Warranty

The Company had $75,000 and $154,000 in deferred costs included in other current and non-current assets related to deferred service revenue at September 30, 2021 and December 31, 2020, respectively. Changes in the liability for deferred revenue associated with extended warranties and service contracts were as follows (in thousands):
Deferred Revenue
Liability at January 1, 2021	$739
Settlements made during the period	(663)
Change in liability for warranties issued during the period	349
Change in liability for pre-existing warranties	—
Liability at September 30, 2021	$425
Current liability	331
Non-current liability	94
Liability at September 30, 2021	$425

Litigation

The Company is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on the Company’s results of operations, financial position or cash flows.

In January 2018, Mr. Vito Lupis filed a statement of claim in the Ontario Court of Justice against a former officer of the Company, and vicarious liability against the Company, in connection with stock purchase agreements and other related agreements that would have been entered into between Mr. Lupis and the Company in 2012. In March 2019, the Company and Mr. Lupis entered into a settlement agreement pursuant to which the Company has agreed to pay Mr. Lupis certain consideration, which is included in general and administrative expense, in exchange for a dismissal of the action. In March 2021, the Company paid the outstanding balance for a release of all claims.

In April 2015, the Company filed a proof of claim in connection with bankruptcy proceedings of V3 Systems, Inc. (“V3”) based on breaches by V3 of the Asset Purchase Agreement entered into between V3 and the Company dated February 11, 2014 (the “APA”). On October 6, 2015, UD Dissolution Liquidating Trust (“UD Trust”), post-confirmation liquidating trust established by V3’s plan of liquidation, filed a complaint against the Company and certain of its current and former directors in the U.S. Bankruptcy Court for the District of Utah Central Division objecting to our proof of claim and asserting claims for affirmative relief against the Company and its directors. This complaint alleges, among other things, that Sphere 3D breached the APA and engaged in certain other actions and/or omissions that caused V3 to be unable to timely sell the Sphere 3D common shares received by V3 pursuant to the APA. The UD Trust seeks, among other things, monetary damages for the loss of the potential earn-out consideration, the value of the common shares held back by us pursuant to the APA and costs and fees.

In March 2018, UD Trust filed a complaint in U.S. District Court for the Northern District of California (“California Complaint”) asserting that two transactions involving the Company constitute fraudulent transfers under federal and state law. First, UD Trust alleges that the consolidation of the Company’s and its subsidiaries’ indebtedness to the Cyrus Group into a debenture between FBC Holdings and the Company in December 2014 constitutes a fraudulent transfer. Second, UD Trust alleges that the Share Purchase Agreement constitutes a fraudulent transfer, and seeks to require that the proceeds of the transaction be placed in escrow until the V3 litigation is resolved. The California Complaint also asserts a claim against the Company’s former CEO for breach of fiduciary duty, and a claim against the Cyrus Group for aiding and abetting breach of fiduciary duty. On July 25, 2018, the Company filed a motion seeking to dismiss all of the claims asserted against the Company and its former CEO. On the same day, the Cyrus Group filed a motion seeking to dismiss all claims asserted against the Cyrus Group. The UD Trust voluntarily dismissed this case without prejudice on February 5, 2020.

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

14. Commitments and Contingencies (cont.)

In October 2019, UD Trust filed an amended complaint in the Delaware Bankruptcy Court. The amended complaint includes all of the claims and parties in the original complaint first filed in October 2015 in the Utah Bankruptcy Court as well as the claims and additional parties in the California Complaint. The Company continues to believe this lawsuit to be without merit and intend to vigorously defend against the action. In February 2020, the Company filed a renewed motion seeking to dismiss the majority of the claims asserted by the UD Trust in the amended complaint. On that same day, the Company also filed a counterclaim against the UD Trust in which the Company alleged that V3 breached numerous provisions of the APA. The Company’s current and former officers and directors that were named as defendants in the amended complaint as well as the Cyrus Group all filed motions seeking to dismiss all claims that the UD Trust alleged against them. In March 2021, the Delaware Bankruptcy Court issued a Memorandum Opinion in which it for the most part denied the defendants’ motions The parties are scheduled to participate in a mediation in mid-December to attempt to amicably resolve their respective claims against each other.

15. Subsequent Events

On October 1, 2021, the Company filed articles of amendment to create a series of preferred shares, being, an unlimited number of Series H Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. Each shareholder of the Series H Preferred Shares, may, subject to prior shareholder approval, convert all or any part of the Series H Preferred Shares provided that after such conversion the common shares issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 9.99% of the total number of outstanding common shares of the Company.

Each Series H Preferred Share has a stated value of $1,000 and is convertible into the Company’s common shares at a conversion rate equal to one Series H Preferred Share for 1,000 common shares of the Company. The Series H Preferred Shares are non-voting and do not accrue dividends.

In connection with the Hertford Agreement the Company entered into in July 2021, on October 1, 2021, the Company issued 96,000 Series H Preferred Shares to Hertford. The issuance of the Series H Preferred Shares was triggered by the Company’s $85.0 million deposit made to BitFuFu for cryptocurrency mining hardware and other equipment. The Company has committed to additional issuances of Series H Preferred Shares to Hertford upon execution of new cryptocurrency mining hardware equipment contracts as defined in the Hertford Agreement.

On October 1, 2021, the Company issued 2,880,000 common shares with a fair value of $17.2 million for a fee incurred under the July 31, 2021 Majestic Dragon agreement related to the Series H Preferred Shares issued to Hertford on October 1, 2021.

On October 1, 2021, in consideration for Westworld waiving its rights to consent to any and all past, present and future additional financings by the Company, the parties entered into a second amendment to the Westworld SPA under which the Company issued to Westworld, 850,000 warrants to purchase common shares of the Company, which such warrants have a term of three years, and an exercise price of $6.00 per share.

On October 5, 2021, the Company issued 579,500 common shares for the exercise of certain outstanding warrants and received proceeds of $533,000.

On October 5, 2021, the holder of the Company’s Series G Preferred Shares converted 1,000 Series G shares for 363,636 common shares. There are no Series G Preferred Shares outstanding following this conversion.

On October 5, 2021, the Company entered into s Sub-License and Delegation Agreement (“Hosting Sub-Lease”) by and between Gryphon and the Company, which assigned to the Company certain Master Services Agreement, dated as of September 12, 2021 (the “MSA”), by and between Core Scientific, and Gryphon and Master Services Agreement Order #2 (“Order 2”). The agreement allows for approximately 230 MW of carbon neutral bitcoin mining hosting capacity to be managed by Core Scientific as hosting partner. The agreement features the installation of digital asset miners at Core Scientific’s net carbon neutral blockchain data centers over the course of 14 months. As part of the

Sphere 3D Corp.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

15. Subsequent Events (cont.)

agreement, Core Scientific will provide digital mining fleet management and monitoring solution, Minder™, data analytics, alerting, monitoring, and miner management services. On October 8, 2021, the Company paid $16.3 million to Gryphon for Order 2. The remaining commitment of $35.0 million is to be paid over the next 14 months.

The Hosting Sub-Lease shall automatically terminate upon the termination of the MSA and/or Order 2 in accordance with their respective terms. In addition, upon any termination of the Gryphon Merger Agreement by Sphere, Gryphon shall have the right, in its sole discretion, to terminate this MSA in its entirety (including the Hosting Sub-Lease) upon not less than 180 calendar days’ written notice to Sphere.

On October 14, 2021, the Company purchased 1,500,000 shares of common stock of Filecoiner at a price equal to $4.00 per share.

On October 14, 2021, the Company and Filecoiner, Inc. (“Filecoiner”) entered into an acquisition agreement under which Sphere’s wholly-owned subsidiary HVE sold the assets, including intellectual property, associated with Sphere’s Snap product line to Filecoiner, in exchange for 1,000 shares of Series B preferred stock of Filecoiner (“Filecoiner Series B Preferred Stock”) with an aggregate stated value equal to $8.0 million. The preferred shares have a liquidation preference of $1,000 per share, do not accrue dividends nor have voting rights. Filecoiner will use 1.5% of its annual gross revenue to redeem any outstanding shares of Filecoiner Series B Preferred Stock. This amount will be paid to the holder of the Filecoiner Series B Preferred Stock within 15 days of the completion of Filecoiner’s audited financial statements During any 12-calendar month period, 25% of the shares of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time into a number of shares of common stock determined by dividing (i) the original issue price by (ii) the conversion price then in effect. The initial conversion price for the Series B Preferred Stock shall be equal to $8.00 per share. The conversion price from time to time in effect is subject to adjustment as hereinafter provided in the Filecoiner acquisition agreement. The Company is performing the operating duties for the Snap product line on behalf of Filecoiner. The Company expects to continue to provide this service for a period time and is in process of finalizing a transition services agreement.

SPHERE 3D CORP.

For the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Sphere 3D Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Sphere 3D Corp. (the “Company”) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, cash flows, and shareholders’ equity (deficit) for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and 2019, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency, and may not be able to amend, refinance, or pay off its debt and credit facilities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for fair value measurements and goodwill impairment effective January 1, 2020 due to adoption of Accounting Standards Update 2018-13 (Topic 820) Fair value measurements and Accounting Standards Update 2017-04 (Topic 350) Intangibles — Goodwill and Other — Simplifying the Test for Goodwill Impairment.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill and intangible assets impairment assessment

As described in Note 6 to the consolidated financial statements, the Company’s intangible assets balance was $2,608,000 and goodwill balance was $1,385,000 as of December 31, 2020. Management conducts a goodwill and intangible assets impairment assessment as of December 31 of each year, or more frequently if events or changes in circumstances indicate that the assets may be impaired. Management performed an analysis of the fair values of its reporting units and intangible assets as of December 31, 2020 which resulted in the Company recording total impairment charges of $286,000. The estimated fair values of reporting units and intangible assets were determined utilizing various valuation techniques. These valuation techniques require significant judgment in estimating future cash flows and assumptions, including the long-term rates of revenue growth and terminal growth rates, profitability measures and determination of the discount rates for the reporting units.

The principal considerations for our determination that performing procedures relating to the goodwill and intangible impairment test is a critical audit matter are (i) the significant judgment by management when determining the fair values of the reporting units; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to estimated future cash flows including long-term rates of revenue growth, terminal growth rates, profitability measures, and the discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others: (i) evaluating the appropriateness of the discounted future cash flow models by engaging valuation specialists; (ii) testing the completeness and accuracy of underlying data used in the discounted future cash flow models; and (iii) evaluating the significant assumptions used by management related to the estimated future cash flows, long-term and terminal growth rates, profitability measures, and the discount rates. Evaluating management’s assumptions involved evaluating whether the assumptions used by management were reasonable considering consistency with (i) current and past performance of each reporting unit (ii) external market and industry data; and (iii) with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the (i) appropriateness of the Company’s discounted cash flow models and (ii) reasonableness of the key valuation assumptions.

Inventory provision

As described in Note 2 to the consolidated financial statements, inventory is valued at the lower of cost and net realizable value, and management records a provision as necessary to appropriately value inventories that are obsolete, have quality issues, or are damaged. Provision expense is recorded in cost of goods sold. As of December 31, 2020, the Company’s consolidated net inventories balance was $558,000 inclusive of the inventory provision of $892,000. The amount of the inventory provision is equal to the difference between the cost of the inventory and its estimated net realizable value based on assumptions about product quality, damages, future demand, and market conditions.

The principal considerations for our determination that performing procedures relating to the inventory provision is a critical audit matter are (i) management identified the matter as a critical accounting estimate; and (ii) significant judgment was required by management in determining the estimated net realizable value of inventories that are obsolete, have quality issues, or are damaged, which in turn led to significant audit effort and a high degree of subjectivity in evaluating audit evidence relating to the estimate.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others, (i) observing the physical condition of inventories during inventory counts; (ii) evaluating the appropriateness of management’s process for developing the estimates of net realizable value; (iii) testing the reliability of reports used by management by agreeing to underlying records; (iv) testing the reasonableness of the assumptions about quality, damages, and market conditions by considering historical trends and consistency with evidence obtained in other areas of the audit; and corroborating the assumptions with individuals within the inventory management team.

Classification of preferred shares

As described in Note 8 to the consolidated financial statements, the Company has 9,355,778 preferred shares with a carrying value of $11,769,000 as of December 31, 2020. Management conducts an assessment of classification and accounting for preferred shares at issuance and concluded preferred shares issued during the year met the definition of equity instruments.

The principal considerations for our determination that performing procedures related to the classification of preferred shares is a critical audit matter are (i) the significant judgment by management to determine whether preferred shares should be classified as equity or liability instruments, and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant judgments related to conversion features of the preferred shares.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures also included, among others, (i) reviewing and understanding specific attributes of the preferred shares; (ii) evaluating the appropriateness of management’s analysis of classification of preferred shares; (iii) evaluating accounting interpretations from accounting professionals.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

April 8, 2021

We have served as the Company’s auditor since 2019.

Sphere 3D Corp.
Consolidated Balance Sheets
(in thousands of U.S. dollars, except shares)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$461	$149
Accounts receivable, net	264	369
Inventories	558	753
Other current assets	807	670
Total current assets	2,090	1,941
Note receivable	3,207	—
Investment in affiliate	2,100	2,100
Property and equipment, net	—	2
Intangible assets, net	2,608	2,301
Goodwill	1,385	1,385
Other assets	443	677
Total assets	$11,833	$8,406
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,976	$4,113
Accrued liabilities	958	475
Accrued payroll and employee compensation	293	340
Deferred revenue	657	1,069
Debt	1,121	—
Debt, related party	304	—
Line of credit	406	491
Other current liabilities	90	158
Total current liabilities	5,805	6,646
Deferred revenue, long-term	301	485
Long-term debt	672	—
Other non-current liabilities	46	35
Total liabilities	6,824	7,166
Commitments and contingencies (Note 14)
Shareholders’ equity:
Preferred shares, no par value, unlimited shares authorized, 9,355,778 and 8,443,778 shares issued and outstanding at December 31, 2020 and 2019, respectively	11,769	8,444
Common shares, no par value; 7,867,186 and 3,850,105 shares issued and outstanding as of December 31, 2020 and 2019, respectively	192,406	186,161
Accumulated other comprehensive loss	(1,791)	(1,769)
Accumulated deficit	(197,375)	(191,596)
Total shareholders’ equity	5,009	1,240
Total liabilities and shareholders’ equity	$11,833	$8,406

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.
Consolidated Statements of Operations
(in thousands of U.S. dollars, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue	$4,848	$5,579
Cost of revenue	2,599	3,725
Gross profit	2,249	1,854
Operating expenses:
Sales and marketing	1,255	1,831
Research and development	1,202	2,052
General and administrative	5,471	3,925
Impairment of acquired intangible assets	286	70
	8,214	7,878
Loss from operations	(5,965)	(6,024)
Other income (expense):
Interest expense, related party	(454)	(331)
Interest expense	(274)	(22)
Other income, net	918	2,096
Loss before income taxes	(5,775)	(4,281)
Provision for income taxes	4	—
Net loss	$(5,779)	$(4,281)
Net loss per share:
Net loss per share basic and diluted	$(0.98)	$(1.59)
Shares used in computing net loss per share:
Basic and diluted	5,884,555	2,692,510

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.
Consolidated Statements of Comprehensive Loss
(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Net loss	$(5,779)	$(4,281)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(22)	47
Total other comprehensive (loss) income	(22)	47
Comprehensive loss	$(5,801)	$(4,234)

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(5,779)	$(4,281)
Adjustments to reconcile net loss to cash used in operating activities:
Forgiveness of related party liabilities	—	(1,745)
Forgiveness of liabilities	(776)	(551)
Impairment of acquired intangible assets	286	70
Depreciation and amortization	971	1,030
Share-based compensation	5	637
Preferred shares interest expense, related party	—	291
Provision for losses on accounts receivable	34	187
Revaluation of subscription agreements	(79)	158
Amortization of debt issuance costs	526	—
Changes in operating assets and liabilities:
Accounts receivable	71	773
Inventories	195	477
Accounts payable and accrued liabilities	3,583	317
Accrued payroll and employee compensation	(50)	182
Deferred revenue	(597)	(102)
Other assets and liabilities, net	(972)	744
Net cash used in operating activities	(2,582)	(1,813)
Investing activities:
Loan receivable	(2,000)	—
Net cash used in investing activities	(2,000)	—
Financing activities:
Proceeds from issuance of preferred shares	2,735	—
Proceeds from issuance of common shares and warrants	364	707
Proceeds from debt	1,042	—
Proceeds from debt, related party	700	523
Payments for debt – related party	(117)	—
(Repayments of) proceeds from line of credit, net	(83)	391
Proceeds from exercise of outstanding warrants	180	—
Proceeds from exercise of stock options	75	—
Net cash provided by financing activities	4,896	1,621
Effect of exchange rate changes on cash	(2)	—
Net increase (decrease) in cash and cash equivalents	312	(192)
Cash and cash equivalents, beginning of year	149	341
Cash and cash equivalents, end of year	$461	$149

Sphere 3D Corp.
Consolidated Statements of Cash Flows — (Continued)
(in thousands of U.S. dollars)

	Year Ended December 31,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for interest	$33	$39
Supplemental disclosures of non-cash investing and financing activities:
Issuance of common shares for settlement of liabilities	$2,034	$764
Issuance of common shares for acquisition of intangible asset	$1,560	$—
Assumption of notes receivable	$1,100	$—
Issuance of common shares for conversion of convertible debt	$783	$—
Issuance of common shares for related party liabilities	$379	$529
Issuance of convertible debt-related party for prepaid business advisory services	$150	$—
Conversion of related party accrued interest to Series B preferred shares	$—	$344
Conversion of related party liabilities to Series C preferred shares	$—	$1,152
Issuance of Series C preferred shares for prepayment of services	$—	$448

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.
Consolidated Statements of Shareholders’ Equity (Deficit)
(in thousands of U.S. dollars, except shares)

	Common Shares		Preferred Shares		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	2,219,141	$183,524	—	$—	$(1,816)	$(187,315)	$(5,607)
Issuance of subscription agreements for payment of liabilities	479,500	531	—	—	—	—	531
Issuance of common shares	415,765	707	—	—	—	—	707
Issuance of common shares for settlement of related party debt and interest expense	410,158	529	—	—	—	—	529
Issuance of Series B preferred shares	—	—	6,500,000	6,500	—	—	6,500
Issuance of Series C preferred shares	—	—	1,600,000	1,600	—	—	1,600
Issuance of preferred shares dividends	—	—	343,778	344	—	—	344
Issuance of common shares pursuant to the vesting of restricted stock units	131,541	—	—	—	—	—	—
Issuance of common shares for the settlement of liabilities	194,000	233	—	—	—	—	233
Share-based compensation	—	637	—	—	—	—	637
Other comprehensive income	—	—	—	—	47	—	47
Net loss	—	—	—	—	—	(4,281)	(4,281)
Balance at December 31, 2019	3,850,105	186,161	8,443,778	8,444	(1,769)	(191,596)	1,240
Issuance of preferred shares	—	—	1,697,000	3,835	—	—	3,835
Issuance of common shares for conversion of preferred shares	785,000	510	(785,000)	(510)	—	—	—
Issuance of common shares	230,000	537	—	—	—	—	537
Acquisition of intangible asset	480,000	1,560	—	—	—	—	1,560
Issuance of common shares for conversion of convertible debt	1,205,820	783	—	—	—	—	783
Issuance of common shares for the settlement of liabilities	965,841	2,413	—	—	—	—	2,413
Issuance of stock options for the settlement of liabilities	—	182	—	—	—	—	182
Issuance of common shares pursuant to the vesting of restricted stock units	20,420	—	—	—	—	—	—
Exercise of warrants	300,000	180	—	—	—	—	180
Exercise of stock options	30,000	75	—	—	—	—	75
Share-based compensation	—	5	—	—	—	—	5
Other comprehensive income	—	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	—	(5,779)	(5,779)
Balance at December 31, 2020	7,867,186	$192,406	9,355,778	$11,769	$(1,791)	$(197,375)	$5,009

See accompanying notes to consolidated financial statements.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

1.      Organization and Business

Sphere 3D Corp. (the “Company”) was incorporated under the Business Corporations Act (Ontario) on May 2, 2007 as T.B. Mining Ventures Inc. On March 24, 2015, the Company completed a short-form amalgamation with a wholly-owned subsidiary. In connection with the short-form amalgamation, the Company changed its name to “Sphere 3D Corp.” The Company delivers data management and desktop and application virtualization solutions through hybrid cloud, cloud and on premise implementations by its global reseller network. The Company achieves this through a combination of containerized applications, virtual desktops, virtual storage and physical hyper-converged platforms. The Company’s products allow organizations to deploy a combination of public, private or hybrid cloud strategies while backing them up with the latest storage solutions. The Company has a portfolio of brands including SnapServer®, HVE ConneXions (“HVE”) and UCX ConneXions (“UCX”).

Management has projected that cash on hand may not be sufficient to allow the Company to continue operations beyond June 30, 2021 if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds through equity or debt financings or other sources may depend on the financial success of our current business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. No assurance can be given that we will be successful in raising the required capital at reasonable cost and at the required times, or at all. Further equity financings may have a dilutive effect on shareholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital, we may not be able to continue our business operations and advance our growth initiatives, which could adversely impact our business, financial condition and results of operations.

Significant changes from the Company’s current forecasts, including but not limited to: (i) failure to comply with the terms and financial covenants in its debt facilities; (ii) shortfalls from projected sales levels; (iii) unexpected increases in product costs; (iv) increases in operating costs; (v) changes in the historical timing of collecting accounts receivable; and (vi) inability to maintain compliance with the requirements of the NASDAQ Capital Market and/or inability to maintain listing with the NASDAQ Capital Market could have a material adverse impact on the Company’s ability to access the level of funding necessary to continue its operations at current levels. If any of these events occurs or the Company is unable to generate sufficient cash from operations or financing sources, the Company may be forced to liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or seek bankruptcy protection or be subject to an involuntary bankruptcy petition, any of, which would have a material adverse effect on the Company’s business, results of operations, financial position and liquidity.

The Company incurred losses from operations and negative cash flows from operating activities for the 12 months ended December 31, 2020, and such losses might continue for a period of time. Based upon the Company’s current expectations and projections for the next year, the Company believes that it may not have sufficient liquidity necessary to sustain operations beyond June 30, 2021. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Merger Agreement

On July 14, 2020, the Company entered into a definitive merger agreement (the “Rainmaker Merger Agreement”) pursuant to which it planned to acquire all of the outstanding securities of Rainmaker Worldwide Inc. (“Rainmaker”), a global Water-as-a-Service (“WaaS”) provider. The Company’s business model would have focused on Water-as-a-Service and Rainmaker management would have assumed leadership of the combined entity. On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed date of January 31, 2021. No break-fee or termination costs were paid by either party.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

1.      Organization and Business (cont.)

On September 14, 2020, the Company entered into a Senior Secured Convertible Promissory Note with Rainmaker (the “Rainmaker Note”), pursuant to which the Company loaned Rainmaker the principal amount of $3.1 million comprised of: (a) a new advance of $1.85 million paid to Rainmaker on October 1, 2020, (b) the principal and any interest owing under existing promissory notes issued by Rainmaker to two investors on April 2, 2020 in the aggregate amount of $1.1 million, which indebtedness was assigned to the Company on May 4, 2020 (the “Assigned Notes”), and (c) a promissory note receivable in the amount of $150,000 issued to the Company on August 4, 2020 (the “Original Note”). The Assigned Notes and the Original Note are included in the principal amount of the Rainmaker Note and therefore, the Assigned Notes and the Original Notes are deemed cancelled. The Rainmaker Note is secured as a registered lien under the Uniform Commercial Code and the Personal Property Security Act (Ontario) against the assets of Rainmaker and shall bear interest at the rate of 10% per annum. The principal and interest accrue monthly and are due and payable in full to the Company on September 14, 2023.

2.      Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”), applied on a basis consistent for all periods. These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been appropriately eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of provisions for impairment assessments of definite-live intangible assets, other indefinite-lived intangible assets; goodwill, deferred revenue; allowance for doubtful receivables; inventory valuation; warranty provisions; equity treatment of preferred shares; and litigation claims. Actual results could differ from these estimates.

Foreign Currency Translation

The financial statements of foreign subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at the consolidated balance sheet date for assets and liabilities and a weighted-average exchange rate during the year for revenue, expenses, gains and losses. Translation adjustments are recorded as other comprehensive income (loss) within shareholders’ equity (deficit). Gains or losses from foreign currency transactions are recognized in the consolidated statements of operations. Such transactions resulted in a loss of $23,000 and $22,000 in 2020 and 2019, respectively.

Cash Equivalents

Highly liquid investments with insignificant interest rate risk and original maturities of three months or less, when purchased, are classified as cash equivalents. Cash equivalents are composed of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and is non-interest bearing. We estimate our allowance for doubtful accounts based on an assessment of the collectability of specific accounts and the overall condition of the accounts receivable portfolio. When evaluating the adequacy of the allowance for doubtful accounts, we analyze

Sphere 3D Corp.
Notes to Consolidated Financial Statements

2.      Significant Accounting Policies (cont.)

specific trade and other receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customers’ payment terms and/or patterns. We review the allowance for doubtful accounts on a quarterly basis and record adjustments as considered necessary. Customer accounts are written-off against the allowance for doubtful accounts when an account is considered uncollectable. At both December 31, 2020 and 2019, allowance for doubtful accounts of $0.1 million was recorded.

Inventories

Inventories are stated at the lower of cost and net realizable value using the first-in-first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. We assess the value of inventories periodically based upon numerous factors including, among others, expected product or material demand, current market conditions, technological obsolescence, current cost, and net realizable value. If necessary, we write down our inventory for obsolete or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the net realizable value.

Investment in Affiliate

The Company holds an investment in equity securities of a nonpublic company for business and strategic purposes. The equity securities do not have a readily determinable fair value and are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its investment on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the value assigned to the net tangible and identifiable intangible assets acquired. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Purchased intangible assets are amortized on a straight-line basis over their economic lives of 15 years for supplier agreement, six to 25 years for channel partner relationships, three to nine years for developed technology, three to eight years for capitalized development costs, and two to 25 years for customer relationships as this method most closely reflects the pattern in which the economic benefits of the assets will be consumed.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets are tested for impairment on an annual basis at December 31, or more frequently if there are indicators of impairment. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

2.      Significant Accounting Policies (cont.)

Revenue Recognition

The Company accounts for revenue pursuant to ASU 2014-09, Revenue from Contracts with Customers and all the related amendments (“Topic 606”). Under Topic 606, an entity is required to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and contract consideration will be recognized on a “sell-in basis” or when control of the purchased goods or services transfer to the distributor.

The Company generates revenue primarily from: (i) solutions for standalone storage and integrated hyper-converged storage; (ii) professional services; and (iii) warranty and customer services. The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers the Company performs the following five steps: (i) identify the promised goods or services in the contract; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Approximately 70% of the Company’s revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied at a point in time. These contracts are generally comprised of a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when change of control has been transferred to the customer, generally at the time of shipment of products. The Company sells its products both directly to customers and through distributors generally under agreements with payment terms typically less than 45 days. Revenue on direct product sales, excluding sales to distributors, are not entitled to any specific right of return or price protection, except for any defective product that may be returned under our standard product warranty. Product sales to distribution customers that are subject to certain rights of return, stock rotation privileges and price protections, contain a component of “variable consideration.” Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products and is generally based upon a negotiated fixed price and is net of estimates for variable considerations.

For performance obligations related to warranty and customer services, such as extended product warranties, the Company transfers control and recognizes revenue on a time-elapsed basis. The performance obligations are satisfied as services are rendered typically on a stand-ready basis over the contract term, which is generally 12 months.

In limited circumstances where a customer is unable to accept shipment and requests products be delivered to, and stored on, the Company’s premises, also known as a “bill-and-hold” arrangement, revenue is recognized when: (i) the customer has requested delayed delivery and storage of the products, (ii) the goods are segregated from the inventory, (iii) the product is complete, ready for shipment and physical transfer to the customer, and (iv) the Company does not have the ability to use the product or direct it to another customer.

The Company also enters into revenue arrangements that may consist of multiple performance obligations of its product and service offerings such as for sales of hardware devices and extended warranty services. The Company allocates contract fees to the performance obligations on a relative stand-alone selling price basis. The Company determines the stand-alone selling price based on its normal pricing and discounting practices for the specific product and/or service when sold separately. When the Company is unable to establish the individual stand-alone price for all elements in an arrangement by reference to sold separately instances, the Company may estimate the stand-alone selling price of each performance obligation using a cost plus a margin approach, by reference to third party evidence of selling price, based on the Company’s actual historical selling prices of similar items, or based on a combination of the aforementioned methodologies; whichever management believes provides the most reliable estimate of stand-alone selling price.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

2.      Significant Accounting Policies (cont.)

Warranty and Extended Warranty

The Company records a provision for standard warranties provided with all products. If future actual costs to repair were to differ significantly from estimates, the impact of these unforeseen costs or cost reductions would be recorded in subsequent periods.

Separately priced extended on-site warranties and service contracts are offered for sale to customers on all product lines. The Company contracts with third party service providers to provide service relating to on-site warranties and service contracts. Extended warranty and service contract revenue and amounts paid in advance to outside service organizations are deferred and recognized as service revenue and cost of service, respectively, over the period of the service agreement. The Company will typically apply the practical expedient to agreements wherein the period between transfer of any good or service in the contract and when the customer pays for that good or service is one year or less. Advanced payments for long-term maintenance and warranty contracts do not give rise to a significant financing component. Rather, such payments are required by the Company primarily for reasons other than the provision of finance to the entity.

Shipping and Handling

Amounts billed to customers for shipping and handling are included in revenue, and costs incurred related to shipping and handling are included in cost of product revenue.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $140,000 and $16,000 for the years ended December 31, 2020 and 2019.

Research and Development Costs

Research and development expenses include payroll, employee benefits, share-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs. Research and development expenses are charged to operating expenses as incurred when these expenditures relate to the Company’s research and development efforts and have no alternative future uses.

Segment Information

We report segment data based on the management approach. The management approach designates the internal reporting that is used by management for making operating and investment decisions and evaluating performance as the source of our reportable segments. We use one measurement of profitability and do not disaggregate our business for internal reporting. We operate in one segment providing data management, and desktop and application virtualization solutions for small and medium businesses and distributed enterprises. We disclose information about products and services, geographic areas, and major customers.

Income Taxes

We provide for income taxes utilizing the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when a judgment is made that it is considered more likely than not that a tax benefit will not be realized. A decision to record a valuation allowance results in an increase in income tax expense or a decrease in income tax benefit. If the valuation allowance is released in a future period, income tax expense will be reduced accordingly.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

2.      Significant Accounting Policies (cont.)

The calculation of tax liabilities involves evaluating uncertainties in the application of complex global tax regulations. The impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

Comprehensive Loss

Comprehensive loss and its components encompass all changes in equity other than those arising from transactions with shareholders, including net loss and foreign currency translation adjustments, and is disclosed in a separate consolidated statement of comprehensive loss.

Concentration of Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade accounts receivable, which are generally not collateralized. To reduce credit risk, we perform ongoing credit evaluations of its customers and maintain allowances for potential credit losses for estimated bad debt losses.

At December 31, 2020 and 2019, there were four customers that made up 46.8% and 50.3%, respectively, of accounts receivable. There were two customers that made up in the aggregate 29.3% and 24.5% of net revenue for the years ended December 31, 2020 and 2019, respectively.

Share-based Compensation

We account for share-based awards, and similar equity instruments, granted to employees, non-employee directors, and consultants under the fair value method. Share-based compensation award types include stock options and restricted stock. We use the Black-Scholes option pricing model to estimate the fair value of option awards on the measurement date, which generally is the date of grant. The expense is recognized over the requisite service period (usually the vesting period) for the estimated number of instruments for which service is expected to be rendered. The fair value of restricted stock units (“RSUs”) is estimated based on the market value of the Company’s common shares on the date of grant. The fair value of options granted to non-employees is estimated at the measurement date, which generally is the date of grant, using the Black-Scholes option pricing model.

Share-based compensation expense for options with graded vesting is recognized pursuant to an accelerated method. Share-based compensation expense for RSUs is recognized over the vesting period using the straight-line method. Share-based compensation expense for an award with performance conditions is recognized when the achievement of such performance conditions are determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Forfeitures are recognized in share-based compensation expense as they occur.

We have not recognized, and do not expect to recognize in the near future, any tax benefit related to share-based compensation cost as a result of the full valuation allowance of our net deferred tax assets and its net operating loss carryforward.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, the Company believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

2.      Significant Accounting Policies (cont.)

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”). The new guidance removes, modifies and adds to certain disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The update is effective for annual reporting periods, including interim periods, beginning after December 15, 2019. The adoption of the new standard did not have an effect on our financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). The update simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. An entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if applicable. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The same impairment test also applies to any reporting unit with a zero or negative carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The update is effective for annual reporting periods, including interim periods, beginning after December 15, 2019, on a prospective basis. The adoption of the new standard did not have an effect on our financial position, results of operations or cash flows.

3.      Fair Value Measurements

The authoritative guidance for fair value measurements establishes a three tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

Our financial instruments include cash equivalents, accounts receivable, note receivable, accounts payable, accrued expenses, line of credit, debt, related party debt and preferred shares. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash equivalents, accounts receivable, note receivable, accounts payable and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of those instruments. The carrying value of debt and related party debt approximates its fair value as the borrowing rates are substantially comparable to rates available for loans with similar terms. The Company estimates the fair value of the preferred shares utilizing Level 2 inputs, including market yields for similar instruments.

The following table provides information by level for liabilities that are measured at fair value using significant unobservable inputs (Level 3) (in thousands):
Warrant liability as of January 1, 2020	$—
Additions to warrant liability	186
Reclassification to equity	(97)
Warrant liability as of December 31, 2020	$89

Sphere 3D Corp.
Notes to Consolidated Financial Statements

3.      Fair Value Measurements (cont.)

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The Company’s non-financial assets such as investment in affiliate, intangible assets and goodwill are recorded at fair value when an impairment is recognized or at the time acquired in a business combination. As discussed in Note 6 — Intangible Assets and Goodwill, at December 31, 2020 and 2019, the Company recorded impairment charges associated with acquired intangible assets, and reduced the carrying amount of such assets subject to the impairment to their estimated fair value.

4.      Certain Balance Sheet Items

The following table summarizes inventories (in thousands):
	December 31,
	2020	2019
Raw materials	$119	$92
Work in process	167	137
Finished goods	272	524
	$558	$753

The following table summarizes other current assets (in thousands):
	December 31,
	2020	2019
Prepaid services	$421	$23
Prepaid insurance	158	184
Transition service agreement, related party	115	345
Deferred cost – service contracts	99	118
Other	14	—
	$807	$670

The following table summarizes property and equipment (in thousands):
	December 31,
	2020	2019
Computer equipment(1)	$291	$291
Accumulated depreciation(1)	(291)	(289)
	$—	$2

____________

(1)      Includes the impact of foreign currency exchange rate fluctuations.

Depreciation expense for property and equipment was $2,000 and $4,000 for the years ended December 31, 2020 and 2019, respectively.

The following table summarizes other assets (in thousands):
	December 31,
	2020	2019
Prepaid Insurance	$385	$519
Deferred cost – service contracts	56	154
Other	2	4
	$443	$677

Sphere 3D Corp.
Notes to Consolidated Financial Statements

5.      Investment in Affiliate

In November 2018, in connection with the divestiture of Overland, the Company received 1,879,699 SVTP Preferred Shares representing 19.9% of the outstanding shares of capital stock of SVTP with a fair value of $2.1 million. The fair value of this investment was estimated using discounted cash flows. The Company concluded it does not have a significant influence over the investee. There were no known identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment at December 31, 2020.

6.      Intangible Assets and Goodwill

The following table summarizes intangible assets, net (in thousands):
	December 31,
	2020	2019
Developed technology	$13,117	$13,323
Supplier agreement	1,560	—
Channel partner relationships	730	730
Capitalized development costs(1)	3,116	3,047
Customer relationships	380	380
	18,903	17,480
Accumulated amortization:
Developed technology	(13,117)	(12,682)
Supplier agreement	(43)	—
Channel partner relationships	(477)	(355)
Capitalized development costs(1)	(2,518)	(2,094)
Customer relationships	(340)	(328)
	(16,495)	(15,459)
Total finite-lived assets, net	2,408	2,021
Indefinite-lived intangible assets – trade names	200	280
Total intangible assets, net	$2,608	$2,301

____________

(1)      Includes the impact of foreign currency exchange rate fluctuations.

Amortization expense of intangible assets was $969,000 and $1,026,000 for the years ended December 31, 2020 and 2019, respectively. Estimated amortization expense for intangible assets is approximately $615,000, $460,000, $127,000, $105,000 and $104,000 in fiscal 2021, 2022, 2023, 2024 and 2025, respectively.

Supplier Agreement Acquisition

On August 3, 2020, Dale Allan Peters (“Peters”), as the beneficial shareholder of 101250 Investments Ltd. (“101 Invest”), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the “101 Invest Purchase Agreement”) with the Company. As a result of the 101 Invest Purchase Agreement, 101 Invest is a wholly-owned subsidiary of the Company. Under the terms of the 101 Invest Purchase Agreement, the Company issued 480,000 common shares at $3.25 per share to Greenfield Investments Ltd. for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, the Company held back and retained 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by Peters under the 101 Invest Purchase Agreement (the “Escrow Shares”). The Company released the Escrow Shares to Peters on or about February 10, 2021. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities — Plantation Hills, Blue Sky and Village Estates. The Company completed this transaction to assist in the deployment and expansion of its opportunities in the WaaS segment.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

6.      Intangible Assets and Goodwill (cont.)

Goodwill

Goodwill at both December 31, 2020 and 2019 was $1.4 million, which consists of the goodwill from prior acquisitions. The Company performed qualitative impairment evaluations on its goodwill as of December 31, 2020 and determined that there were no indications that goodwill was impaired.

Impairments

In 2020, primarily as a result of the Company’s change in revenue projection for its Snap product line, it was determined the carrying value of finite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used an excess of earnings approach. The Company compared the indicated fair value to the carrying value of its finite-lived assets, and as a result of the analysis, an impairment charge of $206,000 was recorded to developed technology for the year ended December 31, 2020.

In 2020 and 2019, primarily as a result of the Company’s change in revenue projection for its Snap product line, it was determined the carrying value of indefinite-lived intangible assets exceeded its estimated fair value. In measuring fair value, the Company used a relief-from-royalty approach. The Company compared the indicated fair value to the carrying value of its indefinite-lived assets, and as a result of the analysis, an impairment charge of $80,000 and $70,000 was recorded to indefinite-lived trade names for the years ended December 31, 2020 and 2019, respectively.

7.      Debt

On August 27, 2020, the Company entered into a settlement agreement with O’Melveny & Myers LLP (“OMM”) pursuant to which the Company issued to OMM a secured promissory note (the “OMM Note”) in the aggregate principal amount of $1.1 million in satisfaction of certain accounts payable owed to OMM, and is outstanding at December 31, 2020. The OMM Note bears interest at 1.68% per annum and matured on December 30, 2020. The Company’s obligations pursuant to the OMM Note are secured by substantially all of the Company’s assets. In 2020, the Company recorded a gain on forgiveness of liabilities in the amount of $594,000 which is included in other income.

On April 2, 2021, the Company and OMM entered into a Fee Agreement stating the OMM Note maturity date was extended to the earlier of (i) June 24, 2021, and (ii) the date that is five days following the first closing by the Company of its issuance and sale of debt or equity securities in a public offering or private placement transaction (such earlier date, the “Extension Date”). An extension fee in the amount of $118,000 is payable on or before the Extension Date and is included in accrued liabilities at December 31, 2020. If the OMM Note is not paid in full, including the extension fee, on the Extension Date an additional fee of $472,000 is due and payable on demand.

On July 28, 2020, the Company entered into a Securities Purchase Agreement with Oasis Capital (“Oasis”), a related party of the Company, pursuant to which the Company received $500,000 and issued to Oasis (i) an 8.0% original issue discount promissory note payable, with a six month term and aggregate principal amount of $615,000, and (ii) 90,000 common shares of the Company at $3.37 per share. A related party earned a fee of $40,000 for facilitating the transaction. At December 31, 2020, the Company had $304,000 outstanding, net of unamortized debt costs of $213,000 on the Oasis promissory note.

On March 10, 2021, the Company and Oasis Capital entered into an Exchange Agreement under which Oasis Capital surrendered the Oasis promissory note dated July 28, 2020 in exchange for a new convertible promissory note issued to Oasis Capital with (i) a principal amount of $796,159, (ii) interest rate of 8.0% per annum, (iii) a 12 month maturity date, and (iv) convertible into common shares of the Company (the “Conversion Shares”). The conversion price is 90% of the lowest volume weighted average price of the Company’s common shares during the 10 consecutive trading day period ending and including the trading day immediately preceding the delivery of the notice of conversion. The issuance of the Conversion Shares is subject to regulatory and NASDAQ approvals.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

7.      Debt (cont.)

Subscription Agreements

On March 23, 2020, the Company entered into subscription agreements by and among the Company and the investors party thereto, including the Advisor, a related party, for the purchase and sale of 725 units (collectively, the “Units” and individually, a “Unit”) for aggregate gross proceeds of $725,000 (the “Offering”), with each Unit consisting of (a) a 6% convertible debenture in the principal amount of $1,000, which is convertible at $0.6495 per share into 1,540 common shares of the Company, and (b) a warrant to purchase 1,540 common shares of the Company exercisable at any time on or before the third year anniversary date at an exercise price of $0.60 per share. The warrant includes a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder).

In connection with the Offering and as compensation for the Advisor’s services, the Company issued to the Advisor convertible debentures equal to $58,000 and convertible into 89,320 common shares and with other terms also substantially the same as the investors. The Company received cash proceeds of $575,000 from the Offering, and a participant of the offering, a related party, paid directly $150,000 to a financial consultant for a prepayment of services to the Company. The Company used the remaining proceeds from the Offering for general corporate and working capital purposes.

During the year ended December 31, 2020, the Company converted all of the outstanding convertible debenture balance of $783,000, including the Advisor fee, and issued, in the aggregate, 1,205,820 common shares of the Company, of which $408,000 of convertible debenture was held by related parties, and they were issued in the aggregate 628,320 common shares.

PPP Funds

On April 9, 2020, the Company received loan proceeds in the amount of $667,400 (the “PPP Funds”) and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The CARES Act was established in order to enable small businesses to pay employees during the economic slowdown caused by COVID-19 by providing forgivable loans to qualifying businesses for up to 2.5 times their average monthly payroll costs. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Funds (the “PPP Loan”) will be deferred for six months and accrue interest at a fixed annual rate of 1.0% and carry a two year maturity date.

On October 5, 2020, the Company submitted the PPP Loan forgiveness application, which is pending approval by the Lender. In accordance with the terms and conditions of the Flexibility Act, the Lender has 60 days from receipt of the completed application to issue a decision to the Small Business Administration (“SBA”). If the Lender determines that the borrower is entitled to forgiveness of some or all of the amount applied for under the statue and applicable regulations, the Lender must request payment from the SBA at the time the Lender issues its decision to the SBA. The SBA will, subject to any SBA review of the loan or loan application, remit the appropriate forgiveness amount to the Lender, plus any interest accrued through the date of payment, not later than 90 days after the Lender issues its decision to the SBA. Although the Company believes it is probable that the PPP Loan will be forgiven, the Company cannot currently provide any objective assurance that it will obtain forgiveness in whole or in part.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

7.      Debt (cont.)

Line of credit

The Company has a line of credit agreement with a bank with a maximum borrowing limit, effective July 2, 2019, of $500,000. Borrowings under this agreement bear interest at an interest rate of 6.5% per annum. On March 17, 2021, the line of credit term was extended to August 31, 2021. Borrowings under the line of credit are secured by the inventory and accounts receivable balances of the Company. As of December 31, 2020, the outstanding balance was $406,000.

The line of credit agreement also contains customary insurance requirements, limits on cross collateralization and events of default, including, among other things, failure to make payments, insolvency or bankruptcy, business termination, merger or consolidation or acquisition without written consent, a material impairment of the Lender’s lien in the collateral or in the value of such collateral, or material adverse change to the business that would impair the loan.

8.      Preferred Shares

Series E Preferred Shares

On September 17, 2020, the Company filed articles of amendment to create a fifth series of preferred shares, being, an unlimited number of Series E Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The shareholder of the Series E Preferred Shares, may, at any time, convert all or any Series E Preferred Shares provided that the common shares issuable upon such conversion, together with all other common shares of the Company held by the shareholder in the aggregate, would not cause such shareholder’s ownership of the Company’s common shares to exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days’ notice to the Company.

Each Series E Preferred Share has a stated value of $1,000 and is convertible into the Company’s common shares at a conversion price equal to the lower of (i) 70% of the average of the three lowest volume weighted average prices of the common shares during the ten trading days immediately preceding, but not including, the conversion date and (ii) $2.00; however, in no event shall the conversion price be lower than $1.00 per share. The Series E Preferred Shares are non-voting and pay dividends at a rate of 8.0% per annum, payable quarterly.

On September 14, 2020, the Company entered into a Securities Purchase Agreement (“Westworld SPA”) with Westworld Financial Capital, LLC (“Westworld”), a beneficial owner, relating to the issuance and sale to the investor of 3,000 shares of the Company’s subsequently established Series E Preferred Shares in a private placement transaction for net proceeds of $2.7 million. On September 23, 2020, the Company entered into an amendment to the Westworld SPA. Under the amendment, Westworld and the Company agreed that to the extent Westworld converts any Series E Preferred Shares into common shares, such common shares shall be prohibited from being voted with respect to any proposal related to the transactions contemplated by the Westworld SPA, including any proposal seeking to obtain shareholder approval of the transactions contemplated by the Westworld SPA in accordance with Nasdaq rules. The Company paid a related party a business advisory fee of $240,000 related to this transaction.

On March 9, 2021, the Company and Westworld entered into an Amendment to the Westworld SPA and on March 23, 2021 the Company issued 250,000 common shares of the Company to Westworld for failure to file a timely registration statement required under the Westworld SPA. In addition, on March 9, 2021, the Company converted 300 Series E Preferred Shares and issued 197,798 common shares of the Company to Westworld.

Series D Preferred Shares

On May 6, 2020, the Company filed articles of amendment to create a fourth series of preferred shares, being, an unlimited number of Series D Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. The Series D Preferred Shares are convertible into our common shares, at a conversion price equal to $0.65, subject to certain anti-dilution adjustments. Each shareholder of the Series D Preferred Shares, may, at any time, convert all or any part of the Series D Preferred Shares provided that after such conversion the common shares

Sphere 3D Corp.
Notes to Consolidated Financial Statements

8.      Preferred Shares (cont.)

issuable, together with all the common shares held by the shareholder in the aggregate would not exceed 4.99% of the total number of outstanding common shares of the Company. This amount may be increased to 9.99% with 61 days’ notice to the Company.

On April 30, 2020, the Company entered into a Securities Purchase Agreement with two investors (the “Purchasers“) relating to the issuance and sale, in the aggregate, of 1,694,000 shares (the “Shares“) of the Company’s subsequently established Series D Preferred Shares, no par value and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction, in exchange for the assignment to the Company by the investors two convertible notes receivable in the name of Rainmaker held by the investors in an aggregate amount of $1.1 million. The warrants are exercisable at an exercise price equal to $0.92 per common share, subject to adjustments as provided under the terms of the warrants, and are exercisable for a five year period. The warrants include a provision restricting the warrant holder from exercising it if the aggregate number of common shares held by the warrant holder equals or exceeds 5.0% of the issued and outstanding shares of the Company, calculated on a partially converted basis (i.e., assuming the conversion of all rights to receive common shares of the Company held by the warrant holder). The Series D Preferred Shares are convertible at the option of the holder, subject to certain conditions.

During the year ended December 31, 2020, the Company converted 785,000 shares of the Series D Preferred Shares and issued 785,000 common shares of the Company. As a result of the conversion, one of the Purchasers, Gora Consulting Corp. (“Gora”) is classified as a related party of the Company. Gora participated in the Securities Purchase Agreement by acquiring 847,000 Shares and warrants to purchase 847,000 common shares, in exchange for the assignment to the Company certain promissory notes receivable held by Gora in an aggregate amount of $550,000. During the year ended December 31, 2020, Gora converted 485,000 Series D Preferred Shares and was issued 485,000 common shares of the Company. In addition, on April 21, 2020, the sole owner of Gora entered into a share purchase agreement with an employee of the Company and acquired 211,745 common shares of the Company.

In the first quarter of 2021, the Company converted 895,000 Series D Preferred Shares and issued 895,000 common shares of the Company, which included Gora’s 348,000 Series D Preferred Shares and Gora was issued 348,000 common shares of the Company.

Series C Preferred Shares

On October 30, 2019, the directors of the Company passed a resolution authorizing the filing of articles of amendment to create a third series of preferred shares, being, an unlimited number of Series C Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. On November 6, 2019, the Company filed the Articles of Amendment to create the Series C Preferred Shares. Pursuant to the articles of amendment governing the rights and preferences of outstanding shares of Series C Preferred Shares, each preferred share are convertible into our common shares, at a conversion rate in effect on the date of conversion. Overland, a related party and the sole shareholder of the Series C Preferred Shares, agreed that it would not exercise its conversion right with respect to its Series C Preferred Shares until the earlier of (i) October 31, 2020 and (ii) such time that we file for bankruptcy or an involuntary petition for bankruptcy is filed against us (unless such petition is dismissed or discharged within 30 days) provided that after such conversion the common shares issuable, together with the aggregate common shares held by Overland would not exceed 19.9% of the total number of outstanding common shares of the Company. At December 31, 2020, the Company has issued and outstanding 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share.

On October 31, 2020, the Company received notification requesting conversion of the Series C Preferred Shares held by Overland. On March 3, 2021, the Company converted 1,600,000 Series C Preferred Shares and issued two investors in the aggregate 1,440,000 common shares; (i) SBC Investments Ltd. (“SBC”) was issued 720,000 common shares, which Kathryn Fell is sole owner of SBC and has voting power over these common shares; and (ii) Tyrell Global Acquisitions Inc. (“Tyrell”) was issued 720,000 common shares, which Gordon McWilliams is sole owner of Tyrell and has voting power over these common shares.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

8.      Preferred Shares (cont.)

Series B Preferred Shares

In July 2019, the Company filed of articles of amendment to create a second series of preferred shares, being, an unlimited number of Series B Preferred Shares and to provide for the rights, privileges, restrictions and conditions attaching thereto. In July 2019, following the filing of the Articles of Amendment to create the Series B Preferred Shares, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with FBC Holdings to exchange 6,500,000 Series A Preferred Shares held by FBC Holdings for 6,500,000 Series B Preferred Shares. On July 14, 2020, the Company entered into a lock-up agreement (the “Lock-up Agreement”) with FBC Holdings with respect to the Series B Preferred Shares of the Company owned by FBC Holdings. Pursuant to the terms of the Lock-up Agreement, FBC Holdings has agreed that for the period of time between (a) July 14, 2020 and (b) the earlier to occur of (i) April 30, 2021 and (ii) the date that is 180 days after a Change of Control (as defined in the Lock-up Agreement), it will not without the prior written consent of the Company convert any of the Series B Preferred Shares into common shares of the Company.

The Series B Preferred Shares (i) are convertible into the Company’s common shares at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per common share prior to the date the conversion notice is provided (the “Conversion Rate”), subject to a conversion price floor of $0.80, (ii) after November 13, 2020, fixed, preferential, cumulative cash dividends at the rate of 8.0% of the Series B Preferred Shares subscription price per year, and (iii) carry a liquidation preference equal to the subscription price per Series B Preferred Share plus any accrued and unpaid dividends.

In August 2019, the Company issued 343,778 Series B Preferred Shares with a fair value of $343,778 to FBC Holdings in satisfaction of accrued dividends at such date.

Management has determined that the conversion terms of the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares do not cause the preferred shares to be treated as liability instruments, and accordingly such preferred shares are presented as equity instruments.

For the years ended December 31, 2020 and 2019, there was related party interest expense of $142,000 and $292,000, respectively, related to preferred shares dividends.

9.      Share Capital

On June 1, 2020, the Company entered into a consulting agreement with GROUPE PARAMEUS CORP (“GROUPE P”) to provide consulting services for one year to the Company in the area of corporate finance, investor communications and financial and investor public relations. As compensation for GROUPE P’s services to be provided pursuant to the consulting agreement, in addition to a prepayment of $150,000 in cash, the Company granted 100,000 restricted stock awards, 100,000 common shares of the Company pursuant to the terms of Regulation D under the Securities Act of 1933, and a non-qualified stock option for the purchase of 50,000 common shares at an exercise price of $2.52 per share with a vest period over six months. On June 16, 2020, the Company issued 200,000 common shares to GROUPE P with a fair value of $504,000.

On April 24, 2020, the Company entered into a consulting agreement with ROK Consulting Inc. (“ROK”) to provide consulting services to the Company in the area of corporate finance, investor communications and financial and investor public relations (the “ROK Consulting Agreement”). As compensation for ROK’s services to be provided pursuant to the ROK Consulting Agreement, in addition to cash compensation, the Company agreed to issue to ROK 375,000 common shares of the Company. On June 19, 2020, the Company issued 150,000 common shares of the Company with a fair value of $360,000 to ROK per the terms of the ROK Consulting Agreement. On August 4, 2020, the Company issued 225,000 common shares of the Company with a fair value of $725,000 to ROK per the terms of the ROK Consulting Agreement.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

9.      Share Capital (cont.)

In May 2020, the Company entered into an equity purchase agreement and registration rights agreement with Oasis Capital, LLC (“Oasis Capital”), to purchase from the Company up to $11.0 million worth of common shares of the Company. Under the purchase agreement, the Company has the right to sell up to $11.0 million of its common shares to Oasis Capital over a 36-month period, upon satisfaction of the conditions in the purchase agreement, including the effectiveness of a resale registration statement filed on Form S-1. The Company will control the timing and amount of any sales to Oasis Capital, and Oasis Capital is obligated to make purchases in accordance with the purchase agreement, upon certain terms and conditions being met. The purchase agreement, which contains a floor price of $1.58 per common share, allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the purchase agreement. The equity line is designed to provide capital to the company as it is required. During the year ended December 31, 2020, the Company issued 200,000 common shares to Oasis Capital for gross proceeds of $389,000 under the terms and conditions of the equity purchase agreement. On October 26, 2020, the Company issued 30,000 unregistered common shares of the Company to Oasis Capital in exchange for a waiver from Oasis Capital of its prepayment right under the Oasis promissory note as a result of the Series E Preferred Shares transaction. Subsequent to December 31, 2020, the Company has issued 315,000 common shares to Oasis Capital for gross proceeds of $720,000 under the terms and conditions of the Oasis Capital equity purchase agreement.

In October 2019, the Company entered into a subscription agreement and issued 149,500 common shares of the Company at $1.19 per share to a vendor in exchange for the satisfaction of certain accounts payable. The aggregate amount of the obligations shall be reduced by the cash proceeds actually received by the vendor from the sale of the shares by the vendor.

In October 2019, the Company entered into a related party subscription agreement and issued 330,000 common shares of the Company at $1.07 per share to a vendor in exchange for the satisfaction of certain accounts payable. The aggregate amount of the obligations shall be reduced by the cash proceeds actually received by the vendor from the sale of the shares by the vendor.

In August 2019, the Company entered into a purchase agreement for a private placement to issue 251,823 common shares of the Company, of which 175,765 common shares have been issued, at a purchase price of $1.29 per share for gross proceeds received of $325,000. The Company used the proceeds from the offering for general corporate and working capital purposes.

In July 2019, the Company completed a private placement and issued 240,000 common shares of the Company at a purchase price of $2.00 per share for gross proceeds of $480,000. The Company used the proceeds from the offering for general corporate and working capital purposes.

The Company has unlimited authorized shares of common shares at no par value. At December 31, 2020, the Company had the following outstanding warrants to purchase common shares:
Date issued	Contractual life (years)	Exercise price per share	Number outstanding		Expiration
March 2016	5	$500.00	150		March 4, 2021
August 2017	5	$42.00	37,500		August 11, 2022
August 2017	5	$42.00	11,876		August 16, 2022
August 2017	5	$42.00	25,625		August 22, 2022
April 2018	5	$5.60	111,563		April 17, 2023
March 2020	3	$0.60	905,820		March 23, 2023
April 2020	5	$0.92	1,694,000		April 30, 2025
			2,786,534	(1)

____________

(1)      Includes 1,860,320 of warrants to purchase common shares, in the aggregate, outstanding to related parties at December 31, 2020.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

9.      Share Capital (cont.)

Subsequent to December 31, 2020, the Company issued 743,820 common shares of the Company for the exercise of warrants and received $478,000 in proceeds.

10.    Equity Incentive Plans

As of December 31, 2020, a total of 1,255,860 common shares are authorized for issuance with respect to awards granted under the 2015 Plan (not including shares subject to terminated awards under our Second Amended and Restated Stock Option Plan that become available for issuance under the 2015 Plan). In addition, the share limit will automatically increase on the first trading day in January of each calendar year during the term of the 2015 Plan by an amount equal to the lesser of (i) 10% of the total number of common shares issued and outstanding on December 31 of the immediately preceding calendar year, or (ii) such number of common shares as may be established by the Board. The 2015 Plan authorizes the board of directors to grant stock and options awards to directors, employees and consultants. As of December 31, 2020, the Company had approximately 51,500 share-based awards available for future grant.

The Company’s Employee Stock Purchase Plan (“ESPP”) authorizes the purchase of up to 37,500 common shares by employees under the plan. As of December 31, 2020 and 2019, there were no offering periods available to employees.

Stock Options

The options granted in 2020 were issued to non-employees for future services performed. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model, using expected volatility of 125%, risk-free interest rate of .195% and expected term of 18 months. The expected volatility was based on the Company’s historical share price. The risk-free interest rate is determined based upon a constant maturity U.S. Treasury security with a contractual life approximating the expected term of the option. The expected term of options granted is based on term of the award. Option awards can be granted for a maximum term of up to ten years.

Option activity is summarized below:
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2019	20,050	$199.06
Granted	—	$—
Exercised	—	$—
Forfeited	(17,450)	$160.93
Options outstanding at December 31, 2019	2,600	$781.19
Granted	130,000	$2.52
Exercised	(30,000)	$2.52
Forfeited	(1,425)	$995.07
Options outstanding at December 31, 2020	101,175	$8.94	5.4	$—
Vested and expected to vest at December 31, 2020	101,175	$8.94	5.4	$—
Exercisable at December 31, 2020	101,175	$8.94	5.4	$—

Sphere 3D Corp.
Notes to Consolidated Financial Statements

10.    Equity Incentive Plans (cont.)

Restricted Stock Units

The following table summarizes information about RSU activity:
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding – January 1, 2019	53,004	$31.21
Granted	100,000	$2.51
Vested and released	(131,541)	$9.68
Forfeited	(665)	$64.95
Outstanding – December 31, 2019	20,798	$4.99
Granted	—	$—
Vested and released	(20,420)	$3.82
Forfeited	(378)	$68.02
Outstanding – December 31, 2020	—	$—

The estimated fair value of RSUs was based on the market value of the Company’s common shares on the date of grant. RSUs typically vest over a three-year period from the original date of grant. The total grant date fair value of RSUs vested during the years ended December 31, 2020 and 2019 was approximately $0.1 million and $1.3 million, respectively. The fair value of RSUs vested during the years ended December 31, 2020 and 2019 was approximately $17,000 and $0.2 million, respectively.

Outside of 2015 Equity Incentive Plan

On March 26, 2019, the Board of Directors of the Company approved and granted 100,000 RSUs outside of the 2015 Plan to an employee. The RSUs have an estimated fair value of $2.51 per unit and fully vested in 2019.

Restricted Stock Awards

During 2020 and 2019, the Company granted restricted stock awards (“RSA”) to certain employees, directors and consultants in lieu of cash payment for services performed. The estimated fair value of the RSAs was based on the market value of the Company’s common shares on the date of grant. The RSAs were fully vested on the date of grant. The fair value of the RSAs vested during the years ended December 31, 2020 and 2019 was approximately $0.8 million and $0.2 million, respectively.

The following table summarizes information about RSA activity:
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding – January 1, 2019	—	$—
Granted	194,000	$1.20
Vested	(194,000)	$1.20
Outstanding – December 31, 2019	—	$—
Granted	400,841	$1.92
Vested	(400,841)	$1.92
Outstanding – December 31, 2020	—	$—

Sphere 3D Corp.
Notes to Consolidated Financial Statements

10.    Equity Incentive Plans (cont.)

Share-Based Compensation Expense

The Company recorded the following compensation expense related to its share-based compensation awards (in thousands):
	Year Ended December 31,
	2020	2019
Cost of sales	$—	$—
Sales and marketing	2	279
Research and development	3	61
General and administrative	—	297
Total share-based compensation expense	$5	$637

As of December 31, 2020, there was no unrecognized compensation expense related to unvested equity-based compensation awards.

11.    Net Loss per Share

Basic net loss per share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the period. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share were as follows:
	December 31,
	2020	2019
Preferred shares	9,355,778	8,443,778
Common share purchase warrants	2,786,534	205,562
Restricted stock not yet vested or released	—	20,798
Options outstanding	101,175	2,600

12.    Income Taxes

The Company is subject to taxation in Canada and also in certain foreign tax jurisdictions. The Company’s tax returns for calendar year 2012 and forward are subject to examination by the Canadian tax authorities. The Company’s tax returns for fiscal year 2006 and forward are subject to examination by the U.S. federal and state tax authorities.

The Company recognizes the impact of an uncertain income tax position on its income tax return at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

At December 31, 2020, there were no unrecognized tax benefits. The Company believes it is reasonably possible that, within the next 12 months, the amount of unrecognized tax benefits may remain unchanged. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. The Company had no material accrual for interest and penalties on its consolidated balance sheets at December 31, 2020 and 2019, and recognized no interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2020 and 2019.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

12.    Income Taxes (cont.)

The components of loss before income taxes were as follows (in thousands):
	Year Ended December 31,
	2020	2019
Domestic	$(4,550)	$(1,815)
Foreign	(1,229)	(2,466)
Total	$(5,779)	$(4,281)

A reconciliation of income taxes computed by applying the federal statutory income tax rate of 26.5% to loss before income taxes to the total income tax benefit reported in the accompanying consolidated statements of operations is as follows (in thousands):
	Year Ended December 31,
	2020	2019
Income tax at statutory rate	$(1,531)	$(1,134)
Foreign rate differential	(37)	(77)
Change in valuation allowance	1,588	15,104
Share-based compensation expense	—	85
Prior year true-ups	119	(13,371)
Other differences	(135)	(607)
Provision for income taxes	$4	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are shown below. A valuation allowance has been recorded, as realization of such assets is uncertain. Deferred income taxes are comprised as follows (in thousands):
	December 31,
	2020	2019
Deferred tax assets:
Net operating loss and capital loss carryforwards	$26,539	$25,064
Intangible assets	2,381	2,319
Share-based compensation	1	28
Other	992	893
Deferred tax assets, gross	29,913	28,304
Valuation allowance for deferred tax assets	(29,854)	(28,246)
Deferred tax assets, net of valuation allowance	59	58
Deferred tax liabilities:
Indefinite-lived intangible assets	(74)	(74)
Deferred tax liabilities	(74)	(74)
Net deferred tax liabilities	$(15)	$(16)

Net deferred tax liabilities is included in other non-current liabilities. At December 31, 2020, the Company had Canadian net operating loss carryforwards of $41.0 million. These carryforwards will begin expiring in 2031, unless previously utilized. At December 31, 2020, the Company had U.S. federal net operating loss carryforwards of $11.8 million that begin expiring in 2034 unless previously utilized, except for $8.1 million that have no expiration date. The Company also has net capital loss carryforwards in Canada of $99.6 million, which are available indefinitely to offset taxable capital gains.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

13.    Related Party Transactions

In February 2020, the Company entered into a business advisory agreement (the “Torrington Advisory Agreement”) with Torrington. Under the Torrington Advisory Agreement, Torrington is to receive certain consideration in the event the Company enters into a business combination. In September 2020, the Company and Torrington entered into Amendment No. 1 to the Business Advisory Agreement (the “Torrington Amendment”). Under the Torrington Amendment, the parties agreed that if the Company closed on its merger with Rainmaker pursuant to the Agreement and Plan of Merger, dated July 14, 2020, Torrington shall receive 1,800,000 common shares of the Company as compensation under the Torrington Advisory Agreement, subject to regulatory and NASDAQ approvals. On February 12, 2021, the Rainmaker Merger Agreement was terminated as the Company was unable to obtain all necessary regulatory approvals relating to the proposed transaction prior to the agreed date of January 31, 2021.

1542082 Ontario Limited (“1542082 Ontario”), an investor participating in the March 23, 2020 offering, held enough common shares of the Company be classified as a related party. 1542082 Ontario acquired 231,000 common shares of the Company in the March 23, 2020 offering. In March 2020, 1542082 Ontario, paid on the Company’s behalf $150,000 directly to a business advisor for a prepayment of future services to the Company.

In October 2019, the Company entered into a conversion agreement by and among the Company, HVE and Overland under which Overland agreed to convert the following debt, accrued payables and prepayment of future goods and services into 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share: (i) principal and accrued interest of $520,000 under the Secured Promissory Note dated November 13, 2018 by and among the Company, HVE and Overland; (ii) accrued fees of $632,000 under the TSA dated November 13, 2018 by and among the Company and Overland; and (iii) prepayment of $448,000 for future goods and services under the TSA.

In November 2018, the Company entered into a TSA to facilitate an orderly transition process for the divestiture of Overland. The TSA has terms ranging from up to 24 months depending on the service. As of December 31, 2020, the TSA has a remaining prepaid balance of $115,000. Net expense incurred by the Company related to the TSA was approximately $230,000 and $525,000 for the years ended December 31, 2020 and 2019, respectively, and was included in continuing operations.

In August 2019, the Company entered into agreements with certain executives of the Company and the Company’s Board of Directors to extinguish certain accrued liabilities. The Company wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities, which is included in other income (expense), net.

As of December 31, 2020 and 2019, accounts payable and accrued liabilities included $247,000 and $207,000, respectively, due to related parties.

14.    Commitments and Contingencies

Leases

As of December 31, 2020, the Company has no right-to-use lease assets or liabilities.

Rent expense under non-cancelable operating leases is recognized on a straight-line basis over the respective lease terms and was none and $0.2 million for the years ended December 31, 2020 and 2019, respectively. The Company vacated such premise in September 2019.

Letters of credit

During the ordinary course of business, the Company provides standby letters of credit to third parties as required for certain transactions initiated by the Company. As of December 31, 2020, the Company’s had no outstanding standby letters of credit.

Sphere 3D Corp.
Notes to Consolidated Financial Statements

14.    Commitments and Contingencies (cont.)

Warranty and Extended Warranty

The Company had $0.2 million and $0.3 million in deferred costs included in other current and non-current assets related to deferred service revenue at December 31, 2020 and 2019, respectively. Changes in the liability for product warranty and deferred revenue associated with extended warranties and service contracts were as follows (in thousands):
	Product Warranty	Deferred Revenue
Liability at January 1, 2019	$22	$1,471
Settlements made during the period	—	(1,087)
Change in liability for warranties issued during the period	—	725
Change in liability for pre-existing warranties	(22)	—
Liability at December 31, 2019	—	1,109
Settlements made during the period	—	(817)
Change in liability for warranties issued during the period	—	447
Change in liability for pre-existing warranties	—	—
Liability at December 31, 2020	$—	$739
Current liability	$—	$438
Non-current liability	—	301
Liability at December 31, 2020	$—	$739

Litigation

The Company is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending proceedings will not have a material effect on the Company’s results of operations, financial position or cash flows.

In January 2018, Mr. Vito Lupis filed a statement of claim in the Ontario Court of Justice alleging, among other things, breach of contracts, deceit and negligence against Mr. Giovanni J. Morelli, a former officer of the Company, and vicarious liability against the Company, in connection with stock purchase agreements and other related agreements that would have been entered into between Mr. Lupis and the Company in 2012. In March 2019, the Company and Mr. Lupis entered into a settlement agreement pursuant to which the Company has agreed to pay Mr. Lupis certain consideration, which is included in general and administrative expense, in exchange for a dismissal of the action. At December 31, 2020, the Company has a judgment against it for the outstanding balance of the settlement. In March 2021, the Company paid the outstanding balance of the settlement in exchange for a release of all claims.

In April 2015, we filed a proof of claim in connection with bankruptcy proceedings of V3 Systems, Inc. (“V3”) based on breaches by V3 of the Asset Purchase Agreement entered into between V3 and the Company dated February 11, 2014 (the “APA”). On October 6, 2015, UD Dissolution Liquidating Trust (“UD Trust”), post-confirmation liquidating trust established by V3’s plan of liquidation, filed a complaint against us and certain of our current and former directors in the U.S. Bankruptcy Court for the District of Utah Central Division objecting to our proof of claim and asserting claims for affirmative relief against us and our directors. This complaint alleges, among other things, that Sphere 3D breached the APA and engaged in certain other actions and/or omissions that caused V3 to be unable to timely sell the Sphere 3D common shares received by V3 pursuant to the APA. The UD Trust seeks, among other things, monetary damages for the loss of the potential earn-out consideration, the value of the common shares held back by us pursuant to the APA and costs and fees.

In March 2018, UD Trust filed a complaint in U.S. District Court for the Northern District of California (“California Complaint”) asserting that two transactions involving the Company constitute fraudulent transfers under federal and state law. First, UD Trust alleges that the consolidation of the Company’s and its subsidiaries’ indebtedness to the Cyrus Group into a debenture between FBC Holdings and the Company in December 2014 constitutes a fraudulent transfer. Second, UD Trust alleges that the Share Purchase Agreement constitutes a fraudulent transfer, and seeks

Sphere 3D Corp.
Notes to Consolidated Financial Statements

14.    Commitments and Contingencies (cont.)

to require that the proceeds of the transaction be placed in escrow until the V3 litigation is resolved. The California Complaint also asserts a claim against the Company’s former CEO for breach of fiduciary duty, and a claim against the Cyrus Group for aiding and abetting breach of fiduciary duty. On July 25, 2018, we filed a motion seeking to dismiss all of the claims asserted against the Company and its former CEO. On the same day, the Cyrus Group filed a motion seeking to dismiss all claims asserted against the Cyrus Group. The UD Trust voluntarily dismissed this case without prejudice on February 5, 2020.

On October 22, 2019, UD Trust filed an amended complaint in the Delaware Bankruptcy Court. The amended complaint includes all of the claims and parties in the original complaint first filed in October 2015 in the Utah Bankruptcy Court as well as the claims and additional parties in the California Complaint. We continue to believe this lawsuit to be without merit and intend to vigorously defend against the action. On February 10, 2020, we filed a renewed motion seeking to dismiss the majority of the claims asserted by the UD Trust in the amended complaint. On that same day, we also filed a counterclaim against the UD Trust in which we allege that V3 breached numerous provisions of the APA. The Company’s current and former officers and directors that were named as defendants in the amended complaint as well as the Cyrus Group all filed motions seeking to dismiss all claims that the UD Trust alleged against them. The parties have completed briefing of these matters, have requested oral argument, and are waiting for the court to schedule argument, or decide the motion.

15.    Segmented Information

The Company reports segment information as a single reportable business segment based upon the manner in which related information is organized, reviewed, and managed. The Company operates in one segment providing data storage and desktop virtualization solutions for small and medium businesses and distributed enterprises. The Company conducts business globally, and its sales and support activities are managed on a geographic basis. Our management reviews financial information presented on a consolidated basis, accompanied by disaggregated information it receives from its internal management system about revenues by geographic region, based on the location from which the customer relationship is managed, for purposes of allocating resources and evaluating financial performance.

Information about Products and Services

The following table summarizes net revenue (in thousands):
	Year Ended December 31,
	2020	2019
Disk systems	$2,347	$3,086
Service	2,501	2,493
Total	$4,848	$5,579

Information about Geographic Areas

The Company markets its products domestically and internationally. Revenue is attributed to the location to which the product was shipped. The Company divides its worldwide sales into three geographical regions: Americas; APAC, consisting of Asia Pacific countries; and EMEA consisting of Europe, the Middle East and Africa.

The following table summarizes net revenue by geographic area (in thousands):
	Year Ended December 31,
	2020	2019
Americas	$4,844	$5,023
APAC	—	356
EMEA	4	200
Total	$4,848	$5,579

Sphere 3D Corp.
Notes to Consolidated Financial Statements

16.    Subsequent Events

PPP Funds

On February 3, 2021, the Company received additional PPP Funds in the amount of $447,400 and entered into a loan agreement with Citizens National Bank of Texas pursuant to the CARES Act. The amount borrowed by the Company under the CARES Act is eligible to be forgiven provided that (a) the Company uses the PPP Funds during the eight to twenty-four week period after receipt thereof, and (b) the PPP Funds are only used to cover payroll costs (including benefits), and other allowed expenses. The amount of loan forgiveness will be reduced if, among other reasons, the Company does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Loan will be deferred for 16-months, accrue interest at a fixed annual rate of 1.0% and carry a five-year maturity date.

Nasdaq Listing

On February 17, 2021, the Company was notified by Nasdaq that the Nasdaq Listing Qualifications Staff issued a public letter of reprimand to the Company based upon the Company’s failure to comply with the Listing Rule 5620(c) (the “Quorum Rule”) during the period of time that it was no longer a foreign private issuer and could not rely on home country practice in the alternative to the Quorum Rule. The Company’s By-laws required a quorum of at least 25%, instead of the 33⅓% threshold required for a domestic issuer by the Quorum Rule. This oversight and rule violation was caused by the fact that the Company no longer qualified as a foreign private issuer during 2020 and 2019. On January 1, 2021, the Company once again qualified as a foreign private issuer, and therefore the Company once again intends to rely on home country practice in lieu of the Quorum Rule.

RSA Grants

In February 2021, the Company issued restricted stock awards for payment to certain vendors for product and services previously received and issued 101,880 common shares of the Company for a value of $279,000.

GRYPHON DIGITAL MINING, INC.
INTERIM CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

Gryphon Digital Mining, Inc.
Interim Condensed Balance Sheets

	As of September 30, 2021	As of December 31, 2020
	(unaudited)
Assets
Cash and cash equivalents	$5,586,000	$12,000
Accounts receivable	136,000	—
Prepaid expense	143,000	1,000
Digital asset	6,000	—
Current Assets	5,871,000	13,000
Mining equipment, net	3,630,000	—
Deposits	24,671,000	—
Total Assets	$34,172,000	$13,000

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$618,000	$—
Notes payable – current portion	2,046,000	—
Current Liabilities	2,664,000	—
Notes payable – long term	7,954,000	—
Convertible notes payable – net	5,017,000	—
Total Liabilities	$15,635,000	$—

Stockholders’ Equity
Preferred stock, par value $0.0001, 13,000,000 authorized and none-outstanding	—	—
Series seed preferred stock, par value $0.0001, 6,000,000 shares authorized, and 5,120,587 and 0 shares issued and outstanding, respectively	—	—
Series seed II preferred stock, par value $0.0001, 1,000,000 shares authorized and 260,807 and 0 issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 13,687,360 and 9,550,000 shares issued and outstanding, respectively	2,000	1,000
Additional paid-in capital	32,968,000	18,000
Subscription receivable	(28,000)	(4,000)
Accumulated deficit	(14,405,000)	(2,000)
Total Stockholders’ Equity	18,537,000	13,000
Total Liabilities and Stockholders’ Equity	$34,172,000	$13,000

See accompanying notes to these interim condensed financial statements.

Gryphon Digital Mining, Inc.
Interim Condensed Statements of Operations
For the Nine Months Ended September 30, 2021 (unaudited)

Revenue	$136,000
Cost and Expenses
Cost of revenues (excluding of depreciation shown below)	35,000
General and administrative expenses	13,682,000
Depreciation expense	26,000
Loss from operations	(13,607,000)
Other income (expense)
Realized gain on disposition of digital asset	36,000
Unrealized loss from impairment of digital asset	(130,000)
Interest income earned on digital asset	25,000
Interest expense	(299,000)
Amortization of debt discount	(428,000)
Total other expense	(796,000)
Loss before provision for income taxes	(14,403,000)
Provision for income taxes	—
Net loss	$(14,403,000)
Net loss per share, basic and diluted	$(1.09)
Weighted average shares outstanding – basic and diluted	13,240,749

See accompanying notes to these interim condensed financial statements.

Gryphon Digital Mining, Inc.
Interim Condensed Statement of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2021

	Series Seed Preferred Stock		Series Seed II Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—	9,550,000	$1,000	$18,000	$(4,000)	$(2,000)	$13,000
Stock subscription received	—	—	—	—	—	—	—	4,000	—	4,000
Additional capital contribution from original shareholders	—	—	—	—	161,250	—	16,000	—	—	16,000
Common stock issued to seed stage advisors for cash	—	—	—	—	1,162	—	3,000	—	—	3,000
Common stock issued for compensation to seed stage advisors	—	—	—	—	696,262	—	1,671,000	—	—	1,671,000
Common stock issued to officers and directors for cash	—	—	—	—	5,325	—	13,000	(2,000)	—	11,000
Common stock issued for compensation to officers and directors	—	—	—	—	3,189,675	—	7,655,000	—	—	7,655,000
Common stocks issued in private placement for cash	—	—	—	—	5,370,875	1,000	12,889,000	(100,000)	—	12,790,000
Common stocks issued in private placement for digital assets	—	—	—	—	505,551	—	1,213,000	—	—	1,213,000
Common stock issued for compensation	—	—	—	—	16,667	—	40,000	—	—	40,000
Common stock repurchased	—	—	—	—	(1,000,000)	—	—	—	—	—
Restricted common stock awards issued for compensation	—	—	—	—	379,340	—	112,000	—	—	112,000
Services contributed by the Company’s president	—	—	—	—	—	—	63,000	—	—	63,000
Series seed issued in exchange for common stock	4,995,469	—	—	—	(4,995,469)	—	—	—	—	—
Series seed issued for cash	6,303	—	—	—	—	—	15,000	—		15,000
Net loss	—	—	—	—	—	—	—	—	(9,738,000)	(9,738,000)
Balance as of March 31, 2021	5,001,772	—	—	—	13,880,638	2,000	23,708,000	(102,000)	(9,740,000)	13,868,000
Stock subscription received	—	—	—	—	—	—	—	102,000	—	102,000
Common stock issued for compensation	—	—	—	—	46,486	—	395,000	—	—	395,000
Restricted common stock awards issued for compensation	—	—	—	—	—	—	484,000	—	—	484,000
Services contributed by the Company’s president	—	—	—	—	—	—	62,000	—	—	62,000
Series seed issued for cash	118,815	—	—	—	—	—	285,000	—	—	285,000
Series seed II issued for cash	—	—	224,729	—	—	—	1,501,000	(28,000)	—	1,473,000
Series seed II issued for digital assets	—	—	24,102	—	—	—	161,000	(5,000)	—	156,000
Series seed II issued for compensation	—	—	2,994	—	—	—	28,000	—	—	28,000
Common stock repurchased and retired	—	—	—	—	(300,000)	—	(1,000)	—	—	(1,000)
Restricted stock awards forfeited due to resignation of board member	—	—	—	—	(56,250)	—	—	—	—	—

Gryphon Digital Mining, Inc.
Interim Condensed Statement of Changes in Stockholders’ Equity — (Continued)
For the Nine Months Ended September 30, 2021

	Series Seed Preferred Stock		Series Seed II Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Accretion of compensation cost due to modification of restricted stock awards	—	—	—	—	—	—	233,000	—	—	233,000
Fair value of penny warrants issued for compensation	—	—	—	—	—	—	1,036,000	—	—	1,036,000
Relative fair value of warrants issued with convertible notes	—	—	—	—	—	—	1,818,000	—	—	1,818,000
Net loss	—	—	—	—	—	—	—	—	(2,798,000)	(2,798,000)
Balance as of June 30, 2021	5,120,587	—	251,825	—	13,570,874	2,000	29,710,000	(33,000)	(12,538,000)	17,141,000
Stock subscription receivable	—	—	—	—	—	—	—	5,000	—	5,000
Relative fair value of warrants issued with convertible debentures	—	—	—	—	—	—	2,672,000	—	—	2,672,000
Common stock issued for exercise of warrant for cash	—	—	—	—	70,000		1,000	—	—	1,000
Vesting of restricted common stock awards	—	—	—	—	—	—	45,000	—	—	45,000
Common stock issued for compensation	—	—	—	—	46,486	—	395,000	—	—	395,000
Series seed II issued for compensation	—	—	8,982	—	—	—	82,000	—	—	82,000
Additional paid in capital for services contributed by the Company’s president	—	—	—	—	—	—	63,000	—	—	63,000
Net loss	—	—	—	—	—	—	—	—	(1,867,000)	(1,957,000)
Balance September 30, 2021	5,120,587	$—	260,807	$—	13,687,360	$2,000	$32,968,000	$(28,000)	$(14,405,000)	$18,537,000

See accompanying notes to these interim condensed financial statements.

Gryphon Digital Mining, Inc.
Interim Condensed Statement of Cash Flows
For the Nine Months Ended September 30, 2021 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,403,000)
Adjustments to reconcile net loss to cash used in operating activities
Unrealized loss on impairment of digital assets	130,000
Interest earned on digital assets	(25,000)
Realized gain from disposition of digital assets	(36,000)
Digital assets used for operating expenses	168,000
Amortization of debt discount	428,000
Depreciation expense	26,000
Common stock issued for compensation	830,000
Common stock issued for compensation to seed stage advisors	1,671,000
Common stock issued for compensation to officers and directors	7,655,000
Compensation cost related to restricted common stock awards	874,000
Series seed II Preferred Stock issued for compensation	110,000
Compensation for services contributed by the Company’s president	188,000
Fair value of penny warrants issued for services	1,036,000
Changes in operating assets and liabilities
Accounts receivable	(136,000)
Prepaid expense	(85,000)
Accounts payable and accrued liabilities	618,000
Net cash used in operating activities	(951,000)

CASH FLOWS FROM INVESTING ACTIVITY
Deposit for purchase of bitcoin mining machines	(27,093,000)
Deposits	(160,000)
Net cash used in investing activities	(27,253,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	10,000,000
Proceeds from issuance of convertible debentures	9,079,000
Proceeds from collection of subscription receivable	4,000
Proceeds from issuance of common stock	12,905,000
Proceeds from additional capital contributions	16,000
Proceeds from issuance of series seed II preferred stock	1,473,000
Proceeds from exercise of warrant	1,000
Proceeds from the issuance of series seed preferred stock	300,000
Net cash provided by financing activities	33,778,000
Net change in cash	5,574,000
Cash-beginning of period	12,000
Cash-end of period	$5,586,000

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Non-Cash investing and financing activities:
Deposits used for purchase of mining equipment	$3,656,000
Digital assets received for purchase of common stock and series seed II preferred stock	$1,374,000
Relative fair value of warrants issued with convertible notes	$4,490,000
Digital assets used as deposits for mining equipment	$1,067,000

See accompanying notes to these interim condensed financial statements.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Gryphon Digital Mining, Inc. (formerly known as Ivy Crypto, Inc.) (the “Company”) was incorporated under the provisions and by the virtue of the provisions of the General Corporation Law of the State of Delaware on October 22, 2020 with the office located in Las Vegas, Nevada. The Company will operate a digital asset, (commonly referred to as cryptocurrency) mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for cryptocurrency rewards (primarily Bitcoin).

Mining Equipment Commitment

As of September 30, 2021, the Company operated a fleet of 309 miners manufactured by Bitmain, all of which were purchased directly from Bitmain and deployed in the Company’s mining operation pursuant to two co-location mining services agreement one with Coinmint, LLC (“Coinmint”) and one with Core Scientific, Inc. (“Core”).

During the nine months ended September 30, 2021, the Company entered into a purchase agreement with Bitmain for the acquisition of a total of 7,200 miners, to be shipped and delivered during 2021 and 2022. During the nine months ended September 30, 2021, the Company received 596 new miners, of which 309 have been deployed at the Coinmint facility. The remaining 6,604 of these new miners are scheduled for monthly deliveries in 2021 and 2022. The purchase commitment for these new miners totals approximately $44,109,000, including $3,656,000 paid for the 596 miners delivered during the nine months ended September 30, 2021, $28,038,000 paid as deposits during the same period, $3,303,000 and $2,869,000 paid in October and November, respectively, with the remainder of $9,898,000 still outstanding.

Amendments to Certificate of Incorporation

On February 16, 2021, the Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name from “Ivy Crypto, Inc.” to “Gryphon Digital Mining, Inc.”.

Agreement and Plan of Merger

On June 3, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Sphere 3D Corp. (“Sphere 3D”) Upon completion of the merger (the “Merger”), the Sphere 3D Corp. will change its name to Gryphon Digital Mining, Inc. (See NOTE 10 – Subsequent Events “Merger Agreement”)

As consideration for the merger transaction, Sphere 3D will issue 111,000,000 shares of its common stock to the shareholders of the Company, such that on closing, the Sphere 3D shareholders will own approximately 23% of the consolidated company and the Company shareholders will own approximately the remaining 77% on a fully diluted basis, subject to adjustments for additional capital raises by either entity. As of the Merger Agreement, the Company had 21,282,593 shares of common stock and share equivalents. Each share, and share equivalent, will be converted into 5.31 shares of Sphere 3D common stock. As of the Merger Agreement, the value of a share of the Company’s common stock was approximately $8.50, for total consideration of approximately $181,000,000.

The merger is expected to close in the first quarter of 2022, subject to the approval of the stockholders of each company, as well as other closing conditions, including the registration statement for the merger shares to be issued being declared effective by the Securities and Exchange Commission, and the Company’s pending merger listing being approved by the Nasdaq, SEC and other applicatory regulatory bodies. Upon a successful closing of the merger, and all regulatory approvals, the Company will continue to trade on the NASDAQ. The transaction has been approved by the board of directors of both companies. PGP Capital Advisors, LLC acted as financial advisor for the Merger and has provided a Fairness Opinion in support of the transaction to the board of directors of Sphere 3D. The closing of the merger agreement is subject to customary closing conditions for a transaction of this nature and may be terminated by the parties under certain circumstances.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Basis of Presentation

The accompanying interim condensed financial statements and notes thereto are unaudited. The unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in the Company’s annual financial statements have been condensed or omitted. The interim condensed balance sheet as of December 31, 2020 was derived from financial statements but does not include all disclosures required by GAAP. These interim unaudited condensed financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the three and nine-month period ended September 30, 2021. The results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or for any future period.

These unaudited interim condensed financial statements should be read in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2020, which appear in this Form F-4.

Going Concern

The accompanying interim condensed financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the interim condensed financial statements do not necessarily purport to represent realizable or settlement values. The interim condensed financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The Company has financed its activities through equity financing. The Company began operations on September 15, 2021.

Management expects to incur additional losses and cash outflows in the foreseeable future in connection with its operating activities. The Company will need to raise debt or equity financing in the future in order finance its operations until operations are cashflow positive. However, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market price for the underlying commodity mined by the Company, its ability procure the required mining equipment and its ability to successfully mine the commodity. The Company received its first installment of mining equipment in August 2021 at which time the Company commenced its mining operations. The Company believes its cash balances and cash flow from operations will not be sufficient to fund the commencement of its operations over the next twelve months from the issuance date of these interim condensed financial statements. The Company will need to raise additional funding from investors or through other avenues to continue as a going concern. The Company’s interim condensed financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

COVID -19

The COVID-19 pandemic has developed rapidly in 2020, with a significant number of cases. Measures taken by various governments to contain the virus have affected economic activity. The management have taken some measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its people (such as social distancing and remote working).

At this stage, the impact on the business and results has not been significant since the Company is in the pre-operation phase. The management will continue to follow the various government policies and advice and, in parallel, will do their utmost to continue the business in the best and safest way possible without jeopardizing the health of its people. Further, the existence of this event did not cast a significant doubt on the Company’s ability continue as a going concern entity.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Digital Assets, Net

Digital assets or cryptocurrencies, (including Bitcoin, Ethereum, DAI and USDT) are included in current assets in the accompanying interim balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies obtained by the Company through its sale of common stock are accounted for based on the value of the specific digital asset on the date received.

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other. The Company has ownership of and control over the cryptocurrencies and uses third-party custodial services to secure it. The digital assets are initially recorded at cost and are subsequently remeasured on the balance sheets at cost, net of any impairment losses incurred since acquisition.

An impairment analysis is performed at each reporting period to identify whether events or changes in circumstances, in particular decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital assets held by the Company are impaired. The fair value of digital assets is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that the Company has determined is its principal market for cryptocurrencies (Level 1 inputs). If the carrying value of the digital asset exceeds the fair value based on the lowest price quoted in the active exchanges during the period, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized within “Other expense” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Purchases of cryptocurrencies by the Company are included within investing activities in the accompanying interim statements of cash flows, while cryptocurrencies awarded to the Company through its future mining activities will be included within operating activities on the accompanying interim statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying interim statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the interim statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Mining Equipment

Mining Equipment is stated at cost, including purchase price and all shipping and custom fees, and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years for cryptocurrency mining equipment.

The Company reviews the carrying amounts of mining equipment when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the asset belongs. Assets carried at fair value, such as digital currencies, are excluded from impairment analysis.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of the asset or cash generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs of disposal is the amount obtainable from the sale of an asset or cash generating unit in an arm’s length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs of disposal is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash generating unit is estimated to be less than its carrying amount, the carrying amount of the asset

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or cash generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in net income. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized.

Leases

Effective July 2021, the Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term.

In calculating the right of use asset and lease liability, the Company elects to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Derivatives

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and would then be re-valued at each reporting date, with changes in the fair value reported in the interim condensed statements of operations. If there are stock-based derivative financial instruments, the Company will use a probability weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Revenue Recognition

Cryptocurrency mining:

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•        Variable consideration

•        Constraining estimates of variable consideration

•        The existence of a significant financing component in the contract

•        Noncash consideration

•        Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company has digital asset mining pools relationships, with the mining pool operators to provide computing power to the mining pool. The relationships can be terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date the Company is notified of the consideration to be received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the date the Company is notified of the consideration earned. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held,

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.

Cost of Revenue

The Company’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including mining pool fees, electric power costs, other utilities, labor, insurance whether incurred directly from self-mining operations or reimbursed, including any revenue sharing arrangements under co-location agreements, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s interim financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Net Loss Per Share

The Company uses ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. The Company computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Securities that could potentially dilute income (loss) per share in the future were not included in the computation of diluted income (loss) per share at September 30, 2021 because their inclusion would be anti-dilutive as follows:
Convertible Seed Series and Convertible Seed Series II preferred shares	5,370,977
Warrants to purchase common stock	1,006,857
Convertible notes payable and accrued interest	681,925
Unvested share grants	1,772,450
Total potential future shares	8,832,209

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”). We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 amends ASC 740 to simplify the accounting for income taxes by removing certain exceptions for investments, intraperiod allocations and interim calculations, and adding guidance to reduce complexity in the accounting standard under the FASB’s simplification initiative. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020. Upon adoption, the amendments in ASU 2019-12 should be applied on a prospective basis to all periods presented. Early adoption is permitted. The Company is currently assessing the impact of the adoption of the new guidance under ASU 2019-12.

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. The Company adopted ASU 2020-06. The adoption did not have a material impact on our interim condensed financial statements.

NOTE 2 — DIGITAL ASSETS

As disclosed in Note 8 - Stockholders’ Equity, the Company received digital currency from the private placement of its common stock and series seed II preferred stock. The digital assets (Bitcoin, Ethereum, DAI and USDT) received amounted to $1,374,000 for the common stock. The digital currency transactions are summarized in the following table for the three and nine months ended September 30, 2021:
	For the three months ended September 30, 2021	For the nine months ended September 30, 2021
Beginning Balance	$53,000	$—
Additions	5,000	1,374,000
Interest earned	2,000	25,000
Noncash disposition	(54,000)	(1,263,000)
Unrealized losses	—	(130,000)
Ending Balance	$6,000	$6,000

The table below shows the details of the noncash disposition of the Company’s digital assets for the nine months ended September 30, 2021:
Deposit for bitcoin mining machines	$1,067,000
Payment for prepaid expenses	32,000
Payment for accrued expenses	69,000
Payment for expenses	95,000
Total noncash disposition	$1,263,000

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 2 — DIGITAL ASSETS (cont.)

During the period ended September 30, 2021, the Company has the following realized gain related to digital currency disposal:
	For the three months ended September 30, 2021	For the nine months ended September 30, 2021
Realized gain	$13,000	$36,000

NOTE 3 — DEPOSITS

During the nine months ended September 30, 2021, the Company paid approximately $27,093,000 and $1,074,000 in cash and digital assets, respectively, as deposits, primarily for miners, and, as of September 30, 2021, the Company received 596 miners with a purchase price of $3,656,000. Upon receipt the miner will be reclassified to property and equipment.

For the nine months ended September 30, 2021, the Company paid $100,000 refundable deposits for the acquisition of 250,000 units of carbon credits. Balance will be refunded in the event the Company does not achieve verified credits by December 31, 2021. Also, as of September 30, 2021, the Company had a $60,000 refundable deposit paid to Coinmint.

NOTE 4 — MINING EQUIPMENT, NET

As of September 30, 2021, mining equipment consisted of 309 and 287 operational and nonoperational, respectively, bitcoin mining machines. The cost basis of the operational and nonoperational bitcoin mining machines was $1,888,000 and $1,768,000, respectively for a total cost basis of $3,656,000 with accumulated depreciation of approximately $26,000.

NOTE 5 — NOTES PAYABLE

On July 6, 2021, the Company issued a promissory note payable to Sphere 3D in the amount of $2,700,000 (“Sphere 3D Note”). The Sphere 3D Note accrues interest 9.5% with a default interest rate of 12%. Starting on September 30, 2021, The Sphere 3D Note is payable in 36 equal monthly installments of $86,000 with the final payment due August 30, 2024.

On August 30, 2021, the Company entered into an amendment to the Sphere 3D Note (“Amendment 1”), increasing the principal amount of the Sphere 3D Note to $6,350,000.

On September 27, 2021, the Company entered into a second amendment to the Sphere 3D Note (“Amendment 2”), increasing the principal amount of the note to $10,000,000. Also, Amendment 2 modifies the payment schedule, with the first monthly payment due January 1, 2022. Payment will be made in 36 equal monthly installments of $329,000 with the final payment due on December 1, 2024.

As of September 30, 2021, accrued interest amounted to approximately $94,000.

See NOTE 10 — Subsequent Events “Amendment No. 3 to Sphere 3D Note”

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 6 — CONVERTIBLE DEBENTURES

The following table summarizes the carrying amount of the Company’s convertible loans as of September 30, 2021:
Principal
Balance, beginning of year	$—
Additions	9,079,000
Balance, September 30, 2021	9,079,000

Debt Discount
Balance, beginning of year	—
Additions	4,490,000
Amortization	(428,000)
Balance, September 30, 2021	4,062,000
Net carrying amount	$5,017,000

In June 2021, the Company initiated a private placement for the sale of a unit consisting of a convertible debenture in the principal amount of $9.4867 (“Convertible Debenture”) and one warrant to purchase the Company’s common stocks (“Warrant”) for a total aggregate of 957,044 units. The Convertible Debenture is convertible into a share of the Company’s common stock at a conversion price equal to the lower of (a) $9.4867, or (b) a 30% discount to the public valuation. Notwithstanding the foregoing, if the Company is not listed on a national securities exchange or international equivalent on or before the first anniversary of closing date, the 30% discount shall be increased to 40% (“Conversion Price”). The warrant entitles the holder for a period of three years from the Closing Date, to purchase shares of the Company’s common stock at a price of $18.97 per share. The Convertible Debentures accrue simple interest on the outstanding principal balance at a rate of 10% per annum. The accrued and unpaid interest can be converted into shares of the Company’s common stock along with the principal on the maturity date. Also, the Convertible Debentures mature on the second anniversary of the initial closing (“Maturity Date”).

The Company’s management has evaluated the Convertible Debenture and related warrants in accordance with ASC 480 — Distinguishing Liabilities from Equity and ASC 815 — Derivatives and Hedge Accounting. The features of the Convertible Debenture and warrants would not meet the criteria to be accounted for as a derivative or liability and therefore accounted for as equity.

In accordance with ASC 470 — Debt, the Company first allocated the cash proceeds to the loan and the warrants on a relative fair value basis, secondly, since the Company adopted and assessed the Convertible Debenture in accordance with ASU 2020-06 — Debt with Conversion and Other Options, the beneficial conversion feature was not recognized.

As of September 30, 2021, the Company sold 956,857 units for total principal balance of $9,079,000 and 956,857 warrants. The warrants were valued using the Black Scholes option pricing model at a total of $8,973,000 based on the three-year term, volatility of 101.5% to 102.5%, a risk-free equivalent yield of 0.33% to 0.48%, and stock price ranging from $13.04 to $25.81. The stock price used was calculated based on the share price equivalent of each share of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information. Volatility used was calculated based on the price of a pool of companies that are in the crypto mining industry and are actively traded in the market. The relative fair value of the warrants used in allocating the proceed of the Convertible Debenture amounted to $4,490,000.

Each holder of the Convertible Debentures has the right, exercisable at any time prior to the Maturity Date, to convert all, but not less than all, of the principal amount then outstanding, plus all accrued but unpaid interest thereon, if any, into common stock of the Company at a price equal to the Conversion Price, subject to equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The holder must provide at least five business days prior notice to the Company of the exercise of his, her or its conversion right. Automatic conversion of the Convertible Debenture into common stock upon the listing of Company’s common stock (or a successor company whose stock would be issuable upon conversion of the Convertible Debenture) on a national securities exchange.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 6 — CONVERTIBLE DEBENTURES (cont.)

The Company has entered into a Merger Agreement, as disclosed in Note 1 above. It is contemplated that Sphere 3D will file a registration statement, with the Securities and Exchange Commission, on a Form F-4 in connection with the Merger contemplated by the Merger Agreement. Such F-4 registration statement will register the shares issuable upon conversion of the Convertible Debenture and exercise of the warrants. If the Merger Agreement is terminated and the company does not otherwise undertake a going public transaction that will result in a listing on a national securities exchange or international equivalent within six months of such termination (the “Outside Date”), then the Company will file a resale registration statement registering for resale the Underlying Shares as soon as reasonably possible, but in no event later than 4 months after the Outside Date and use its best efforts to cause such resale registration statement to become effective as soon as possible thereafter.

Potential future shares to be issued on conversion of notes as of September 30, 2021 are as follows:
Principal	$9,079,000
Interest	202,000
Total	9,281,000
Conversion price per share	$13.61
Potential future share	681,925

Effective interest rate use to amortize the debt discount as of September 30, 2021 is 24.89%.

NOTE 7 — COMMITMENTS AND CONTIGENCIES

Commitments

Consulting Agreements

On January 14, 2021, the Company entered into a consulting agreement (“Consulting Agreement”) with Chang Advisory Inc. for Robby Chang (“Consultant”), to serve as the Company’s Chief Executive Officer and as a member of the Board of Directors. The Consulting agreement will continue until terminated by either the Consultant or The Company. The Consultant will be paid $175,000 (Canadian dollars) per year and shall increase to approximately $300,000 (Canadian dollars) upon the closing of either i) an equity financing totaling at least $5,000,000 (Canadian dollars); or (ii) a debt and equity financing totaling at least $10,000,000 (Canadian dollars) (either (i) or (ii) being a “Qualifying Financing”). If a Qualifying Financing occurs within 90 days from the Effective Date, then the invoicing exception for the first ninety days shall no longer apply and the Consultant shall be entitled to immediately invoice for all completed 30-day periods up to the date of the Qualifying Financing. Upon the closing of the private placement offering on March 16, 2021, the Company meet the criteria for a Qualified Offering; therefore, the consulting compensation increased to $300,000 annually.

The Compensation Committee shall review Consultant’s Annual Fee not less frequently than on each December 31st during the Engagement Term. Consultant will be eligible for periodic increases in the Annual Fee under the Company’s normal policies and procedures for executive salary increases which currently provides for annual reviews of executive salaries. Consultant’s Annual Fee for any year may not be reduced below the Consultant’s Annual Fee for the prior year without the written consent of both Consultant and the Company.

On May 12, 2021, the Company entered into a director agreement with one of its directors. As part of the agreement, the director agree to accept a fee of $200,000 per year, which will be paid in monthly installments. Also, the Company agreed to repurchase, for $1,000, 300,000 shares of the Company’s common stock owned by the director.

In July 2021, the Company executed a consulting agreement for the counter party to act as the chief technology advisor for the Company. As compensation for the advisory services the counter party will receive 177,380 shares of the Company’s common stock for a total value of $3,000,000. The shares were issued as of the effective date, but vest in 25% increments, with the first tranche of shares vesting on September 30, 2021 and then every three months

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 7 — COMMITMENTS AND CONTIGENCIES (cont.)

thereafter until all shares are vested. Upon an initial public offering or a change in control of the Company, all of the unvested shares, at the time of the event, will vest immediately. The change of control provision shall not be applied to the Merger Agreement, as disclosed in Note 1.

On August 19, 2021, the Company entered into a Master Services Agreement with Sphere 3D, whereby the Company shall be Sphere 3D’s exclusive provider of any and all management services for all blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Customer and/or its subsidiaries and/or affiliates at any location for a period of three years, with automatic renewal for consecutive one year terms thereafter. As consideration for the Services, the Company shall receive the equivalent of twenty-two- and one-half percent (22.5%) of the Net Operating Profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. Net Operating Profit shall be defined as the value of digital assets mined using Customer’s mining equipment as of 11:59 pm Eastern Time on the date of mining based upon the price of such digital asset quoted on Coinbase minus the cost of electricity and profit-share paid to hosts.

Bitmain Miner Purchase Agreement

On April 14, 2021, the Company entered into an agreement to purchase bitcoin mining equipment (“Purchase Agreement”) with Bitmain Technologies Limited (“Bitmain”). The Purchase Agreement is for the purchase of 7,200 machines for approximately $44,109,000, which will be delivered 600 machines each month starting in August 2021 through July of 2022. As of September 30, 2021, the Company had received 596 machines with contract value of approximately $3,656,000. As of September 30, 2021, the Company paid approximately $28,038,000 in deposits. The remaining payments as of September 30, 2021 are scheduled, as follows:
Month	Amount
October 2021	3,303,000
November 2021	3,091,000
December 2021	3,134,000
January 2022	2,590,000
February 2022	1,361,000
March 2022	1,212,000
April 2022	1,204,000
May 2022	1,195,000
Total	$17,090,000

Pursuant to the Company’s agreements with Bitmain, the Company is responsible for all shipping charges incurred in connection with the delivery of the miners.

Coinmint Co-location Mining Services Agreement

On July 1, 2021, the Company entered into an agreement with Coinmint, (the “Coinmint Agreement”), pursuant to which Coinmint agreed to provide up to approximately 22.0 MW of power and to perform all maintenance necessary to operate Company’s miners at the Coinmint facility. In exchange, Coinmint is reimbursed for direct production expenses and receives a performance fee based on the net cryptocurrencies generated by the Company’s miners deployed at the Coinmint facility. The initial term of the Coinmint Agreement is fifteen months with automatic renewals for subsequent three (3) month terms until and unless terminated as provided in the agreement.

The Company determined the agreement with Coinmint does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 7 — COMMITMENTS AND CONTIGENCIES (cont.)

Core Scientific Co-location Mining Service Agreement

On September 12, 2021, the Company entered into an agreement with Core Scientific, Inc. (“Core”) (the “Core Agreement”) pursuant which Core agreed to provide the power to operate the Company’s miners and to provide all services required to maintain and operate the Company’s miners for a set fee for each KWh used by the Company’s miners. The term of the Core Agreement is forty-eight months with automatic renewals for subsequent twelve-month periods.

The Company determined the agreement with Core does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

Sphere 3D MSA

On August 19, 2021, Gryphon entered into a Master Services Agreement, or the Sphere MSA, with Sphere 3D. The Sphere 3D MSA has a term of three years, beginning on August 19, 2021 and terminating on August 18, 2024, with one-year automatic renewal terms thereafter. Under the Sphere MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location, with Gryphon receiving a percentage of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. As of September 30, 2021, Sphere 3D had no mining equipment in service.

Contingencies

The Company is subject at times to various claims, lawsuits and governmental proceedings relating to the Company’s business and transactions arising in the ordinary course of business. The Company cannot predict the final outcome of such proceedings. Where appropriate, the Company vigorously defends such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including, consequential, exemplary or punitive damages, in amounts that could, if awarded, be significant. Certain of the claims, lawsuits and proceedings arising in ordinary course of business are covered by the Company’s insurance program. The Company maintains property and various types of liability insurance in an effort to protect the Company from such claims. In terms of any matters where there is no insurance coverage available to the Company, or where coverage is available and the Company maintains a retention or deductible associated with such insurance, the Company may establish an accrual for such loss, retention or deductible based on current available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by the Company in the accompanying consolidated balance sheets. If it is reasonably possible that an asset may be impaired as of the date of the financial statement, then the Company discloses the range of possible loss. Expenses related to the defense of such claims are recorded by the Company as incurred and included in the accompanying consolidated statements of operations. Management, with the assistance of outside counsel, may from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting the Company’s defense of such matters. On the basis of current information, the Company does not believe there is a reasonable possibility that, other than with regard to the Class Action described below, any material loss, if any, will result from any claims, lawsuits and proceedings to which the Company is subject to either individually, or in the aggregate.

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company has designated 6,000,000 shares as series seed preferred stock (“Series Seed Shares”), 1,000,000 shares as series seed II preferred stock (Series Seed II Shares”) and 13,000,000 as undesignated preferred stock. The Company’s Board of

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

Directors may issue preferred stock in one or more series from time to time and fix or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitation or restrictions stated in any resolutions of the Board of Directors.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event, before any payment shall be made to the holders of common stock, holders of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders at the greater of $2.40 per share for Series Seed and $6.68 per share for Series Seed II or such amount per share as would have been payable had all shares of preferred stock been converted into common stock.

The Company’s management evaluated the series seed and series seed II preferred stock for features that qualify as embedded derivative liabilities. The management concluded that the conversion feature would not be a derivative to be accounted for as a liability.

On March 24, 2021, the Company filed a Certificate of Designation with the Secretary of the State of Delaware to create out of the total authorized and unissued shares of preferred stocks a series of preferred stocks constituting 6,000,000 shares designated as the series seed preferred stock. Each share from this series shall be convertible any time, at the option of holder, and without the payment into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock at the time of conversion. The initial conversion price is the original issue price of $2.40. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any deemed liquidation event, before any payment shall be made to the holders of common stock by reason of their ownership, the holder of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to or the greater of (a) the Original Issue Price for such share of preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of preferred stock been converted into common stock prior to liquidation.

On March 26, 2021, the Company and certain investors from the March 16, 2021 common stock private placement offering entered into a cancellation and exchange agreement to cancel 4,985,052 shares of the Company’s common stock in exchange for the issuance of 4,985,052 shares of the Company’s series seed preferred stocks.

In March 2021, the Company issued additional 6,303 shares of the Company’s series seed preferred stock for $2.40 per share for total cash proceeds of $15,000.

In April 2021, the Company issued additional 118,815 shares of the Company’s series seed preferred stock for $2.40 per share for total cash proceeds of $285,000.

On May 27, 2021, the Company offered the issuance of its series seed II preferred stock at $6.68 per share. The Company issued a total of 248,831 shares with total cash and cryptocurrency proceeds of $1,501,000 and $161,000, respectively. Of which $28,000 of cash and $5,000 of cryptocurrency were received after June 30, 2021.

On June 2, 2021, the Company granted 17,964 shares of series seed II preferred stock to one of its consultants as payment for services payable in 6 monthly installments of 2,994 shares per month. As of September 30, 2021, 11,976 shares vested. Compensation expense recognized amounted to $110,000.

Common stock

The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.

On December 10, 2020, the Company issued 9,550,000 shares of common stocks for $0.002 per share for cash. Of which $15,000 was received and the remaining $4,000 was received after December 31, 2020.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

On February 2, 2021, the shareholders owning 9,550,000 shares of the Company’s common stock (the “Original Shareholders”) agreed to contribute an additional $0.002 per share for a total capital contribution of approximately $16,000. Also, the Company repurchased from one of the Original Shareholders 1,000,000 shares of the Company’s common stock and another Original Shareholder purchased an additional 161,250 for $0.004 per share. The capital contribution from the Original Shareholders totaled approximately $35,000 for total shares of 9,711,250. Additionally, the Company agreed to sell 3,892,424 shares of the Company’s common stock, including the 1,000,000 shares repurchased, to the Company’s officers, directors and seed stage advisors. The officers, directors and seed stage advisors (“Investors”) purchased 6,487 shares of the Company’s common stock for total proceeds of approximately $16,000. As of February 2, 2021, the Company determined that the fair market value of a share of common stock was approximately $2.40. Therefore, the cash proceeds from the Investors were below the fair market value for the shares. The additional value was considered, by management, to be compensation to the Investors as they provided services to the Company. The Company recorded compensation expense of $1,671,000 for the shares sold to the seed stage advisors and $7,655,000 for the shares sold to officers and directors.

On March 10, 2021, the Company entered into an agreement with an individual to serve as advisor to the Company for a period of two years. As compensation for the services, the individual was granted 92,000 shares of the Company’s common stock to vest monthly over a period of 24 months.

On March 16, 2021, the Company closed a private placement offering with certain accredited investors (“Investors”) for the sale of 5,876,426 shares of the Company’s common stock at $2.40 per share for total proceeds of approximately $14,103,000, including $1,213,000 of cryptocurrency. Of which, 4,985,052 shares were converted to series seed preferred stock. Financing costs were de minimis.

On May 12, 2021, the Company entered into a director agreement with one of its directors. As part of the agreement, the Company agreed to repurchase, for 300,000 shares of the Company’s common stock owned by the director for $1,000.

On June 3, 2021, the Company granted 1,859,434 shares common stock to one of its consultants as payment for services payable in 40 quarterly installments of 46,486 shares per month. The first tranche vesting on June 3, 2021. Upon consummation of the plan merger, see Note 1 Agreement and Plan Merger for more information, all of the unvested shares, at the time of the event, will vest immediately. Compensation expense recognized amounted to $790,000. As of September 30, 2021, issued and vested shares amounted to 92,972.

During the nine months ended September 30, 2021, the Company entered into agreement with the Company’s President to include as part of additional paid-in capital the services contributed to the Company for a total of $250,000 annually. As of September 30, 2021, additional paid-in capital for services contributed by the President amounted to approximately $188,000.

Restricted common stock awards

On December 10, 2020, the Company entered into two separate independent director agreements with two individuals. The individuals will serve as directors of the Company for an initial one-year period. As compensation, each director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, per director, starting on January 1, 2021. The value of the shares on the issuance date was de minimis. As of September 30, 2021, a total 75,000 shares were vested for each of the two directors. Total compensation expense recognized amounted to $225,000.

On February 9, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 62,340 shares of common stock amounting to $150,000 as payment for advisory services. The shares shall vest over 24 months at 2,598 shares per month starting February 9, 2021. On May 9, 2021, the Company and the

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

consultant reached an agreement to modify and accelerate the vesting of all unvested shares to date totaling 54,548 restricted common stock awards at $6.68 per share. $131,000 and $233,000 was charged to deferred compensation and additional paid-in capital, respectively, for a total of $364,000 due to the modification.

On March 10, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 92,000 shares of common stock amounting to $221,000 as payment for advisory services. The shares shall vest over 24 months at 3,833 shares per month starting March 10, 2021. In June 2021, the consultant resigned and retained ownership of the remaining 76,667 unvested restricted common stock awards valued at $2.40 per share. $184,000 was charged to deferred compensation expense at the time of resignation.

On March 20, 2021, the Company entered into an agreement with an individual to serve as the Company’s director for 24 months. As compensation, the director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, starting on April 1, 2021. The first installment of 18,750 shares were issued on April 1, 2021. The value of the shares on the issue date was $2.40 per share. On June 2, 2021, the director resigned and forfeited 56,250 shares of restricted common stock awards. Total compensation expense recognized amounted to $45,000.

The table below summarizes the compensation expense recognized related to the Company’s restricted stock awards for the nine months ended September 30, 2021:
Compensation expense
Directors	$270,000
Consultants	604,000
Total	$874,000

The table below summarizes the transactions related to the Company restricted stock awards for the nine months ended September 30, 2021:
	Shares	Deferred compensation
Granted	379,340	$911,000
Vested	(193,542)	(465,000)
Accelerated vesting due to modification	(54,548)	(131,000)
Forfeited	(56,250)	(135,000)
Amortization of deferred compensation	—	(45,000)
Unvested	75,000	$135,000

Warrants

The Company issued convertible notes with 956,857 warrants to purchase shares of the Company’s common stock, see Note 5 Convertible Debentures for more information. The warrants were valued using the Black Scholes option pricing model at a total of $8,973,000 based on the three-year term, volatility of 101.5% – 102.5%, a risk-free equivalent yield of 0.33%-0.48%, and stock price ranging from $13.04 to $25.81. The stock price used was calculated based on the share price equivalent of each share of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information. Volatility used was calculated based on the price of a pool of companies that are in the crypto mining industry and are actively traded in the market. The relative fair value of the warrants used in allocating the proceed of the Convertible Debenture amounted to $4,490,000.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

Transactions involving our warrants for the nine months ended September 30, 2021 are summarized as follows:
	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value
Outstanding – December 31, 2020	—	$—	—	$—
Granted	1,076,857	16.88	2.58	1.31
Exercised	(70,000)	0.01	1.25	8.50
Expired	—	—	—	—
Outstanding – September 30, 2021	1,006,857	18.03	2.67	1.34
Vested and exercisable – September 30, 2021	1,006,857	18.03	2.67	1.34
Unvested and non-exercisable – September 30, 2021	—	—	—	—

In June 2021, the Company issued as payment for consulting services an aggregate of 120,000 warrants to purchase shares of the Company’s common stock. The exercise price was $0.01 which is considered to be “penny warrants” therefore, the Black Scholes option pricing model was not used to calculate the fair value of the penny warrants but instead, the fair value amounting to $1,036,000 was calculated using the share price equivalent of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information.

NOTE 9 — RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2021, the Company had transactions with DecentraNet, LLC (“DecentraNet”), a company which is 48% owned by a party related to the Company’s Chairperson. Transactions with DecentraNet are summarized as follows:

On February 9, 2021 the Company granted 62,340 restricted common stock awards amounting to $150,000 to DecentraNet as payment for advisory services. See Note 8 — Stockholders’ Equity for more information.

On March 16, 2021, the Company had a private placement and issued 16,667 shares of common stock to DecentraNet at $2.40 per share totaling $40,000 and paid $64,000 in cash for advisory services provided. On March 26, 2021, the Company and DecentraNet entered into a cancellation and exchange agreement to cancel 16,667 shares of the Company’s common stock in exchange for the issuance of 16,667 shares of the Company’s series seed preferred stock.

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the interim condensed financial statements are available to be issued. The Management of the Company determined the following reportable non-adjusting events:

Payments Under the Bitmain Miner Purchase Agreement

Subsequent to September 30, 2021, the Company made the scheduled payments under the bitcoin mining equipment agreement, for October, November and December 2021, of $3,303,000, $3,091,000 and $3,134,000, respectively. Also, in October, November and December 2021, the Company received 600, 600 and 800, respectively, bitcoin mining machines.

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 10 — SUBSEQUENT EVENTS (cont.)

Sub-License and Delegation Agreement

On October 8, 2021, the Company entered into a Sub-License and Delegation Agreement (“SL&DA”) with Sphere 3D, whereby the Company (i) exclusively sub-licensed to Sphere its rights to access and use the Company Facility pursuant to Order 2 and (ii) delegated to Sphere all of its obligations to make payments to Core pursuant to Order 2. Sphere accepted such sub-license and delegation in all respects. Per the SL&DA, Sphere sent $16,308,665 to the Company, which was subsequently sent to Core as part of the prepayments outlined in Order 2.

On December 29, 2021, the Company and Sphere 3D, agreed to amend the SL&DA to provide the Company the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

Issuance of shares of common stock

In October 2021, the Company sold 111,111 shares of common stock for $1,500,000.

The Core Agreement

The Company made the following payments to Core for deposits as follows:
Payment Amount	Percentage and Period covered
$73,000	100% prepayment for October 2021 services made in October 2021
205,000	70% prepayment of the estimated services for November 2021 through February 2022 made in October 2021
15,296,000	30% prepayment of the estimated services for March 2022 through November 2022 made in October 2021
734,000	40% prepayment of the estimated services for March 2022; and 30% prepayment for the estimated services for November 2021 made in October 2021
1,489,000	40% prepayment for hosting services for April 2022; and 30% prepayment for the estimated hosting services for December 2021 made in November 2021
2,223,000	40% prepayment for hosting services for May 2022; and 30% prepayment for the estimated hosting services for January 2022 made in December 2021
$20,020,000

Sphere 3D Master Services Agreement

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Sphere 3D MSA, to provide greater certainty as to the term of the Sphere 3D MSA. Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022.

Merger Agreement

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Merger Agreement to give effect to the issuances by the Company of its equity securities subsequent to June 3, 2021. The parties agreed upon an increase in the number of Sphere 3D common shares that will be issued by Sphere 3D in the Merger from approximately 111,000,000 to approximately 122,000,000, with an effective exchange ratio of approximately 5.31. In addition, among other matters, the parties revised the termination provisions of the Merger Agreement to allow either party to terminate the Merger Agreement prior to March 31, 2022, upon a breach of the agreement by the other party following an opportunity to cure such breach, and to allow either party to terminate the Merger Agreement on or

Gryphon Digital Mining, Inc.
Interim Condensed Notes to the Financial Statements
For the Nine Months Ended September 30, 2021

NOTE 10 — SUBSEQUENT EVENTS (cont.)

after March 31, 2022, for any reason or no reason by notice to the other party. In addition, each party agreed to, upon termination, release the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon or arising out of the Merger Agreement.

Private Placement

On December 29, 2021 (the “Closing Date”), the Company completed a private placement offering of 111,111 units at a price per unit of $13.50 for an aggregate amount of approximately $1,500,000, each unit consisting of one share of the Company’s common stock and one warrant (“Purchase Warrants”) to purchase one share of the Company’s common stock.

The Purchase Warrants will entitle the holder, for a period of three years from the Closing Date, to purchase one share of the Company’s common stock, or its successor, at an exercise price equal to $0.01 per share, subject to equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The Purchase Warrants will only be exercisable for cash. The Company may force the exercise of the Purchase Warrants if, at any time following the one year anniversary of the Closing Date, (i) the Company is listed on a national securities exchange or international equivalent as determined by Company’s board of directors, (ii) the underlying common stock is registered or the investors otherwise have the ability to trade the common stock without restriction, (iii) the 30-day volume-weighted daily average price of the common stock exceeds 200% of the exercise price, as adjusted and (iv) the average daily trading volume is at least 250,000 shares of common stock during such 30-day period.

Amendment No. 3 to Sphere 3D Note

To provide additional financing for Company for operations prior to the consummation of the Merger, Sphere 3D loaned an additional $2,500,000 to the Company on January 3, 2022, which loan increased the principal amount of the Sphere 3D Note to $12,500,000 and extended the initial date for the repayment of the Sphere 3D Note to a date subsequent to the consummation of the Merger. As Sphere 3D agreed in the amendment to the Merger Agreement that the amounts payable by Company under the Sphere 3D Note will be forgiven if the Merger is not consummated, Sphere 3D also released all of the collateral pledged by the Company to secure the Sphere 3D Note.

GRYPHON DIGITAL MINING, INC.
FINANCIAL STATEMENTS
FOR THE PERIOD OCTOBER 22, 2020
(INCEPTION) TO DECEMBER 31, 2020

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Gryphon Digital Mining, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gryphon Digital Mining, Inc., (The “Company”), as of December 31, 2020 and the related statements of operations, stockholders’ equity, and cash flows for the period from October 22, 2020 (date of inception) to December 31, 2020 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for each of the period from October 22, 2020 to December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred a loss from operations, and has not yet commenced revenue generating activities, and, has an accumulated deficit that raise substantial doubt about Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

RBSM LLP

We have served as the Company’s auditor since 2020.
Larkspur, California

June 1, 2021

Gryphon Digital Mining, Inc.
Balance Sheet
As of December 31, 2020

Assets
Current Assets
Cash	$12,000
Prepaid expense	1,000
Total Asset	$13,000

Liabilities and Stockholders’ Equity
Total Liabilities	$—
Commitments and Contingencies	—

Stockholders’ Equity
Preferred stock, par value $0.0001, 14,000,000 shares authorized and none issued and outstanding	—
Series seed preferred Stock, par value $0.0001, 6,000,000 shares authorized and none issued and outstanding	—
Common stock, $0.0001 par value, 100,000,00, shares authorized, 9,550,000 shares issued and outstanding	1,000
Additional paid-in-capital	18,000
Subscription receivable	(4,000)
Accumulated deficit	(2,000)
Total Stockholder’s Equity	13,000
Total liabilities and stockholders’ equity	$13,000

The accompanying notes are an integral part of these financial statements.

Gryphon Digital Mining, Inc.
Statement of Operations
From October 22, 2020 (inceptions) to December 31, 2020

Revenues	$—
General and administrative expenses	2,000
Loss before provision for income taxes	(2,000)
Provision for income taxes	—
Net Loss	$(2,000)
Net loss per share, basic and diluted	$—
Weighted average shares outstanding – basic and diluted	7,387,000

The accompanying notes are an integral part of these financial statements.

Gryphon Digital Mining, Inc.
Statement of Changes in Stockholders’ Equity
From October 22, 2020 (inceptions) to December 31, 2020

	Common stock			Additional Paid-in Capital		Subscription Receivable	Accumulated Deficit		Total Stockholders’ Equitz:
	Shares	Amount
Balance, October 22, 2020 (Inception)		$		$		$—	$		$
Issuance of common stock	9,550,000		1,000		18,000	(4,000)				15,000
Net loss						—		(2,000)		(2,000)
Balance, December 31, 2020	9,550,000		$1,000		$18,000	$(4,000)		$(2,000)		$13,000

The accompanying notes are an integral part of these financial statements.

Gryphon Digital Mining, Inc.
Statement of Cash Flows
From October 22, 2020 (inceptions) to December 31, 2020

Cash Flows from Operating Activities
Net loss	$(2,000)
Change in operating asset
Prepaid expense	(1,000)
Net cash used in operating activities	(3,000)

Cash Flows from Financing Activity
Proceeds from issuance of common stock	15,000
Net cash provided by financing activity	15,000

Net increase in cash and cash equivalents	12,000
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$12,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Non-cash investing and financing activities	$—

The accompanying notes are an integral part of these financial statements.

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Ivy Crypto, Inc. (the “Company”) was incorporated under the provisions and by the virtue of the provisions of the General Corporation Law of the State of Delaware on October 22, 2020 with the office located in Dover, Delaware. The Company is in the business of creating fully integrated pure-play bitcoin mining with zero carbon footprint and developing owned renewable, off-grid energy source that is economically viable.

On February 16, 2021, the Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name from “Ivy Crypto, Inc.” to “Gryphon Digital Mining, Inc.”. This amendment became effective immediately upon filing on February 16, 2021.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

As of the issuance of these financial statements, the Company has not commenced operations. The Company has financed its activities through equity financing. Management expects to commence operations during the year ending December 31, 2021.

Management expects to incur additional losses and cash outflows in the foreseeable future in connection with its operating activities. The Company will need to raise debt or equity financing in the future in order to commence its operations. However, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market price for the underlying commodity mined by the Company, its ability procure the required mining equipment and its ability to successfully mine the commodity. Subsequent to December 31, 2020, the raised an additional $14,192,000, which was used primarily to secure a contract to purchase mining equipment. The Company anticipates receiving its first installment of mining equipment in August 2021 at which time the Company can commence its mining operations. The Company believes its cash balances and cash flow from operations will not be sufficient to fund the commencement of its operations over the next twelve months from the issuance date of these financial statements. The Company will need to raise additional funding from investors or through other avenues to continue as a going concern. The Company’s financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

COVID-19

The COVID-19 pandemic has developed rapidly in 2020, with a significant number of cases. Measures taken by various governments to contain the virus have affected economic activity. The management have taken some measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its people (such as social distancing and remote working).

At this stage, the impact on the business and results has not been significant since the Company is in the pre-operation phase. The management will continue to follow the various government policies and advice and, in parallel, will do their utmost to continue the business in the best and safest way possible without jeopardizing the health of its people. Further, the existence of this event did not cast a significant doubt on the Company’s ability continue as a going concern entity.

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Values of Financial Instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) subtopic 825-10, Financial Instruments (“ASC 825-10”) which defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. As of December 31, 2020, the Company held only cash deposits at financial institutions.

Prepaid Expense

Prepaid expenses are assets held by the Company, which are expected to be realized and consumed within twelve months after the reporting period. As of December 31, 2020, it consists of prepayments for fees on legal services.

Net Loss Per Share

The Company uses ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. The Company computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”). We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 amends ASC 740 to simplify the accounting for income taxes by removing certain exceptions for investments, intraperiod allocations and interim calculations, and adding guidance to reduce complexity in the accounting standard under the FASB’s simplification initiative. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020. Upon adoption, the amendments in ASU 2019-12 should be applied on a prospective basis to all periods presented. Early adoption is permitted. The Company is currently assessing the impact of the adoption of the new guidance under ASU 2019-12.

NOTE 2 — STOCKHOLDERS’ EQUITY

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company has designated 6,000,000 as series seed preferred stock and 14,000,000 as undesignated preferred stock. The Company’s Board of Directors may issue preferred stock in one or more series from time to time and fix or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitation or restrictions stated in any resolutions of the Board of Directors.

Common stock

The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.

On December 10, 2020, the Company issued 9,550,000 shares of common stocks for $0.002 per share for cash. Of which $14,000 was received and the remaining $4,000 was received after year end.

On December 10, 2020, the Company entered into two separate independent director agreement with two individuals. The individuals will serve as directors of the Company for an initial one- year period. As compensation, each director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, per director, starting on January 1, 2021. The first instalment of 18,750 shares were issued, to each director, on January 1, 2021. The value of the shares on the issuance date was deminimis.

NOTE 3 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements are available to be issued. The Management of the Company determined the following reportable non-adjusting events:

On January 14, 2021, the Company entered into a consulting agreement (“Consulting Agreement”) with Chang Advisory Inc. for Robby Chang (“Consultant”), to serve as the Company’s Chief Executive Officer and as a member of the Board of Directors. The Consulting agreement will continue until terminated by either the Consultant or The Company. The Consultant will be paid $175,000 (Canadian dollars) per year and shall increase to approximately

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 3 — SUBSEQUENT EVENTS (cont.)

$300,000 (Canadian dollars) upon the closing of either i) an equity financing totaling at least $5,000,000 (Canadian dollars); or (ii) a debt and equity financing totaling at least $10,000,000 (Canadian dollars) (either (i) or (ii) being a “Qualifying Financing”). If a Qualifying Financing occurs within 90 days from the Effective Date, then the invoicing exception for the first ninety days shall no longer apply and the Consultant shall be entitled to immediately invoice for all completed 30 day periods up to the date of the Qualifying Financing.

The Compensation Committee shall review Consultant’s Annual Fee not less frequently than on each December 31st during the Engagement Term. Consultant will be eligible for periodic increases in the Annual Fee under the Company’s normal policies and procedures for executive salary increases which currently provides for annual reviews of executive salaries. Consultant’s Annual Fee for any year may not be reduced below the Consultant’s Annual Fee for the prior year without the written consent of both Consultant and the Company.

On February 2, 2021, the Company amended its articles of incorporation to change its name from Ivy Crypto, Inc. to Gryphon Digital Mining, Inc. Also, authorizing the total number of common stock to be 100,000,000 with a par value of $0.0001 per share and total number of preferred stock to be 1,000,000 shares, with a par value of $0.0001, designated as blank check preferred stock.

On February 2, 2021, shareholders owning 9,550,000 shares agreed to contribute an additional $0.002 per share for a total additional capital contribution of approximately $19,000. The Company agreed to issue an additional 2,757,500 shares of the Company’s common stock, to individuals considered to be key to the creation of the future business plan and operation of the Company. In addition, the Company agreed to issue 134,924 shares of the Company’s common stock to unrelated third parties for cash of $540.

On February 2, 2021, an original shareholder transferred 1,000,000 shares to a board member.

On February 10, 2021, the Company entered into an agreement with an entity to serve as advisor to the Company for a period of two years. As compensation for the services, the individual was granted 62,340 shares of the Company’s common stock to vest monthly over a period of 24 months. In addition to the stock grant, the advisor shall be granted a percentage of gross revenues for any business partnership brought to the Company by the advisor. The Commission percentage shall be 5% for year one gross revenues and 3% for year two gross revenues, after which no further commissions shall be owed. Where Company is raising equity offering a utility token and has an opinion letter from an AmLaw100 firm or SEC no action letter confirming this; or where Advisors team may act as Tier 1 or Tier 2 finders under guidance, advisor or it’s team may obtain referral-based cash compensation for funds raised through its network equal to 5% of funds raised. Should the total equity raised via advisor’s network exceed $5,000,000, advisor will be entitled to a success fee equal to 2% of the Company’s total equity. Should the total equity raised via advisor’s network exceed $10,000,000, advisor will be entitled to an additional success fee equal to 3% of the Company’s total equity, bringing the total success fee to 5% of the Company’s total equity.

On February 17, 2021, the Company issued a letter of intent with an entity (“Host”) to host the cryptocurrency mining operations of the Company on terms and conditions agreed by both parties. The Host is required to provide property with 30 MW energy capacity and 25% of construction cost to build infrastructure to launce Bitcoin mining hardware while the Company will provide mining hardware with a total consumption of 30 MW, all power supply units of the mining hardware and 75% of construction cost to build the infrastructure.

On March 10, 2021, the Company entered into an agreement with an individual to serve as advisor to the Company for a period of two years. As compensation for the services, the individual was granted 92,000 shares of the Company’s common stock to vest monthly over a period of 24 months.

On March 16, 2021, the Company closed a private placement offering with certain accredited investors (“Investors”) for the sale of 5,913,510 shares of the Company’s common stock at $2.40 per share for total proceeds of approximately $14,192,000.

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 3 — SUBSEQUENT EVENTS (cont.)

On March 18, 2021, the Company entered into an agreement with a leading investment bank to act as its sole placement agent to issue and sell up to $50,000,000 of its convertible preferred equity securities (or such other securities as may be determined, including common stock, equity-linked securities, convertible debt, subordinated debt, senior debt, or other securities) in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933, as Amended.

On March 19, 2021, the Board of Directors appointed Bruce Aust as Independent Board Member.

On March 21, 2021, the Company entered into an independent director agreement with an individual. The individual will serve as directors of the Company for an initial one-year period. As compensation, the director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, starting on April 1, 2021.

On March 22, 2021, the Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to approve the designation of 6,000,000 shares of Series Seed Preferred Stock.

On March 24, 2021, the Company filed a Certificate of Amendment in relation to Amendment and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of undesignated preferred stock from 1,000,000 to 20,000,000 shares with a par value of $0.0001.

On March 24, 2021, the Company filed a Certificate of Designation with the Secretary of the State of Delaware to create out of the total authorized and unissued shares of preferred stocks a series of preferred stocks constituting 6,000,000 shares designated as the series seed preferred stock. Each share from this series shall be convertible any time, at the option of holder, and without the payment into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock at the time of conversion. The initial conversion price is the original issue price of $2.40. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any deemed liquidation event, before any payment shall be made to the holders of common stock by reason of their ownership, the holder of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to or the greater of (a) the Original Issue Price for such share of preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of preferred stock been converted into common stock prior to liquidation.

On March 24, 2021, the Company entered into an exchange agreement with the Investors from the March 16, 2021 common stock private placement. The investors agreed to exchange one share of the Company’s common stock for one share of the Company’s series seed preferred stock. The Company exchanged 5,011,772 of the common stock issue to the investor for 5,011,772 shares of the series seed preferred stock.

On March 25, 2021, Dan Tolhurst, the President and member of our Board of Directors, resigned as a director of the Company. There were no changes on his ownership after his resignation.

On March 26, 2021, the Company and certain accredited investors from the March 16, 2021 private placement offering entered into a cancellation and exchange agreement to cancel 5,005,469 shares of the Company’s common stock in exchange for the issuance of 5,005,469 shares of the Company’s series seed preferred stocks.

Gryphon Digital Mining, Inc.
Notes to the Financial Statements
For the Period October 22, 2020 (inception) to December 31, 2020

NOTE 3 — SUBSEQUENT EVENTS (cont.)

On April 14, 2021, the Company entered into an agreement to purchase bitcoin mining equipment (“Purchase Agreement”). The Purchase Agreement is for the purchase of approximately $51,000,000 for 7,200 machines, which will be delivered 600 machines each month starting in August 2021 through July of 2022. On the execution of the Purchase Agreement, the Company made a payment of $12,000,000 with schedule payments, as follows:
Month	Amount
May 2021	$8,000,000
June 2021	4,000,000
July 2021	4,000,000
August 2021	3,000,000
September 2021	3,000,000
October 2021	3,000,000
October 22021	3,000,000
December 2021	3,000,000
January 2022	3,000,000
February 2022	2,000,000
March 2022	1,000,000
April 2022	1,000,000
May 2022	1,000,000
$39,000,000

Annex A

AGREEMENT AND PLAN OF MERGER

among

Sphere 3D Corp.

and

Gryphon Digital Mining, Inc.

and

Sphere GDM Corp.

dated as of

June 3, 2021

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 3, 2021, is entered into by and among Sphere 3D Corp., an Ontario corporation (“Parent”) (“Public Company”); Sphere GDM Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Merger Sub”); and Gryphon Digital Mining, Inc., a Delaware corporation (“Merger Partner”).

RECITALS

A. The Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and Shareholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the Shareholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, the approval of the issuance of Public Company Common Shares pursuant to this Agreement (the “Share Issuance”).

B. The combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly owned subsidiary of Public Company.

C. For United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Annex NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 1.02 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), at the offices of Bevilacqua PLLC, 1050 Connecticut Avenue, NW, Suite 500, Washington, D.C. 20039 (or by remote exchange of electronic documents), unless another date, place or time is agreed to in writing by Public Company and Merger Partner. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, are required or permitted by Law to be closed.

Section 1.03 Effects of the Merger.

(a) At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated as mutually agreed upon by Merger Partner and Public Company and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated as mutually agreed upon by Merger Partner and Public Company, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.

Annex A-2

(b)  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 1.04 Directors and Officers of the Surviving Company.

(a) The individuals named on Section 1.04(a) of the Merger Partner Disclosure Schedule shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The individuals named on Section 1.04(b) of the Merger Partner Disclosure Schedule shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.05 Public Company Matters.

(a) Board of Directors.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board as of the Effective Time) so that, as of immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7), of which, five (5) directors shall be designated by Merger Partner and reasonably acceptable to Public Company and two (2) directors shall be designated by Public Company and reasonably acceptable to Merger Partner.

(b) Officers.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any executive officer as of the Effective Time) to cause the individuals identified in Section 1.05(b) of the Merger Partner Disclosure Schedule (as defined below) to be appointed to the offices of Public Company indicated next to such individual’s name thereon as of immediately after the Effective Time

(c) Replacement of Designees. In the event that, prior to the Effective Time, any individual initially designated pursuant to Section 1.05(a) is unable or unwilling to serve in the capacity so designated, the party that designated such designee shall select a replacement for such initial designee to serve in such initial designee’s place; provided that such replacement shall be reasonably acceptable to the other party. In the event that, prior to the Effective Time, any individual initially designated pursuant to Section 1.05(b) is unable to unwilling to serve in the capacity as designated, the parties shall jointly select a replacement for such designee to serve in such initial designee’s place.  The parties shall take all actions necessary to ensure that any such replacement is duly appointed to serve as a director or officer of Public Company, as applicable, as of immediately after the Effective Time.

ARTICLE II
Conversion of Securities

Section 2.01 Effect of the Merger on Capital Stock. As of the Effective Time (and after giving effect to the Merger Partner Preferred Stock Conversion), by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. All shares of common stock, par value $0.0001 per share of Merger Partner (“Merger Partner Common Stock”) that are held in treasury or by any Subsidiary of Merger Partner and any shares of Merger Partner Common Stock owned Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Partner Common Stock.  Subject to Section 2.02, each share of Merger Partner Common Stock (other than any Dissenting Shares) shall be automatically converted into the right to receive a number of common shares of Public Company (“Public Company Common Shares”) equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner

Annex A-3

Common Stock shall cease to have any rights with respect thereto, except the right to receive Public Company Common Shares pursuant to this Section 2.01(c) and any cash in lieu of fractional Public Company Common Shares to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.02(d) upon the surrender of such certificate in accordance with Section 2.02, without interest. For purposes of this Agreement, the following terms have the meanings ascribed to them below:

“Exchange Ratio” means, subject to Section 2.01(d), a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the result of (i) the Merger Consideration divided by (ii) Fully Diluted Merger Partner Share Number.

“Fully Diluted Merger Partner Share Number” means the total number of shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Merger Partner Preferred Stock Conversion) expressed on a fully-diluted and as-converted to Merger Partner Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Merger Partner Stock Options and Merger Partner Warrants outstanding as of immediately prior to the Effective Time and (ii) the issuance of Public Company Common Shares in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time (but excluding any shares of Merger Partner Common Stock reserved for issuance other than with respect to outstanding Merger Partner Stock Options under the Merger Partner Plans as of immediately prior to the Effective Time).

“Merger Consideration” means a total number of Public Company Common Shares equal to the sum of (i) the Merger Partner Business Consideration plus (ii) the Merger Partner Financing Consideration.

“Merger Partner Business Consideration” means 111,000,000 Public Company Common Shares, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations or similar transactions.

“Merger Partner Financing Consideration” means the quotient of (a) the net proceeds received by Merger Partner from and after the date of this Agreement until the Closing Date through the sale of equity or equity linked securities, up to a maximum $18,000,000 divided by (b) the volume-weighted average trading price of the Public Company Common Shares for the consecutive ten (10) trading days as of 4:00pm ET on  the date of the Public Company Meeting for vote Shareholders.

(d) Unvested Stock. At the Effective Time, any Public Company Common Shares issued in accordance with Section 2.01(c) with respect to any unvested shares of Merger Partner Common Stock awarded to employees, directors or consultants pursuant to any of Merger Partner’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Merger Partner Common Stock vest at the Effective Time. Merger Partner shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been made available to Public Company. All outstanding rights that Merger Partner may hold immediately prior to the Effective Time to repurchase unvested shares of Merger Partner Common Stock shall be assigned to Public Company in the Merger and shall thereafter be exercisable by Public Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Merger Partner shall, prior to the Closing, take all steps necessary to cause the foregoing provisions of this Section 2.01(d) to occur.

Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Shares pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, Public Company shall deposit with TSX Trust Company or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, (i) certificates representing the Public Company Common Shares (such Public Company Common Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.01 in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.02(c) and (iii) any dividends or

Annex A-4

distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “Certificates”) that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock, whose shares were converted pursuant to Section 2.01 into the right to receive Public Company Common Shares, may be entitled pursuant to Section 2.02(d).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Public Company Common Shares (plus cash in lieu of fractional Public Company Common Shares, if any, and any dividends or distributions as provided below). Upon surrender of the Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole Public Company Common Shares which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(c) and any dividends or distributions then payable pursuant to Section 2.02(d), and the Certificate so surrendered shall immediately be cancelled. Until transferred as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Public Company Common Shares pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(c) and any dividends or distributions then payable pursuant to Section 2.02(d) as contemplated by this Section 2.02.

(c) No Fractional Shares. No certificate or scrip representing fractional Public Company Common Shares shall be issued upon the surrender for cancellation the Certificate, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Shareholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Public Company Common Share (after taking into account all Certificates surrendered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, one (1) additional Public Company Common Share.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates until the holder of record of such Certificates shall transfer such Certificates in accordance with this Section 2.02. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be issued and paid to the record holder of the Certificates, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Public Company Common Shares, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Public Company Common Shares.

(e) No Further Ownership Rights in Merger Partner Common Stock. All Public Company Common Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.02(c) or 2.02(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for one year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock immediately prior to the Effective Time who has not previously complied with this Section 2.02 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Shares, any cash in lieu of fractional Public Company Common Shares and any dividends or distributions with respect to Public Company Common Shares.

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(g) No Liability. To the extent permitted by applicable law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Shares, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been properly transferred immediately prior to such date on which any Public Company Common Shares, and any cash payable to the holder of such Certificates or any dividends or distributions payable to the holder of such Certificates pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, such Certificates and any such Public Company Common Shares or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld and paid to the appropriate taxing authority by the Surviving Corporation or Public Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity (without the requirement of posting a bond) by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Public Company Common Shares and any cash in lieu of fractional shares, and unpaid dividends and distributions on Public Company Common Shares deliverable in respect thereof pursuant to this Agreement.

Section 2.03  Merger Partner Stock Plans and Merger Partner Warrants.

(a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (each, a “Merger Partner Stock Option” and collectively, the “Merger Partner Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Merger Partner (the “Merger Partner Stock Plans”) themselves, insofar as they relate to outstanding Merger Partner Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of Public Company Common Shares as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Merger Partner Stock Option pursuant to this Section 2.03(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.03 after giving effect to the Merger). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Options contemplated by this Section 2.03(a), including obtaining the consent from each holder of any Merger Partner Stock Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in the Merger Partner Stock Plans an appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options, as provided in this Section 2.03.

(c)  As of the Effective Time, Public Company shall, if permitted by applicable Law, assume each of the Merger Partner Stock Plans, and Public Company thereafter shall be entitled to grant equity-based compensation awards, to the extent permissible under applicable Law, using the share reserves of such Merger Partner Stock Plans as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Merger Partner Stock Options that are assumed by Public Company pursuant to Section 2.03(a)), except that: (i) the stock subject

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to such awards shall be Public Company Common Shares; (ii) all references in such Merger Partner Stock Plans to a number of shares of Merger Partner Common Stock shall be deemed amended to refer instead to a number of Public Company Common Shares determined by multiplying the number of referenced shares of Merger Partner Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Public Company Common Shares; and (iii) the Public Company Board or a committee thereof shall succeed to the authority and responsibility of the Merger Partner Board or any committee thereof with respect to the administration of such Merger Partner Stock Plans.

(d) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of Public Company Common Shares for delivery upon exercise of Merger Partner Stock Options assumed in accordance with Section 2.03(a) and the Public Company Common Shares reserved for future grant under the Merger Partner Stock Plans assumed by Public Company pursuant to Section 2.03(c). As promptly as practicable after the Effective Time, Public Company shall file a registration statement on Form S-8 (or any successor form) with respect to the Public Company Common Shares subject to such options and reserved for future grants under the Merger Partner Stock Plans, to the extent so registrable, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any awards granted under the Merger Partner Stock Plans remain outstanding.

(e) At the Effective Time, by virtue of the Merger, each Merger Partner Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Merger Partner Warrant, such number of Public Company Common Shares as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Warrants contemplated by this Section 2.03(e). Public Company shall take all corporate actions necessary to reserve for issuance of Public Company Common Shares that will be subject to the Adjusted Warrants.

Section 2.04 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Shares unless the Shareholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Shares issuable in respect of such Merger Partner Common Stock pursuant to Section 2.01(c) or Section 2.01(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Shares to which such Shareholder is entitled pursuant to Section 2.01(c) or Section 2.01(d), as well as any cash or other distributions to which such holder of Merger Partner Common Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b) Merger Partner shall give Public Company prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner. Merger Partner shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company (not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Merger Partner Common Stock or settle or offer to settle any such demands.

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ARTICLE III
Representations and Warranties of Merger Partner

Merger Partner represents and warrants to Public Company and Merger Sub that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Merger Partner” and similar expressions mean the actual knowledge of the persons identified on Section K of the Merger Partner Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to Merger Partner (after due inquiry).

Section 3.01 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.01 of the Merger Partner Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. For purposes of this Agreement, the term “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Merger Partner and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of either such document.

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Section 3.02 Capitalization.

(a) The authorized capital stock of Merger Partner consists of 100,000,000 shares of Merger Partner Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Merger Partner (“Merger Partner Preferred Stock” and, collectively with Merger Partner Common Stock, “Merger Partner Capital Stock”), of which 6,000,000 shares of Merger Partner Preferred Stock are designated as Series Seed Preferred Stock and 1,000,000 shares of Merger Partner Preferred Stock are designated as Series Seed II Preferred Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation, as amended, including any certificates of designation. As of the close of business on June 2, 2021 for Merger Partner and May 27, 2021 for Public Company (such applicable date, the “Capitalization Reference Time”), (i) 13,331,388 shares of Merger Partner Common Stock were issued and outstanding, (ii) no shares of Merger Partner Common Stock were held in the treasury of Merger Partner or by Subsidiaries of Merger Partner, (iii)  5,120,171shares of Series Seed Preferred Stock were issued and outstanding, and (iv) 142,776 shares of Series Seed II Preferred Stock were issued and outstanding.

(b) Section 3.02(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of the holders of Merger Partner Capital Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each Shareholder and (for shares other than Merger Partner Common Stock) the number of shares of Merger Partner Common Stock (if any) into which such shares are convertible. Section 3.02(b) of the Merger Partner Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Merger Partner Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Merger Partner, indicating the name of the applicable Shareholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.02(c) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all Merger Partner Stock Plans, indicating for each Merger Partner Stock Plan, the number of shares of Merger Partner Common Stock subject to outstanding options under such Plan and the number of shares of Merger Partner Common Stock available for future issuance under such Plan; and (ii) all outstanding Merger Partner Stock Options, indicating with respect to each such Merger Partner Stock Option the name of the holder thereof, the Merger Partner Stock Plan under which it was granted, the number of shares of Merger Partner Common Stock subject to such Merger Partner Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such Merger Partner Stock Option is intended to be an incentive stock option. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all stock option agreements evidencing Merger Partner Stock Options. With respect to each Merger Partner Stock Option (whether outstanding or previously exercised), (i) each such Merger Partner Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Merger Partner Stock Option was duly authorized no later than the date on which the grant of such Merger Partner Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Merger Partner’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required Shareholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Merger Partner Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Merger Partner.

(d) Section 3.02(d) of the Merger Partner Disclosure Schedule sets forth the number of shares of Merger Partner Common Stock and Merger Partner Preferred Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Merger Partner Stock Options) to purchase shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “Merger Partner Warrants”) and the agreement or other document under which such Merger Partner Warrants were granted and sets forth a complete and accurate list of all holders of Merger Partner Warrants indicating

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the number and type of shares of Merger Partner Capital Stock subject to each Merger Partner Warrant, and the exercise price, the date of grant and the expiration date thereof. Merger Partner has made available to Public Company complete and accurate copies of the forms of agreements evidencing all Merger Partner Warrants.

(e) Except (i) as set forth in this Section 3.02 and (ii) as reserved for future grants under Merger Partner Stock Plans, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner or any of its Subsidiaries is bound obligating Merger Partner or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Merger Partner nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.02(e), there are no registration rights to which Merger Partner or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(f) All outstanding shares of Merger Partner Capital Stock are, and all shares of Merger Partner Common Stock subject to issuance as specified in Sections 3.02(c), 3.2(d), and 3.2(e) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities laws.

(g) No consent of the holders of Merger Partner Stock Options or Merger Partner Warrants is required in connection with the actions contemplated by Section 2.03.

Section 3.03 Subsidiaries.

(a) Merger Partner does not have, and has not had since its formation, any Subsidiaries.

(b) Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of capital stock of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than guarantees of bank obligations of Persons entered into in the ordinary course of business consistent in all material respects with past practice taking into account any acts or omissions that have been taken to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic (“COVID-19 Measures”) (as applicable to a party, the “Ordinary Course of Business”).

Section 3.04 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Voting Proposal”) by Merger Partner’s Shareholders under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the

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Merger Partner Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its Shareholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the Shareholders of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Shareholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(d) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Shareholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.04(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Merger Partner.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or Regulating Authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.

(d) The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of a majority of the votes represented by the outstanding shares of Merger Partner Capital Stock with the Merger Partner Preferred Stock voting on an as-converted-to Merger Partner Common Stock basis, which is to be delivered pursuant to written consents of Shareholders in lieu of a meeting (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of Merger Partner may vote.

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Section 3.05 Financial Statements; Information Provided.

(a) Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Merger Partner as of the dates thereof and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Merger Partner, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect. For purposes of this Agreement, “Financial Statements” means (i) the audited consolidated balance sheets and statements of income, changes in Shareholders’ equity and cash flows of Merger Partner as of the end of and for the period from inception (October 22, 2020) through December 31, 2020, and (ii) the unaudited consolidated balance sheet of Merger Partner (the “Merger Partner Balance Sheet”) as of March 31, 2021 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income, changes in Shareholders’ equity and cash flows for the three-month period ending as of the Most Recent Balance Sheet Date.

(b) RBSM LLP, the auditor of Merger Partner from March 17, 2021 to the date of this Agreement, is and has been at all times during its engagement by Merger Partner (i) “independent” with respect to Merger Partner within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC. RBSM LLP, Merger Partner’s current auditor, is and has been at all times since its engagement by the Merger Partner (x) “independent” with respect to Merger Partner within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and Public Company Accounting Oversight Board.

(c) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed by Public Company pursuant to which Public Company Common Shares issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus”) to be sent to the Shareholders of Public Company in connection with the meeting of Public Company’s Shareholders (the “Public Company Meeting”) to consider the Share Issuance proposal and such other proposals as Merger Partner and Public Company may mutually agree upon (the “Public Company Voting Proposals”) under The Nasdaq Stock Market, Inc. (“Nasdaq”) rules (the “Public Company Shareholder Approval”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Voting Proposal, shall not, on the date the Proxy Statement/Prospectus is first mailed to Shareholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

Section 3.06 No Undisclosed Liabilities. Merger Partner does not have any material liability, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities of a type shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).

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Section 3.07 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Merger Partner has conducted its businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Merger Partner Material Adverse Effect; or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.01 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

Section 3.08 Taxes.

(a) Merger Partner has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Merger Partner has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Merger Partner for Tax periods (or portions thereof) through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Merger Partner Balance Sheet and all unpaid Taxes of Merger Partner for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.

(b) Merger Partner is not nor has it ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, Merger Partner (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Merger Partner, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c) All material Taxes that Merger Partner was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and Merger Partner has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(d) For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

Section 3.09 Owned and Leased Real Properties.

(a) Merger Partner does not own nor has ever owned any real property.

(b) Section 3.09(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner nor, to the knowledge of Merger Partner, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any

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such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Merger Partner. Merger Partner does not lease, sublease or license any real property to any person. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations that have not been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Merger Partner Registrations to Merger Partner have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner. Except as would not be, individually or in the aggregate, material to Merger Partner, to the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Merger Partner, threatened in writing, with respect to any Patent Rights included in the Merger Partner Registrations. Merger Partner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications that would be material to Merger Partner. Merger Partner has no actual knowledge of any information that would preclude Merger Partner from having clear title to the Merger Partner Registrations.

(c) Merger Partner is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in Section 3.10(h) of the Merger Partner Disclosure Schedule.

(d) To Merger Partner›s knowledge, the Merger Partner Intellectual Property constitutes the Intellectual Property necessary to conduct Merger Partner›s business in the manner currently conducted by Merger Partner.

(e) Merger Partner has taken commercially reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge and except as would not be, individually or in the aggregate, material to Merger Partner, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner.

(f) To the knowledge of Merger Partner and except as would not be, individually or in the aggregate, material to Merger Partner, the operations of Merger Partner as currently conducted do not and have not in the past three years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity.

(g) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

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(ii) “Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing.

(iii) “Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv) “Merger Partner Intellectual Property” shall mean the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(v) “Merger Partner Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Merger Partner by any individual or entity other than Merger Partner.

(vi) “Merger Partner Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Merger Partner, in whole or in part.

(vii) “Merger Partner Registrations” shall mean Intellectual Property Registrations that are owned or in-licensed by the Merger Partner, alone or jointly with others.

(viii) “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix) “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

Section 3.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Merger Partner (assuming Merger Partner was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.11(a) of the Merger Partner Disclosure Schedule.

(b) With respect to each Contract in Section 3.11(a) of the Merger Partner Disclosure Schedule: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Merger Partner and, to the knowledge of Merger Partner, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Merger Partner), in each such case subject to the Bankruptcy and Equity Exception; and (iii) none of Merger Partner nor, to the knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

(c) For purposes of this Agreement, the term “Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable law.

Section 3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner.
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Section 3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect:

(i) Merger Partner has complied with all applicable Environmental Laws;

(ii) the properties currently or formerly owned, leased or operated by Merger Partner (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances;

(iii) Merger Partner is not subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) Merger Partner has not released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, Merger Partner has not received any written notice, demand, letter, claim or request for information alleging that Merger Partner may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Merger Partner is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(d) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(e) For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Merger Partner or any of its ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of Merger Partner (collectively, the “Merger Partner Employee Plans”).

(b) Except as set forth in Section 3.14(b) of the Merger Partner Disclosure Schedule: (i) none of the Merger Partner Employee Plans is subject to Title IV of ERISA; (ii) none of the Merger Partner Employee Plans is intended to be qualified under Section 401(a) of the Code; and (iii) each Merger Partner Employee Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of Merger Partner (other than any benefits that would otherwise be paid in the ordinary course of business), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

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(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” with the Merger Partner or the Public Company, as applicable, or with any of such Person’s Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.

Section 3.15 Compliance With Laws. Merger Partner has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

Section 3.16 Permits and Regulatory Matters.

(a) Merger Partner has all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) that are material to the conduct of its business as currently conducted.

(b) All Permits that are necessary for the conduct of the business of Merger Partner as currently conducted (“Merger Partner Authorizations”) are in full force and effect, and to the knowledge of Merger Partner, no violations or notices of failure to comply have been issued or recorded by any Governmental Entities in respect of any such Merger Partner Authorization. No such Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner is in compliance in all material respects under any of such Merger Partner Authorizations.

Section 3.17 Employees.

(a) Merger Partner is not and has not been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.

(b) Merger Partner is and has been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all employees of Merger Partner are citizens or lawful permanent residents of the United States.

Section 3.18 Insurance. Merger Partner maintains insurance policies (the “Merger Partner Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Merger Partner Insurance Policy is in full force and effect. None of the Merger Partner Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Merger Partner has complied in all material respects with the provisions of each Merger Partner Insurance Policy under which it is the insured party.

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Section 3.19 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Merger Partner is not a party to any agreements with any agent, broker, investment banker, financial advisor or other similar firm or person which grant to such person rights after the Closing.

Section 3.20 Certain Business Relationships With Affiliates. No Affiliate of Merger Partner (a) owns any property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any claim or cause of action against Merger Partner or (c) owes any money to, or is owed any money by, Merger Partner. Section 3.20 of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2020, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 3.21 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company, Merger Sub or with respect to any other information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Merger Partner or any of its Affiliates, Shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV
Representations and Warranties of Public Company and the Merger Sub

Public Company and Merger Sub represent and warrant to Merger Partner that the statements contained in this Article IV are true and correct, except (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge of the persons identified on Section K of the Public Company Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to the Public Company (after due inquiry).

Section 4.01 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.01 of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or Canada or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (B) changes or events after the date of this

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Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (F) a change in the public trading price of Public Company Common Shares, (G) a change in the trading volume of Public Company Common Shares following the announcement of the Agreement or during the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of clauses (F), (G), (H) or this clause (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). Public Company has made available to Merger Partner complete and accurate copies of its articles of amalgamation, as amended, and bylaws and is not in material default under or in material violation of any provision of any such documents.

Section 4.02 Capitalization.

(a) The authorized capital stock of Public Company consists of unlimited  Public Company Common Shares and an unlimited number of Preferred Shares, issuable in series, including unlimited Series A Preferred Shares, unlimited Series B Preferred Shares, unlimited Series C Preferred Shares, unlimited Series D Preferred Shares, unlimited Series E Preferred Shares, and unlimited Series F Preferred Shares (collectively, such series of preferred shares, the “Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of amalgamation, as amended. As of the Capitalization Reference Time, (i) 19,750,820 Public Company Common Shares were issued or outstanding, (ii) 6,843,778 Series B Preferred Shares were issued and outstanding, (iii) 14,000 Series D Preferred Shares were issued and outstanding, and (iv) 1,650 Series E Preferred Shares were issued and outstanding. There are no Series A Preferred Shares, Series C Preferred Shares or Series F Preferred Shares outstanding.  No shares of Public Company Common Shares were held in the treasury of Public Company or by Subsidiaries of Public Company.

(b) Section 4.02(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all stock option plans or other stock or equity-related plans of Public Company (each, a “Public Company Stock Plan,” and collectively, “Public Company Stock Plans”), indicating for each Public Company Stock Plan, the number of Public Company Common Shares subject to outstanding options under such plan (such outstanding options, “Public Company Stock Options”) and the number of Public Company Common Shares reserved for future issuance under such plan; and (ii) all outstanding Public Company Stock Options, indicating with respect to each Public Company Stock Option the name of the holder thereof, the Public Company Stock Plan under which it was granted, the number of Public Company Common Shares subject to such Public Company Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such Public Company Stock Option is intended to be an incentive stock option. As of the Capitalization Reference Time, Public Company has reserved 89,000 Public Company Common Shares for issuance to employees pursuant to Public Company’s 2015 Performance Incentive Plan (the “Public Company PIP”), all of which shares remain available for issuance thereunder as of the date hereof and no shares are expected to be purchased under the Public Company PIP. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. Public Company has made available to Merger Partner accurate and complete copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options. With respect to each Public Company Stock Option (whether outstanding or previously

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exercised), (i) each such Public Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Public Company Stock Option was duly authorized no later than the date on which the grant of such Public Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Public Company.

(c) Section 4.02(c) of the Public Company Disclosure Schedule lists the number of Public Company Common Shares reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase Public Company Common Shares outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Public Company has made available to Merger Partner accurate and complete copies of the forms of agreements evidencing all Public Company Warrants.

(d) Except (i) as set forth in this Section 4.02 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the Capitalization Reference Time and (iii) for the rights to acquire shares pursuant to the Public Company PIP, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.02(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Shareholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) All outstanding Public Company Common Shares are, and all Public Company Common Shares subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporation Act (Ontario) (“OBCA”), Public Company’s articles of amalgamation, as amended, or bylaws or any agreement to which Public Company is a party or is otherwise bound.

Section 4.03 Subsidiaries.

(a) Section 4.03(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized,

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qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.

(d) Except as otherwise specified in the Public Company Disclosure Schedule, Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Public Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.

Section 4.04 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Shareholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole Shareholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors, (i) determined that the Merger is fair to, and in the best interests of Public Company and its shareholders and (ii) directed that the Public Company Voting Proposals be submitted to the shareholders of Public Company for their approval and resolved to recommend that the shareholders of Public Company vote in favor of the approval of Public Company Voting Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Shareholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole Shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of amalgamation, as amended, or certificate of incorporation bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(d) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties

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or assets, except in the case of clauses (ii) and (iii) of this Section 4.04(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company. Section 4.04(b) of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Public Company, Merger Partner or the Surviving Corporation as a result of the Merger.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which Public Company Common Shares are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and on the System for Electronic Document Analysis and Retrieval (“SEDAR”) under applicable Canadian securities laws, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and on SEDAR under applicable securities law, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act or under appliable Canadian securities laws as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of an initial listing application for the Public Company Common Shares on Nasdaq with respect to the Public Company Common Shares to be issued pursuant to this Agreement (the “Nasdaq Listing Application”) and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Merger Partner as a result of the Merger.

(d) The affirmative vote in favor of Public Company Voting Proposals by the holders of a majority of the Public Company Common Shares present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Public Company Voting Proposals. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Public Company may vote.

Section 4.05 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC and under applicable Canadian securities laws for a period of at least twelve calendar months immediately preceding the execution of this Agreement. All registration statements, forms, reports and other documents, as amended prior to the date hereof, which have been filed by Public Company with the SEC since January 1, 2019, and those that Public Company may file after the date hereof until the Closing with the SEC, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements,

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as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of March 31, 2021 is referred to herein as the “Public Company Balance Sheet.”

(c) Smyth LLP, Public Company›s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to the Shareholders of Public Company and Merger Partner in connection with the Public Company Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposals or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to Shareholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

Section 4.06 No Undisclosed Liabilities. Public Company does not have any material liability, except for (a) liabilities shown on the Public Company Balance Sheet, (b) liabilities of a type shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 4.07 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.02 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

Section 4.08 Taxes.

(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods (or portions thereof) through the date of the Public Company Balance Sheet do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet, and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business.

(b) Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group

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of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c) All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Public Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

Section 4.09 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 4.09(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Public Company Leases”) and the location of the premises of such real property. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations that have not otherwise been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Public Company Registrations to Public Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Public Company. Except as would not be, individually or in the aggregate, material to Public Company, to the knowledge of Public Company, all Public Company Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Public Company, threatened in writing, with respect to any Patent Rights included in the Public Company Registrations. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications that would have a Public Company Material Adverse Effect. Public Company has no actual knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Public Company Owned Intellectual Property are listed in Section 4.10(c) of the Public Company Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in Section 4.10(h) of the Public Company Disclosure Schedule.

(d) To Public Company’s knowledge, the Public Company Intellectual Property constitutes the Intellectual Property necessary to conduct Public Company’s business in the manner currently conducted and by Public Company.

(e) Public Company has taken commercially reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential

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information comprising a part thereof. To Public Company’s knowledge and except as would not be, individually or in the aggregate, material to Public Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(f) To the knowledge of Public Company and except as would not be, individually or in the aggregate, material to Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity.

(g) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

(ii) “Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries.

(iii) “Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.

(iv) “Public Company Registrations” shall mean Intellectual Property Registrations that are owned or in-licensed by Public Company, alone or jointly with others.

Section 4.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) With respect to each Contract identified or described in the Public Company SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Public Company or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception; and (iii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

Section 4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries, except as disclosed in Public Company’s reports which are publicly filed with the SEC.

Section 4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) to the knowledge of the Public Company, the properties currently or formerly owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not nor were they contaminated with any Hazardous Substances;

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(iii) to the knowledge of Public Company, neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of the Public Company or any of its Subsidiaries (together, the “Public Company Employee Plans”).

(b) Except as set forth in Section 4.14(b) of the Public Company Disclosure Schedule: (i) none of the Public Company Employee Plans is subject to Title IV of ERISA; (ii) none of the Public Company Employee Plans is intended to be qualified under Section 401(a) of the Code; and (iii) each Public Company Employee Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Public Company Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of Public Company or any of its Subsidiaries (other than any benefits that would otherwise be paid in the ordinary course of business), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.15 Compliance With Laws. Public Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

Section 4.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all Permits that are material to the conduct of its business as currently conducted.

(b) All Permits that are necessary for the conduct of the business of Public Company and each of its Subsidiaries as currently conducted (the “Public Company Authorizations”) are in full force and effect, and to the knowledge of Public Company, no violations or notices of failure to comply have been issued or recorded by any Governmental Entity in respect of any such Public Company Authorization. No such Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries are in compliance in all material respects under any of such Public Company Authorizations.

Section 4.17 Employees.

(a) Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.

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(b) Public Company and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all employees of Public Company and its Subsidiaries are citizens or lawful permanent residents of the United States.

Section 4.18 Insurance. Public Company and its Subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party.

Section 4.19 Opinion of Financial Advisor. The financial advisor of Public Company, PGP Capital LLC (the “Public Company Financial Advisor”), has delivered to Public Company an opinion dated the date of this Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner within one Business Day following the date of this Agreement.

Section 4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor. Public Company has made available to Merger Partner a complete and accurate copy of all agreements pursuant to which the Public Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Public Company is not a party to any agreements with the Public Company Financial Advisor providing the Public Company Financial Advisor with any rights after the Closing that have not been made available to Merger Partner.

Section 4.21 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.22 Certain Business Relationships With Affiliates. No Affiliate of Public Company (other than a wholly owned Subsidiary of Public Company) (a) owns any property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) has any claim or cause of action against Public Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Public Company or any of its Subsidiaries. Section 4.23 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned Subsidiary of Public Company) which were entered into or have been in effect at any time since January 1, 2019, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 4.23 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company. Section 4.24(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.24 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or with respect to any other information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule)) none of Public Company, Merger Sub or any of their respective Affiliates, Shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V
Conduct of Business

Section 5.01 Covenants of Merger Partner. Except as set forth in Section 5.01 of the Merger Partner Disclosure Schedule or as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Merger Partner Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.01, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of shares of Merger Partner Common Stock to pay the exercise price or withholding taxes upon the exercise of Merger Partner Stock Options or from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Merger Partner;

(b) except as permitted by Section 5.01(l), and subject to the terms of Section 2.01(c) herein, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Merger Partner Common Stock pursuant to the Merger Partner Preferred Stock Conversion or upon the exercise of Merger Partner Stock Options or Merger Partner Warrants outstanding on the date of this Agreement and set forth in Section 3.02(c) or Section 3.02(d) of the Merger Partner Disclosure Schedule in accordance with their present terms (including cashless exercises), or Merger Partner Stock Options granted as contemplated by Section 5.01(l)), and subject to the terms of Section 2.01(c) herein;

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(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) except for purchases of inventory, raw materials, equipment, in each case in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Merger Partner;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Merger Partner;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Merger Partner (including any accounts, leases, contracts or Intellectual Property or any assets, but excluding the sale or license of products in the Ordinary Course of Business);

(g) Subject to the terms Merger Partner Financing Consideration in Section 2.01(c), (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Merger Partner Balance Sheet to the extent reflected on the Merger Partner Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Merger Partner or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Merger Partner against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for Merger Partner without express written consent of the Public Company, other than as set forth in Merger Partner’s budget for capital expenditures previously made available to Public Company or the specific capital expenditures disclosed and set forth in Section 5.01(h) of the Merger Partner Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner);

(k) except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Merger Partner or (ii) license any material Intellectual Property rights to or from any third party;

(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Merger Partner Disclosure Schedules or not required by this Agreement to be so disclosed, (i) other than in the Ordinary Course of Business, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business, or increases relating to the promotion of an employee to fill a vacancy), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or

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the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of stock options, stock appreciation rights, stock based or stock related awards in the Ordinary Course of Business, which, in the case of stock options shall have an exercise price equal to the fair market value of Merger Partner Common Stock on the date of grant (determined in a manner consistent with Merger Partner’s existing practice for establishing fair market value for option grants and which awards shall otherwise be upon Merger Partner’s customary terms) or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n) commence any offering of shares of Merger Partner Common Stock pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

Section 5.02 Covenants of Public Company. Except as set forth in Section 5.02 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and with respect to the Public Company, use commercially reasonable efforts to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees listed on Section 5.02 of the Public Company Disclosure Schedule and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings. Without limiting the generality of the foregoing, except as set forth in Section 5.02 of the Public Company Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.02, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its shares or capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Merger Partner to its parent); (ii) split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of Public Company Common Shares to pay the exercise price or withholding taxes upon the exercise of stock options or from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Public Company or any of its Subsidiaries;

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(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of Public Company Common Shares upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement and set forth in Section 4.02(b) or Section 4.02(c) of the Public Company Disclosure Schedule in accordance with their present terms (including cashless exercises)); except as the case may be to raise capital for any financing or investment activities, directly or indirectly, on behalf of the Merger Partner, or in connection with the core or existing business of the Surviving Corporation (which includes the sponsorship of a SPAC as previously disclosed by the Public Company);

(c) amend its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates; except as the case may be in the support or growth of the Surviving Corporation’s core or existing business (which includes the sponsorship of a SPAC as previously disclosed by the Public Company), subject to approval by the Merger Partner;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $18,000,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, without express written consent of the Merger Partner other than as set forth in Public Company’s budget for capital expenditures previously made available to Merger Partner or the specific capital expenditures disclosed and set forth in Section 5.02 of the Public Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or any Canadian Securities Administrators or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries); provided, however, that the Public Company shall, to the extent not delivered prior to the date hereof, deliver a notice of termination under each of the licenses for Intellectual Property set forth in Section 5.02 of the Public Company Disclosure Schedule;

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(k) (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party; except as the case may be in the support or growth of the Surviving Corporation’s core or existing business (which includes the sponsorship of a SPAC as previously disclosed by the Public Company);

(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and disclosed in the Public Company Disclosure Schedules, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n) commence any offering of Public Company Common Shares pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

Section 5.03 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, dated as of May 14, 2021 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI
Additional Agreements

Section 6.01 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.01, until the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

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(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.01(c), prior to the Specified Time, each of Public Company and Merger Partner may (A) furnish non-public information with respect to Public Company and its Subsidiaries or Merger Partner and its Subsidiaries, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with this terms of this Section 6.01 (a copy of which shall be provided to the other party), (y) the party seeking to make use of this proviso has not otherwise materially breached this Section 6.01 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.01 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any Representatives of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.01 by Public Company or Merger Partner, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement.

Prior to the Effective Time:

(i) (A) Merger Partner Board shall not, except as set forth in this Section 6.01, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board shall not, except as set forth in this Section 6.01, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuance, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.01(a) entered into in the circumstances referred to in Section 6.01(a)); and

(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.01, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.01), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be (provided, that the applicable party has not materially breached its obligations as set forth in this Agreement), may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation

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with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) such party has provided at least four Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.01 in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s Shareholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.01(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c) Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within 24 hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within 24 hours of such determination) notify the other party of any determination by such party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective Boards of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective Boards of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless the respective Board of Directors expressly publicly reaffirms its recommendation for the Merger and the other transactions contemplated hereby within five (5) Business Days after being requested in writing to do so by the other party, it being understood that any such request in writing by the other party may only be made once by each party with respect to a particular disclosure.

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(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.01. Public Company and Merger Partner will each immediately revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, other than, with respect to the Merger Partner, the Loan Agreement.

“Intervening Event” means a material Effect (other than any Effect resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) is materially adverse to Public Company or Merger Partner (as applicable), (b) was not known to or reasonably foreseeable by the Public Company Board (with respect to Public Company) or the Merger Partner Board (with respect to Merger Partner) and (c) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as applicable, of its obligations under Section 6.01(a) or Section 6.01(e).

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the Shareholders of Public Company shall have approved the Public Company Voting Proposals, (c) in the case of Merger Partner, the date on which the Shareholders of Merger Partner shall have approved the Merger Partner Voting Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.

“Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable, from a financial point of view, to the holders of such party’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

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Section 6.02 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practical after the execution of this Agreement, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC and applicable securities or reporting authorities in Canada the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) use reasonable best efforts to cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Public Company shall respond to any comments of the SEC and shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its Shareholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.02(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.02(b). Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.02 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.02(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Shareholders of Public Company and Merger Partner, such amendment or supplement.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement/Prospectus will be made by Public Company, without the prior consent of Merger Partner, which shall not be unreasonably withheld, conditioned or delayed. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws, applicable Canadian provincial laws  and the rules and regulations thereunder.

Section 6.03 Nasdaq Listing. Public Company agrees to use its commercially reasonable efforts to continue the listing of Public Company Common Shares on Nasdaq during the term of this Agreement and to cause the Public Company Common Shares being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03.

Section 6.04 Access to Information. Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement and applicable laws, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants,

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counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its Shareholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.

Section 6.05 Shareholder Approval.

(a) Not later than the second Business Day after the Registration Statement is declared effective under the Securities Act (but in no event before (1) the information statement contained in the Proxy Statement/Prospectus shall have been delivered to Merger Partner’s Shareholders and (2) the Registration Statement shall have been declared effective), Merger Partner shall solicit and obtain the Merger Partner Shareholder Approval by the Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s Shareholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such Shareholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Written Consent, and that such Shareholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Shareholder Approval, Merger Partner shall comply with all disclosure and other obligations to its Shareholders under the DGCL and any other applicable laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Shareholder Approval, subject to compliance with Section 6.01(b). Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.05(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s Shareholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Shareholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s Shareholders consent to the adoption of this Agreement and approval of the Merger.

(b) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its articles of amalgamation, as amended, and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Shareholders Meeting for the purpose of considering and voting upon the Public Company Voting Proposals. Subject to Section 6.01(b), the Public Company Board shall include in the Proxy Statement/Prospectus the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposals. Subject to Section 6.01(b), Public Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Public Company Voting Proposals. The Public Company Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Public Company in consultation with Merger Partner) but in no event later than forty-five (45) days after the effective date of the Registration Statement. If sufficient votes to obtain the Public Company Voting Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Public Company Meeting, Public Company shall have the right to adjourn or postpone the Public Company Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Public Company Meeting was scheduled.

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(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.01 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.01, Public Company’s obligation to call, give notice of and hold the Public Company Meeting in accordance with Section 6.05(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.

(d) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.01, Public Company agrees that the Public Company Board shall recommend that the Public Company Shareholders approve the Public Company Voting Proposals and Public Company shall include such recommendation in the Proxy Statement/Prospectus.

(e) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.01, Public Company shall use its reasonable best efforts to solicit from the Public Company Shareholders proxies in favor of the Public Company Voting Proposals and shall take all other action necessary or advisable to secure the approvals of the Shareholders of Public Company. Public Company shall ensure that all proxies solicited in connection with the Public Company Meeting are solicited in material compliance with all applicable laws. Public Company, in its capacity as the sole Shareholder of Merger Sub, shall approve the Merger.

(f) Notwithstanding the foregoing, nothing herein shall limit a party›s right to terminate this Agreement pursuant to Section 8.01.

Section 6.06 Legal Conditions to Merger.

(a) Subject to the terms hereof, Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws or Canadian securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Each of Merger Partner and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time.

Section 6.07 Public Disclosure. (i) The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner, and (ii) each party shall use commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by either party with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Board Recommendation Change).

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Section 6.08 Section 368(a) Reorganization.

(a) Each of Public Company, Merger Sub and Merger Partner shall use commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action or cause any action to be taken which could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Public Company, Merger Sub and Merger Partner shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the SEC requires that tax opinions be prepared and submitted with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, Public Company and Merger Partner shall use commercially reasonable efforts to deliver to tax counsel for each party, respectively, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Prospectus.

Section 6.09 Affiliate Legends. Section 6.09 of the Merger Partner Disclosure Schedule sets forth a list of those persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any Public Company Common Shares to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Shares.

Section 6.10 Indemnification.  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the OBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

Section 6.11 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or

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inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.12 Employee Matters.

(a) Public Company and Merger Partner will consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

(b) Merger Partner and Public Company agree that the Merger shall constitute or be deemed to constitute a “change of control” or “change in control” for purposes of the Public Company Stock Plans and any awards issued thereunder and for purposes of any Employee Benefit Plan maintained for current or former employees or directors of or independent contractors to the Public Company.

Section 6.13 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.14 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

Section 6.15 Security Holder Litigation. Notwithstanding anything to the contrary herein, (a) Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder or any holder of other securities of Public Company against Public Company and/or its directors or officers, provided that Public Company shall give Merger Partner the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Public Company) without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Merger Partner shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any Shareholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers, provided that Merger Partner shall give Public Company the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Merger Partner) without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Shares (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Public Company Stock Options. Prior to the Closing, the Public Company Board shall have the right, in its sole discretion, to adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each Public Company Stock Option, whether vested or unvested, be accelerated in full effective as of immediately prior to the Effective Time. At the Effective Time, each Public Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall survive the Closing and remain outstanding in accordance with its terms.

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Section 6.18 401(k) Plan. Unless otherwise requested by Merger Partner in writing at least five business days prior to the Closing Date, the Public Company Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Public Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Public Company 401(k) Plan”). If Public Company is required to terminate any Public Company 401(k) Plan, then Public Company shall provide to Merger Partner prior to the Closing Date written evidence of the adoption by the Public Company Board of resolutions authorizing the termination of such Public Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Merger Partner).

ARTICLE VII
Conditions to Merger

Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Shareholder Approvals. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the Shareholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Public Company Voting Proposals shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the shareholders of Public Company under applicable Law and stock market regulations.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect.

(c) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved, and (ii) the Public Company Common Shares to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Section 7.02 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a) Representations and Warranties. The representations and warranties of Merger Partner set forth in this Agreement and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be

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true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.01, 3.02, 3.04(a), 3.04(d) and 3.07(i) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b) Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.02(d)(i) of the Merger Partner Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

(e) Resignations. Public Company shall have received copies of the resignations, effective as of the Effective Time, of each director of Merger Partner and its Subsidiaries.

(f) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Merger Partner Common Stock as of the Effective Time (after giving effect to Merger Partner Preferred Stock Conversion).

(g) Merger Partner Preferred Stock Conversion. Merger Partner shall have effected a conversion of all Merger Partner Preferred Stock into Merger Partner Common Stock as of immediately prior to the Effective Time (the “Merger Partner Preferred Stock Conversion”).

(h) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

(i) Due Diligence Investigation.  On or prior to the fifth day following the date of this Agreement (the “Due Diligence Period”) Public Company shall have completed its due diligence investigation of Merger Partner, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

Section 7.03 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a) Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.01, 4.02, 4.04(a), 4.04(d) and 4.07(i) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 4.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

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(b) Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.03(d)(i) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(e) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.03(a), (b), and (c) have been satisfied.

(f) Due Diligence Investigation.  On or prior to the expiration of the Due Diligence Period, Merger Partner shall have completed its due diligence investigation of Public Company, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

ARTICLE VIII
Termination and Amendment

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the Shareholders of Merger Partner or approval of the Public Company Voting Proposals by the Shareholders of Public Company:

(a) by mutual written consent of Public Company and Merger Partner;

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by December 31, 2021 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by either Public Company or Merger Partner if at the Public Company Meeting (including any adjournment or postponement), at which a vote on the Public Company Voting Proposals is taken, the requisite vote of the Shareholders of Public Company in favor of the Public Company Voting Proposals shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Public Company where the failure to obtain the requisite vote of the Shareholders of Public Company shall have been caused by the action or failure to act of Public Company and such action or failure to act constitutes a material and willful breach by Public Company of this Agreement;

(e) by Public Company, if at any time prior to the receipt of the Merger Partner Shareholder Approval: (i) the Merger Partner Board shall have failed to give its recommendation to the approval of the Merger Partner Voting Proposal or shall have withdrawn or modified in a manner adverse to Public Company its recommendation of the Merger Partner Voting Proposal; (ii) after the receipt by Merger Partner of an Acquisition Proposal, Public Company requests in writing that Merger Partner Board reconfirm its recommendation of this Agreement and the Merger and Merger Partner Board fails to do so within ten Business Days after its receipt of Public Company’s request; (iii) the Merger Partner Board (or any committee thereof) shall have approved or recommended to the Shareholders of Merger Partner an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Merger Partner

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Capital Stock is commenced (other than by Public Company or an Affiliate of Public Company), and Merger Partner Board (or any committee thereof) recommends that the Shareholders of Merger Partner tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Merger Partner Board fails to recommend against acceptance of such offer; or (v) Merger Partner shall have materially breached its obligations under Section 6.01 or Section 6.05(a) of this Agreement;

(f) by Merger Partner, at any time prior to the receipt of the Public Company Shareholder Approval, if: (i) Public Company Board shall have failed to include its recommendation to the approval of the Public Company Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Public Company Voting Proposals; (ii) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Public Company Voting Proposals and Public Company Board fails to do so within ten Business Days after its receipt of Merger Partner’s request; (iii) Public Company Board (or any committee thereof) shall have approved or recommended to the Shareholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding Public Company Common Shares is commenced (other than by Merger Partner or an Affiliate of Merger Partner), and Public Company Board (or any committee thereof) recommends that the Shareholders of Public Company tender their shares in such tender or exchange offer or, within five Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have materially breached its obligations under Section 6.01 or Section 6.05(b) of this Agreement;

(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.02(a) or (b) not to be satisfied; provided that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.01(g) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.01(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01) on the part of Public Company, which breach would cause the conditions set forth in Section 7.03(a) or (b) not to be satisfied; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.01(h) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.01(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(i) by Public Company, if the Merger Partner Shareholder Approval is not obtained by delivery of the Written Consents on or prior to 5:00 p.m., New York City time, on the date that is two Business Days after the Registration Statement is declared effective under the Securities Act;

(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Shareholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under Section 6.01, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by Section 8.03(b); or

(k) by Public Company if, at any time prior to the receipt of the Public Company Shareholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.01, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board

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approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.03(c).

(l) by Public Company, at any time prior to the Effective Time, if the seven day moving average price of Bitcoin, as reported on Binance as “MA(7)”, falls below $15,000.

(m) by Public Company or Merger Partner, as applicable, by giving written notice to the other party, of its desire to terminate this Agreement for any reason prior to the expiration of the Diligence Period.

Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, Shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.03 (Confidentiality), this Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.03 Fees and Expenses.

(a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) Merger Partner shall pay Public Company a termination fee of $5,000,000 (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Sections 8.01(e);

(ii) by Merger Partner pursuant to Section 8.01(j); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.01(b) or 8.01(g), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within 12 months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the 12 month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.03(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Merger Partner a termination fee of $5,000,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Merger Partner pursuant to Section 8.01(f);

(ii) by Public Company pursuant to Section 8.01(k); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.01(b) or 8.01(h), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.03(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) If this Agreement is terminated by Merger Partner pursuant to Section 8.01(h) (solely as a result of a willful and material breach), or by either party pursuant to Section 8.01(d), then Public Company shall reimburse Merger Partner for all reasonable out-of-pocket fees and expenses incurred by Merger Partner in connection with this

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Agreement and the transactions contemplated hereby, up to a maximum of $500,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Merger Partner submits to Public Company true and correct copies of reasonable documentation supporting such expenses. If Merger Partner becomes entitled to receive a Public Company Termination Fee under this Agreement, any amount paid by Public Company under this Section 8.03(d) will be credited against the Public Company Termination Fee.

(e) If this Agreement is terminated by Public Company pursuant to Section 8.01(g) (solely as a result of a willful and material breach) or Section 8.01(i), then Merger Partner shall reimburse Public Company for all reasonable out-of-pocket fees and expenses incurred by Public Company in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Public Company submits to Merger Partner true and correct copies of reasonable documentation supporting such expenses. If Public Company becomes entitled to receive a Merger Partner Termination Fee under this Agreement, any amount paid by Merger Partner under this Section 8.03(e) will be credited against the Merger Partner Termination Fee.

(f) Any fee due under Section 8.03(b)(i) or 8.03(c)(i) shall be paid by wire transfer of same day funds within one Business Day of the date of termination of this Agreement. Any fee due under Section 8.03(b)(ii) or 8.03(c)(ii) shall be paid by wire transfer of same day funds on the date of termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.03(b)(iii) or 8.03(c)(iii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of such Section 8.03(b)(iii) or Section 8.03(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any expense reimbursement or fee due pursuant to this Section 8.03, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(g) The parties hereto acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.02 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.03 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.03, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(h) The parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders of any of the parties, but, after any such approval, no amendment shall be made which by Law requires further approval by such Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.04 or an extension or waiver of this Agreement pursuant to Section 80.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

ARTICLE IX
Miscellaneous

Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in Article I, Article II, Section 6.10, 6.13 and 6.14 and this Article IX. This Section 9.01 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below or (iii) on the same Business Day if sent by e-mail prior to 5:00 p.m. Eastern Time or on the following Business Day if sent after 5:00 p.m. Eastern Time:

(a) if to Public Company or Merger Sub, to

Sphere 3D Corp.
895 Don Mills Road
Bldg. 2, Suite 900
Toronto, Ontario Canada M3C 1W3
Attn:	Peter Tassiopoulos
E-mail:	Peter.Tassiopoulos@sphere3d.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attn:	Ali M. Panjwani, Esq.
E-mail:	Ali.Panjwani@pryorcashman.com

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(b) if to Merger Partner, to

Gryphon Digital Mining, Inc.
5953 Mable Rd.
Unit 138
Las Vegas, NV 89110
Attn:	Robby Chang
E-mail:	rob@gryphonmining.com

with copies (which shall not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20039
Attn:	Louis A. Bevilacqua, Esq.
E-mail:	lou@bevilacquapllc.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 9.03 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits, if any, hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

Section 9.04 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.10.

Section 9.05 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.05 is void.

Section 9.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.07 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when

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counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

Section 9.08 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. When used in the agreement, “person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 9.09 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.02. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING

Annex A-49

OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PUBLIC COMPANY, THE MERGER SUB OR MERGER PARTNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.13 Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

Annex A-50

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer

SPHERE GDM CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer

GRYPHON DIGITAL MINING, INC.

By:	/s/ Robby Chang
Name:	Robby Chang
Title:	Chief Executive Officer

Annex A-51

Annex B

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 29, 2021, by and among Sphere 3D Corp., an Ontario corporation (“Public Company”), Sphere GDM Corp., a Delaware corporation and a wholly-owned subsidiary of Public Company (the “Merger Sub”) and Gryphon Digital Mining, Inc., a Delaware corporation (“Merger Partner”, together with Public Company and Merger Sub, the “Parties”).

RECITALS

A.    On June 3, 2021, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”).

B.    Pursuant to Section 8.04 of the Merger Agreement, the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

C.    The parties hereto desire to amend the Merger Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and in the Merger Agreement, the Parties, intending to be legally bound, agree to amend and supplement the Merger Agreement as follows: Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined herein.

1.     Amendments.

a.    The definition of “Merger Partner Business Consideration” in Section 2.01(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Merger Partner Business Consideration” means 122,005,564 Public Company Common Shares, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations or similar transactions.

b.    The definition of “Merger Partner Financing Consideration” in Section 2.01(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Merger Partner Financing Consideration” means, with respect to any sale by Merger Partner of equity or equity-linked securities from or after December 29, 2021, up to a maximum of $7.4 million, the quotient of (a) the net proceeds received by Merger Partner from such sale, divided by (b) 70% of the volume-weighted average trading price of the Public Company Common Shares for the consecutive ten (10) trading days prior to the date on which Merger Partner provides written notice to Public Company of such sale pursuant to Section 5.01(b); provided, that such sale is consummated within five (5) business days of the date that Public Company receives written notice of such sale.

c.    Section 5.01 of the Merger Agreement is hereby amended such that the following section (t) shall be included:

(t) amend the terms of any existing notes, warrants or other convertible securities existing as of December 29, 2021 without the prior written consent of Public Company.

d.    The following shall be added as Section 7.02(j) of the Merger Agreement:

(j) Conversion of Debt. Prior to or concurrently with the Closing, all convertible debt issued pursuant to those certain Gryphon Unit Subscription Agreements between Gryphon and the subscribers thereunder, dated as of various dates between June 25, 2021 and August 3, 2021, inclusive, shall have been converted to Gryphon common stock.

Annex B-1

e.    Each of Sections 8.01, 8.02 and 8.03 of Article VIII of the Merger Agreement shall be replaced in its entirety with the following:

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01. Termination.

(a)      Prior to March 31, 2022, this Agreement may be terminated by either Public Company or Merger Partner as a result of any breach by the other party of or failure by the other party to perform any representation, warranty, covenant or agreement set forth in this Agreement; provided that prior to any such termination, the terminating party shall have provided breaching party thirty (30) days prior written notice of such breach of or failure to perform this Agreement, and the breaching party shall have failed to cure such breach or failure to perform during such thirty (30) day period. Notwithstanding the foregoing, in the event of a breach of Section 8.03(a) hereof, Merger Partner may immediately terminate the Agreement by notifying the Public Company under this Section 8.01.

(b)      On or after March 31, 2022, this Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the Shareholders of Merger Partner or approval of the Public Company Voting Proposals by the Shareholders of Public Company, by either Public Company or Merger Partner, for any reason whatsoever, by notifying the other party in writing of such termination under this Section 8.01.

Section 8.02. Effect of Termination.

(a)      Upon termination of this Agreement pursuant to Section 8.01:

(i)        without any further action by either party, except as provided in Section 8.02(a)(iv) below, (A) all obligations of both Public Company and Merger Partner to the other party under this Agreement shall be deemed to be waived by the other party or satisfied in full, (B) this Agreement shall be terminated and (C) the Escrow Agent (as defined below) shall be authorized by the Escrow Agreement (as defined below) to release the Escrow Amount (as defined below);

(ii)       Public Company and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, divisions (whether incorporated or unincorporated), and all of its and their past and present owners, directors, officers, trustees, employees and agents (in their individual and representative capacities) (collectively, the “Public Company Parties”) do hereby fully and forever release, acquit and discharge Merger Partner and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, divisions (whether incorporated or unincorporated), and all of its and their past and present owners, directors, officers, trustees, employees and agents (in their individual and representative capacities) (collectively, the “Merger Partner Parties”) from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, or any action or inaction existing from the date of this Agreement, including but not limited to any claims arising out of or based upon this Agreement, or the execution and delivery hereof or the performance of duties or obligations hereunder, whether known or unknown, suspected or unsuspected, including, without limitation, any claim or recovery for any type of damages, attorneys’ fees, costs, or other relief that is or may be available to the Public Company Parties through the date this Agreement is terminated pursuant to Section 8.01 of this Agreement. While nothing in this Agreement prevents federal, state or local authorities from enforcing laws within their jurisdictions or prevents the Public Company Parties from participating in investigations by such agencies, the Public Company Parties release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character whether initiated by such agency or some other person or group. Notwithstanding the foregoing, this release does not constitute a release or waiver of: (A) claims which cannot be waived as a matter of law or (B) the Public Company Parties’ rights to enforce this Agreement. To the fullest extent permitted by law, the Public Company Parties shall not take any action that is contrary to the promises made by the Public Company Parties in Section 8.02(b) of this Agreement.

Annex B-2

(iii)      Merger Partner Parties do hereby fully and forever release, acquit and discharge the Public Company Parties from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, or any action or inaction existing from the date of this Agreement, including but not limited to any claims arising out of or based upon this Agreement, or the execution and delivery hereof or the performance of duties or obligations hereunder, whether known or unknown, suspected or unsuspected, including, without limitation, any claim or recovery for any type of damages, attorneys’ fees, costs, or other relief that is or may be available to the Merger Partner Parties through the date Public Company or Merger Partner provides notice of termination under Section 8.01 of this Agreement. While nothing in this Agreement prevents federal, state or local authorities from enforcing laws within their jurisdictions or prevents the Merger Partner Parties from participating in investigations by such agencies, the Merger Partner Parties release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character whether initiated by such agency or some other person or group. Notwithstanding the foregoing, this release does not constitute a release or waiver of: (A) claims which cannot be waived as a matter of law or (B) the Merger Partner Parties’ rights to enforce this Agreement. To the fullest extent permitted by law, the Merger Partner Parties shall not take any action that is contrary to the promises made by the Merger Partner Parties in this Agreement;

(iv)       the provisions of Section 5.03 (Confidentiality), this Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (Miscellaneous), of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(c)      Each of the Public Company Parties and the Merger Partner Parties hereby covenants not to, directly or indirectly, commence any action, suit or other proceeding or make any claim of any kind or nature against the other party arising out of or relating to any matter, cause, event, action, omission or circumstance under this Agreement occurring on or prior to the consummation of the Merger, other than with respect to a claim, action, suit or other proceeding that cannot be released under applicable law;

(d)      Neither party will defame, disparage, denigrate or cast aspersions on the other party, including without limitation through any media, social media, Facebook, Twitter or similar mechanism. In the event either the Public Company Released Parties or the Merger Partner Released Parties violates the terms of this provision, such party agrees to pay liquidated damages of $25,000.00 per breach, which amount such party agrees is reasonable. The Public Company Released Parties and the Merger Partner Released Parties further agree that the other party shall be entitled to immediate injunctive relief and/or other equitable relief to prevent or remedy a breach of these non-disparagement provisions, including the recovery of legal fees and costs the successful party incurs in obtaining the aforementioned relief or defending against a claim of such breach. Nothing in this Agreement prohibits any party from providing truthful information and/or testimony in response to any litigation matter, or any inquiry, investigation or proceeding conducted by a governmental entity or a self-regulatory organization.

Section 8.03. Escrow Shares; Fees and Expenses.

(a)      On or before February 15, 2022, Public Company shall issue and deliver to an agreed upon professional escrow agent reasonably satisfactory to Public Company and Merger Agreement (the “Escrow Agent”) the escrow amount (the “Escrow Amount”), which shall be 850,000 Public Company Common Shares registered in the name of Merger Partner represented by a stock certificate deposited with the Escrow Agent (the “Share Escrow Amount”), provided that if in the opinion of Public Company’s legal counsel the issuance of such Share Escrow Amount shall negatively impact the ability of the Registration Statement being declared effective under the Securities Act or shall negatively impact the ability of Public Company to comply with the Nasdaq Listing covenants set forth in Section 6.03 of this Agreement then Public Company shall instead deposit $2,500,000 in cash with the Escrow Agent as the Escrow Amount. The Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement among Public Company, Merger Partner and the Escrow Agent, in form and substance reasonably satisfactory to Public Company, Merger Partner and the Escrow Agent (the “Escrow Agreement”). Upon any termination of the Agreement pursuant to Section 8.01 of this Agreement, the Escrow Agent shall release the Escrow Amount

Annex B-3

to Merger Partner. If the Merger Agreement is not terminated before the Effective Time, the Escrow Agent shall release the Escrow Amount to the Surviving Corporation within five (5) business days of the Effective Time.

(b)      All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(f)    Section 9.10 of the Merger Agreement is amended and restated in its entirety as follows:

Section 9.10. Remedies. The only remedy available to any party for a breach by the other party of or a failure by the other party to perform any representation, warranty, covenant or agreement set forth in this Agreement shall be a termination of this Agreement pursuant to Section 8.01 hereof. Such remedy shall be the exclusive remedy for any such breach or failure to perform, and Public Company and Merger Partner each expressly waive any other remedy that may be conferred by Law or equity upon such party, and waive the right to any injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.

2.      Effect of Amendment. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect. No party shall be deemed to have waived the performance of any covenants in the Merger Agreement except as expressly amended by this Amendment. In addition, if there are any inconsistencies between the Merger Agreement and this Amendment, the terms of this Amendment shall prevail and control for all purposes.

3.      Governing Law. This Amendment shall be construed in accordance with and governed by the Laws of the State of Delaware without giving effect to the principles of conflict of laws.

4.      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same instrument.

[Signature page follows]

Annex B-4

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SPHERE 3D CORP.
By:
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer
SPHERE GDM CORP.
By:
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer
GRYPHON DIGITAL MINING, INC.
By:
Name:	Robby Chang
Title:	Chief Executive Officer

Annex B-5

Annex C

June 3, 2021

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Sphere 3D Corp.
895 Don Mills Road Building 2
Suite 900
Toronto, Ontario
M3C 1W3

Attention:	Mr. Peter Tassiopoulos
Chief Executive Officer

Dear Directors:

We understand that Sphere 3D Corp., an Ontario corporation (“Sphere 3D” or the “Company”), Sphere GDM Corp., a Delaware corporation (“Merger Sub”), and Gryphon Digital Mining Inc., a Delaware corporation (“Gryphon Digital Mining”) plan to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”), under the terms of which: (a) Sphere 3D and Gryphon Digital Mining intend to effect a merger of Merger Sub into Gryphon Digital Mining (the “Transaction”), upon which consummation Merger Sub will cease to exist and Gryphon Digital Mining will become a wholly-owned subsidiary of Sphere 3D; (b) each share of Gryphon Digital Mining Common Stock issued and outstanding shall be converted solely into and represent the right to receive 5.3448shares of one fully paid and nonassessable Sphere 3D Common Stock (the “Exchange Ratio”) as defined in the Agreement. Capitalized terms not defined herein will have the meanings assigned to them in the Agreement.

The board of directors of the Company (the “Board”) has requested that PGP Capital Advisors, LLC (“PGP”) provide a written opinion (the “Opinion”) to the Board as to whether the Merger Consideration to be paid by the Company in the Transaction is fair to the Company’s shareholders from a financial point of view.

For our services in rendering this Opinion, the Company has agreed to pay a fee to PGP, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company.

This Opinion is addressed to, and is intended for the use, information and benefit of, the Board (solely in its capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company, Gryphon Digital Mining or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended

Annex C-1

in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

•        the draft of the Agreement dated June 3, 2021;

•        certain publicly available business and financial information relating to the Company that we deemed to be relevant;

•        certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Gryphon Digital Mining made available to us by the Company and Gryphon Digital Mining, including financial projections for Gryphon Digital Mining provided by Gryphon Digital Mining;

•        discussions with certain members of the managements of the Company and Gryphon Digital Mining and certain of their advisors and representatives regarding the businesses, operations, financial condition and prospects of the Company and Gryphon Digital Mining, the Transaction and related matters;

•        the current and historical market prices for certain of the Company’s publicly traded securities;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant in evaluating the Company;

•        the publicly available financial terms of certain transactions that we deemed to be relevant in evaluating the Company; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as PGP deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of Gryphon Digital Mining has advised us, and we have assumed, that Gryphon Digital Mining’s financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of its management as to the future financial results and condition of the Gryphon Digital Mining. PGP did not receive Sphere 3D financial projection from the Company, only Gryphon Digital Mining’s financial projections from Gryphon Digital Mining.  We express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company and Gryphon Digital Mining since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. PGP has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to PGP incomplete or misleading in any material respect. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above. In addition, PGP did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Gryphon Digital Mining, nor was PGP furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, PGP does not have any obligation to update, revise or reaffirm this Opinion.

Annex C-2

PGP has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the most recent draft Agreement provided to us.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or Gryphon Digital Mining or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction.

In addition, if the Company is required under the federal securities laws to include the text of the Opinion and a description thereof in any proxy statement or other similar communication required to be filed by the Company with the Securities and Exchange Commission and delivered to the Company’s stockholders in connection the Transaction, the Company may do so, provided that (i) if the Opinion is included in such materials, the Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to PGP Capital Advisors, LLC, the Company’s engagement of PGP Capital Advisors, LLC, the services provided by PGP Capital Advisors, LLC or the Opinion) shall be subject to PGP Capital Advisors, LLC’s prior review and written approval (and, if applicable, formal written consent), which shall not be unreasonably delayed, conditioned or withheld.

In the ordinary course of our business, PGP may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, PGP may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deemed relevant, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

PGP CAPITAL ADVISORS, LLC
By:
Title:

Agreed and accepted as of June 3, 2021.

SPHERE 3D CORP.
By:
Title:

Annex C-3

Annex D

July 26, 2021

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Sphere 3D Corp.
895 Don Mills Road Building 2
Suite 900
Toronto, Ontario
M3C 1W3

Attention:	Mr. Peter Tassiopoulos
Chief Executive Officer

Dear Directors:

We understand that Sphere 3D Corp., an Ontario corporation (“Sphere 3D” or the “Company”), and Hertford Advisors Ltd., a Cayman Islands private limited company (“Hertford”), plan to enter into an Assignment Agreement (the “Agreement”), under the terms of which: (a) Hertford will assign the Sphere 3D all of its rights, title and interests in various equipment and hosting agreements (the “Consideration”); and (b) Hertford will receive 296,000 preferred shares of Sphere 3D, in which one preferred share is convertible into 1,000 common shares of Sphere 3D (the “Transaction”). Capitalized terms not defined herein will have the meanings assigned to them in the Agreement.

The board of directors of the Company (the “Board”) has requested that PGP Capital Advisors, LLC (“PGP”) provide a written opinion (the “Opinion”) to the Board as to whether the Consideration to be received by the company in the Transaction is fair to the Company’s shareholders from a financial point of view.

For our services in rendering this Opinion, the Company has agreed to pay a fee to PGP, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company.

This Opinion is addressed to, and is intended for the use, information and benefit of, the Board (solely in its capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company, Hertford or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors, as to all legal,

Annex D-1

regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

•        the draft of the Term Sheet dated July 23, 2021;

•        the draft of the Sale and Purchase Agreement (no date provided);

•        certain publicly available business and financial information relating to the Company that we deemed to be relevant;

•        certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections for the new business based on the Agreement (the “New Business”) provided by the Company;

•        discussions with certain members of the managements of the Company and Hertford and certain of their advisors and representatives regarding the businesses, operations, financial condition and prospects of the Company and Hertford, the Transaction and related matters;

•        the current and historical market prices for certain of the Company’s publicly-traded securities;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant in evaluating the Company;

•        the publicly available financial terms of certain transactions that we deemed to be relevant in evaluating the Company; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as PGP deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the Company management has advised us, and we have assumed, that the Company’s financial projections for the New Business reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of its management as to the future financial results and condition of the Company. PGP did not receive Sphere 3D financial projections for the existing business from the Company, only the financial projections for the New Business from the Company. We express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company and Hertford since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. PGP has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to PGP incomplete or misleading in any material respect. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above. In addition, PGP did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Hertford, nor was PGP furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, PGP does not have any obligation to update, revise or reaffirm this Opinion.

PGP has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the most recent draft Agreement provided to us.

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We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or Hertford or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction.

In addition, if the Company is required under the federal securities laws to include the text of the Opinion and a description thereof in any proxy statement or other similar communication required to be filed by the Company with the Securities and Exchange Commission and delivered to the Company’s stockholders in connection the Transaction, the Company may do so, provided that (i) if the Opinion is included in such materials, the Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to PGP Capital Advisors, LLC, the Company’s engagement of PGP Capital Advisors, LLC, the services provided by PGP Capital Advisors, LLC or the Opinion) shall be subject to PGP Capital Advisors, LLC’s prior review and written approval (and, if applicable, formal written consent), which shall not be unreasonably delayed, conditioned or withheld.

In the ordinary course of our business, PGP may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, PGP may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deemed relevant, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Transaction pursuant to the draft Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

PGP CAPITAL ADVISORS, LLC
By:
Title:

Agreed and accepted as of July 26, 2021.

SPHERE 3D CORP.
By:
Title:

Annex D-3

Annex E

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of July 31, 2021 by and among Sphere 3D Corp., an Ontario corporation (the “Company”), and Hertford Advisors Ltd. a Cayman Islands exempted company with offices at Office #122, Windward 3 Building, Regatta Office Park, West Bay Road Grand Cayman E9 KY 1-9006 (the “Investor”).

A. The Company and the Investor are executing and delivering this Agreement in reliance upon (i) the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, or (ii) the prospectus exemption provided by Section 2.3 of National Instrument 45-106 - Prospectus Exemptions (“NI 45 106”), in accordance with Schedule II hereto; and

B. Investor has agreed to purchase (i) Common Shares of the Company equal to 19.9% of Company’s outstanding Common Shares as of the date hereof, and (ii) up to 296,000 shares of Preferred Stock (as defined below) calculated and delivered as provided in Exhibit A (the “Transaction”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Common Shares” means the common shares in the capital of the Company (no par value).

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

Annex E-1

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which has been listed as an exhibit in the SEC Filings.

“Nasdaq” means The Nasdaq Capital Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Preferred Shares” means the Common Shares issuable upon conversion of the Preferred Stock.

“Preferred Stock” means the shares of Series H Convertible Preferred Stock of the Company, convertible into Common Shares of the Company.

“Purchase Price” shall consist of the following: (i) one agreement with CyQom LLC (the “Hosting Agreement”) and (ii) the other three agreements to acquire data mining equipment (the “Equipment Agreements”).  The Hosting Agreement shall consist of an agreement to construct and operate for a period of ten (10) years, a hosting plant utilizing primarily green energy that will provide up to 1GW of power, at a cost not to exceed 9.0 cents Kw/h, inclusive of energy, hosting and maintenance.  The plant will be built to specifications satisfactory to the Company.  The first Equipment Agreement is for the purchase of 30,000 Antminer S19j Pro machines (the “Pro Machines”) and 30,000 Antminer S19j Machines, 2,500 Sj19 Machines of which are to be delivered no later than November 30, 2021, with Machines delivered each month thereafter per that certain Asset Purchase Agreement between the Company and Investor.  The Equipment Agreement will provide for a purchase price per Pro Machine of $5,800.  The second Equipment Agreement shall be for the purchase of 30,000 Pro Machines and 30,000 Antminer S19j Machines.  2,500 Sj19 Machines to be delivered no later than November 2021.  The final Equipment Agreement provides for 60,000 Sj19 Machines and 40,000 Pro Machines  The Equipment Agreement will provide for a purchase price per Sj19 Machine of $4,320.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Preferred Stock, the Preferred Shares and the Common Shares issuable pursuant to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Certificate of Designation for the Preferred Stock.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Preferred Stock and Common Shares. Subject to the terms and conditions of this Agreement, the Investor shall purchase, and the Company shall sell and issue to the Investor, the Preferred Stock and Common Shares, in accordance with the schedule set forth in Exhibit A hereto, in exchange for the Purchase Price.

3. Closings. Unless other arrangements have been made with the Investor, upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Investor, the Company shall deliver to Pryor Cashman LLP, in trust, a certificate or certificates, registered in such name or names as the Investor may designate, representing the Preferred Stock or Common Shares, as applicable, with instructions that such certificates are to be held for release to the Investor only upon satisfaction of the conditions for such Closing. Unless other arrangements have been made with Investor, upon satisfaction of such conditions, the certificates evidencing the Preferred Stock or Common Shares, as applicable, shall be released to the Investor (each a “Closing”). The Closing of the purchase and sale of the Preferred Stock or Common Shares, as applicable, shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036, or at such other location and on such other date as the Company and the Investor shall mutually agree.

Annex E-2

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

4. 1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties, in each case as described in the SEC Filings. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has the corporate power and authority to enter into this Agreement and has taken all requisite action on its part, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3 Capitalization. The authorized capital of the Company consists of an unlimited number of Common Shares, as set forth in the SEC Filings and in the Articles of Amalgamation of the Company, as amended and as in effect as of the date of this Agreement (the “Articles of Amalgamation”). All of the issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties. Except as described in the SEC Filings, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable provincial, state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described in the SEC Filings, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind. Except as described or listed in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company held by them. Except as described in the SEC Filings, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.  Except as described in the SEC Filings, the issuance and sale of the Securities hereunder will not obligate the Company to issue Common Shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.  Except as described in the SEC Filings, the Company does not have outstanding shareholder purchase rights, a “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance. The Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable provincial and state securities laws and post-sale filings pursuant to applicable provincial, state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of Investor set forth in Section 5 hereof, and, (i) the issuance and sale of the Securities, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on

Annex E-3

the Company or to which the Company or any of its assets and properties may be subject and any provision of the Articles of Amalgamation or the Company’s Bylaws, as amended and as in effect as of the date of this Agreement (the “Bylaws”), that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including, without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

4.6 Delivery of SEC Filings; Business. The Company has made available to the Investor all reports filed or furnished by the Company pursuant to Sections 13(a), 13(e), 14 and 15(d) of the 1934 Act since July 7, 2014 (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7 No Material Adverse Change. Since December 31, 2020, except as described in the SEC Filings, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the SEC Filings, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to the Articles of Amalgamation (other than in connection with the transactions contemplated hereby) or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss or, to the Company’s Knowledge, threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.8 SEC Filings. At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Annex E-4

4.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Articles of Amalgamation or the Bylaws (true and complete copies of which have been made available to the Investor through the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of clauses (i)(b) and (ii) above, such as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.10 Tax Matters. The Company and each Subsidiary has prepared and filed (or filed applicable extensions therefore) all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such taxes which the Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than any such taxes which the Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary or any of their respective assets or property. Except as described in the SEC Filings, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.11 Title to Properties. Except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets (excluding Intellectual Property assets which are the subject of Section 4.14 hereof) owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.12 Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.13 Labor Matters.

(a) Except as set forth in the SEC Filings, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) (i) There are no labor complaint, grievance, disputes or arbitration existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iii) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

Annex E-5

(c) The Company is, and at all times has been, in compliance with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. There are no claims pending against the Company before the Human Rights Code, the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of the Human Rights Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, provincial, state or local Law, statute or ordinance barring discrimination in employment.

(d) To the Company’s Knowledge, the Company has no liability for the improper classification by the Company of its employees as independent contractors or leased employees prior to each Closing.

4.14 Intellectual Property. The Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted and as described in the SEC Filings as being owned or licensed by them, except where the failure to own, license or have such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. Except as described in the SEC Filings, (i) to the Company’s Knowledge, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Company as described in the SEC Filings or where such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, (ii) there is no pending or, to the Company’s Knowledge, threat of any, action, suit, proceeding or claim by others challenging the Company’s or any Subsidiary’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Company or any Subsidiary or claiming that the use of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the intellectual property rights of any third party, and (iii) to the Company’s Knowledge, the use by the Company or any Subsidiary of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party.

4.15 Environmental Matters. To the Company’s Knowledge, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.16 Litigation. There are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened, except (i) as described in the SEC Filings or (ii) any such proceeding, which if resolved adversely to the Company or any Subsidiary, could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2018 has been the subject of any action involving a claim of violation of or liability under federal, provincial, or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.17 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto). Except as set forth in the SEC Filings filed prior to the date hereof, neither the Company nor

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any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.18 Insurance Coverage. The Company and each Subsidiary maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary.

4.19 Brokers and Finders. No Person, including, without limitation, any Investor or any current holder of Common Shares, will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.20 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.21 No Integrated Offering. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 hereof, neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, which are or will be integrated with this offering of the Securities hereunder in a manner that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.22 Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 hereof and, the offer and sale of the Securities to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.23 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has, on behalf of the Company or any Subsidiary or in connection with their respective businesses, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books and records of the Company or any Subsidiary, or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.24 Transactions with Affiliates. Except as disclosed in the SEC Filings and except as would not be required to be disclosed in the SEC Filings, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner

4.25 Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the

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case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.26 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following each of the Closings will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The Investor acknowledges and agrees that the Company has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 4. The Investor further acknowledges and agrees that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information received by any such Investor which constitutes or may be deemed to constitute a projection, estimate or other forecast and certain business plan information, except that such information was prepared in good faith and based upon assumptions that the Company believes to have been reasonable at the time such information, if any, was provided to the applicable Investor.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1 Organization and Existence.  If such Investor is a corporation, limited partnership or limited liability company, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Consents. All consents, approvals, orders and authorizations required on the part of such Investor in connection with the execution, delivery or performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been obtained and are effective as of the date hereof.

5.4 Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee, trustee, representative or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same and has no arrangement or understanding with any other Persons regarding the distribution of such Securities in violation of the 1933 Act or any applicable federal, provincial or state securities law without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal, provincial and state securities laws. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.5 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

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5.6 Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.7 Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.8 Legends. It is understood that, except as provided below, certificates evidencing the Securities and any record of a book entry or electronic issuance evidencing the Securities may bear the following or any similar legend:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE TRANSFEROR, THE SUBSTANCE OF WHICH OPINION SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.9 Accredited Investor. (i) In the case of a non-Canadian Investor, such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.10 No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.11 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12 Prohibited Transactions. Since the such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby through the public announcement of the Transaction, neither such Investor nor any Affiliate of such Investor which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (c) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect, or will directly or indirectly effect, any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Shares, granted any other right (including, without limitation, any put or call option) with respect to the Common Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Common Shares or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Investor acknowledges that the representations, warranties and covenants contained in this Section 5.12 are being made for the benefit of the Investor as well as the Company.

The Company acknowledges and agrees that Investor has not made any representations or warranties with respect to the transactions contemplated by the Transaction Documents other than those specifically set forth in this Section 5.

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6. Conditions to Closings

6.1 Conditions to the Investor’s Obligations. The obligation of Investor to accept delivery of any tranche of the Preferred Stock is subject to the fulfillment to such Investor’s satisfaction, on or prior to an applicable Closing Date, of the following conditions, any of which may be waived by Investor, it being specifically understood that the obligation of Company to take any of the actions described in items 2 -5 of Exhibit A remain in the sole discretion of the Company:

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the applicable Closing Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) If applicable, the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Preferred Shares on Nasdaq.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Shares.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Preferred Stock is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investor in Section 5 hereof and, other than the representations and warranties contained in Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the applicable Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the applicable Closing Date with the same force and effect as if they had been made on and as of said date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the applicable Closing Date.

(b) The Investor shall have delivered the Purchase Price to the Company.

6.3 Termination of Obligations to Effect Closings: Effects.

(a) The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect any Closing after the initial Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investor;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Investor, or

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(iii) By Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor, provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect such Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the applicable Closing.

7. Covenants and Agreements.

7.1 Reports. The Company will furnish to the Investor and/or its assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investor and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investor, or to advisors to or representatives of the Investor, in connection with the transactions contemplated by this Agreement unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.2 No Conflicting Agreements. The Company will not take any action, enter into any agreement, or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

7.3 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of all governmental authorities.

7.4 Listing of Preferred Shares and Related Matters. Promptly following the date hereof, the Company shall take all necessary action to cause the Preferred Shares to be listed on Nasdaq no later than the Closing Date. Further, if the Company applies to have its Common Shares or other securities traded on any other principal stock exchange or market, it shall include in such application the Preferred Shares and will take such other action as is necessary to cause such Common Shares to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Shares on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.5 Termination of Covenants. The provisions of Sections 7.2 through 7.4 shall terminate and be of no further force and effect on the earlier of (i) the sale or disposition of any Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable securities or (ii) any Securities of the Investor becoming eligible to be sold without restriction pursuant to Rule 144.

7.6 Removal of Legends. Upon the earlier of (i) the sale or disposition of any Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable securities or (ii) any Securities of the Investor becoming eligible to be sold without restriction pursuant to Rule 144, upon the written request of such Investor or, in the case of Common Shares, shall cause the transfer agent for the Common Shares (the “Transfer Agent”) to issue replacement certificates representing such Securities or updated or replacement records of book entries or electronic issuances evidencing such Securities. From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates or records of book-entries or electronic issuances evidencing the Investor’s Securities to be replaced with certificates or records of book-entries or electronic issuances, respectively, which do not bear such restrictive legends. In addition, upon the Preferred Shares becoming eligible to be sold without restriction pursuant to Rule 144, the Company shall (1) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate or a record of book entry or electronic issuance representing Common Shares without legends upon receipt by such Transfer Agent of the legended certificates or the appropriate ownership records of book-entry or electronically issued Common Shares bearing legends, as applicable, for such Common Shares, together with either (A) a customary representation by the Investor that Rule 144 applies to the Common Shares represented thereby or (B) a statement by the Investor that such Investor has sold the Common Shares represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (2) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act.

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7.7 Short Sales.  Investor represents and warrants and covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has in the past executed, currently holds, or will execute, any Short Sales of any of the Company’s securities prior to the one-year anniversary of the initial Closing pursuant to this Agreement.

7.8 Leak-out.  Investor agrees that except as set forth below, they will not, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, any of the Company’s Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares (including, without limitation, Common Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to, the registration of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares, or (4) publicly announce an intention to effect any transaction specific in clause (1), (2), or (3) above, except that:

— beginning with the six-month anniversary of the date hereof until the 18-month anniversary of the date hereof, during any particular quarter, an Investor may sell up to 10% of the Company’s securities beneficially owned by such Investor;

— beginning with the 18-month anniversary of the date hereof until the 24-month anniversary of the date hereof, during any particular quarter, an Investor may sell up to 30% of the Company’s securities beneficially owned by such Investor.

7.9 Board Seat.  Upon the closing of the Company’s pending merger with Gryphon Digital Mining, Inc., and so long as the Investor beneficially owns at least 10% of the outstanding Common Shares of the Company or a combination of Preferred Stock and Common Shares which after conversion amount to at least 10% of the outstanding Common Shares of the Company after such conversion, Investor shall have the right to nominate, subject to the Company’s approval, not to be unreasonably withheld of such candidate, one member of the Board of Directors of the Company, with such director’s term, if elected, commencing following the Company’s next annual meeting where directors are ordinarily elected. In furtherance of the following, (a) Company shall include any such nominee as part of the slate supported by the Company at such meeting and (b) where there is a vacancy on the Board of Directors occurring at any time after the initial Closing and the next annual meeting where directors are ordinarily elected, the Company shall take all such proper action needed to appoint a nominee of Investor to such vacancy.

8. Indemnification.

8.1  Indemnification. The Company agrees to indemnify and hold harmless Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney fees and disbursements (subject to Section 8.2 below) and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of any representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.2 Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further,

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that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. The Company will not be liable to any indemnified party under this Agreement (x) for any settlement by such indemnified party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, or (y) for any Losses incurred by such indemnified party which a court of competent jurisdiction determines in a final judgment which is not subject to further appeal are solely attributable to (A) a breach of any of the representations, warranties, covenants or agreements made by such indemnified party under this Agreement or in any other Transaction Document or (B) the fraud, gross negligence or willful misconduct of such indemnified party.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, amalgamation, consolidation, share exchange or similar business combination transaction in which the Common Shares is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Common Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by electronic mail, telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (a) receipt of such notice by the recipient or (b) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Sphere 3D Corp.

895 Don Mills Road, Building 2, Suite 900

Toronto, Ontario, Canada M3C 1W3

Attention:  Peter Tassiopoulos, Chief Executive Officer

Fax:  (858) 495-4267

Annex E-13

With a copy to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: M. Ali Panjwani, Esq.

Fax: (212) 326-0806

If to the Investor:  Hertford Advisors Ltd.

Office #122

Windward 3 Building,

Regatta Office Park

West Bay Road

Grand Cayman E9 KY 1-9006

Fax:                    .

to the addresses set forth on the signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, regardless of whether the transactions contemplated hereby are consummated.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on the portion of such release or announcement concerning the transactions contemplated hereby in advance of such issuance. The Company will make such filings and notices in the manner and time required by the SEC or Nasdaq. The Company will disclose the consummation of the transactions contemplated by this Agreement no later than its next quarterly earnings release issued after the consummation of the transactions contemplated by this Agreement.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the Exhibits and the Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Annex E-14

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (except to the extent the provisions of the Business Corporations Act (Ontario). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Annex E-15

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

SPHERE 3D CORP.
By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer
The Investor:	Hertford Advisors Ltd.
	By:	/s/ Eric Strachan
	Name:	Eric Strachan
	Title:	Director

Annex E-16

EXHIBIT A

1.      Upon assignment by Hertford Advisors (“Hertford”) to the Company of the Hosting Agreement and three Equipment Agreements, the Company will issue to Hertford a number of its Common Shares equal to 19.9% of its outstanding Common Shares on the date hereof.

2.      Upon the payment by the Company of a deposit for 60,000 Machines pursuant to the first Equipment Agreement, the Company will issue Hertford 96 thousand shares of Series H Preferred Stock.

3.      Upon the payment by the Company of a deposit for 60,000 Machines pursuant to the second Equipment Agreement, the Company will issue Hertford 75 thousand shares of Series H Preferred Stock.

4.      Upon the payment by the Company of a deposit for 100,000 Machines pursuant to the three Equipment Agreement, the Company will issue Hertford 75 thousand shares of Series H Preferred Stock.

5.      Upon entry by the Company into a definitive agreement for energy hosting for such equipment referenced above, the Company will issue Hertford an additional 30 thousand shares of Series H Preferred Stock.

6.      Upon entry by the Company into a definitive agreement for financing of at least $250 million, the Company will issue Hertford an additional 20 thousand shares of Series H Preferred Stock.

For the avoidance of doubt, all of the securities referenced in this Exhibit A shall be subject to the entirety of the Agreement of which this Exhibit A is a part, including, but not limited to, the provisions of Section 7.8.

Annex E-17

Part II

Information Not Required in the Prospectus

Item 20. Indemnification of Directors and Officers

Under the OBCA, Sphere 3D may indemnify a director or officer, a former director or officer or another individual who acts or acted at Sphere 3D’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “Individual”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Individual is involved because of that association with Sphere 3D or other entity, on the condition that:

•        the Individual acted honestly and in good faith with a view to the best interests of Sphere 3D or, as the case may be, to the best interests of the other entity for which the Individual acted as a director or officer or in a similar capacity at Sphere 3D request; and

•        if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, Sphere 3D shall not indemnify the Individual unless the Individual had reasonable grounds for believing that his or her conduct was lawful.

Sphere 3D may advance money to a director, officer or other Individual in relation to the foregoing matters, but the Individual shall repay the money of the Individual does not fulfill the conditions set out in (i) and (ii) above.

Further, Sphere 3D may, with the approval of a court, indemnify an Individual in respect of an action by or on behalf of Sphere 3D or other entity, or advance moneys as set out above, to obtain a judgment in its favor, to which the Individual is made a party because of the Individual’s association with Sphere 3D or other entity as a director or officer, a former director or officer, an Individual who acts or acted at Sphere 3D’s request as a director or officer, or an Individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the Individual in connection with such action, if the Individual fulfils the conditions in (i) and (ii) above. Such Individuals are entitled to indemnification from Sphere 3D in respect of all costs, charges and expenses reasonably incurred by the Individual in connection with the defense of any civil, criminal administrative, investigative or other proceeding to which the Individual is subject because of the Individual’s association with Sphere 3D or other entity as described above, provided the Individual is seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the Individual ought to have done; and (B) fulfils the conditions in (i) and (ii) above.

The bylaws of Sphere 3D provide that, subject to OBCA, Sphere 3D shall indemnify an officer or director, former officer or director and every individual who acts or acted at Sphere 3D’s request as a director or officer or an individual in a similar capacity of another entity, from and against all costs, charges and expense, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect or any civil, criminal, administrative, investigative or other proceeding to which that individual is involved because of their association with Sphere 3D or other entity if such individual (i) acted honestly and in good faith with a view to the best interests of Sphere 3D or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or as an individual in a similar capacity at Sphere 3D request and (ii) in the case or a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, Sphere 3D has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)     The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed
2.1

Agreement and Plan of Merger, dated June 3, 2021, among Sphere 3D Corp., Sphere GDM Corp. and Gryphon Digital Mining, Inc. (incorporated by reference to Annex A of the proxy statement prospectus of which this Registration Statement forms a part)

2.2

Purchase Agreement, dated July 31, 2021, by and among Sphere 3D Corp. and Hertford Advisors Ltd. (incorporated by reference to Annex E of the proxy statement prospectus of which this Registration Statement forms a part)

2.3

Merger Agreement amendment, dated December 29, 2021, among Sphere 3D Corp., Sphere GDM Corp. and Gryphon Digital Mining, Inc. (incorporated by reference to Annex B of the proxy statement prospectus of which this Registration Statement forms a part)

2.4	Acquisition Agreement dated October 14, 2021 by and among Sphere 3D Corp., HVE Inc. and Filecoiner, Inc.		6-K	001-36532	10/21/2021
3.1	Certificate and Articles of Amalgamation		6-K	001-36532	3/25/2015
3.2	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	7/17/2017
3.3	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	10/2/2018
3.4	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/5/2018
3.5	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/14/2018
3.6	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	7/12/2019
3.7	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	11/8/2019
3.8	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	5/8/2020
3.9	Certificate of Amendment to the Articles of Amalgamation of the Company		8-K	001-36532	9/29/2020
3.10	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	1/7/2021
3.11	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	7/15/2021
3.12	Certificate of Amendment to the Articles of Amalgamation of the Company		6-K	001-36532	10/4/2021
3.13	By-Law No. 1, as Amended		6-K	001-36532	7/17/2017
3.14	By-Law No. 2		6-K	001-36532	5/12/2017
4.1	Specimen certificate evidencing Common Shares		F-3	333-210735	4/13/2016
4.2	Form of Warrant		6-K	001-36532	8/15/2017
4.3	Form of Warrant		8-K	001-36532	4/17/2018
4.4	Form of Warrant		8-K	001-36532	3/27/2020
4.5	Form of Warrant		6-K	001-36532	7/15/2021
4.6	Form of “A” Warrant		6-K	001-36532	8/27/2021
4.7	Form of “B” Warrant		6-K	001-36532	8/27/2021
4.8	Form of Warrant		6-K	001-36532	9/9/2021

Exhibit Number	Description	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed
4.9	Form of Warrant		6-K	001-36532	10/4/2021
4.10	Senior Secured Convertible Promissory Note, dated September 14, 2020, between the Company and Rainmaker Worldwide Inc.		8-K	001-36532	9/18/2020
4.11	Form of Representative’s Purchase Warrant		F-1	001-36532	4/27/2021
4.12	Security Agreement dated July 6, 2021 by and among Sphere 3D Corp. and Gryphon Digital Mining, Inc.		6-K	001-36532	7/15/2021
4.13	Promissory Note dated July 6, 2021 by and among Sphere 3D Corp. and Gryphon Digital Mining, Inc.		6-K	001-36532	7/15/2021
4.14	Amendment No. 1 to Promissory Note and Security Agreement dated August 30, 2021 by and among Sphere 3D Corp. and Gryphon Digital Mining, Inc.		6-K	001-36532	9/9/2021
4.15	Amendment No. 2 to Promissory Note and Security Agreement dated September 29, 2021 by and among Sphere 3D Corp. and Gryphon Digital Mining, Inc.		6-K	001-36532	10/4/2021
4.16	Amendment No. 3 to Promissory Note and Security Agreement dated December 29, 2021 by and among Sphere 3D Corp and Gryphon Digital Mining, Inc.	X
4.17	Form of Gryphon Warrant	X
5.1*	Opinion of Meretsky Law Firm regarding validity of the shares being registered hereunder
8.1*	Opinion of Pryor Cashman LLP regarding certain U.S. tax matters
10.1	Transition Services Agreement dated November 13, 2018 between the Company and Overland Storage, Inc.		10-K	001-36532	4/1/2019
10.2	Amendment to Transition Service Agreement between the Company and Overland Storage, Inc. dated June 30, 2020		10-Q	001-36532	8/14/2020
10.3	Sphere 3D Second Amended and Restated Stock Option Plan		F-4	333-197569	7/23/2014
10.4	Sphere 3D Corp. 2015 Performance Incentive Plan, as amended		10-Q	001-36532	5/15/2019
10.5	Form of Inducement Restricted Stock Unit Agreement		S-8	333-209251	2/1/2016
10.6	Form of Executive Inducement Restricted Stock Unit Agreement		S-8	333-209251	2/1/2016
10.7	Form of Executive Stock Option Agreement		10-K	001-36532	3/21/2018
10.8	Sphere 3D Corp. Employee Stock Purchase Plan, as amended		S-8	333-205236	1/29/2018
10.9	Offer of Employment Letter between Sphere 3D Corp. and Joseph O’Daniel dated January 25, 2017		10-K	001-36532	4/1/2019
10.10	Form of Officer and Director Indemnity Agreement		10-K	001-36532	4/1/2019
10.11	Employment Agreement between Sphere 3D Corp. and Peter Tassiopoulos dated August 15, 2019		8-K	001-36532	8/21/2019
10.12	Amended and Restated Retention Agreement between Sphere 3D Corp. and Joseph O’Daniel dated September 15, 2019		10-Q	001-36532	11/14/2019

Exhibit Number	Description	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed
10.13	Form of Change of Control Agreement between Sphere 3D Corp. and Vic Mahadevan and Duncan McEwan dated August 15, 2019		10-Q	001-36532	11/14/2019
10.14	Change of Control Agreement between the Company and Kurt Kalbfleisch dated August 15, 2019		10-Q	001-36532	11/14/2019
10.15	Share Purchase Agreement, dated August 3, 2020, between the Company and Dale Allan Peters		8-K	001-36532	8/10/2020
10.16	Form of Purchase Agreement dated September 14, 2020		8-K	001-36532	9/18/2020
10.17	Amendment to Purchase Agreement dated September 23, 2020		8-K	001-36532	9/29/2020
10.18	Amendment to Purchase Agreement dated March 9, 2021 between Sphere 3D Corp. and Westworld Financial Capital, LLC		6-K	001-36532	3/18/2021
10.19	Amendment to Purchase Agreement dated October 1, 2021 between Sphere 3D Corp. and Westworld Financial Capital, LLC		6-K	001-36532	10/4/2021
10.20	Master Services Agreement dated August 19, 2021 between Sphere 3D Corp. and Gryphon Digital Mining Inc.		6-K	001-36532	8/25/2021
10.21	Form of Purchase Agreement dated July 12, 2021		6-K	001-36532	7/15/2021
10.22	Form of Purchase Agreement dated August 25, 2021		6-K	001-36532	8/27/2021
10.23	Securities Purchase Agreement, by and among Sphere 3D Corp. and the investors identified on the signature pages thereto, dated September 2, 2021.		6-K	001-36532	9/9/2021
10.24	Placement Agency Agreement dated September 2, 2021 between Sphere 3D Corp. and Maxim Group LLC		6-K	001-36532	9/9/2021
10.25	Amendment to Placement Agency Agreement dated September 7, 2021 between Sphere 3D Corp. and Maxim Group LLC		6-K	001-36532	9/9/2021
10.26†	Future Sales and Purchase Agreement between FuFu Technology Limited and Sphere 3D, dated July 30, 2021	X
10.27†	Supplemental Agreement to Future Sales and Purchase Agreement between FuFu Technology Limited and Sphere 3D, dated September 17, 2021	X
10.28†	Sub-License and Delegation Agreement, between Gryphon Digital Mining, Inc. and Sphere 3D Corp., dated as of October 5, 2021.	X
10.29	Amendment No. 1 to Sub-License and Delegation Agreement, between Gryphon Digital Mining, Inc. and Sphere 3D Corp., dated as of December 29, 2021.	X
10.30	Coinmint Colocation Mining Services Agreement between Gryphon Digital Mining, Inc. and Coinmint, LLC, dated July 1, 2021#	X
10.31	Master Services Agreement between Core Scientific, Inc. and Gryphon Digital Mining, Inc., dated September 12, 2021	X

Exhibit Number	Description	Filed Herewith	Incorporated by Reference
			Form	File No.	Date Filed
10.32	Amendment No. 1 to Master Services Agreement between Core Scientific, Inc. and Gryphon Digital Mining, Inc., dated December 29, 2021	X
10.33	Master Services Agreement Order #1 between Core Scientific, Inc. and Gryphon Digital Mining, Inc., dated September 12, 2021#	X
10.34	Master Services Agreement Order #2 between Core Scientific, Inc. and Gryphon Digital Mining, Inc., dated September 12, 2021#	X
10.35	Non-Fixed Price Sales and Purchase Agreement between Bitmain Technologies Limited and Gryphon Digital Mining, Inc., dated April 14, 2021#	X
14.1	Code of Business Conduct and Ethics Policy		6-K	001-36532	4/1/2015
21.1	Subsidiaries of Registrant	X
23.1	Consent of Smythe LLP	X
23.2	Consent of RBSM LLP, independent registered public accounting firm of Gryphon Digital Mining, Inc.	X
23.3*	Consent of Meretsky Law Firm (included in Exhibit 5.1)
23.4*	Consent of Pryor Cashman LLP (included in Exhibit 8.1)
24.1	Powers of Attorney
99.1	Consent of PGP Capital Advisors, LLC	X
101.INS	XBRL Instance Document — the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document	X
101.SCH	Inline XBRL Taxonomy Extension Schema Document	X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X
104	Cover Page Interactive Data File — the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	X

____________

*        To be filed by amendment.

†       The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the Securities and Exchange Commission upon request.

#        Certain confidential portions of this Exhibit were omitted pursuant to Item 601(b)(10)(iv) by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) are customarily and actually treated as private or confidential.

(b)    Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Act to any purchaser:

(i)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on January 4, 2022.

SPHERE 3D CORP.
By:	/s/ Peter Tassiopoulos
Peter Tassiopoulos
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Tassiopoulos and Kurt L. Kalbfleisch and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement on Form F-4, including to sign in the name and on behalf of the undersigned, this registration statement on Form F-4 and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter Tassiopoulos	Chief Executive Officer and Director	January 4, 2022
Peter Tassiopoulos	(Principal Executive Officer)
/s/ Kurt L. Kalbfleisch	Chief Financial Officer	January 4, 2022
Kurt L. Kalbfleisch	(Principal Financial and Accounting Officer)
/s/ Patricia Trompeter	Director	January 4, 2022
Patricia Trompeter
/s/ Vivekanand Mahadevan	Director	January 4, 2022
Vivekanand Mahadevan
/s/ Duncan J. McEwan	Director	January 4, 2022
Duncan J. McEwan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-4 in the City of New York, New York, on January 4, 2022.

By:	/s/ Kurt L. Kalbfleisch
Name: Kurt L. Kalbfleisch
Title: Chief Financial Officer